Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268062

PROSPECTUS

VINTAGE WINE ESTATES, INC.

31,170,515 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and collectively, the “Selling Stockholders”), or their permitted transferees, of up to 31,170,515 shares of common stock.

The Selling Stockholders may offer, sell, distribute or otherwise dispose of all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from any such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of our common stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our common stock.

Our registration of the securities covered by this prospectus does not necessarily mean that the Selling Stockholders will offer or sell any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE.” On June 1, 2023, the last reported sales price of our common stock on Nasdaq was $1.05 per share.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 31,170,515 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of common stock being offered and the terms of the offering.

We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

References to a fiscal year refer to our fiscal year ended June 30 of the specified year.

SELECTED DEFINED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires:

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“2021 Plan” means the Company’s 2021 Omnibus Incentive Plan, as amended;
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“BCAC” means Bespoke Capital Acquisition Corp., a British Columbia corporation and predecessor to VWE;
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“common stock” means the common stock, no par value per share, of Vintage Wine Estates, Inc., a Nevada corporation;
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“domestication” means the change of jurisdiction of incorporation of BCAC from the Province of British Columbia to the State of Nevada under Section 92A.270 of the NRS;
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“effective time” means the time at which the merger became effective;
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“Exchange Act” means the Securities Exchange Act of 1934, as amended;
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“investor rights agreement” means the investor rights agreement, dated June 7, 2021, among VWE, Sponsor, Patrick A. Roney in his capacity as the Roney Representative, the parties listed as VWE Investors on the signature pages thereto and the party listed as the Fund Investor on the signature page thereto, as amended;
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“GAAP” means accounting principles generally accepted in the United States of America;
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“Legacy VWE” means Vintage Wine Estates, Inc., a California corporation;
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“Major Investors” means the Sponsor, the Roney Investors, the Rudd Investors and the Sebastiani Investors;
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“Nasdaq” means The Nasdaq Stock Market LLC;
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“NRS” means the Nevada Revised Statutes;
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“Roney Investors” means the Roney Trust and Sean Roney;
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“Roney Trust” means the Patrick A. Roney and Laura G. Roney Trust;
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“Rudd Investors” means the Rudd Trust and the SLR Trust;
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“Rudd Trust” means Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended (as successor to the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended);
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“Sebastiani Investors” means Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P.;
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“SEC” means the United States Securities and Exchange Commission;
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“Securities Act” means the Securities Act of 1933;
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“SLR Trust” means the SLR Non-Exempt Trust U/A/D 4/21/2018 (as successor to the SLR 2012 Gift Trust U/A/D 12/31/2012);
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“Specified Investors” means the Sponsor and all holders of VWE capital stock, excluding Wasatch;
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“Sponsor” means Bespoke Sponsor Capital LP;
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“Sunset Date” means the date of the first annual meeting of shareholders of VWE that is held after the fifth anniversary of the effective date of the VWE articles of incorporation;
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“transactions” means the domestication, the merger and the other transactions contemplated by the transaction agreement;
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“transaction agreement” means the transaction agreement dated February 3, 2021, among BCAC, merger sub, Legacy VWE, the Sponsor, and Darrell D. Swank as the Seller Representative, as amended;
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“TSX” means the Toronto Stock Exchange;

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“VWE” means Vintage Wine Estates, Inc., a Nevada corporation (f/k/a Bespoke Capital Acquisition Corp.), and its consolidated subsidiaries; and
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“Wasatch” refers to any or all of Wasatch Microcap Fund, Wasatch Ultra Growth Fund and Wasatch Small Cap Growth Fund, as the context may require; as disclosed elsewhere herein, the first such fund owns common stock and is a party to the investor rights agreement for registration rights purposes, and the last two such funds purchased shares of common stock pursuant to the PIPE Investment.

Defined terms in the financial statements contained in this prospectus have the meanings given to them in the financial statements, unless otherwise defined therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements that are not strictly historical statements of fact constitute forward-looking statements, including, without limitation, statements under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” and are often identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.

Forward-looking statements are not assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed or implied by forward-looking statements include those under the heading “Risk Factors” of this prospectus, any applicable prospectus supplement and in subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q or other reports filed with the SEC.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which such statement is made. We undertake no obligation to publicly revise or update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

MARKET, RANKING AND OTHER INDUSTRY DATA

Market, ranking and other industry data used throughout this prospectus are based on reports of government agencies, published industry sources, and the good faith estimates of our management, which in turn are based on their knowledge and experience in the markets in which we operate. Data regarding the industry in which we compete and our market position and market share within our industry are inherently imprecise and subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within our industry. These estimates are based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. While we are not aware of any misstatements regarding the data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, as well as estimates and beliefs based on that data, may not be reliable, and you are cautioned not to give undue weight to such data, estimates and beliefs. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

NON-GAAP FINANCIAL MEASURES

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, and certain non-cash, non-recurring, or other items included in net income (loss) that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue.

For more information about how we use these non-GAAP financial measures in our business and the limitations of these measures, as well as a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin as presented in this prospectus to the most directly comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Measures to Assess the Performance of Our Business - Non-GAAP Financial Measures.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to certain of our trademarks and service marks. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ®, SM or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. It is not intended that any use or display of other companies’ trade names, trademarks or service marks implies a relationship with, or endorsement or sponsorship by, any other company.

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SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 3 and the financial statements and related notes included in this prospectus.

Unless the context otherwise requires, references in this prospectus to the “Company,” “VWE,” “Vintage Wine Estates” “we,” “us,” “our” and similar terms refer to Vintage Wine Estates, Inc., a Nevada corporation, and its consolidated subsidiaries.

The Company

Vintage Wine Estates, Inc. is a leading vintner in the United States (“U.S.”), offering a collection of wines produced by award-winning, heritage wineries, popular lifestyle wines, innovative new wine brands, packaging concepts, as well as craft spirits. Our name brands include Layer Cake, Cameron Hughes, Clos Pegase, B.R. Cohn, Firesteed, Bar Dog, Kunde, Cherry Pie and many others. Since our founding over 20 years ago, we have grown organically through wine brand creation and through acquisitions to become the 14th largest wine producer based on cases of wine shipped in California.

Our mission is to maintain an entrepreneurial spirit, stay humble and focus on the customer. We respect the ways people buy wine at the estate wineries, at retail, in restaurants, on the telephone, on the internet, on television and by mail.

Background

We were formed in 2019 as Bespoke Capital Acquisition Corp. (“BCAC”), a special purpose acquisition company incorporated under the laws of the Province of British Columbia. BCAC was organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, asset acquisition, share purchase, reorganization or other similar business combination involving BCAC.

On February 3, 2021, BCAC, VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“merger sub”), Vintage Wine Estates, Inc., a California corporation (“Legacy VWE”), Bespoke Sponsor Capital LP (the “Sponsor”), and Darrell D. Swank as the Seller Representative, entered into a transaction agreement (as amended, the “transaction agreement”). Following approval by the shareholders of BCAC and VWE and the satisfaction or waiver of other closing conditions, the transactions contemplated by the transaction agreement were consummated and closed on June 7, 2021 (the “Closing Date”).

Pursuant to the transaction agreement, on or prior to the Closing Date: (1) BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “domestication”); (2) merger sub merged with and into Legacy VWE (the “merger”) with Legacy VWE surviving the merger as a wholly owned subsidiary of BCAC; and (3) BCAC changed its name to Vintage Wine Estates, Inc. The domestication, the merger and the other transactions contemplated by the transaction agreement are collectively referred to herein as the “transactions.”

As a result of the domestication, each Class A restricted voting share of BCAC and each Class B share of BCAC (other than those Class B shares surrendered by the Sponsor to BCAC pursuant to the transaction agreement) was converted on a one-to-one basis into a share of common stock. As a result of the merger, each share of Legacy VWE capital stock (other than dissenting shares and shares held by Legacy VWE) was converted into the right to receive the common stock merger consideration.

The Investor Rights Agreement

In connection with the consummation of the transactions, the Company, the Selling Stockholders and the other parties thereto entered into the investor rights agreement. The investor rights agreement provides for, among other things, certain voting agreements, resale restrictions and registration rights. The Company has filed the registration statement of which this prospectus forms a part pursuant to the registration rights obligations to the Selling Stockholders under the investor rights agreement.

This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 31,170,515 shares of common stock of the Company.

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Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the Jumpstart Our Business Startups Act (the “JOBS Act”). This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act and compliance with applicable laws, if, as an emerging growth company, we rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we had total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” which represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

The mailing address of VWE’s principal executive office is 937 Tahoe Boulevard, Suite 210 Incline Village, Nevada 89451 and its telephone number is (877) 289-9463.

THE OFFERING

Issuer	Vintage Wine Estates, Inc.
Shares of common stock that may be offered and sold from time to time by the Selling Stockholders named herein or their permitted transferees	31,170,515
Shares of common stock outstanding	59,339,163 (as of April 30, 2023)
Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders in this offering. See “Use of Proceeds.”
NASDAQ Global Market symbol	VWE’s common stock is listed on Nasdaq under the symbol “VWE.”
Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

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RISK FACTORS

In addition to the other information in this prospectus and our other filings with the SEC, you should carefully consider the risks and uncertainties described below, which could materially and adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us.

Risks Related to Our Operations

The strength of our reputation is critical to our success and may be adversely effected by contamination or other quality control issues or other factors outside of our control.

Our reputation as a premier producer of wine and spirits among our customers and the wine industry is critical to the success of our business and our growth strategy. The wine market is driven by a relatively small number of active and well-regarded wine critics within the industry who have disproportionate influence over the perceived quality and value of wines. If we are unable to maintain the actual or perceived quality of our wines and other alcoholic beverage products, or if our wines otherwise do not meet the subjective expectations or tastes of one or more of a relatively small number of wine critics, the actual or perceived quality and value of one or more of our wines could be harmed, which could negatively impact not only the value of that wine, but also the value of the vintage, the particular brand or our broader portfolio. The winemaking process is a long and labor-intensive process that is built around yearly vintages, which means that once a vintage has been released we are not able to make further adjustments to satisfy wine critics or consumers. As a result, we are dependent on our winemakers and tasting panels to ensure that our wine products meet our exacting quality standards.

Any contamination or other quality control issue could have an adverse effect on sales of the impacted wine or our broader portfolio of winery brands. If any of our wines become unsafe or unfit for consumption, cause injury or are otherwise improperly packaged or labeled, we may have to engage in a product recall and/or be subject to liability and incur additional costs. A widespread recall, multiple recalls, or a significant product liability judgment against us could cause our wines to be unavailable for a period of time, depressing demand and our brand reputation. Even if a product liability claim is unsuccessful or is not fully pursued, any resulting negative publicity could adversely affect our reputation with existing and potential customers and accounts, as well as our corporate and individual winery brands image in such a way that current and future sales could be diminished. In addition, should a competitor experience a recall or contamination event, we could face decreased consumer confidence by association as a producer of similar products.

Additionally, third parties may sell wines or inferior brands that imitate our winery brands or that are counterfeit versions of our labels, and customers could confuse these imitation labels with our authentic wines. A negative consumer experience with such a wine could cause them to refrain from purchasing our brands in the future and damage our brand integrity. Any failure to maintain the actual or perceived quality of our wines could materially and adversely affect our business, results of operations and financial results.

Damage to our reputation or loss of consumer confidence in our wines for any of these or other reasons could result in decreased demand for our wines and could have a material adverse effect on our business, operational results and financial results, as well as require additional resources to rebuild our reputation, competitive position and winery brand strength.

Consumer demand for wine and alcoholic beverages could decline, which could adversely affect our results of operations.

We rely on consumers’ demand for our wine and other products. Consumer demand may decline due to a variety of factors, including a general decline in economic conditions, changes in the spending habits of consumers generally, a generational or demographic shift in consumer preferences, increased activity of anti-alcohol groups, increased state or federal taxes on alcoholic beverage products and concerns about the health consequences of consuming alcoholic beverage products. Furthermore, our ability to effectively manage production and inventory is inherently linked to actual and expected consumer demand for our products, particularly given the long product lead time and agricultural nature of the wine business. Unanticipated changes in consumer demand or preferences could have adverse effects on our ability to manage supply and capture growth opportunities, and substantial declines in the demand for one or more of our product categories could harm our results of operations, financial condition and prospects.

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We are subject to significant competition, which could adversely affect our profitability.

VWE’s wines compete for sales with thousands of other domestic and foreign wines. VWE’s wines also compete with other alcoholic beverages and, to a lesser degree, non-alcoholic beverages. As a result of this intense competition, we have been subject to, and may continue to be subject to, upward pressure on selling and promotional expenses. In addition, some of our competitors have greater financial, technical, marketing and public relations resources available to them than we do. These circumstances could adversely impact our revenues, margins, market share and profitability.

Our wholesale operations and wholesale revenues largely depend on independent distributors whose performance and continuity is not assured.

Our wholesale operations and wholesale revenues depend largely on independent distributors whose performance and continuity is not assured. Our wholesale operations generate revenue from products sold to distributors, who then sell them to off-premise retail locations such as grocery stores, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars. Sales to distributors are expected to continue to represent a substantial portion of our revenues in the future. A change in relationships with one or more significant distributors could harm our business and reduce sales. The laws and regulations of several states prohibit changes of distributors except under certain limited circumstances, which makes it difficult to terminate a distributor for poor performance without reasonable cause as defined by applicable statutes. Difficulty or inability with respect to replacing distributors, poor performance of major distributors or inability to collect accounts receivable from major distributors could harm our business. There can be no assurance that existing distributors and retailers will continue to purchase our products or provide our products with adequate levels of promotional support. Consolidation at the retail tier, among club and chain grocery stores can be expected to heighten competitive pressure to increase marketing and sales spending or constrain or reduce prices.

The loss or significant decline of sales to one or more of our more important distributors, marketing companies or retailers could have adverse effects on our results of operations, financial condition and prospects.

We derive significant revenue from distributors and marketing companies such as Deutsch Family Wine and Spirits, Republic National Distributing Company and Southern Glazer’s Wine & Spirits, and from retail business customers such as Costco, Albertson’s and Target. The loss of one or more of these customers, or significant decline in the volume of sales made to them, could have adverse effects on our results of operations, financial condition and prospects.

Decreases in brand quality ratings by important rating organizations could adversely affect our business.

Many of VWE’s brands are issued ratings by local or national wine rating organizations. In the wine industry, higher product ratings usually translate into greater demand and higher pricing. Although some VWE brands have been rated highly in the past, and VWE believes its farming and winemaking activities are of a quality to generate good ratings in the future, VWE has no control over ratings issued by third parties, which may or may not be favorable in the future. Significant or persistent declines in the ratings issued to VWE wines could have adverse effects on its business.

We may not be fully insured against catastrophic events and losses, which may adversely affect our financial condition.

A significant portion of our activities are in California and the Pacific Northwest, which regions are increasingly prone to seismic activity, landslides, wildfires and other natural disasters (collectively, “catastrophes”). Although VWE insures against catastrophes, including through our use of a wholly-owned captive insurance company and by carrying insurance to cover our own property damage, business interruption and certain production assets, we may not be fully insured against all catastrophes, the occurrence of which may (i) disrupt our operations, (ii) delay production, shipments and revenue and (iii) result in significant expenses to repair or replace damaged vineyards or facilities. Any disruption caused by a catastrophe could adversely affect our business, results of operations or financial condition.

Our inability to protect trademarks and other intellectual property rights could adversely affect our business.

VWE’s business relies on intellectual property, mainly consisting of trademarks, customer lists and business practices. VWE does not register its business practices or customer lists, but they are kept highly confidential and considered trade secrets and, as such, are accessible to a very limited number of people within VWE. Although VWE believes that it does not rely significantly on any individual intellectual property right, a breach of confidentiality with respect to the customer lists or business practices, or loss of access to them, or the future expiration of intellectual property trademark rights, could have adverse impacts on VWE’s business.

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VWE relies in part on confidentiality agreements, ownership of intellectual property, and non-competition agreements with employees, vendors and third parties in order to protect its intellectual property. It is possible that these agreements could be breached and that VWE might lack an adequate remedy for breach. Disputes may arise concerning the ownership of intellectual property or the extent to which the confidentiality agreements remain in force. Furthermore, VWE’s trade secrets may become revealed to its competitors or developed independently by them, in which case VWE will not be able to enjoy exclusive use of some of its formulas or maintain confidentiality concerning its products.

The ongoing COVID-19 pandemic ("COVID-19") and its variants has had, and will likely continue to have, adverse effects on the economy and on our business.

COVID-19 and its variants are likely to adversely affect the economies and financial markets and could result in an economic downturn and a recession. It is uncertain how this would affect demand for our products. While VWE continues to see robust demand in its industry, and has seen little impact to its results of operations from COVID-19, the environment remains uncertain and it may not be sustainable over the longer term. The degree to which the pandemic ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the pandemic, the extent of actions to contain the virus, the availability and efficacy of a vaccine or other treatment, how quickly and to what extent normal economic and operating conditions can resume, and the severity and duration of the economic downturn that results from the pandemic.

Rising inflation may result in increased costs of operations and negatively impact the credit and securities markets generally, which could have a material adverse effect on our results of operations and the market price of our common stock.

Inflation has accelerated in the U.S. and globally due in part to global supply chain issues, a rise in energy prices, and strong consumer demand as economies continue to reopen from restrictions related to COVID-19. An inflationary environment can increase our cost of labor as well as our energy and other operating costs, which may have a material adverse impact on our financial results. In addition, economic conditions could impact and reduce the number of customers who purchase our products as credit becomes more expensive or unavailable. Although interest rates have increased and are expected to increase further, inflation may continue. Further, increased interest rates could have a negative effect on the securities markets generally, which may, in turn, have a material adverse effect on the market price of our common stock.

New lines of business or new products and services could subject us to additional risks.

VWE may invest in new lines of business, or may offer new products, such as within its spirits business or, upon federal legalization of cannabis, cannabis-infused beverages. There are risks and uncertainties associated with such efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, VWE may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance and shifting consumer preferences, may also affect the successful implementation of a new line of business or a new product or service. With respect to cannabis-infused beverages, even if the federal government legalizes medical and/or adult-use cannabis, significant delays in the drafting and implementation of industry regulations and licensing and the costs associated with burdensome regulations and taxes could adversely impact VWE’s ability to operate profitably in the cannabis-infused beverage industry. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have adverse effects on VWE’s business, results of operations and financial condition.

Litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Increased public attention has been directed at the beverage alcohol industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of beverage alcohol products that could result from such lawsuits could materially adversely affect our business.

We are a party to an ongoing legal proceeding and, while we cannot predict the outcome of the proceedings and other contingencies with certainty, if we settle the claims or the proceedings are not decided in our favor, our business and financial condition could be materially adversely affected.

We have been, and may in the future be, subject to various legal and regulatory proceedings, including class action litigation. It is inherently difficult to assess the outcome of these matters, and there can be no assurance that we will prevail in any proceeding or litigation. Legal and regulatory matters of any degree of significance could result in substantial cost and diversion of our efforts, which by itself could have a material adverse effect on our financial condition and operating results.

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As disclosed in “Description of Business - Legal Proceedings,” purported securities class action lawsuits have been filed against the Company and certain current and former members of its management team, alleging that the defendants made material misstatements or omissions in certain of the Company's periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuits seek an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. Additionally, the Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimant collectively allege potential damages of approximately $3.0 million. The Company intends to vigorously defend itself against the claims. Failure to obtain a favorable resolution of the lawsuits could have a material adverse effect on our business, results of operations and financial condition. Currently, the amount of such material adverse effect cannot be reasonably estimated. In addition, the costs associated with defending and resolving the lawsuits and the ultimate outcome cannot be predicted. These matters are subject to inherent uncertainties and the actual cost will depend upon many unknown factors and management’s view of these factors may change in the future. Defending against these and any future lawsuits and legal proceedings, regardless of their merit, may involve significant expense, be disruptive to our business operations and divert our management’s attention and resources. Negative publicity surrounding the legal proceedings may also harm our reputation, our stock price, and adversely impact our business and financial condition.

Risks Related to Our Production Activities

Increases in the cost, disruption of supply or shortage of energy could adversely affect our business.

Our production facilities use a significant amount of energy in their operations, including electricity, propane and natural gas. Increases in the price, disruption of supply or shortage of energy sources, which may result from increased demand, natural disasters, power outages or other causes could increase our operating costs and negatively impact our profitability. VWE has experienced increases in energy costs in the past, and energy costs could rise in the future. In addition, we incur costs in connection with the transportation and distribution of our materials and products. Higher fuel costs will result in higher transportation, freight, and other operating costs, which could significantly increase our production costs and, correlatively, decrease our operating margins and profit.

If we are unable to obtain adequate supplies of grapes or other raw materials, or if there is an increase in the cost of such materials, or contamination to ingredients or products, our profitability and production of wine could be negatively impacted, which could materially and adversely affect our business, results of operations and financial condition.

We source our grapes from the vineyards that we own and control and from independent growers. Our production activities also require adequate supplies of other quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies. A shortage of, or contamination to grapes of the required variety and quality, or an inability to obtain a significant increase in the price of other requisite raw materials, could impair our ability to produce wines in the quantity and quality demanded by our customers and reduce our profitability.

Any such occurrences could adversely affect our business, results of operations and financial condition.

Drought or inclement weather could reduce the amount of water available for use in our growing and production activities, which could materially and adversely affect our business, results of operations and financial condition.

Water supply and adequate rainfall are critical to the supply of grapes, other agricultural raw materials and generally our ability to operate our business. If climate patterns change or droughts occur, there may be a scarcity of water or poor water quality, which could affect production costs, consistency of yields or impose capacity constraints. VWE depends on enough quality water for operation of its wineries, as well as to irrigate its vineyards and conduct other operations. The suppliers of the grapes and other agricultural raw materials purchased by VWE also depend upon sufficient supplies of quality water for their vineyards and fields. Prolonged or severe drought conditions or restrictions imposed on irrigation options by governmental authorities could have an adverse effect on our business, results of operations and financial condition.

Impacts from climate change and related government regulations may adversely affect our financial condition.

Our business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns, and the frequency and severity of extreme weather and natural disasters. Severe weather events and natural disasters, such as our experiences with drought, flooding, and/or wildfires in California, Oregon, or Washington, and climate change may negatively affect agricultural productivity in the regions from which we presently source our

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various agricultural raw materials or the energy supply powering our production facilities. Decreased availability of our raw materials may increase our cost of product sold. Severe weather events and natural disasters or changes in the frequency or intensity of weather events or natural disasters can also impact product quality and disrupt our supply chains, which may affect production operations, insurance cost and coverage, as well as delivery of our products to wholesalers, retailers, and consumers. Natural disasters such as severe storms, floods, and earthquakes may also negatively impact the ability of consumers to purchase our products.

We may experience significant future increases in the costs associated with environmental regulatory compliance, including fees, licenses, and the cost of capital improvements for our operating facilities to meet environmental regulatory requirements. In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or relating to historical activities of businesses we acquire. Due to regulatory complexities, governmental or contractual requirements, uncertainties inherent in litigation, and the risk of unidentified contaminants in our current and former properties, the potential exists for remediation, liability, indemnification, and other costs to differ materially from the costs that we have estimated. We may incur costs associated with environmental compliance arising from events we cannot control, such as unusually severe droughts, floods, hurricanes, earthquakes, or fires, which could have a material adverse effect upon our business, liquidity, financial condition, and/or results of operations.

We could be negatively impacted by the occurrence of wine contamination.

We are subject to certain hazards and product liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of our wine could result in destruction of our wine held in inventory and could cause the need for a product recall, which could significantly damage VWE’s reputation for product quality. We maintain insurance against certain of these kinds of risks, and others, under various insurance policies. However, our insurance may not be sufficient to fully cover any resulting liability or may not continue to be available at a price or on terms that are satisfactory to us.

Risks Related to Information Technology ("IT") and Cybersecurity

A failure of one or more of our key IT systems, networks, processes, associated sites or service providers could have a material adverse impact on business operations, and if the failure is prolonged, our financial condition.

We rely on IT systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist us in the operation of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; tracking bulk wine; supply and demand; planning; production; shipping wines to customers; hosting our winery websites and marketing products to consumers; collecting and storing customer, consumer, employee, stockholder, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing and sharing confidential and proprietary research, business plans and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cybercrimes and cyberattacks, including computer viruses and other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability, and integrity of our data, and we have in the past, and may in the future, experience cyberattacks and other unauthorized access attempts to our IT systems. Because the techniques used to obtain unauthorized access are constantly changing and often are not recognized until launched against a target, we or our vendors may be unable to anticipate these techniques or implement sufficient preventative or remedial measures.

If we are unable to maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. In the event of a ransomware or other cyber-attack, the integrity and safety of our data could be at risk or we may incur unforeseen costs impacting our financial position. If the IT systems, networks or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes ranging from catastrophic events, power outages, security breaches, unauthorized use or usage errors by employees, vendors or other third parties and other security issues, we may be subject to legal claims and proceedings, liability under laws that protect the privacy and security of personal information (also known as personal data), litigation, governmental investigations and proceedings and regulatory penalties, and we may suffer interruptions in our ability to manage our operations and reputation, competitive or business harm, which may adversely affect our business, results of operations and financial results. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information

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belonging to us or to our employees, stockholders, customers, suppliers, consumers or others. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or technological failure and the reputational damage resulting therefrom, to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and IT systems.

As a result of the growing normalization of hybrid and remote work, a greater number of our employees are working remotely and accessing our IT systems and networks remotely, which may further increase our vulnerability to cybercrimes and cyberattacks and increase the stress on our technology infrastructure and systems. Although we maintain cyber risk insurance, this insurance may not be sufficient to cover all of our losses from any future breaches or failures of our IT systems, networks and services.

Our failure to adequately maintain and protect personal information of our customers or our employees in compliance with evolving legal requirements could have a material adverse effect on our business.

We collect, use, store, disclose or transfer (collectively, “process”) personal information, including from employees and customers, in connection with the operation of our business. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

Compliance with applicable privacy and data protection laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance. Our actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that we process, could result in litigation, regulatory investigations, and enforcement actions against us, including fines, orders, public censure, claims for damages by employees, customers and other affected individuals, public statements against us by consumer advocacy groups, damage to our reputation and competitive position and loss of goodwill (both in relation to existing customers and prospective customers) any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also place personal information at risk and have an adverse effect on our business. Even the perception of privacy concerns, whether valid, may harm our reputation, subject us to regulatory scrutiny and investigations, and inhibit adoption of our wines by existing and potential customers.

Risks Related to Regulation of Our Business

VWE’s failure to obtain or maintain necessary licenses or otherwise fail to comply with applicable laws and regulations could have adverse effects on its results of operations, financial condition and business.

A complex multi-jurisdictional regime governs alcoholic beverage manufacturing, distribution, sales, and marketing in the United States. The alcoholic beverages industry in which VWE operates is subject to extensive regulation by the Alcohol and Tobacco Tax and Trade Bureau (and other federal agencies), each state’s liquor authority, and potentially local authorities depending on location. These regulations and laws dictate such matters as licensing requirements, production, importation, ownership restrictions, trade, and pricing practices, permitted distribution channels, delivery, and prohibitions on sales to minors, permitted, and required labeling, and advertising and relations with wholesalers and retailers. These laws, regulations and licensing requirements may, and sometimes are, interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other legal mandates or with VWE’s business practices. Further, these laws, rules, regulations, and interpretations are constantly changing because of litigation, legislation, and agency priorities, and could result in increased regulation. VWE’s actual or asserted non-compliance with any such law, regulation or requirement could expose VWE to investigations, claims, litigation, injunctive proceedings and other criminal or civil proceedings by private parties and regulatory authorities, as well as license suspension, license revocation, substantial fines, and negative publicity, any of which could adversely affect VWE’s results of operations, financial condition, and business.

Failure to comply with environmental, health and safety laws and regulations would expose us to civil and criminal liability.

The laws and regulations concerning the environment, health and safety may subject us to civil liability for non-compliance or environmental pollution. Such laws may include criminal sanctions (including substantial penalties) for violations. Some environmental laws also include provisions imposing strict liability for the release of hazardous substances into the environment, which could result in VWE becoming liable for clean-up efforts without any negligence or fault on our part. Other environmental

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laws impose liability jointly and severally, which could expose us to responsibility for cleaning up environmental pollution caused by others.

In addition, some environmental, health and safety laws are applied retroactively such that they could impose liability for acts done in the past even if such acts were carried out in accordance with the law in force at the time. Civil or criminal liability under such laws could have adverse effects on our business, results of operations and financial condition.

We may also become subject to claims for personal injury or property damage arising from exposure to hazardous substances if personal injury or environmental contamination was ostensibly caused by activity at one of its production sites. Such legal proceedings could be instituted by private individuals or non-governmental organizations.

In addition, any expansion of our existing facilities or development of new vineyards or wineries, or any expansion of our business into new product lines or new geographic markets, may be limited by present and future environmental restrictions, zoning ordinances and other legal requirements.

New and changing environmental requirements, and new market pressures related to climate change, could materially and adversely affect our business, results of operations and financial results.

There has been significant public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform the similar purposes. We are subject to state and local environmental regulations that address a number of elements of our wine production process, including air quality, the handing of hazardous waste, recycling, water use and discharge, emissions and traffic impacts. Compliance with these and other environmental regulation requires significant resources. Continued regulatory and market trends towards sustainability may require or incentivize us to make changes to our current business operations. We may experience future increases in the costs associated with environmental regulatory compliance, including fees, licenses and the cost of capital improvements to meet environmental regulatory requirements. In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or relating to historical activities of businesses we acquire. We cannot assure that our costs in relation to these matters will not have a material adverse effect on our business, results of operations and financial results.

Risks Related to Our Financial Condition

We have identified material weaknesses in our internal control over financial reporting, and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

In the course of our financial close process for the fiscal years ended June 30, 2022 and 2021, we identified a material weakness in our internal control over financial reporting. The Company also identified a material weakness during our fiscal quarter ending December 31, 2022 related to timely processes and controls as they relate to performing and concluding impairment and other judgmental assessments related to certain contingencies. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to our process and controls over financial reporting related to our impairment analysis and balance sheet account reconciliations, which includes the prior year identification of certain inventory-related account balances and the current year identification of interest rate swap derivatives account balances. Management concluded that these material weaknesses arose because we did not have effective business processes and controls to perform reconciliations of balance sheet account balances as well as due to the lack of controls to timely perform and conclude on an impairment assessment.

If we are unable to further implement and maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods could be adversely affected, which could subject us to litigation or investigations requiring management resources and payment of legal and other expenses, negatively affect investor confidence in our financial statements and adversely impact our stock price. If we are unable to assert that our internal control over financial reporting is effective, or, if and when required, our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected, our common stock could become subject to delisting and we could become subject to litigation or investigations by the stock exchange or exchanges on which our securities are listed, the SEC or other regulatory authorities, any of which could require additional financial and management resources.

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Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of financial statements for prior periods.

Matters relating to or arising from the restatements and the associated material weaknesses identified in our internal control over financial reporting, including adverse publicity, have caused us to incur significant legal, accounting and other professional fees and other costs, have exposed us to greater risks associated with other civil litigation, regulatory proceedings and government enforcement actions, have diverted resources and attention that would otherwise be directed toward our operations and implementation of our business strategy and may impact our ability to attract and retain customers, employees and vendors, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to obtain additional financing to fund the operations and growth of our business on terms favorable to us, or at all.

We may require additional financing to fund our operations or growth. The failure to secure additional financing could have a material adverse effect on our continued development or growth. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than our common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate its business or implement its growth plans.

The terms of the VWE credit facility may restrict our flexibility, and failure to comply with such terms would have a variety of adverse effects.

The VWE credit facility contains various covenants and restrictions that may, in certain circumstances and subject to carve-outs and exceptions, limit VWE’s ability to, among other things:

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create liens;
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make loans to third parties;
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incur additional indebtedness;
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make capital expenditures in excess of agreed upon amounts;
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merge or consolidate with another entity;
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dispose of its assets;
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make dividends or distributions to its shareholders;
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change the nature of its business;
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amend its organizational documents;
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make accounting changes; and
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conduct transactions with affiliates.

Under the VWE credit facility, VWE also is required to maintain compliance with a minimum fixed charge coverage ratio covenant (not less than 1.10:1.00).

As a result of the covenants and other restrictions contained in its credit facility, VWE is limited in how it may choose to conduct its business. VWE cannot guarantee that it will be able to remain in compliance with these covenants and other restrictions or be able to obtain waivers for noncompliance in the future. Failure to comply with the covenants and other restrictions contained in its debt instruments would likely have adverse effects on its financial condition and business by impairing its ability to continue financing its business.

Of particular significance, VWE could be forced to repay immediately and in full any outstanding borrowings under its credit facility if it were to breach its covenants and not cure the breach, even if it could otherwise satisfy its debt service obligations.

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Also, if VWE were to experience a change of control, as defined in its credit facilities, it could be required to repay in full all loans outstanding thereunder, plus accrued interest and fees. For more information on the credit facilities of VWE, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Debt - Credit Facility.”

We may fail to maintain compliance with certain financial debt covenants of our Second A&R Loan and Security Agreement within the next twelve months, which would constitute an event of default, which if not waived, could result in the potential acceleration of outstanding debt thereunder. The failure to amend the agreement, or otherwise obtain a waiver, may lead to an event of default under our credit facilities and an acceleration of the outstanding debt thereunder, which would have a material adverse effect on our financial condition and which gives rise to substantial doubt about our ability to continue as a going concern.

On May 9, 2023, the Company entered into an amendment to its Second A&R Loan and Security Agreement (as defined in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Debt - Credit Facility”) that adjusted the definition of certain financial covenants for the quarter ended March 31, 2023. Due to the amendment, the Company was in compliance with its debt covenants as of March 31, 2023. The Company currently forecasts that it will not meet certain financial debt covenants as required per our Second A&R Loan and Security Agreement beginning with the quarter ended June 30, 2023, which would constitute an event of default, which if not waived, can result in the potential acceleration of the Company’s outstanding debt under the Second A&R Loan and Security Agreement. If an event of default occurs under the Second A&R Loan and Security Agreement and the lender accelerates the maturity of the debt thereunder, the Company may not have sufficient cash to repay the outstanding debt.

In response to these conditions, management has begun to actively engage in conversations with the lender of the Second A&R Loan and Security Agreement regarding amendments and waivers to the related financial covenants, however, whether an amendment or waiver is obtained is not within the Company's control, and therefore cannot be deemed probable. As a result, we classified all amounts owed under the Second A&R Loan and Security Agreement as Current Maturities of Long-Term Debt on the balance sheet at March 31, 2023.

During the third fiscal quarter of 2023 which ended March 31, 2023, the Company implemented several cost reduction and revenue enhancing initiatives to improve its financial results and cash flow from operations. This included reducing our workforce by approximately 4%. In addition, we have strategically raised prices across the Direct-to-Consumer segment, increased certain shipping fees and restructured customer contracts to reduce freight costs. These efforts are expected to have an annualized benefit of $10 million to operating income exclusive of the $2 million in costs we incurred during the three months ending March 31, 2023 to affect the changes.

Furthermore, we are contemplating developing a comprehensive business development and restructuring plan including the evaluation of several options for further cost reductions. We expect we can improve operating results through customer contract renegotiations, simplification of the business, focusing resources on key brands and an elimination of less profitable stock keeping units ("SKUs"). As part of the process, we are also evaluating further asset monetization opportunities to generate cash to reduce debt.

There can be no assurances that the Company will be able to successfully implement these strategies, or if successfully implemented, that we will see the expected benefits from such strategies. Additionally, there can be no assurances that any benefits from cost reduction strategies will enable the Company to remain in compliance with its financial covenants or provide the Company with sufficient cash to pay the outstanding debt on the Second A&R Loan and Security Agreement if accelerated by the lender. If the lender demands payment upon acceleration of the outstanding debt on the Second A&R Loan and Security Agreement, the Company may not be able to repay the outstanding debt and may need to seek bankruptcy protection.

If VWE’s intangible assets or goodwill become impaired, then VWE may be required to record charges to earnings, which could be significant.

VWE has substantial intangible assets and goodwill on its balance sheet resulting from acquisitions that VWE has completed. VWE reviews intangible assets and goodwill for impairment annually or more frequently if events or circumstances indicate that these assets might be impaired. Application of impairment tests requires judgment. A significant deterioration in a key estimate or assumption or a less significant deterioration to a combination of assumptions or the sale of a part of a reporting unit could result in an impairment charge in the future, which could have an impact, possibly significant, on VWE’s reported earnings.

During the three months ended December 31, 2022, the Company identified a number of goodwill and intangible asset impairment indicators that led us to conclude that an impairment test was required. After performing fair value determinations, we recorded a goodwill impairment of $125.3 million and intangible assets impairments of $13.8 million for the three months ended

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December 31, 2022. See Note 6 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus.

We may not realize the benefits anticipated from our business combination with BCAC, which could adversely affect our common stock price.

The anticipated benefits from our completed business combination are, necessarily, based on projections and assumptions that may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the anticipated benefits will depend on our ability to successfully implement our growth strategies, as well as the availability of cash. We may encounter significant challenges with recognizing the anticipated benefits of the business combination, including the following:

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potential disruption of, or reduced growth in, our historical core businesses;
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challenges arising from the expansion of VWE’s product offerings into adjacencies with which VWE has limited experience;
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coordinating sales and marketing efforts to effectively position VWE’s capabilities and the direction of product development;
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difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining VWE’s business with the capital resources resulting from the transactions;
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the increased scale and complexity of VWE’s operations resulting from the business combination;
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retaining key employees, suppliers and other stakeholders of VWE;
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retaining and efficiently managing VWE’s expanded distributor and supplier base; and
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difficulties in anticipating and responding to actions that may be taken by competitors in response to VWE’s business combination.

If we do not successfully manage these issues and the other challenges inherent in operating a business of our scale, then we may not achieve the anticipated benefits of the business combination, could incur unanticipated expenses and charges and the results of operations and the market price of our common stock could be adversely affected.

A significant aspect of VWE’s expansion plan may include growth through strategic acquisitions. If the liabilities VWE assumes as part of making any such strategic acquisitions are greater than anticipated, VWE’s financial results could be adversely affected.

When VWE acquires the equity, i.e., the stock of a corporation or the membership interests in a limited liability company, rather than the assets, of a target company, it also generally assumes the liabilities of the target company, which often include known, unknown, and contingent liabilities. VWE’s ability to accurately identify and assess the magnitude of these assumed liabilities may be limited by, among other things, the information available to VWE and the limited operating experience VWE has with these acquired businesses. If VWE is unable to accurately assess the scope of these liabilities or if these liabilities are neither probable nor estimable at the time of the acquisition, VWE’s projected financial results for the acquired company could be adversely affected. To the extent that VWE’s overall results of operations are affected by any of these events, the price of VWE common stock could decrease.

General Risk Factors

Mergers and acquisitions in which VWE might engage involve risks that could adversely affect its business.

As part of its growth strategy, VWE will continue considering and entering into discussions, negotiations and agreements regarding possible transactions such as mergers, acquisitions and other business combinations. The purchase price for possible acquisitions of brands, other assets and businesses might be paid in cash, through the issuance of common stock or other securities, borrowings or a combination of these methods. Business combinations entail numerous risks, including:

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difficulties in the integration of acquired operations, supply and distribution networks, and products, which can impact retention of customer goodwill;
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failure to achieve expected synergies;
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diversion of management’s attention from other business concerns;

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assumption of unknown material liabilities of acquired companies, which could become material or subject us to litigation or regulatory risks;
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amortization of acquired intangible assets, which could reduce future reported earnings; and
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potential loss of customers or key employees.

There can be no assurance that VWE will continue to be able to identify, consummate and successfully integrate business combinations.

A failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations may have a material adverse effect on our business and financial results.

Some of the countries where we do business have a higher risk of corruption than others. While we are committed to doing business in accordance with all applicable laws, including anti-corruption laws and global trade restrictions, we remain subject to the risk that an employee, or one of our many direct or indirect business partners, may take action determined to be in violation of international trade, money laundering, anti-corruption, or other laws, sanctions, or regulations, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or equivalent local laws. Because COVID-19 has negatively impacted numerous local economies, government intervention in local economies and businesses has increased, which has elevated the risk of and opportunity for corruption. Any determination that our operations or activities are not in compliance with applicable laws or regulations, particularly those related to anti-corruption and international economic or trade sanctions, could result in investigations, interruption of business, loss of business partner relationships, suspension or termination of licenses and permits (our own or those of our partners), imposition of fines, legal or equitable sanctions, negative publicity, and management distraction or departure. Further, our continued compliance with applicable anti-corruption, economic and trade sanctions, or other laws or regulations, and our other policies could result in higher operating costs, delays, or even competitive disadvantages.

We compete for skilled management and labor and our future success depends in large part on key personnel.

Our future success depends in large part on our ability to retain and motivate to a high degree our senior management team. Our ability to deliver high-quality products also depends on retaining and motivating proficient winemakers, grape growers and other skilled management and operations personnel. The loss of such personnel or a labor shortage could adversely affect our business and our ability to implement our strategy.

VWE is an emerging growth company and can offer no assurance that the reduced reporting requirements applicable to emerging growth companies will not make its shares less attractive to investors.

VWE is an emerging growth company as defined in the JOBS Act. For as long as VWE continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that apply to public companies other than emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. VWE will remain an emerging growth company until the earlier of (1) the date (a) December 31, 2026, (b) on which VWE has total annual gross revenue of at least $1.07 billion, or (c) on which VWE is deemed to be a large accelerated filer, which means the market value of shares of VWE’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which VWE has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

VWE can offer no assurance that investors will not find its common stock less attractive because VWE may rely on these exemptions. If some investors find such less attractive as a result, then there may be a less active trading market for such stock and its market price may be more volatile.

VWE will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

VWE, as a public company, faces significant legal, accounting, administrative and other costs and expense. VWE also is a reporting issuer in all of the provinces and territories of Canada, other than Quebec. The Sarbanes-Oxley Act, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States), and Nasdaq impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. In addition, expenses

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associated with public company reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or a significant deficiency in the internal control over financial reporting), then VWE could incur additional costs rectifying those issues, and the existence of those issues could adversely affect VWE’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with VWE’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require VWE to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

VWE is subject to financial reporting and other requirements that places increased demands on its accounting and other management systems and resources and for which VWE may not be adequately prepared.

VWE is subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404(a) of the Sarbanes-Oxley Act and similar legislation imposed on reporting issuers under Canadian law, as applicable. Section 404 requires annual management assessments of the effectiveness of VWE’s internal controls over financial reporting and, after VWE is no longer an “emerging growth company,” its independent registered public accounting firm may be required to express an opinion on the effectiveness of VWE’s internal controls over financial reporting. To the extent applicable, these reporting and other obligations will place significant demands on VWE’s management, administrative, operational, and accounting resources and will cause VWE to incur significant expenses. VWE is in the process of creating systems, implementing financial and management controls, reporting systems and procedures, and hiring additional accounting and finance staff. If VWE is unable to accomplish these objectives in a timely and effective manner, then its ability to comply with the financial reporting requirements and other rules that apply to public reporting companies could be impaired. Any failure to maintain effective internal controls could have adverse effects on our business, results of operations and stock price.

VWE’s management has limited experience operating a public company. This could lead to diversion of time otherwise spent on business operations and could necessitate the incurrence of additional costs to staff for regulatory expertise.

Although several of the directors of the Company have substantial public market experience, including our Chief Financial Officer whose appointment was effective in March 2022, VWE’s other executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. VWE’s management team may struggle to manage VWE successfully or effectively as a public company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of VWE. It is possible that VWE will be required to expand its employee base and hire additional qualified personnel, or engage additional outside consultants and professionals, to support its operations as a public company, increasing its operating costs in future periods.

The terms of the investor rights agreement, VWE’s organizational documents and Nevada law could inhibit a takeover that VWE shareholders might consider favorable.

Features of the investor rights agreement, the VWE articles of incorporation and bylaws and Nevada law will make it difficult for any party to acquire control of VWE in a transaction not approved by the VWE board of directors. These features include:

•
until the 2028 annual meeting of shareholders of VWE, the Roney Representative (as defined in the investor rights agreement) (which will be Patrick Roney, so long as he is alive) may designate five individuals (the “Roney Nominees”), the former Bespoke shareholders may designate two individuals (the “Bespoke Nominees”) and the VWE nominating committee may designate two individuals (“the Nominating Committee Nominees”) in the slate of nominees recommended to VWE shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected, subject to certain terms and conditions;
•
the affirmative vote of shareholders holding at least 66-2/3% of the voting power of the issued and outstanding shares of capital stock of VWE will be required to amend or repeal certain provisions of the articles of incorporation and bylaws of VWE, including those relating to election, removal and replacement of directors, for five years following the closing of the transactions;
•
the ability of the board of directors to issue and determine the terms of preferred stock;

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•
advance notice for shareholder proposals and nominations of directors by shareholders to be considered at VWE’s annual meetings of shareholders;
•
certain limitations on convening shareholder special meetings;
•
limiting the ability of shareholders to act by written consent; and
•
anti-takeover provisions of Nevada law.

These features may have an anti-takeover effect and could delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a VWE shareholder might consider in its best interest, including those attempts that might result in a premium over the market price of their common stock.

The VWE articles of incorporation provide that the Second Judicial District Court in the State of Nevada, located in Washoe County, Nevada will be the sole and exclusive forum for substantially all disputes between VWE and its shareholders, which could limit VWE shareholders’ ability to obtain a favorable judicial forum for disputes with VWE or its directors, officers or employees.

The VWE articles of incorporation provide that, unless VWE consents in writing to the selection of an alternative forum, the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of VWE, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of VWE to VWE or to its stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the NRS or the VWE articles of incorporation or bylaws (as either may be amended and/or restated from time to time). Subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such exclusive forum provision will not relieve VWE of its duties to comply with the federal securities laws and the rules and regulations thereunder, and its shareholders will not be deemed to have waived VWE’s compliance with such laws, rules and regulations.

The VWE articles of incorporation further provide that any person or entity purchasing or otherwise acquiring any interest in any VWE securities will be deemed to have notice of and consented to these provisions. Such articles provide that if any action whose subject matter is within the scope of clause (i), (ii) or (iii) above is filed in a court other than the courts in the State of Nevada (a “foreign action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in Nevada in connection with any action brought in any such court to enforce the provisions of such clause and (2) having service of process made upon any such stockholder’s counsel in the foreign action as agent for such stockholder. These exclusive forum provisions may limit a shareholder’s ability to bring an action, suit or proceeding in a judicial forum of its choosing for disputes with VWE or its directors, officers, employees or stockholders, which may discourage such actions, suits and proceedings. None of the aforementioned provisions of the VWE articles of incorporation will apply to suits to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If a court were to find the exclusive forum provision contained in the VWE articles of incorporation to be inapplicable or unenforceable in an action, suit or proceeding, then VWE may incur additional costs associated with resolving such action, suit or proceeding in other jurisdictions, which could harm its business, results of operations, and financial condition. Even if VWE is successful in defending against such actions, suits and proceedings, litigation could result in substantial costs and be a distraction to management and other employee.

We cannot guarantee that our common stock and warrants repurchase program will enhance long-term stockholder value.

On March 8, 2022, our Board authorized a share repurchase program (the “Repurchase Program”), pursuant to which we could repurchase up to $30.0 million in aggregate value of shares of our common stock and/or warrants through September 8, 2022.

The Company was not obligated to repurchase any specific number or amount of shares of common stock or warrants pursuant to the Repurchase Program. There can be no assurance that any repurchases made under the Repurchase Program will enhance long-term stockholder value and the market price of our common stock or warrants may decline below the levels at which we repurchased any such securities.

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USE OF PROCEEDS

All of the shares of our common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with our audited consolidated financial statements and our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our” and “the Company” are intended to mean the business and operations of Vintage Wine Estates, Inc. (“VWE”) and its consolidated subsidiaries.

Discussion in this prospectus includes results of operations and financial condition for fiscal year 2022 and fiscal year 2021 and year-over-year comparisons between fiscal year 2022 and fiscal year 2021. For discussion on results of operations and financial condition pertaining to fiscal year 2020 and year-over-year comparisons between fiscal year 2021 and fiscal year 2020, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as amended.

Business Overview

VWE is a leading vintner in the U.S., offering a collection of wines produced by award-winning, heritage wineries, popular lifestyle wines, innovative new wine brands, packaging concepts, as well as craft spirits. Our name brands include Layer Cake, Cameron Hughes, Clos Pegase, B.R. Cohn, Firesteed, Bar Dog, Kunde, Cherry Pie and many others. Since our founding over 20 years ago, we have grown organically through wine brand creation and through acquisitions to become the 14th largest wine producer based on cases of wine shipped in California.

Growth Strategy

Our strategy is to continue to grow organically by leveraging our omnichannel sales capabilities and through select acquisitions that enhance our wine portfolio and expand our offerings through all three business segments for our customers. Acquisitions have enabled us to diversify our wine sourcing into regions outside of California, expand our portfolio of brands, increase our vineyard assets and provide our direct-to-consumer and retail customers with a range of wines to choose from. We are also focused on improving profitability and driving cash generation by eliminating less profitable brands, exiting lower margin businesses, addressing wine making, warehousing and production efficiencies, simplifying our go-to-market strategy and monetizing select assets.

Trends and Other Factors Affecting Our Business

Various trends and other factors affect or have affected our operating results, including:

Economic Uncertainties

Inflation and supply chain constraints, as well as the ongoing COVID-19 pandemic, continue to disrupt the U.S. and global economies and there remains uncertainty about their impact on the economy. We cannot estimate with any certainty the length or severity of the economic uncertainties or the related financial consequences on our business and operations, including whether and when historic economic and operating conditions will resume or the extent to which the disruption may impact our business, financial position, results of operations or cash flows.

Management expects economic uncertainties including inflation and supply chain constraints to continue to impact financial metrics for several areas of the business including sales, cost of goods, operating expenses and cash flow.

Invasion of Ukraine

Russia's invasion of Ukraine has not had a direct impact on the Company. The Company does not have assets, operations or human capital resources located in Russia or Ukraine, does not invest or hold securities that trade in those areas and does not rely on goods or services sourced in Russia or Ukraine. However, the Company receives its capsules for wine bottles from a supplier in Italy, who has plants located in Ukraine (which plant has now closed), Italy and Poland. While the Company has not been impacted directly by supply chain disruptions as a result of the invasion, risks remain to the Company’s business including potential cybersecurity risks and other indirect operational or supply chain challenges, and the competition to secure wine bottle capsules has increased from suppliers due to the closing of the plant of the Company’s Italian supplier in Ukraine.

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Weather Conditions

Our ability to fulfill the demand for wine is restricted by the availability of grapes. Climate change, agricultural and other factors, such as wildfires, disease, pests, extreme weather conditions, water scarcity, biodiversity loss and competing land use, impact the quality and quantity of grapes available to us for the production of wine from year to year. Our vineyards and properties, as well as other sources from which we purchase grapes, are affected by these factors. For example, the effects of abnormally high rainfall or drought in a given year may impact production of grapes, which can impact both our revenue and costs from year to year.

In addition, extreme weather events, such as wildfires can result in potentially significant expenses to repair or replace a vineyard or facility as well as impact the ability of grape suppliers to fulfill their obligations to us.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income. Typically, we have lower sales and net income during our third fiscal quarter (January through March) and higher sales and net income during our second fiscal quarter (October through December) due to usual timing of seasonal holiday buying, as well as wine club shipments. We expect these trends to continue.

Key Measures to Assess the Performance of our Business

We consider a variety of financial and operating measures in assessing the performance of our business, formulating goals and objectives and making strategic decisions. The key GAAP measures we consider are net revenue, gross profit; selling, general and administrative expenses, and income from operations. The key non-GAAP measures we consider are Adjusted EBITDA and Adjusted EBITDA Margin. We also monitor our case volume sold from our distributors to retailers to help us forecast and identify trends affecting our growth.

Net Revenue

We generate revenue from our segments: Wholesale, Business-to-Business ("B2B"), Direct-to-Consumer ("DTC") and Corporate and Other. We recognize revenue from sales when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped, at which point title passes to the customer and control of the promised product or service is transferred to the customer. Our standard terms are free on board ("FOB") shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. We recognize revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities. We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return, unless the product is spoiled or damaged. Historically, returns have not been significant to us.

Gross Profit

Gross profit is equal to net revenue less cost of sales. Cost of sales includes the direct cost of manufacturing, including direct materials, labor and related overhead, and physical inventory adjustments, as well as inbound and outbound freight and import duties.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include expenses arising from activities in selling, marketing, warehousing, and administrative expenses. Other than variable compensation, selling, general and administrative expenses are generally not directly proportional to net revenue, but are expected to increase over time to support the needs of the Company.

Income from Operations

Income from operations is gross profit less selling, general and administrative expenses; impairment losses on goodwill and intangible assets; acquisition and restructuring related expense or income and amortization of intangible assets. Income from operations excludes interest expense, income tax expense, and other expenses, net. We use income from operations as well as other indicators as a measure of the profitability of our business.

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Case Volumes

In addition to acquisitions, the primary drivers of net revenue growth in any period are attributable to changes in case volumes and changes in product mix and sales price. Case volumes represents the number of 9-liter equivalent cases of wine that we sell during a particular period. Case volumes for our DTC and Wholesale segments are an important indicator for us to determine what is driving gross margin, although our B2B segment sales are not related to case volumes. This metric also allows us to develop our supply and production targets for future periods for our DTC and Wholesale segments.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, and certain non-cash, non-recurring, or other items. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue. See "Non-GAAP Financial Measures" below.

Results of Operations for the Three and Nine Months Ended March 31, 2023 and the Three and Nine Months Ended March 31, 2022

Our financial performance is classified into the following segments: Wholesale, B2B, DTC and Corporate and Other. Our corporate operations, including centralized selling, general and administrative expenses are not allocated to the segments, as management does not believe such items directly reflect our core operations. However, we allocate re-measurements of contingent consideration and impairment of goodwill and intangible assets to our segments. Other than our long-term property, plant and equipment for wine tasting facilities, and customer lists, trademarks and trade names specific to acquired companies, our revenue generating assets are utilized across segments. Accordingly, the foregoing items are not allocated to the segments and are not discussed separately as the results of any such measures that had a significant impact on operating results are already included in the consolidated results discussion above.

We evaluate the performance of our segments on income from operations, which management believes is indicative of operational performance and ongoing profitability. Management monitors income from operations to evaluate past performance and identify actions required to improve profitability. Income from operations assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define income from operations as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly.

Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

Wholesale Segment Results

The following table presents summary financial data for our Wholesale segment:

	Three Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$20,811	$24,549	$(3,738)	-15.2%
Income from operations	$(1,637)	$3,270	$(4,907)	-150.1%

Wholesale net revenue for the three months ended March 31, 2023 decreased $3.7 million, or 15.2%, from the three months ended March 31, 2022. The decrease was attributable to a decrease in sales related to timing of retail programming, discontinued brand, and slowing consumer discretionary spending trends at retail.

Wholesale income from operations for the three months ended March 31, 2023 decreased $4.9 million, or 150.1%, from the three months ended March 31, 2022. The decrease was attributable primarily to the reduced sales mentioned above that was partially offset by a decrease in cost of sales for Wholesale totaling $1.8 million as well as inventory writedowns of $2.7 million.

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B2B Segment Results

The following table presents summary financial data for our B2B segment:

	Three Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$31,490	$33,657	$(2,167)	-6.4%
Income from operations	$5,562	$10,457	$(4,895)	-46.8%

B2B net revenue for the three months ended March 31, 2023 decreased $2.2 million, or 6.4%, from the three months ended March 31, 2022. The decrease was primarily attributable to a decrease in private label customer sales of $3.7 million.

B2B income from operations for the three months ended March 31, 2023 decreased $4.9 million, or 46.8%, from the three months ended March 31, 2022. The decrease is primarily related to inventory writedowns of $4.1 million as well as an increase in cost of revenue year over year.

DTC Segment Results

The following table presents summary financial data for our DTC segment:

	Three Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$17,174	$19,595	$(2,421)	-12.4%
Income from operations	$(2,929)	$916	$(3,845)	-419.8%

DTC net revenue for the three months ended March 31, 2023 decreased $2.4 million, or 12.4%, from the three months ended March 31, 2022. The decrease was primarily attributable to $1.2 million decline related to a major customers reduction in televised programming and reduced activity in tasting rooms, mostly as a result of bad weather. This was partially offset by growth in wine clubs, telemarketing and e-commerce.

DTC income from operations for the three months ended March 31, 2023 decreased $3.9 million, or 419.8%, from the three months ended March 31, 2022. The decreased is primarily attributable to inventory writedowns of $3.4 million.

Corporate and Other Segment Results

The following table presents summary financial data for our Corporate and Other segment:

	Three Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$3	$1,132	$(1,129)	-99.7%
Income (loss) from operations	$(4,795)	$(13,759)	$8,964	65.2%

Corporate and Other net revenue for the three months ended March 31, 2023 decreased $1.1 million, or 99.7%, from the three months ended March 31, 2022. The decrease was primarily due to reduced bulk wine sales.

Corporate and Other loss from operations for the three months ended March 31, 2023 decreased $9.0 million, or 65.2%, from the three months March 31, 2022. The decrease was primarily attributable to a $4.0 million reduction in stock compensation expense and $6.3 million gain from sale of assets. The decrease was offset by $1.9 million in business realignment costs and $1.2 million in additional compensation and benefits expenses.

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Nine Months Ended March 31, 2023 Compared to Nine Months Ended March 31, 2022

Wholesale Segment Results

The following table presents summary financial data for our Wholesale segment:

	Nine Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$67,260	$62,923	$4,337	6.9%
Income from operations	$(129,331)	$12,654	$(141,985)	-1122.1%

Wholesale net revenue for the nine months ended March 31, 2023 increased $4.3 million, or 6.9%, from the nine months ended March 31, 2022. The increase was driven by contributions of $8.0 million from the ACE Cider acquisition which was partially offset by slowing consumer discretionary spending trends at retail.

Wholesale income from operations for the nine months ended March 31, 2023 decreased $142.0 million, or 1,122.1%, from the nine months ended March 31, 2022. The decrease was attributable primarily to goodwill and intangible assets impairments of $116.3 million and $11.5 million, respectively, inventory writedowns of $2.7 million, as well as higher costs due to inflation and supply chain challenges, $3.7 million in incremental overhead burden, $0.8 million increase in contingent liability, and incremental operating loss of $1.0 million related to acquisitions.

B2B Segment Results

The following table presents summary financial data for our B2B segment:

	Nine Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$94,385	$83,349	$11,036	13.2%
Income from operations	$16,445	$26,274	$(9,829)	-37.4%

B2B net revenue for the nine months ended March 31, 2023 increased $11.0 million, or 13.2%, from the nine months ended March 31, 2022. The increase was primarily attributable to an increase of $9.5 million in custom production activities and $2.6 million from sales of bulk distilled spirits.

B2B income from operations for the nine months ended March 31, 2023 decreased $9.8 million, or 37.4%, from the nine months ended March 31, 2022. The decrease was attributable to goodwill and intangible assets impairments of $9.0 million and $0.1 million, respectively, as well as to inventory writedowns of $4.1 million, partially offset by a gain on remeasurement of contingent consideration of $4.9 million and increased margin on bulk distilled alcohol sales and $0.1 million related to acquisitions.

DTC Segment Results

The following table presents summary financial data for our DTC segment:

	Nine Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$63,101	$69,316	$(6,215)	-9.0%
Income from operations	$43	$14,834	$(14,791)	-99.7%

DTC net revenue for the nine months ended March 31, 2023 decreased $6.2 million, or 9.0%, from the nine months ended March 31, 2022. The decrease was primarily attributable to less televised programming by $2.2 million, reduced e-commerce sales of $2.4 million, reduced tasting room sales of $1.1 million and reduced event sales of $0.7 million.

DTC income from operations for the nine months ended March 31, 2023 decreased $14.8 million, or 99.7%, from the nine months ended March 31, 2022. The decrease was primarily attributable to increases in costs of revenue, as well as inventory writedowns of $3.4 million, intangible assets impairments of $2.2 million, and amortization of $2.4 million.

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Corporate and Other Segment Results

The following table presents summary financial data for our Corporate and Other segment:

	Nine Months Ended March 31,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$(46)	$2,643	$(2,689)	-101.7%
Income (loss) from operations	$(44,238)	$(34,014)	$(10,224)	-30.1%

Corporate and Other net revenue for the nine months ended March 31, 2023 decreased $2.7 million, or 101.7%, from the nine months ended March 31, 2022. The decrease was primarily attributable to reduced bulk wine sales.

Corporate and Other loss from operations for the nine months ended March 31, 2023 decreased $10.2 million, or 30.1%, from the nine months March 31, 2022. The decrease was due to $6.3 million of acquisition related expenses and $5 million of share-based compensation expense.

Case Volumes

The following tables summarize 9-liter equivalent cases by segment:

	Three Months Ended March 31,
(in thousands)	2023	2022	Unit Change	% Change
Wholesale	433	357	76	21.3%
B2B	*	*	*	*
DTC	67	87	-20	-23.0%
Total case volume	500	444	56	12.6%

The decrease in DTC volumes was primarily driven by reduced volumes for televised programming.

	Nine Months Ended March 31,
(in thousands)	2023	2022	Unit Change	% Change
Wholesale	1,425	1,072	353	32.9%
B2B	*	*	*	*
DTC	291	307	-16	-5.2%
Total case volume	1,716	1,379	337	24.4%

The increase in case volumes was primarily due to our wholesale segment, driven by the ACE Cider acquisition that ships higher case volumes of lower priced product.

*B2B segment sales are primarily not related to case volumes, therefore the Company has elected to not report case volumes for this segment as it would not be indicative of the underlying performance of the business.

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Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31		Nine Months Ended March 31
	2023	2022	2023	2022
Net (loss) income (GAAP Measure)	$(10,174)	$2,707	$(141,433)	$14,038
Interest expense	4,291	3,729	13,322	10,825
Income tax provision	(1,673)	958	(24,231)	5,412
Depreciation	4,101	6,040	11,409	14,095
Amortization	1,813	2,083	5,429	3,938
Stock-based compensation expense	(2,008)	-	6,971	-
Net loss (gain) on interest rate swap agreements	3,596	(4,553)	(4,892)	(8,582)
Goodwill and intangible asset impairment losses	-	-	139,108	-
Loss (gain) on disposition of assets	(5,977)	1,099	(5,625)	508
Deferred rent adjustment	-	47	-	285
Gain on litigation proceeds	(884)	-	(1,414)	-
Adjusted EBITDA (Non-GAAP Measure)	$(6,915)	$12,110	$(1,356)	$40,519
Revenue	$69,478	$78,933	$224,700	$218,231
Adjusted EBITDA margin (Non-GAAP Measure)	-10.0%	15.3%	-0.6%	18.6%

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized measures of financial performance under GAAP. We believe these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of our business and assists these parties in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, which allows for a better comparison against historical results and expectations for future performance. See Note 6 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus for details related to our impairment testing reported in the quarter ended December 31, 2022.

Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms Adjusted EBITDA and Adjusted EBITDA Margin are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA and Adjusted EBITDA Margin, which are not prepared in accordance with GAAP, should not be construed as an indicator of our operating performance in isolation from, or as a substitute for, respectively, net income (loss) or net income (loss) divided by revenue, which are indicators prepared in accordance with GAAP. We have presented Adjusted EBITDA and Adjusted EBITDA Margin solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. In the future, we may incur expenses such as those added back to calculate Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items.

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Results of Operations for the Year Ended June 30, 2022 and the Year Ended June 30, 2021

Comparison of the years ended June 30, 2022 and 2021

The following table summarizes our operating results for the periods presented:

	Year Ended June 30,		Dollar	Percent
	2022	2021	Change	Change
Net revenues
Wine, spirits and cider	$208,954	$177,331	$31,623	17.8%
Nonwine	84,816	43,411	41,405	95.4%
	293,770	220,742	73,028	33.1%
Cost of revenues
Wine, spirits and cider	151,117	119,350	31,767	26.6%
Nonwine	52,698	26,041	26,657	102.4%
	203,815	145,391	58,424	40.2%
Gross profit	89,955	75,351	14,604	19.4%
Selling, general, and administrative expenses	105,296	72,505	32,791	45.2%
Impairment of intangible assets	-	1,081	(1,081)	*
Loss (gain) on sale of property, plant, and equipment	485	(1,001)	1,486	-148.5%
Deferred gain on sale leaseback	(1,334)	(1,335)	1	-0.1%
Gain on litigation proceeds	(3,000)	(4,750)	1,750	-36.8%
Gain on remeasurement of contingent consideration liabilities	(3,570)	(329)	(3,241)	*
(Loss) income from operations	(7,922)	9,180	(17,102)	*
Other income (expense)
Interest expense	(13,910)	(11,581)	(2,329)	20.1%
Net unrealized gain on interest rate swap agreements	22,950	6,136	16,814	*
Gain on Paycheck Protection Program loan forgiveness	-	6,604	(6,604)	*
Other, net	(736)	515	(1,251)	*
Total other income, net	8,304	1,674	6,630	*
Income before provision for income taxes	382	10,854	(10,472)	-96.5%
Income tax provision	1,061	766	295	38.5%
Net (loss) income	(679)	10,088	(10,767)	-106.7%
Net (loss) income attributable to the noncontrolling interests	(108)	218	(326)	-149.5%
Net (loss) income attributable to Vintage Wine Estates, Inc.	(571)	9,870	(10,441)	-105.8%
Accretion on redeemable Series B stock	-	5,785	(5,785)	*
Net (loss) income allocable to common stockholders	$(571)	$4,085	$(4,656)	-114.0%

* Not meaningful

Net Revenues

Net revenues for the year ended June 30, 2022 increased $73.0 million, or 33.1%, to $293.8 million, from $220.7 million for the year ended June 30, 2021. The increase was driven by an increase in B2B net revenues of approximately $36.5 million, of which $7.3 million related to acquisitions, DTC net revenues of approximately $25.8 million, of which $11.0 million related to acquisitions, and Wholesale net revenues of $11.6 million, of which $13.4 million related to acquisitions, partially offset by a decrease in Other net revenues of approximately $0.9 million.

Gross Profit

Gross profit for the year ended June 30, 2022 increased $14.6 million, or 19.4%, to $90.0 million, from $75.4 million for the year ended June 30, 2021. The increase in gross profit was primarily driven by the strong DTC post-COVID-19 growth of $10.6 million. Acquisitions contributed an additional $13.1 million of gross profit. These increases were partially offset by $19.1 million of non-cash inventory write-downs identified through material weakness remediation efforts.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses for the year ended June 30, 2022 increased $32.8 million, or 45.2%, to $105.3 million, from $72.5 million for the year ended June 30, 2021. The increase in selling, general and administrative expenses was driven primarily by our acquisitions, increased compensation and benefits due to staffing increases and inflation.

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(Loss) Income from Operations

Loss from operations for the year ended June 30, 2022 was $7.9 million, a decrease of $17.1 million from income of $9.2 million for the year ended June 30, 2021. The decrease was driven by $19.1 million non-cash inventory write-downs identified through material weakness remediation efforts, offset by increased growth in our B2B and DTC segments.

Other Income

Total other income was $8.3 million for the year ended June 30, 2022 compared to income of $1.7 million for the year ended June 30, 2021, a net increase of $6.6 million. The change was due primarily to an unrealized gain on our interest rate swap agreements of $23.0 million, partially offset by increased interest expense on increased outstanding debt balances and $6.6 million related to the forgiveness of the Paycheck Protection Program loan (the “PPP Loan”) in the prior year period.

Income Tax Provision

Income tax expense was $1.1 million for the year ended June 30, 2022 compared to income tax expense of $0.8 million for the year ended June 30, 2021. The income tax expense in fiscal year 2022 was primarily due to changes in pre-tax income and non-deductible stock based compensation. The income tax expense for the year ended June 30, 2021 was primarily due to an increase in annual net income and costs related to the transaction, partially offset by the PPP Loan forgiveness, stock based compensation and research and development tax credits.

Segment Results for the Years Ended June 30, 2022 and 2021

Our financial performance is classified into the following segments: Wholesale, B2B, DTC and Corporate and Other. Our corporate operations, including centralized selling, general and administrative expenses and other factors, such as the re-measurements of contingent consideration and impairment of intangible assets and goodwill are not allocated to the segments, as management does not believe such items directly reflect our core operations. Other than our long-term property, plant and equipment for wine tasting facilities, and customer lists, trademarks and trade names specific to acquired companies, our revenue generating assets are utilized across segments. Accordingly, the foregoing items are not allocated to the segments and are not discussed separately as any results that had a significant impact on operating results are included in the consolidated results discussion above.

We evaluate the performance of our segments on income from operations, which management believes is indicative of operational performance and ongoing profitability. Management monitors income from operations to evaluate past performance and identify actions required to improve profitability. Income from operations assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define income from operations as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly.

Wholesale Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2022	2021	Change	Change
Net revenues	$84,534	$72,908	$11,626	15.9%
Income from operations	$5,507	$15,044	$(9,537)	-63.4%

Wholesale net revenues for the year ended June 30, 2022 increased by approximately $11.6 million, or 15.9%, from the year ended June 30, 2021. The increase was attributable to $13.4 million in net revenues related to acquisitions, partially offset by discontinued brands.

Wholesale income from operations for the year ended June 30, 2022 decreased by approximately $9.5 million from the year ended June 30, 2021. The decrease was attributable to increased cost of sales of $5.8 million primarily related to non-cash inventory write-downs identified through material weakness remediation efforts, increased cost of sales of $1.6 million related to inflation and supply chain challenges as well as an operating loss of $0.2 million related to acquisitions driven by $1.6 million of amortization of intangible assets acquired.

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B2B Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2022	2021	Change	Change
Net revenues	$113,934	$77,440	$36,494	47.1%
Income from operations	$16,920	$17,944	$(1,024)	-5.7%

B2B net revenues for the year ended June 30, 2022 increased by approximately $36.5 million, or 47.1% from the year ended June 30, 2021. The increase was primarily attributable to bulk distilled alcohol sales and $7.3 million in net revenues related to acquisitions.

B2B income from operations for the year ended June 30, 2022 decreased by $1.0 million, or 5.7%, from the year ended June 30, 2021. The decrease was attributable to increased cost of sales of $34.3 million primarily related to cost of sales attributed from bulk distilled alcohol sales and non-cash inventory write-downs identified through material weakness remediation efforts, $1.0 million in net losses related to acquisitions, driven by $0.6 million of amortization of intangible assets acquired.

DTC Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2022	2021	Change	Change
Net revenues	$92,416	$66,605	$25,811	38.8%
Income from operations	$15,047	$11,437	$3,610	31.6%

DTC net revenues for the year ended June 30, 2022 increased by approximately $25.8 million, or 38.8%, from the year ended June 30, 2021. The increase was primarily attributable to increased case volumes from tasting rooms, wine clubs, revenues earned from events as restrictions related to COVID-19 have been lifted and $11.0 million in net revenues related to acquisitions.

DTC income from operations for the year ended June 30, 2022 increased by approximately $3.6 million, or 31.6%, from the year ended June 30, 2021. The increase was due to increased margin contribution from improved traffic in tasting rooms, wine club shipments, events and $0.9 million of income related to acquisition, net of $1.1 million of amortization of acquired customer lists.

Corporate and Other Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2022	2021	Change	Change
Net revenues	$2,886	$3,789	$(903)	23.8%
Loss from operations	$(45,396)	$(35,245)	$(10,151)	-28.8%

Other net revenues for the year ended June 30, 2022 decreased by approximately $0.9 million, or 23.8%, from the year ended June 30, 2021. The decrease was primarily attributable to fewer bulk wine sales in the year compared to the year prior.

Other losses from operations for the year ended June 30, 2022 increased by $10.2 million, or 28.8%, from the year ended June 30, 2021. The increase was due to costs related to increased infrastructure required to be a public company and the continued increased costs of labor, warehousing, freight and insurance.

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Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA for the years ended June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
Net (loss) income	(679)	$10,088
Interest expense	13,910	11,581
Income tax provision	1,061	766
Depreciation and amortization	25,297	11,900
Gain on litigation proceeds	(3,000)	(3,845)
Stock-based compensation expense	6,914	3,334
Inventory adjustment for wildfire impact - vineyard	-	3,302
Inventory adjustment for wildfire impact - winery overhead	-	9,000
Inventory write down	19,100	-
PPP loan forgiveness	-	(6,604)
Net unrealized (gain)/loss on interest rate swap agreements	(22,950)	(6,136)
Loss/(gain) on disposition of assets	485	(1,001)
Deferred rent adjustment	375	352
Transaction expenses	-	4,339
Impairment of intangible assets	-	1,081
Remeasurement of contingent consideration liabilities	(3,570)	(329)
Post-acquisition accounts receivable write-down	-	109
Incremental public company costs	5,000	-
Acquisition integration costs	934	-
Deferred gain on sale leaseback	(1,334)	(1,335)
COVID related adjustments	-	1,563
Inventory acquisition basis adjustment	5,275	401
Adjusted EBITDA	$46,818	$38,566
Revenue	$293,770	$220,742
Adjusted EBITDA margin	15.9%	17.5%

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized measures of financial performance under GAAP. We believe these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of our business and assists these parties in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, which allows for a better comparison against historical results and expectations for future performance.

Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms Adjusted EBITDA and Adjusted EBITDA Margin are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as indicators of our operating performance in isolation from, or as a substitute for, net income (loss), which is prepared in accordance with GAAP. We have presented Adjusted EBITDA and Adjusted EBITDA Margin solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. In the future, we may incur expenses such as those added back to calculate Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items.

Liquidity and Capital Resources

Our ongoing operations have, to date, been funded by a combination of cash flow from operations, the Business Combination with BCAC, borrowings under our credit facility and other debt financing. As of March 31, 2023, we had cash and cash equivalents on hand of $32.0 million and $46.0 million in borrowing capacity available under our credit facility. We had $306.0 million in total debt as of March 31, 2023.

Our principal uses of cash have been to provide working capital, meet debt service requirements, fund capital expenditures and finance strategic plans, including acquisitions. We continuously reinvest in our properties and production assets.

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On May 9, 2023, the Company entered into an amendment to its Second A&R Loan and Security Agreement that adjusted the definition of certain financial covenants for the quarter ended March 31, 2023. Due to the amendment, the Company was in compliance with its debt covenants as of March 31, 2023. The Company currently forecasts that it will not meet certain financial debt covenants as required per our Second A&R Loan and Security Agreement beginning with the quarter ended June 30, 2023, which would constitute an event of default, which if not waived, can result in the potential acceleration of the Company’s outstanding debt under the Second A&R Loan and Security Agreement. If an event of default occurs under the Second A&R Loan and Security Agreement and the lender accelerates the maturity of the debt thereunder, the Company may not have sufficient cash to repay the outstanding debt.

In response to these conditions, management has begun to actively engage in conversations with the lender under the Second A&R Loan and Security Agreement regarding amendments and waivers to the related financial covenants, however, whether an amendment or waiver is obtained is not within the Company's control, and therefore cannot be deemed probable.

During the third fiscal quarter of 2023, which ended March 31, 2023, the Company implemented several cost reduction and revenue enhancing initiatives to improve its financial results and cash flow from operations. This included reducing our workforce by approximately 4%. In addition, we have strategically raised prices across the Direct-to-Consumer segment, increased certain shipping fees and restructured customer contracts to reduce freight costs. These efforts are expected to have an annualized benefit of $10 million to operating income exclusive of the $2 million in costs we incurred during the three months ending March 31, 2023 to affect the changes.

Furthermore, we are contemplating developing a comprehensive business development and restructuring plan including the evaluation of several options for further cost reductions. We expect we can improve operating results through customer contract renegotiations, simplification of the business, focusing resources on key brands and an elimination of less profitable SKUs. As part of the process, we are also evaluating further asset monetization opportunities to generate cash to reduce debt.

There can be no assurances that the Company will be able to successfully implement these strategies, or if successfully implemented, that we will see the expected benefits from such strategies. Additionally, there can be no assurances that any benefits from cost reduction strategies will enable the Company to remain in compliance with its financial covenants or provide the Company with sufficient cash to pay the outstanding debt on the Second A&R Loan and Security Agreement if accelerated by the lender.

As a result of these uncertainties, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the Company’s unaudited condensed consolidated financial statements for the nine month period ended March 31, 2023 were issued. For further discussion, see Notes 1 and 10 to the unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included in this prospectus.

Debt

Credit Facility

On December 13, 2022, we entered into a Second Amended and Restated Loan and Security Agreement (the “Second A&R Loan and Security Agreement”), which provides credit facilities totaling up to $458.4 million. These credit facilities consist of: (i) a term loan facility of $156.5 million maturing on December 13, 2027,(the “Term Loan Facility”), (ii) an accounts receivable and inventory revolving facility of $229.7 million (with a letter of credit sub-facility in the aggregate availability amount of $20.0 million maturing on December 13, 2027,(the “Revolving Facility”), (iii) an equipment loan facility of $4.2 million maturing on December 31, 2026, (the “Equipment Loan”), (iv) a capital expenditure facility of $15.2 million maturing on June 30, 2027 (the “Capex Facility”) and (v) a delayed draw term loan facility of $52.9 million maturing on December 13, 2027, (the “DDTL Facility”, and, together with the Term Loan Facility, the Revolving Facility, the Equipment Loan and the Capex Facility, the “Credit Facilities”). Outstanding balances under the Credit Facilities will bear interest at the rates specified in the Second A&R Loan and Security Agreement, which vary based on the type of Credit Facility and certain other conditions. Interest payments on the outstanding balances under any of the Credit Facilities will be due monthly, quarterly or bi-annually depending on the interest period selected by the Company. Principal payments, as specified in the Second A&R Loan and Security Agreement, will be due quarterly on all the Credit Facilities except for the Revolving Facility which is due at maturity.

The Second A&R Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants, including, amongst others, (i) a financial covenant with respect to a maximum debt to capitalization ratio of 0.60:1.00 through December 31, 2023, and stepping down to 0.575:1.00 for each quarter until March 31, 2024 and 0.55:1.00 for each quarter until December 31, 2024 and thereafter and (ii) a minimum fixed charge coverage ratio (based on trailing twelve-month EBITDA adjusted for capital expenditures, taxes and certain other items) of 1.10:1.00 measured on a rolling four quarter basis, provided that the minimum capital expenditure amount for purposes of calculating the fixed charge coverage ratio will increase by $175,000 per quarter until it reaches $1.5 million.

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On May 9, 2023, we entered into an amendment to its Second A&R Loan and Security Agreement (described further in Note 10 to the unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included in this prospectus) that adjusted the definition of certain financial covenants for the quarter ended March 31, 2023. As a result, the definition of Adjusted EBITDA (as defined in the Second A&R Loan and Security Agreement) as utilized in the fixed charge coverage ratio was modified to allow certain addbacks to Adjusted EBITDA. As a result, at March 31, 2023, we believe we will be in compliance with the covenants contained in the Second A&R Loan and Security Agreement. Refer to Note 10 to the unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included in this prospectus for further discussion.

We currently forecast that we will not meet certain financial debt covenants as required per our Second A&R Loan and Security Agreement beginning with the quarter ended June 30, 2023, which would constitute an event of default, which if not waived, can result in the potential acceleration of our outstanding debt under the Second A&R Loan and Security Agreement. If an event of default occurs under the Second A&R Loan and Security Agreement and the lender accelerates the maturity of the debt thereunder, we may not have sufficient cash to repay the outstanding debt. In response to these conditions, management has begun to actively engage in conversations with the lender of the Second A&R Loan and Security Agreement regarding amendments and waivers to the related financial covenants, however, whether an amendment or waiver is obtained is not within our control, and therefore cannot be deemed probable. As a result, we classified all amounts owed under the Second A&R Loan and Security Agreement as Current Maturities of Long-Term Debt on the balance sheet at March 31, 2023.

The Company anticipates using any of the proceeds of the credit facilities for working capital and general corporate purposes, purchases of real estate (including vineyards) and equipment and paying down outstanding balances on the credit facilities.

Paycheck Protection Program

Our PPP Loan, under Division A, Title I of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act on April 14, 2020, of approximately $6.5 million required monthly amortized principal and interest payments to begin six months after the date of disbursement. In October 2020, the deferral period associated with the monthly payments was extended from six to ten months. While the PPP Loan had a two-year maturity, the amended law permitted the borrower to request a five-year maturity from its lender.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, we were eligible to apply for and receive forgiveness for all or a portion of the PPP Loan. Such forgiveness was determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan.

On June 25, 2021, the Company received notification from the Small Business Association that the Company’s Forgiveness Application of the PPP Loan and accrued interest, totaling approximately $6.6 million, was approved in full, and the Company had no further obligations related to the PPP Loan. Accordingly in fiscal year 2021, the Company recorded a gain on the forgiveness of the PPP Loan.

Cash and Cash Equivalents

Our cash and cash equivalents balance was $32.0 million at March 31, 2023 compared to $50.3 million at June 30, 2022 and $123.7 million at June 30, 2021. At March 31, 2023, our cash and cash equivalents were held in cash depository accounts with major banks.

Cash Flows

Information about our cash flows, by category, is presented in our consolidated statements of cash flows and is summarized below:

	Nine Months Ended March 31,			Year Ended June 30,
(in thousands)	2023	2022	Change	2022	2021	Change
Operating activities	$(3,846)	$(4,128)	$282	$15,982	$9,117	$6,865
Investing activities	$8,389	$(89,886)	$98,275	$(98,505)	$(60,288)	$(38,217)
Financing activities	$(22,869)	$46,044	$(68,913)	$9,136	$173,099	$(163,963)

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Cash Flows provided by (used in) Operating Activities

Net cash provided by operating activities was $15.9 million for the year ended June 30, 2022 compared to net cash provided in operating activities of $9.0 million for the year ended June 30, 2021, representing an increase of net cash provided of $6.9 million. The increase in net cash provided was primarily attributable to the decrease in net income of $10.8 million, net changes in certain non-cash adjustments of $21.4 million to reconcile net income to operating cash flow and net changes in other operating assets and liabilities as detailed on the consolidated statement of cashflows.

Net cash used by operating activities was $3.9 million for the nine months ended March 31, 2023 compared to net cash used in operating activities $4.1 million for the nine months ended March 31, 2022, representing an increase in net cash provided of $0.2 million.

Cash Flows provided by (used in) Investing Activities

Net cash used in investing activities was $98.5 million for the year ended June 30, 2022, compared to net cash used in investing activities of $60.3 million for the year ended June 30, 2021, representing an increase of net cash used of $38.2 million. Cash flows from investing activities are utilized primarily to fund acquisitions, capital expenditures for improvements to existing assets and other corporate assets. The increase in net cash used was primarily attributable to an increase in business acquisitions of $50.1 million, partially offset by a reduction in purchases of plant, property and equipment of $13.2 million.

Net cash provided by investing activities was $8.4 million for the nine months ended March 31, 2023, compared to net cash used in investing activities of $89.9 million for the nine months ended March 31, 2022, representing an increase in net provided of $98.2 million. Cash flows from investing activities are utilized primarily to fund acquisitions, capital expenditures for improvements to existing assets and other corporate assets. The increase in net cash provided for the nine months ended March 31, 2023, was primarily attributable to purchases of property, plant and equipment totaling $15.7 million in the prior period, along with a business acquisition totaling $74.3 million in the prior period. This was also offset by proceeds from sales of assets totaling $11.1 million in the current quarter.

Cash Flows provided by (used in) Financing Activities

Net cash provided by financing activities was $9.1 million for the year ended June 30, 2022 compared to net cash provided of $173.1 million for the year ended June 30, 2021, representing a decrease of net cash provided of $164.0 million. The decrease in net cash provided consisted primarily of cash used of $26.0 million to repurchase shares of the Company’s common stock and decrease in proceeds of $250.1 million related to the Merger and PIPE financing in the prior year, partially offset by proceeds, net of payments on our line of credit and long-term debt of $137.7 million.

Net cash used in financing activities was $22.9 million for the nine months ended March 31, 2023 compared to net cash provided by of $46.0 million for the nine months ended March 31, 2022, representing an increase in net cash used of $68.9 million. The increase in net cash used consisted primarily of $136.4 million of payments on our line of credit and long-term debt, net of proceeds.

Off-Balance Sheet Arrangements

As of June 30, 2022 and March 31, 2023, the Company had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. As a result of adopting Accounting Standards Codification ("ASC") 842 effective July 1, 2022, there have been material changes to our lease accounting policies during the nine months ended March 31, 2023, which are described in Note 1 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus.

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While our significant accounting policies are described in more detail in Note 1 to our audited consolidated financial statements for the fiscal year ended June 30, 2022 and Note 1 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue from the sale of wine, spirits and cider, including private label wines, to wholesale distributors and to consumers. We also recognize revenue from custom winemaking and production services, grape and bulk sales, private events held at its winery estates and storage services, as well as the sale of other merchandise and services.

We recognize revenue when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We recognize revenue when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped, and title passes to the customer, and when control of the promised product or service is transferred to the customer. Our standard terms are FOB shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to us.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is considered to be unlikely.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to income tax matters as a component of income tax expense.

Inventories

Inventories of bulk and bottled wines and spirits and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the first in, first out ("FIFO") method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Goodwill and Intangible Assets

The aggregate carrying amount of goodwill is $29.7 million as of March 31, 2023. Our intangible assets had an aggregate carrying amount of $45.4 million as of March 31, 2023.

We test our goodwill and indefinite-life intangible assets for impairment annually, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or indefinite-life intangible asset is less than its carrying amount. Such events and circumstances could include a sustained decrease in our market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), disposals of significant brands or components of our business, unexpected business disruptions (for example due to a natural disaster or loss of a customer, supplier, or other significant business relationship), unexpected significant declines in operating results, or significant adverse changes in the markets in which we operate. We test our reporting units for impairment by comparing the estimated fair value of each reporting unit to its carrying amount. We test indefinite-life intangible assets for impairment by comparing the estimated fair value of each indefinite-life intangible asset to its carrying amount. If the

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carrying amount of a reporting unit or indefinite-life intangible asset exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount, in the case of reporting units, not to exceed the associated carrying amount.

The Company has three operating segments: Wholesale, Direct-to-Consumer, and Business-to-Business. We determined these three operating segments do not have components for which discrete financial information is available. The lowest level at which discrete financial information is available is at the operating segment level. Additionally, the components within each of the operating segments have similar long-term average gross margins, similar products, similar (shared) production processes, similar types of customers and similar (shared) distribution methods. Therefore, we concluded that our reporting units used for purposes of the goodwill impairment analysis are the same as our reporting segments.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units and trademarks requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, then one or more of our reporting units or intangible assets might become impaired in the future.

We generally utilize the discounted cash flow method under the income approach and the Guideline Public Company Method ("GPCM") under the market approach to estimate the fair value of our reporting units. Some of the more significant assumptions used in estimating the fair values of the individual reporting units under both approaches include the estimated future annual net cash flows for each reporting unit (including net sales, cost of revenue, selling, general and administrative expenses, depreciation and amortization, working capital, and capital expenditures), income tax rates, long-term growth rates, and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated growth rates, management’s plans, and guideline companies.

We generally utilize the relief from royalty method under the income approach to estimate the fair value of our indefinite-lived intangible assets associated with trade names and trademarks. Some of the more significant assumptions used in estimating the fair values of the individual reporting units under both approaches include the estimated future annual net sales for each trademark, royalty rates (as a percentage of net sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations, long-term growth rates, and a discount rate that reflects the level of risk associated with the future cost savings attributable to the indefinite-life intangible asset. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and guideline companies.

Assumptions used in impairment testing are made at a point in time and require significant judgment; therefore, they are subject to change based on the facts and circumstances present at each annual and interim impairment test date. Additionally, these assumptions are generally interdependent and do not change in isolation.

Definite-lived intangible assets, which consist primarily of customer and Sommelier relationships, are amortized on a straight-line basis over the estimated periods benefited. We review definite-lived intangible assets for impairment when conditions exist that indicate the carrying amount of the assets may not be recoverable. Such conditions could include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of definite-lived intangible assets held for use, we group assets at the asset group level which is lowest level for which cash flows are separately identifiable. Our asset groups are the same as our reporting units. If an impairment is determined to exist, the impairment loss is calculated as the amount by which the carrying amount of the asset group exceeds its fair value.

See Note 6 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus.

Stock-Based Compensation

Stock-based compensation provided to employees is recognized in the consolidated statement of operations based on the grant date fair value of the awards. The fair value of restricted stock units (“RSUs”) is determined by the grant date market price of our common shares. The fair value of stock options is determined on the grant date using a Monte Carlo simulation model. The determination of the grant date fair value of stock option awards granted is affected by a number of variables, including the

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fair value of the Company’s common stock, the expected common stock price volatility over the life of the awards, the expected term of the stock option, risk-free interest rates and the expected dividend yield of the Company’s common stock. Due to the Company’s limited trading history since becoming a public company on June 7, 2021, the Company derived its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards.

The compensation expense recognized for stock-based awards is net of estimated forfeitures and is recognized ratably over the service period of the awards. All income tax effects of stock-based awards are recognized in the consolidated statements of operations as awards vest or are settled. We classify stock-based compensation expense in selling, general and administrative (“SG&A”) expenses in the consolidated statement of operations.

Emerging Growth Company Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act and compliance with applicable laws, if, as an emerging growth company, we rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we had total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 1 to the consolidated financial statements for the fiscal year ended June 30, 2022 included elsewhere in this prospectus and Note 1 to the unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included elsewhere in this prospectus, for a discussion of recent accounting standards and pronouncements.

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QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Sensitivity

We are exposed to risk from changes in interest rates primarily on borrowings due under our credit facility, which consists of (i) a $100.0 million term loan; (ii) a $50.0 million capital expenditure facility; (iii) a $230.0 million dollar revolving credit facility; and (iv) a $100.0 million delay draw term loan and bears interest rates based on the Secured Overnight Financing Rate ("SOFR") plus applicable margins.

Annually, we perform sensitivity analysis on our forecasted exposure to interest rates. This analysis assumes a hypothetical 100 basis point change in interest rates. For the year ended June 30, 2022 and the nine months ended March 31, 2023, the effect of a hypothetical 100 basis point increase or decrease in overall interest rates would have changed our interest expense by approximately $1.3 million and $3.1 million, respectively.

While we have not designated our interest rate swap agreements as cash-flow hedges, we have entered into interest rate swap agreements to mitigate our exposure to interest rate movements. See Note 10 to our consolidated financial statements for the fiscal year ended June 30, 2022 included elsewhere in this prospectus.

We had cash of $43.7 million and $32.0 million as of the year ended June 30, 2022 and the nine months ended March 31, 2023, respectively, exclusive of restricted cash. Our cash is held in demand deposits and is not subject to market risk.

Inflation

Several areas of the business continue to be impacted by inflation. We continually monitor the impact of inflation in an attempt to minimize its effects through pricing strategies and cost reductions. However, if our costs were to become subject to more significant inflationary pressures, we may not be able to fully offset such higher costs, particularly if inflationary pressures continue for a prolonged period. These matters could harm our business, results of operations or financial condition.

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DESCRIPTION OF BUSINESS

Our Company

Vintage Wine Estates, Inc. is a leading vintner in the United States U.S., offering a collection of wines produced by award-winning, heritage wineries, popular lifestyle wines, innovative new wine brands, packaging concepts, as well as craft spirits. Our name brands include Layer Cake, Cameron Hughes, Clos Pegase, B.R. Cohn, Firesteed, Bar Dog, Kunde, Cherry Pie and many others. Since our founding over 20 years ago, we have grown organically through wine brand creation and through acquisitions to become the 14th largest wine producer based on cases of wine shipped in California. We sell over 2.5 million cases annually.

Our key differentiator is our diversification—what we call our three-legged stool business model.

We are diversified in our brand collection, producing nearly 60 brands ranging in retail price from $10.00 to $150.00, with a focus on the growing segment between $10 and $20. More than eighty percent of our business is done in this critical segment.

We are diversified in our omni-channel sales strategy balanced between Direct-to-Consumer, 31.5% of sales, traditional Wholesale, 28.8% of sales and Business-to-Business at 38.8% of sales. Our Direct-to-Consumer segment is particularly robust. Where most wine companies have two direct sales levers to pull: tasting rooms and wine clubs, we have seven: tasting rooms, wine clubs, ecommerce, Cameron Hughes, Vinesse, Windsor/custom label design and engraving, and QVC/HSN and The Sommelier Company.

We are diversified in our sourcing with a strong asset base of 2,415 owned and leased vineyard acres located in the premier wine growing regions of the U.S. and 10 owned winery estates. These properties extend from the Central Coast of California to storied appellations in Napa Valley and Sonoma County, north to Oregon and Washington. We obtain fruit for our wines from owned and leased vineyards, as well as other sources, including independent growers and the spot wine market. During 2022, we expanded our production capabilities with the acquisition of Meier’s, a leading producer, bottler, importer and marketer of specialty beverage alcohol and non-alcohol products and added a ready-to-drink (“RTD”) product line with the acquisition of ACE Cider, The California Cider Company ("ACE Cider").

We have completed over 20 acquisitions in the past 10 years and completed over 10 acquisitions in the past 5 years. We generally acquire the brands and inventories of a targeted business, eliminating redundant corporate overhead. We then integrate the acquired assets into our highly efficient production, distribution and omni channel selling networks, quickly increasing the sales and margins of the acquired business.

Our growth has allowed us to reinvest in our business and create the scale and infrastructure needed to successfully manage a variety of different wine brands and channels and reduce costs. Our owned winery facilities have the capacity to store up to 9.0 million gallons of wine per year. In addition, we have a high-speed bottling facility with the capacity to bottle over 13.5 million cases annually.

Additional bottling capacity is not only used for our products, but also allows us to further expand our bottling and fulfillment services offered to third parties on a contract basis. The additional capacity of the bottling facility may not be fully utilized but provides us with capacity consistent with our growth plans. Our scale and consolidated operations are expected to enable us to increase margins of the businesses that we acquire, providing accretive value promptly after the acquisition. We intend to continue to grow our business organically and through acquisitions, with a view towards making two to three acquisitions per year over the next five years. See "Management's Discussion and Analysis of Financial Condition And Results of Operations - Business Overview - Growth Strategy" for a description of our growth strategy.

Our mission is to maintain an entrepreneurial spirit, stay humble and focus on the customer. We respect the ways people buy wine—at the estate wineries, at retail, in restaurants, on the telephone, on the internet, on television and by mail.

Our Business Combination

We were formed in 2019 as BCAC, a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia. BCAC was organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination involving BCAC.

On June 7, 2021, BCAC consummated its business combination (the “Business Combination”) with Legacy VWE, pursuant to a transaction agreement dated February 3, 2021. As a result of the Business Combination and the related transactions, BCAC

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completed the domestication, changed its name to “Vintage Wine Estates, Inc.” and Legacy VWE became our wholly-owned subsidiary.

For accounting purposes, and in accordance with generally accepted accounting principles, BCAC was treated as the acquired company and Legacy VWE was treated as the acquirer.

Core Business Segments

We report our results of operations through the following segments: Wholesale, B2B, DTC and Corporate and Other.

Fundamentally, we are an omni-channel consumer goods business that happens to operate in the wine industry. Unlike wine companies that solely or mainly sell to wholesale distributors, we sell our products through a number of different channels.

A description of our segments follows:

Wholesale

Our wholesale operations generate revenue from products sold to distributors, who then sell them to off-premise retail locations such as grocery stores, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

We have longstanding relationships with our distribution network and marketing companies, including with industry leaders such as Deutsch Family Wine and Spirits, Republic National Distributing Company and Southern Glazer’s Wine & Spirits. Through these relationships, our products are sold in all 50 states and in 41 countries outside the U.S. In addition to our geographical reach, our products are available for purchase at over 33,000 off-premise locations as of June 30, 2022 including leading national chains such as Costco, Kroger, Target, Albertsons and Total Wine & More. Our products were also sold at over 20,500 restaurants and bars as of June 30, 2022 and over 16,200 as of March 31, 2023, respectively.

Our wholesale segment generated $84.5 million and $72.9 million of revenue for the fiscal years ended June 30, 2022 and June 30, 2021, respectively, and $67.3 million and $62.9 million of revenue for the nine months ended March 31, 2023 and March 31, 2022, respectively.

Business-to-Business

Our B2B sales segment generates revenue from the sale of private label wines and custom winemaking services.

We work with national retailers, including Costco, Albertsons, Target and other major retailers, to provide private label wines incremental to their existing beverage alcohol business. Retailers generally earn higher margins on sales of their private label wines than on sales of third-party wines.

Consequently, retailers are increasingly offering more private label products in their stores. We expect retailers’ demand for private labels to continue to increase and believe that our private label business will continue to grow. Retailers frequently request brand, label and product line extensions.

Our custom winemaking services are governed by long-term contracts with other wine industry participants and include services such as fermentation, barrel aging, procurement of dry goods, bottling and cased goods storage. Additionally, we believe that our custom winemaking services business allows us to maximize our production assets’ throughput and efficiency and thus improves profit margins for our proprietary brands.

Our B2B segment generated $113.9 million and $77.4 million of revenue for the fiscal years ended June 30, 2022 and June 30, 2021, respectively, and $94.4 million and $83.3 million of revenue for the nine months ended March 31, 2023 and March 31, 2022, respectively.

Direct-to-Consumer

Our DTC segment generates revenue from sales made directly to the consumer. DTC sales have higher gross profit margins than wholesale sales because DTC sales allow us to capture the profit margin that otherwise would go to our distribution partners on sales in the wholesale segment. As a result, our gross margins in the DTC segment are significantly higher than in our other segments while operating margins are consistent with other segments.

Our DTC sales are made primarily through our tasting rooms, wine clubs and e-commerce.

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Tasting Rooms - We currently operate 12 tasting rooms that served over 233,000 visitors during the fiscal year ended June 30, 2022, up from over 135,000 for the fiscal year ended June 30, 2021, and served over 130,000 for the nine months ended March 31, 2023, down from over 165,000 for the nine months ended March 31, 2022, as a result of COVID-19 restrictions being lifted. Our tasting rooms are designed to provide a welcoming atmosphere where we can introduce the consumer to our brands with a view towards developing an authentic relationship over time. These tasting rooms feature our exclusive, low-production wines, at higher-than-average price points, as well as our more accessible, higher-production, wines. Visitors are encouraged to taste, and then purchase, our wines.

Wine Clubs - We currently offer 21 branded wine clubs and had more than 95,000 wine club members as of June 30, 2022 and over 70,000 as of March 31, 2023. Our wine club members sign up to purchase regular shipments of our wines and receive additional benefits such as volume discounts, exclusive visits to our tasting rooms, invitations to member-only events, access to winemakers and the ability to try each of our wines before they are widely sold in stores. We leverage digital technology through virtual tastings and mixers, giving members new ways to network with one another.

E-Commerce - Sales through our various brand websites are a growing part of DTC sales. We have an active email list with over 1,070,000 subscribers. Our digital marketing team drafted and sent 5,116 unique emails that generated over 69.0 million impressions for the fiscal year ended June 30, 2022 and 4,313 emails that generated over 32.2 million impressions for the nine months ended March 31, 2023. We have used digital marketing since the early 2000s, recently achieved an e-commerce customer conversion rate of 8.0%, which is substantially above the food and drink industry’s e-commerce conversion rate of 1.8%, as of July 2022.

Custom Label Design and Engraving - We also offer custom label design and engraving services whereby customers can design and engrave wine bottles to their specifications. We believe that we are the only wine producer with the ability to do custom engraving on wine bottles. As a result, we are able to offer our services profitably at a lower price than competitors that need to outsource bottle engraving. In addition to our core private label customers, we have created custom bottles for weddings, major corporate events and other promotional opportunities.

Our DTC segment generated $92.4 million and $66.6 million of revenue for the fiscal years ended June 30, 2022 and June 30, 2021, respectively, and $63.1 million and $69.3 million of revenue for the nine months ended March 31, 2023 and March 31, 2022, respectively.

Corporate and Other

Our Corporate and Other segment generates revenue from grape and bulk wine sales and storage services. We record corporate level expenses, non-direct selling expenses and other expenses not specifically allocated to the results of operations in our Corporate and Other segment.

Our Corporate and Other segment generated $2.9 million and $3.8 million of revenue for the years ended June 30, 2022 and 2021, respectively, and $0.0 and $2.6 million of revenue for the nine months ended March 31, 2023 and March 31, 2022, respectively.

Our Diversified Portfolio

Our asset base and product portfolio have been strategically built to provide significant flexibility throughout the business cycle. Our wine portfolio has three tiers: lifestyle brands, luxury brands, and digitally native brands. In addition to wine production and distribution, which is our core business, we also produce and sell craft spirits and ciders.

Lifestyle Brands

Our lifestyle wines primarily sell through off-premise channels at retail prices ranging from $10.00 to $25.00 per bottle. The lifestyle tier accounts for more of our branded case volume than the luxury tier due to the lifestyle tier’s wider distribution and lower pricing. Our lifestyle brands are designed to deliver a compelling price-to-quality ratio. We believe our infrastructure, sourcing network and bottling-on-demand capabilities allow us to adjust production in line with market demand.

Our lifestyle brands include the following, among others:

Layer Cake - Layer Cake is a vintage-dated, premium wine brand featuring Cabernet Sauvignon, Pinot Noir and Chardonnay and other varietals sourced from various vineyards from around the world. The wines are designed to be approachable and food-friendly, with layers of flavor. Layer Cake is distributed nationally, at retail prices between $11.99 and $19.99 per bottle.

Firesteed - Founded in 1982, Firesteed is one of Oregon’s most recognized wine marques, well-known as an award-winning, high scoring top Pinot Noir producer. Located in Oregon’s Willamette Valley and considered a foundation brand for Oregon Pinot

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Noir, Firesteed serves the growing interest in and demand for authentic, cool-climate Oregon Pinot Noir. The signature wine, Firesteed Pinot Noir, is notably 100% Pinot Noir, with no blending wines added to alter the pure varietal character. Recognizing the appeal and demand for Oregon Pinot Noir, Firesteed is one of our top retail sales priorities. Firesteed wines are also available for sale DTC through our e-commerce channel and wine club. Firesteed wines sell at retail prices between $16.00 and $40.00 per bottle.

Bar Dog - Bar Dog is vintage-dated, premium California wine, including Chardonnay, Cabernet Sauvignon and Pinot Noir varietals, along with Red Blend. Bar Dog launched as a first-to-market brand in Target stores in 2019 and now is distributed nationally with significant room to be distributed further. Bar Dog’s Cabernet Sauvignon has earned 94 points from the Toronto International Wine Competitions, its Red Wine and Chardonnay have earned Gold Medals, and its Pinot Noir has earned a Silver Medal from the San Francisco International Wine Competition. These wines sell at retail prices between $12.00 and $20.00 per bottle.

Middle Sister - Middle Sister is a non-vintage, premium California wine. The star of the “sisters” is Middle Sister Sweet & Savvy, the top-selling California Moscato in the United States, featuring a sister of color on the label. Middle Sister is a longstanding lifestyle brand, launched over 15 years ago in Target stores. It enjoys strong brand equity with a devoted consumer base. Middle Sister was the first wine label to feature a cast of stick figure characters on the label, engaging consumers in a novel, cheeky and humorous way. Middle Sister also was one of the early wine industry adopters of social media, having launched at the same time that Facebook was becoming a widely-used consumer platform. Middle Sister wines sell at a retail price of $10.00 per bottle.

Cherry Pie - Cherry Pie wines are a vintage, premium California wine. These wines are 100% Pinot Noir sourced from select, cooler climate vineyards in Northern California and the Central Coast that highlight the variety. These wines sell at a retail prices between $20.00 and $50.00 per bottle.

Cartlidge & Browne - Cartlidge & Browne is a legacy, premium California wine brand founded in 1980. Cartlidge & Brown wines appeals to consumers looking for quality and value. The brand continues to grow on the strength of longstanding trust in the wine quality and its appealing price point, with national distribution in retail chains, independent retailers and on-premise. Cartlidge & Brown wines sell at a retail price of $12.00 per bottle.

GAZE Wine Cocktails - GAZE Wine Cocktails are refreshing, light, low-alcohol blends of Green Tea Moscato, Blueberry Pomegranate Moscato and White Peach Moscato. GAZE Wine Cocktails blend quality California wine with natural ingredients popular with wellness-minded consumers. The GAZE package is a sleek, portable, recyclable aluminum bottle with a resealable twist-off closure and bright, fashion-forward silkscreened graphics. The Blueberry Pomegranate Moscato flavor was awarded 94 points and a Double Gold award at the 2019 San Francisco International Wine Competition. A case of six GAZE Wine Cocktails sells at a retail price of $36.00.

Luxury Brands

Our super-premium to ultra-premium wines are generally smaller-production, estate-based wines. We also have a tier of more widely sourced and available appellation wines. Our luxury wines consistently garner 90+ scores, awards and accolades from top wine industry publications. They appeal to the wine aficionado who is intensely interested in the winemaker’s craft, the influence that vineyards and sites have on the wine, and the details of the vintage from budbreak to bottle.

Our luxury brands sell primarily at wine retailers, on-premise and through wine clubs and tasting rooms at prices ranging from $16.00 to $150.00 per bottle.

Our luxury brands include the following:

Girard - Girard is a super-premium brand founded more than forty years ago. Girard wines use small batch fermentation techniques and classic blending techniques, which have consistently produced award-winning wines. Girard’s tasting room room and production facility are in Calistoga, located in the northern end of Napa Valley, attraction for both tourists and wine collectors. Girard wines are offered in high-end grocery stores and restaurants, as well as in the tasting rooms and other e-commerce channels. Girard wines sell through wholesale, e-commerce, wine clubs and at the winery, at retail prices between $18.00 and $100.00 per bottle.

Clos Pegase - Clos Pegase is one of the best known assets in our luxury portfolio. Renowned architect Michael Graves submitted a neo-classical design for this winery to an international competition and was awarded the commission. The winery was completed in 1987 and has been recognized as one of the world’s great winery buildings. The winery features extensive caves for the cellaring and aging of wines and a drought-tolerant heritage garden. A companion winery house was completely restored to the original vision in 2019. In keeping with the high aesthetics of the winery, Clos Pegase wines are a benchmark for Napa Valley luxury wines. Two estate vineyards in the Calistoga American Viticultural Area (“AVA”) for Bordeaux varietal red

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wines, Applebone and Tenma, and Mitsuko’s Vineyard in the Carneros AVA for Pinot Noir. Chardonnay and other varieties produce world-class, award- winning wines. Clos Pegase wines are distributed nationally at wholesale and at the winery, and through e-commerce and wine clubs, selling at retail prices between $22.00 and $125.00 per bottle.

Laetitia Vineyard and Winery - The Laetitia estate, located approximately three miles from the Pacific Ocean in Arroyo Grande on California’s south-central coast, is a well-known name in California’s sparkling wine market. The 1,800-acre estate was founded as a sparkling wine producer in the 1980s, as the cooler climate, site and soils resembled those in the Champagne region of France. Laetitia has earned a reputation as a top California sparkling wine producer and continues to make a range of luxury sparkling wines, as well as Pinot Noir and Chardonnay varietals and Rhône-style wines. All Laetitia wines currently in wholesale distribution have scores of 90 points or higher from leading wine publications. The winery is a popular wine tourism destination, where guests can enjoy views of the vineyards and the Pacific Ocean as they enjoy the wines. Laetitia also features a private winery guest house for trade and media hospitality. Laetitia wines are sold at wholesale, the tasting room, wine clubs and e-commerce at retail prices between $24.00 and $65.00 per bottle.

Swanson Vineyards - In Napa Valley, Swanson Vineyards is strongly associated with Merlot. Founded in 1995 in the Rutherford AVA (generally better recognized for Cabernet Sauvignon), it was determined that Swanson’s site and soils resembled those of Château Pétrus in Bordeaux, France. We believe Swanson offered Napa Valley its first luxury wine tasting experience when it opened the Salon in 2001. Swanson Vineyards wines are distributed through wholesale, e-commerce and wine clubs at retail prices between $21.00 and $140.00 per bottle.

Kunde Family Winery - The Kunde Family Winery was established in 1904 and celebrated its 117th harvest in 2020. Kunde sources grapes from the Kunde family’s 1,800-acre sustainable vineyard and winery, which is the largest contiguous private property in Sonoma Valley, California. The Kunde brand is known for Cabernet Sauvignon, Merlot, Chardonnay and Zinfandel and is consistently recognized as one of the top ten brands in Sonoma. Kunde wines have earned scores of 90 points or higher for many of its wines across the portfolio. Kunde wines sell at the winery, and through wholesale, e-commerce and wine clubs at retail prices between $18.00 and $100.00 per bottle.

Viansa - Viansa is known for its Italian varietals and its 270-degree views of the Sonoma Valley. Viansa was one of the first wineries to use the tasting room as a place to host and entertain guests. Viansa’s hilltop villa and estate, referred to as the “Summit of Sonoma,” has a panoramic view of Sonoma Valley. The site features olive tree-lined vineyards, a 97-acre wetland preserve, an event pavilion, and tasting patios that overlook the marketplace area. Viansa has been a notable Sonoma attraction for more than 30 years. Viansa wines are sold exclusively at the winery, through wine clubs and e- commerce at retail prices between $22.00 and $125.00 per bottle.

B.R. Cohn Winery -The B.R. Cohn Winery is located between the Mayacamas and Sonoma Mountain ranges, in the heart of California’s Sonoma Valley. Sonoma is pictured by some as a free-spirited cousin of Napa Valley. The history and heritage of B.R. Cohn may support this impression. Founded by the legendary rock and roll manager of the Doobie Brothers and other rock acts in the 1980s, the B.R. Cohn estate is an ideal site for growing Cabernet Sauvignon and other red Bordeaux varietals. Numerous musical events are hosted on the estate, including the Sonoma Harvest Music Festival held annually in September (with the exception of September 2020 due to COVID-19 restrictions). Alongside a range of small-lot estate wines, the Silver Label tier markets the B.R. Cohn wines to consumers at a more affordable price point. B.R. Cohn Silver Label wines, including Cabernet Sauvignon, Merlot, Chardonnay and Pinot Noir varietals and Sauvignon Blanc, are in wide wholesale and e-commerce distribution. B.R. Cohn wines sell at the winery, and through wholesale, e-commerce and wine clubs, at retail prices between $17.00 and $100.00 per bottle.

Craft Spirits

We own the brand No. 209 Gin and Splinter Group Spirits, whose brands consists of Straight Edge Bourbon Whiskey, Slaughterhouse American Whiskey, and Whip Saw Rye. We also team with leading spirits manufacturers and distributors to develop products for our customers. We have collaborated with another spirits manufacturer to create Partner Vermouth, which is a sweet vermouth from the gardens and vineyards of California wine country.

We believe that we can use the spirits business to further expand our private label business with existing B2B customers. We expect that interest in selling private label products (due to the increased margins that we earn relative to sales of third party products) will lead to more retailers selling private label spirits. We believe that we can use our significant distribution network and production capabilities to increase our spirits private label business with both existing and new B2B customers.

Cider

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We added a RTD product line with the acquisition of ACE Cider. ACE Cider has a diverse and balanced product portfolio with award-winning, fruit-forward ciders featuring no artificial ingredients, less calories and significantly less sugar than the average hard cider.

Our Competitive Strengths

We believe that our strengths include a diversified brand portfolio and infrastructure, a customer-centric and innovation-driven culture, a demonstrated success in acquiring and integrating new assets into our platform, strong working relationships with distributor and retail networks, access to low-cost and flexible debt financing, and an experienced management team assembled and led by Patrick Roney.

Diversified Brand Portfolio and Infrastructure

Our diversified wine sourcing, brand positioning and omni-channel sales strategy result in a nimble, scalable business model, enabling us to bring our products to market rapidly and navigate ever-changing consumer demand flexibly. We believe the efficiencies of our infrastructure have been reflected in our historical results.

Strong Relationships with Distributors and Retailers

We have longstanding working relationships with many of the wine industry’s largest distributors and retailers, which facilitates the distribution of our products to customers in as many locations as possible.

We believe that our existing arrangements with distributors also provide a scalable platform for us to introduce new products into the market and further expand our revenue and market share. The distribution market has experienced and continues to undergo significant consolidation. As a result, it is harder for newer or smaller wine and alcohol businesses to gain traction with major distributors, which limits their ability to get their products into the major wholesale and retail markets. We believe that our longstanding working relationships with the largest distributors and retailers—forged over many years—give us an advantage over newer and smaller competitors.

We also have powerful, long-standing relationships with national retailers, including Costco, Albertson’s, Target and others.

Customer-Centric and Innovation-Driven Culture

We have created more than 35 new brands over the last 5 years to address specific consumer needs and market opportunities. We take a holistic approach with new brands, evaluating key attributes such as price points, packaging format, demographic and psychographic trends. We create new brands organically through an efficient concept-to-launch process, which generally requires less than eight months and can often be completed in less than three months. We believe that our efficient new product development and rapid speed to market gives us and our private label retailers an advantage over competitors because it enables us to quickly address actual or perceived unmet consumer needs and can help us better align brand strategy with consumer demand.

Demonstrated Success Acquiring and Integrating New Assets

We believe we have completed more brand mergers and acquisitions in the U.S. wine industry over the last 10 years than any other company in the industry. As illustrated in the following chart, we have completed more than 25 acquisitions since 2010.

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2000 2007 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2021 2022

2000
Girard NAPA VALLEY
- Pat Roney acquired Girard Winery
- Marco DiGiulio becomes winemaker

2007
WINDSOR VINEYARDS
- Pat Roney & Leslie Rudd acquired Windsor Vineyards

2009
Sonoma Coast VINEYARDS
- Launched Private Label Program
- Formed Vintage Wine Estates

2010
KUNDE
- Acquired minority stake in Kunde & Pat Roney acquired management contract

2011
COSENTINO NAPA VALLEY
C&B Cartlidge & Browne
- Signed agreement with Deutsch Family Wine & Spirits

2012
RAY'S STATION MENDOCINO
6 million case capacity

2013
CLOS PEGASE NAPA VALLEY
VIANSA SONOMA

2014
CANOPY MANAGEMENT
Middle Sister
PURPLE COWBOY

2015
B.R. COHN WINERY
SWANSON VINEYARDS

2016
THE SPLINTER GROUP
DELECTUS
BURIED CANE Premium Wines
CLAYHOUSE WINES

2017
CAMERON HUGHES
FIRESTEED

2018
LAYER CAKE
CHERRY PIE
if you see kay
TAMARACK CELLARS
QUPÉ
DISTILLERY №209

2019
LAETITIA VINEYARD & WINERY
ALLOY WINE WORKS
Owen Roe

2021
KUNDE
VINESSE WINES
SOMMELIER COMPANY
ACE PREMIUM CRAFT CIDERS

2022
MEIER'S BEVERAGE GROUP

Historically, our acquisitions have generated a strong return on equity. We review, on average, over 20 acquisitions per year, submit an average of four letters of intent and complete an average of two acquisitions per year. We have historically targeted a significant increase in the target company’s EBITDA within three years of the acquisition. To achieve these results, our acquisitions are subject to a rigorous, data-driven, due diligence and underwriting process, to assure that minimum financial thresholds with meaningful upside can be satisfied in each transaction.

Experienced Management Team

Our senior leaders have decades of experience in the wine and spirits industry and have gone through numerous economic and consumer cycles, providing them with unique insight and historical perspectives that less experienced leaders do not have. Vintage Wine Estates was founded by Patrick Roney and Leslie Rudd, who passed away in 2018. Mr. Roney has spent more than 30 years in the wine, spirits and food industries and has held senior leadership roles at leading brands such as Seagram’s, Chateau St. Jean, Dean & Deluca and the Kunde Family Winery. Mr. Roney has been able to attract some of the top talent in the industry, including President, Terry Wheatley. Ms. Wheatley has spent her entire career in the wine and spirits industry at leading firms, including at E.J. Gallo and the Sutter Home/Trinchero Family Estate. Ms. Wheatley also started her own wine brand, creation, sales and marketing company, Canopy Management, leveraging her long-term relationships with the wine industry’s top buyers to bring a portfolio of innovative wine brands to market. We acquired Canopy Brands in 2014.

Our Strategy

We are currently the 14th largest wine producer by cases shipped in California. We have been able to grow our business despite economic recessions. Our strategy is to continue to grow organically by leveraging our omnichannel sales capabilities and through select acquisitions that enhance our wine portfolio and expand our offerings through all three business segments for our customers. Acquisitions have enabled us to diversify our wine sourcing into regions outside of California, expand our portfolio of brands, increase our vineyard assets and provide our direct-to-consumer and retail customers with a range of wines to choose from. We are also focused on improving profitability and driving cash generation by eliminating less profitable brands, exiting lower margin businesses, addressing wine making, warehousing and production efficiencies, simplifying our go-to-market strategy and monetizing select assets.

Increasing Sales of Existing Brands

We seek to grow our existing brands by increasing penetration within existing on-premise and off-premise retailers, selling into new retailers and distributors and investing in and expanding our DTC segment. Given the strength of our brands and our

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strong reputation with consumers, we believe we can increase the number of varietals and blends that are offered in retail and on-premise locations. As consumer shopping behaviors continue to evolve and change, we believe we are well positioned to continue to increase sales and conversions through our off-premise retailers’ digital channels with the investment in a dedicated eGrocery team to manage and support the digital shelf online as well as in popular delivery apps and services. We will continue to invest in our DTC business and intend to capitalize on the consumer’s willingness to purchase more products online.

Developing New Brands and Innovative Products

We believe that we can continue to develop new brands and products that address consumer demand and sell these new products into our omni-channel distribution system. These new products are expected to diversify our revenue further and expand our addressable market to additional categories beyond wine. We believe our integrated infrastructure allows us to capitalize on emerging trends faster than many of our competitors, giving us an advantage in new product development. Additionally, upon federal legalization of cannabis, we expect to seek to produce and sell cannabis infused beverages through our distribution channels. We are at the early stage of developing this strategy and no material assets have been created from this initiative as of the date hereof. We do not intend to enter this sector unless cannabis is federally legalized in the U.S. and there is no assurance if or when cannabis will be federally legalized.

Executing our Acquisition Pipeline

There continues to be consolidation of distributors and retailers in the wine industry, creating uncertainty for smaller wine companies and further limiting their ability to garner attention in the wholesale channel. As a result, we expect more brands to look for buyers of their businesses, which may create more attractive acquisition opportunities for us in the future. Given our scale and infrastructure, we are generally able to increase margins of acquired businesses relatively quickly, adding value to the enterprise from the outset. While other, larger wine companies have recently been preoccupied with other strategic initiatives, we remain committed and highly active with our merger and acquisition (“M&A”) strategy.

Growing Private Label Sales

We intend to expand our private label business by increasing sales of existing products, creating product line extensions and developing new brands for new customers. We believe the largest retailers will continue to increase their private label offerings. We also believe that, in addition to private label wine sales, we are well-positioned to expand our private label options to include spirits and other products.

Expanding Production Capacity

We believe we have opportunities to make capital investments that satisfy our financial return objectives while expanding our capacity to meet additional demand for our private brands and private label customers over time. We completed a $45.0 million investment in state-of-the-art technology upgrades to our Ray’s Station production facility. The upgraded facility, together with existing facilities, will allow us to produce and ship approximately 13.5 million cases of wine per year and store over 3 million cases of wine. The recently completed facility put our production and distribution capacity at levels comparable to the top 10 wine producers in the U.S. This facility also allows us to automate a number of processes that were previously completed manually, leading to increased efficiencies and margins.

We have also expanded our production capabilities and capacity with the acquisition of Meier's. Meier's has nearly 40,000 square feet of production, bottling, warehouse and office space. Along with enhanced production capabilities and supply chain efficiencies, Meier’s offers significant additional warehouse and storage space. The central Midwest location provides more efficient access to Midwest, Northeast, and Southeast markets, allowing for rapid expansion of points of distribution for products such as recently acquired ACE Cider.

We are one of a few vertically integrated winery companies that has our own DTC pick-and-pack capabilities, leading to substantial per case cost savings. Notably, we have recently added a second warehouse facility in Cincinnati, Ohio. This is significantly more efficient than outsourcing this work and is currently the fastest growing portion of the wine business versus wholesale or private label.

Our capital expenditures have been at elevated levels in recent years, and as projects are completed, we expect to see increased margins with modest platform investments required going forward.

Competition

The wine industry and alcohol markets generally are intensely competitive. Our wines compete domestically and internationally with premium or higher quality wines produced in Europe, South America, South Africa, Australia and New Zealand, as well as North America. We compete on the basis of quality, price, brand recognition and distribution capability. The

42

ultimate consumer has many choices of products from both domestic and international producers. Our wines may be considered to compete with all alcoholic and nonalcoholic beverages.

At any given time, there are more than 400,000 wine choices available to U.S. consumers, differing with one another based on vintage, variety or blend, location and other factors. Accordingly, we experience competition from nearly every segment of the wine industry. Additionally, some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of products, and have greater name recognition, which may give them greater negotiating leverage with distributors and allow them to offer their products in more locations and/or on better terms than us.

Nevertheless, we believe that our diverse brand offerings, scalable infrastructure and relationships with the largest wholesalers and retailers will allow us to continue growing our business.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income. Typically, we have lower sales and net income during our third fiscal quarter (January through March) and higher sales and net income during our second fiscal quarter (October through December) due to the usual timing of seasonal holiday buying, as well as wine club shipments. We expect these trends to continue.

Human Capital Management

Diversity, Equity and Inclusion

We are strongly committed to creating opportunities at our Company to find, hire and promote diverse voices and lead with responsibility to the principles of Diversity, Equity and Inclusion (“DEI”). Almost half of our positions at the Director level and above are women; with women strongly represented at the highest leadership positions, including as President and Chief Financial Officer. We are committed to fostering a work environment that values diversity and inclusion. This commitment includes providing equal access to and participation in, equal employment opportunities, programs and services without regard to race, religion, color, origin, disability, sex, sexual orientation, gender identity, veteran status, age or stereotypes based thereon. We welcome team members' differences, experiences, and beliefs, and we are investing in a more productive, engaged, diverse and inclusive workforce.

Employees

We monitor human capital metrics to ensure we are executing on our core values and making progress towards our diversity and inclusion commitments. As of June 30, 2022, we had 586 full-time employees and, as of March 31, 2023, we had 581 full time employees. Among our employees, as of June 30, 2022, 37% identify as female, 60% identify as male and 3% are not specified and, as of March 31, 2023, 39% identify as female, 61% identify as male and 0% are not specified. None of our employees are represented by a labor union, and none of our employees have entered into a collective bargaining agreement with us. We offer a highly competitive compensation and benefits program to attract and retain top talent.

Our talented employees drive our mission and share core values that both stem from and define our culture, which plays an invaluable role in our execution at all levels in our organization. Our culture is based on these shared core values which we believe contribute to our success and the continued growth of the organization. Our core values help reinforce their importance in our organization:

•
Entrepreneurial in Spirit
•
Humble in our Hearts
•
Results Driven in Practice
•
Customers Top of Mind

Employee Health, Wellness & Safety

We work to prioritize the health, wellness and safety of our team members, and our environment. We continue to focus on workplace safety by providing training and bringing awareness to workplace best practices in our continuous efforts to prevent workplace injuries and accidents. The core elements of our employee health, wellness and safety strategy are risk analysis, incident management, documented processes, environmental programs, training and occupational health. We look to optimize safe operations, setting a new sustainability ambition and continued commitment to the governance of workplace health, safety

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and wellbeing, and a culture of leadership on safety across the Company. We provide bilingual feedback forms at all of our locations for employees to electronically submit safety recommendations or report unsafe work conditions. Additionally, our multilingual Whistleblower Hotline is available to report risks to health, wellness and safety. We continually strive to improve processes across safety training and incident training, among other areas.

Our comprehensive compensation and benefits package includes physical, emotional, financial and wellness programs including (for those eligible) a 401k match program, employer contribution to a Health Reimbursement Account, counseling through our Employee Assistance Program, and a flexible work program for hybrid or fully remote opportunities. We also encourage our employees and their families to lead a healthy lifestyle with a gym reimbursement program.

Trademarks

Trademarks are an essential part of our business. We sell our products under a number of trademarks, which we own or use under license. We also have multiple licenses and distribution agreements for the import, sale, production and distribution of our products. Depending on the jurisdiction, trademarks are valid as long as the trademarks are in use and their registrations are properly maintained. These licenses and distribution agreements have varying terms and durations.

Government Regulation

The alcoholic beverage industry is subject to extensive regulation by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”) (and other federal agencies), each state’s liquor authority and potentially local authorities as well, depending on location. As a result, there is a complex multi-jurisdictional regime governing alcoholic beverage manufacturing, distribution, and sales and marketing in the U.S. Regulatory agencies issue permits and licenses for manufacturing, distribution and retail sale (with requirements varying depending on location), govern “trade practice” activity at each tier and also regulate how each tier of the alcohol industry may interact with another tier. In addition, these laws, rules, regulations, and interpretations are constantly changing as a result of litigation, legislation and agency priorities. We take regulatory compliance very seriously, and to facilitate compliance with applicable requirements, we have a team of eight compliance professionals. We also use leading compliance software providers (Avalara and SOVOS) to assist the compliance team with data management and reporting cycles. Additionally, we consult with outside regulatory counsel on compliance issues on a regular basis and utilize Compliance Connection, an outside compliance company, on an as needed basis.

We maintain licenses and permits to produce and sell wholesale wine and cider with state regulatory agencies and TTB. We maintain licenses and permits to import, produce, and to import, rectify and wholesale distilled spirits with California and Ohio regulatory authorities and TTB. In addition to licenses for our primary production activity, we maintain hundreds of ancillary permits to support our wholesale and DTC segments. Most states require permitting and registrations with the state for shipments to wholesalers or consumers within the state, and these permits often also require local registration and tax reporting. We manage our permit compliance internally, with our team responsible for managing renewals, tax payments and reporting in a timely manner. Specifically, we complete the following to satisfy our regulatory obligations: (i) prepare TTB’s monthly Report of Wine Premises Operations, (ii) complete monthly TTB export division reports which coincide with the monthly Report of Wine Premises Operations, (iii) complete bi-weekly excise TTB tax returns, (iv) prepare and complete California Department of Tax and Fee Administration’s ("CDTFA") winegrower, beer/wine importer, and distilled spirits reports and tax returns, (v) prepares and completes Washington state’s winegrower, beer/wine importer, and distilled spirits reports and tax returns, (vi) file annual grape crush and purchase reports with the U.S. Food and Drug Administration (“FDA”), (vii) regularly update corporate filings with the TTB, as well as state Alcohol Beverage regulatory agencies as required, and (viii) complete biennial registrations with the FDA.

In California, we maintain licenses with: (i) the California Department of Food and Agriculture to purchase grapes, (ii) a potable water system permit with the California Division of Drinking Water, (iii) a hazardous material business plan permit with the County of Mendocino California Division of Environmental Health, and (iv) a storm water pollution prevention plan permit with the State of California State Water Resources Control Board.

Additionally, food processing facilities, which includes wineries and cideries, must register with the FDA, and we maintain such registrations for our facilities.

We believe that we possess all licenses and permits material to operating our business.

Sale of our products are subject to federal and state alcohol tax, payable at the time our products are removed from the bonded area of the production sites. In December 2017, the federal government passed comprehensive tax legislation that included the Craft Beverage Modernization and Tax Reform Act. This legislation modified federal alcohol tax rates by expanding

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the lower $1.07 per gallon tax rate to wines up to 16.0% alcohol content with wines containing higher alcohol levels being taxed at $1.57 per gallon. We are also subject to certain taxes at the state and local levels.

Properties

Corporate Office

Our corporate headquarters are located in Incline Village, Nevada, where we occupy approximately 1,200 square feet under a lease that expires January 31, 2024, with two options to extend for additional terms with a duration of thirty six (36) months each.

Vineyards

We own or control approximately 1,000 acres of planted vineyards located in the premier winegrowing regions of the U.S. We currently own ten winery estates and lease three winery estates.

Wine, Spirits and Cider Production Facilities

Our revamped Ray’s Station facility has a footprint exceeding 700,000 square feet in size. Located in Hopland, California, the facility contains areas for receiving grapes and bulk wine, as well as processing, fermenting and aging. The property also has bottling, laboratory facilities and offices. Approximately 150,000 square feet of outside production area is used for crushing, pressing and fermenting wine grapes.

We expanded our production into a cidery with the acquisition of ACE Cider. Located in Sebastopol, California, ACE Cider has approximately 15,000 square feet of production, warehouse and office space. The cidery will not only produce its own brand, but also adds an innovative product line to our ready-to-drink category, giving us access to a significant new sales channel for distribution.

We have also expanded our production capabilities and capacity with the acquisition of Meier's. Located in Silverton, Ohio, Meier's has nearly 40,000 square feet of production, bottling, warehouse and office space. Along with enhanced production capabilities and supply chain efficiencies, Meier’s offers significant additional warehouse and storage space. The central Midwest location provides more efficient access to Midwest, Northeast, and Southeast markets, allowing for rapid expansion of points of distribution for products such as recently acquired ACE Cider.

We are focused on sustainability, the environment and reducing our environmental impact. Towards that end, we have increased our solar power generation capacity at Ray’s Station from 750 kilowatts to 2.23 megawatts and have started to use the Tesla battery for energy storage to further reduce our carbon footprint. We have also improved the efficiency of our water and wastewater treatment facilities at Ray’s Station in anticipation of the increased output from the new high-speed bottling line. Similarly, we have reduced the amount of water used and improved our recycling capacity by purchasing new equipment at our Clos Pegase and Girard properties. In addition, we have installed a computerized tank control system at the Girard winery to control the timing and demand for electricity from our chilling equipment.

Properties are used by all segments, excluding ACE Cider which is specifically used by our Wholesale segment.

Legal Proceedings

On November 14, 2022, a purported securities class action lawsuit was filed in the U.S. District Court for the District of Nevada against the Company and certain current and former members of its management team. The lawsuit is captioned Ezzes v. Vintage Wine Estates, Inc., et al. (“Ezzes"), and alleges that the defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, by making material misstatements or omissions in certain of the Company’s periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuit seeks an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. On November 28, 2022, a second purported securities class action lawsuit, captioned Salbenblatt v. Vintage Wine Estates, Inc., et al. (“Salbenblatt”), was filed in the same court, containing similar claims and allegations, and seeking similar relief, as the Ezzes lawsuit. On February 14, 2023, the Court consolidated both actions and appointed the lead plaintiffs. The Salbenblatt action was transferred to and consolidated with the Ezzes action. On May 1, 2023, the lead plaintiffs filed a consolidated amended class action complaint (“amended complaint”). The defendants’ response to the amended complaint is due June 30, 2023. The Company believes this litigation is without merit and intends to defend against them vigorously. However, litigation is inherently uncertain, and the Company is unable to predict the outcome of this litigation and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome. The Company

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also cannot provide any assurance that the ultimate resolution of this litigation will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

The Company is involved in two disputes relating to an APA and related Non-Compete Agreement from a 2018 acquisition. Claimant has alleged that the Company did not make certain earnout payments allegedly due under the APA and has alleged that the Company misused alleged rights of publicity with respect to the brands in violation of the Non-Compete Agreement. Claimant collectively allege potential damages of approximately $3.0 million. The Company disputes that the amounts in excess of the accrued earn-out liability for the dispute period are owed and intends to vigorously defend itself against the claims. At this time, in view of the complexity and ongoing nature of the matters, we are unable to reasonably estimate a possible loss or range of loss that the Company may incur to resolve these matters or defend against these claims in the event of litigation. See the section titled “Risk Factors.”

From time to time, the Company may become subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

See Note 13 to our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included in this prospectus.

MANAGEMENT

Executive Officers and Directors of the Company

The following table sets forth, as of May 30, 2023, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business, including their names, ages and positions.

Name	Age	Title
Executive Officers
Jon Moramarco (a)	65	Interim Chief Executive Officer and Director
Terry Wheatley	69	President
Kristina Johnston	45	Chief Financial Officer
Zach Long (b)	43	Chief Operations Officer
Non-Employee Directors
Patrick Roney (c)	66	Executive Chairman of the Board
Paul S. Walsh (d)	67	Independent Lead Director
Robert L. Berner III	61	Director
Mark W.B. Harms	61	Director
Candice Koederitz	66	Director
Timothy D. Proctor	72	Director
Lisa M. Schnorr	57	Director
Jonathan Sebastiani	52	Director

(a)
Jon Moramarco served as director during fiscal year 2022 and, effective February 7, 2023, was named as Interim Chief Executive Officer.
(b)
Effective November 8, 2022, Zach Long was named Chief Operations Officer. Prior to that, Zach Long was not an executive officer of the Company.
(c)
Patrick Roney was Chief Executive Officer and director during fiscal year 2022 and, effective February 7, 2023, Patrick Roney transitioned from Chief Executive Officer to Executive Chairman of the Board.
(d)
Paul S. Walsh served as Chairman of the Board in fiscal year 2022 and, effective February 7, 2023, Paul S. Walsh transitioned to Independent Lead Director.

Executive Officers

Jon Moramarco has served as a director since June 2021 and, effective February 7, 2023, was named as Interim Chief Executive Officer of the Company. Mr. Moramarco has nearly 40 years of uninterrupted involvement in the wine industry. Since 2009, he has been Managing Partner of bw166 LLC, a consultancy to the beverage alcohol industry and provider of beverage alcohol industry data. Industry reports published by bw166 LLC include the bw166 Total Beverage Alcohol Overview and The Gomberg & Frederiksen Report. From 2010 to 2014, Mr. Moramarco was President and Chief Executive Officer of Winebow Inc.,

46

a significant importer of table wines into the U.S. market and a wholesaler of fine wines and craft spirits. From 1999 to 2009, was an executive with Constellation Brands, holding positions such as President and Chief Executive Officer of Canandaigua Wine Co. (1999-2003), President and Chief Executive Officer of Icon Estates (2003-2005), President and Chief Executive Officer of Constellation Europe (2007-2007) and Chief Executive Officer of Constellation International (2007-2009). In his final role at Constellation Brands leading to his recruitment to Winebow Inc., he served on the Executive Management Committee of the parent company and participated in all board meetings. From 1982 to 1999, Mr. Moramarco held a series of positions with Allied Domecq and its predecessor companies. He holds a B.S. degree in Agricultural Science & Management from the University of California at Davis and a certificate in Organizational Change from Stanford Business School. Mr. Moramarco’s professional affiliations include the Executive Leadership Board for Viticulture and Enology of the University of California at Davis and former board positions with the Wine Institute of California, the American Vintners Association and the Wine Market Council. He is qualified to serve on the Company’s board of directors because of his deep understanding of the wine industry and his financial and managerial skills relating directly to the industry.

Terry Wheatley has served as our President since June 2021. Prior to that, she had served as the President of Legacy VWE from 2014 to 2018, overseeing all commerce channels and marketing for the company, having joined Legacy VWE in 2014 when Canopy Management, where she served as a founding partner, was acquired by Legacy VWE. Ms. Wheatley began her 30-plus year career in the wine and spirits industry at E.&J. Gallo. After 17 years at Gallo, Ms. Wheatley took over sales and marketing positions at Sutter Home/Trinchero Family Estate, ultimately becoming the Senior Vice President of Marketing. In 2008, Ms. Wheatley founded her own wine brand creation, sales and marketing company, Canopy Management, leveraging her long-term relationships with the wine industry’s top buyers to bring a portfolio of innovative wine brands to market. Ms. Wheatley has also served as Chairwoman of CannaCraft, a large-scale cannabis manufacturer, since December 2019.

Kristina Johnston has served as our Chief Financial Officer since March 2022. Prior to that, she spent 17 years at Constellation Brands, Inc., where she focused on public company reporting requirements, finance processes, budgeting and forecasting as Vice President of Global Accounting. Earlier in her career, she was with the accounting firms Arthur Andersen and PricewaterhouseCoopers, where she served as auditor-in-charge of client accounts. Ms. Johnston earned her B.A. in Accounting and her M.B.A. from St. Bonaventure University. Ms. Johnston's knowledge of public company finance and accounting, paired with her career in the beverage industry, allows her to successfully support VWE's planned financial growth.

Zach Long has served as our Chief Operations Officer since November 8, 2022. Prior to that he served as Senior Vice President Winemaking and Production at Legacy VWE for over a year. He officially joined VWE through the 2021 acquisition of Kunde, where he had served as Director of Winemaking for 11 years. Prior to that, Mr. Long was Winemaker at Girard Winery. In addition to his wealth of industry insight gained working closely with VWE-affiliated wineries, growers and vendors, and over 20 years of experience in winemaking, Mr. Long holds degrees in viticulture and enology from the University of California Davis (UC Davis) and a certification in viticulture from the University of Purpan in Toulouse, France and has worked vintages all over the winemaking world.

Executive officers are elected annually by, and serve at the discretion of, the board of directors of the Company. There are no family relationships among any of our executive officers or among any of our executive officers and our directors.

Non-Employee Directors

Patrick Roney is our Executive Chairman of the Board (effective February 7, 2023), and previously served as our Chief Executive Officer and a director from June 2021 to February 2023. Mr. Roney served as the Chief Executive Officer of Legacy VWE since its inception, having co-founded Legacy VWE in 2007 with the late Leslie Rudd. Mr. Roney has spent his 30-plus year career in the wine, spirits, and food industries, beginning with his first job as a young sommelier at the legendary Pump Room in Chicago. He has been hands-on in every aspect of the wine and spirits business—from production to sales and marketing, to finance and senior management, at some of the industry’s most important brands, including Seagram’s, Chateau St. Jean, Dean & Deluca and the Kunde Family Winery. Mr. Roney’s idea to bring fine wine brand Girard together with a direct-to-consumer brand Windsor Vineyards, to form Vintage Wine Estates, illustrates his deep knowledge of market trends and consumer behaviors. Mr. Roney models an entrepreneurial spirit and is dedicated to preserving the heritage of iconic wine brands while maintaining focus on the customer and innovative ideas. He holds a B.S. degree from Northwestern University and an M.B.A. degree from Southern Illinois University. He is well-qualified to serve as a director because of his manifold roles in operations, finance, sales and marketing throughout his career in food and beverage companies, including leadership of Legacy VWE from its very beginning.

Paul S. Walsh is our Independent Lead Director since February 2023, was previously Chairman of the Board until February 2023, and has served as a director since July 2019. Mr. Walsh brings with him a wealth of experience as Chief Executive Officer of a large multinational branded consumer products corporation operating in highly regulated markets. Mr. Walsh previously served as Chairman of Compass Group PLC from February 2014 to December 2020. He also previously served as the Lead

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Operating Partner of Bespoke Capital Partners, LLC (“Bespoke”) from August 2016 to June 2020. Mr. Walsh was the Chief Executive Officer of Diageo, the world’s largest spirits company, from 2000 to 2013. Prior to that, Mr. Walsh was the Chairman and President of The Pillsbury Company from 1996 to 1999. Under Mr. Walsh’s leadership, Diageo was transformed from a multi-national conglomerate into a focused global market leading spirits business via a combination of organic growth and significant acquisitions. Mr. Walsh and his management team created over $80 billion of shareholder value while in leadership at Diageo. Mr. Walsh brings with him substantial corporate leadership experience, knowledge of consumer-centric companies, international operations expertise, and experience with regulated industries. He has also held executive-level finance positions, including as Chief Financial Officer of Grand Metropolitan Foods and Intercontinental Hotels. Throughout his career, Mr. Walsh has built success and growth at his companies through the deployment of effective brand development and marketing strategies, which brings added perspective to our Board and makes him well qualified to serve as a director. Notable successes include the creation of the Johnnie Walker family of Scotch Whiskey brands. He also currently serves as Executive Chairman of McLaren Group. He is a non-executive director of McDonald’s Corporation (NYSE: MCD) and FedEx Corporation (NYSE: FDX).

Robert L. Berner III has served as a director since July 2019. Mr. Berner is a founder, Joint Managing Partner and Chief Investment Officer of Bespoke and Chairman of Bespoke’s Investment Committee since 2014. He has been active in the private equity industry for over 30 years. Mr. Berner has sat on numerous boards and is currently Chairman of, Johnnie-O LLC (men’s lifestyle brand), which he has served on since 2006. Mr. Berner also was a principal investor in, and Chairman of Diversified Distribution Systems, LLC (DDS), the largest specialty retail distribution and services business in the United States, which was recently successfully sold to Bunzl Plc. In 2017. Mr. Berner was a Partner at CVC Capital Partners from 2007 to 2010, a global private equity firm with over $100 billion of assets under management, and assisted in the opening and development of the firm’s US efforts, including serving as Chairman of CVC US. Prior to CVC, he served as a Managing Director at Ripplewood Holdings from 2000 to 2007, and was a member of the firm’s Investment Committee. Prior thereto, Mr. Berner was a Partner and member of the Investment Committee of Charterhouse International. Mr. Berner began his career in the investment banking division of Morgan Stanley where he was a Principal in the mergers and acquisitions department. Mr. Berner also serves on the board of Bespoke’s portfolio companies. In addition, Mr. Berner has acted as a non-executive director on the boards of numerous private equity portfolio companies during his private equity career and has sat on the board of several charitable and not for profit organizations. Mr. Berner has an MBA from Northwestern University and a BBA in Finance from the University of Notre Dame. With his track record of success in private equity during his career, Mr. Berner is well-qualified to sit on the Board as a Director.

Mark W.B. Harms has served as a director since July 2019. He previously served as the Chief Executive Officer of BCAC from December 2020 to June 2021. Mr. Harms is a founder and Joint Managing Partner of Bespoke since 2014. Mr. Harms also founded Global Leisure Partners (“GLP”) in 2004, where he is the Chairman and Chief Executive Officer. GLP has advised on over $60 billion of transactions to date, deploying over $500 million of capital into a number of investments and developed an industry leading operating executive network with 75+ members. Mr. Harms has completed over 130 advisory and principal transactions in North and South America, Europe and Australia. Mr. Harms has extensive experience with regard to leveraged debt, mezzanine and equity financing techniques in Europe and the U.S. with over $100 billion in completed transactions, making him well qualified to serve on the board of directors of the Company as a Director. Prior to founding GLP, Mr. Harms worked at Oppenheimer as a Managing Director and at CIBC World Markets as the founder and head of the Consumer Growth Group. Mr. Harms built within Consumer Growth Group strong industry verticals in branded consumer products and services, gaming, health and fitness, specialty retail and travel and tourism. Mr. Harms has served on the board of Bespoke’s portfolio company, World Fitness Services, since 2017. Mr. Harms was a non-executive director of 24 Hour Fitness, a Bespoke portfolio company, from 2014 to 2020. Mr. Harms was a Vice Chairman of the World Travel & Tourism Council from 2009 to 2014 and is a member and on the board of the International Association of Gaming Advisors. He was also a non-executive director on a number of other charitable, educational and not -for-profit boards. Mr. Harms has an MBA from the University of Chicago and a BA from the University of Michigan.

Candice Koederitz has served as a director since June 2021. She previously served as a director of BCAC from July 2019 to November 2019. Ms. Koederitz brings capital markets, due diligence, financial market product development, international and risk management experience, which she gained as a Managing Director at Morgan Stanley where she spent over 30 years, before retiring in 2016. At Morgan Stanley, Ms. Koederitz worked with companies and governments globally to raise over $30 billion in capital. Ms. Koederitz held various senior management roles, including head of Capital, head of Regulatory Implementation, Chief Executive Officer of Morgan Stanley Asia (S) Ltd in Singapore and head of Capital Markets Execution. She co-chaired the Capital Commitment Committee, Equity Underwriting Committees, Americas Franchise Committee and was a member of the Firm and Securities Risk Committees. Ms. Koederitz is currently an independent, non-executive director of ICE Benchmark Administration Ltd, a financial benchmark administrator, and of Scotia Holdings (US) Inc., whose parent company is The Bank of Nova Scotia. She previously served as an independent non-executive director of TEAM, INC. (Nasdaq: TEAM) from August 2021 to November 2021. She is also active in several non-profit organizations. Ms. Koederitz has an M.B.A. degree from

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Harvard Business School and a B.S. degree in Civil Engineering from the University of Texas at Austin. She is qualified to serve on the Company’s board of directors because of her financial acumen and executive skills.

Timothy D. Proctor has served as a director since August 2019 and as a member of the Audit Committee of the board of directors of the Company (the "Audit Committee") since February 2023. He is qualified to serve on the Company’s board of directors due to his 38 years of experience in the practice of law, primarily in the highly regulated industries of pharmaceuticals and drinks. Mr. Proctor served as global general counsel at Diageo from 2000 to 2013, managing a worldwide team of lawyers in support of marketing, M&A, regulatory, and compliance challenges during a company growth. Prior to his time at Diageo, Mr. Proctor was US general counsel at Glaxo (now GlaxoSmithKline) from 1992 to 1998, then moved to London to be the global head of human resources. Mr. Proctor also served in several positions at Merck Sharp and Dohme (“MSD”) from 1980 to 1992, which included senior attorney (US), New Products Committee Secretary, MSD Europe Counsel, MSD US Counsel, VP & Associate General Counsel and Global Human Health Marketing and Research. Before his time at MSD, he spent five years at Union Carbide Corporation. Mr. Proctor’s previous board service includes the Northwestern Mutual, Wachovia Bank and Allergan, Inc. Mr. Proctor has MBA and JD degrees from the University of Chicago, earned in a joint program.

Lisa M. Schnorr has served as a director since June 2021. She retired in May 2021 from Constellation Brands (NYSE: STZ), a Fortune 500 company and a leading international producer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand and Italy. Ms. Schnorr joined Constellation Brands in 2004 and earned promotions through a series of positions with increasing responsibility, including Vice President of Compensation and HRIS (2011-2013), Senior Vice President of Total Rewards (2014-2015), Corporate Controller (2015-2017) and Chief Financial Officer of the Wine & Spirits Division (2017-2019). Before joining Constellation Brands, Ms. Schnorr held financial and accounting positions at various public and private companies and she began her career in 1987 at PricewaterhouseCoopers (formerly Price Waterhouse), all in Rochester, New York. Since 2014, Ms. Schnorr has been a member of the board of directors of Graham Corporation (NYSE: GHM), where she serves as an Audit Committee member and Compensation Committee chair. She was named to the board of directors of Warrior Met Coal, Inc. in 2022, where she is a member of the compensation committee and chair of the nominating and corporate governance committee. She holds a B.S. degree in Accounting from the State University of New York at Oswego. Ms. Schnorr’s experience in VWE’s industry is a valuable contribution to the Company’s board of directors, as is her experience in strategic planning, audit, financial planning and analysis, capital allocation, public company corporate governance and risk management, among other functions and roles, making her well-suited to serve on the board of directors of the Company.

Jonathan Sebastiani has served as a director since June 2021. He previously served as a director of Legacy VWE from October 2018 to June 2021. He founded Sonoma Brands in January 2016 to invest in high-growth, emerging consumer brands and selectively incubate new concepts. Mr. Sebastiani currently leads all aspects of Sonoma Brands’ investment strategy and portfolio company management. Prior to founding Sonoma Brands, he was the Founder and Chief Executive Officer of KRAVE Pure Foods, acquired by The Hershey Company in 2015. Prior to KRAVE, he was the President of Viansa Winery from 1992 to 2005. Mr. Sebastiani holds a B.S. degree from Santa Clara University and a dual M.B.A. degree from the Haas School of Business, University of California at Berkeley, and Columbia Business School. Mr. Sebastiani is qualified to serve on the Company’s board of directors because of his success as an entrepreneur and investor with respect to consumer products companies, particularly in the wine industry.

Director Independence

Nasdaq listing standards require that a majority of the members of our Board be “independent,” as such term is defined by the Nasdaq listing standards, and to disclose in the proxy statement for each annual meeting those directors that our Board has determined to be independent. Based on such definition, our Board has determined that each of Messrs. Walsh, Berner, Proctor and Sebastiani, and Mses. Koederitz and Schnorr, are independent. While Mr. Moramarco serves as our Interim Chief Executive Officer, he will not qualify as an independent director pursuant to the Nasdaq independence standards.

Board Diversity

The Board Diversity Matrix below presents information about the diversity of the board of directors of the Company in the format prescribed by Nasdaq rules.

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Board Diversity Matrix (as of May 30, 2023)
Total Number of Directors		9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	-	-	-	-
South Asian
Hispanic or Latino	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+			-
Persons with Disabilities			-

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EXECUTIVE COMPENSATION

Overview

We were originally formed in 2019 as BCAC, a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia. BCAC was organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination involving BCAC.

On June 7, 2021, BCAC consummated the transactions with Legacy VWE, pursuant to a transaction agreement dated February 3, 2021. As a result of the transactions, BCAC completed the domestication, BCAC changed its name to “Vintage Wine Estates, Inc.” and Legacy VWE became our wholly owned subsidiary.

Effective upon consummation of the Business Combination, Patrick Roney was appointed as Chief Executive Officer of the Company, Terry Wheatley was appointed as President of the Company and Katherine DeVillers was appointed as Chief Financial Officer of the Company, among other management changes. Effective March 7, 2022, Kristina Johnston was appointed as Chief Financial Officer of the Company. In connection with the appointment of Ms. Johnston, Katherine DeVillers, the Company’s previous Chief Financial Officer, was appointed as the Company’s Executive Vice President of Acquisition Integrations. Effective January 27, 2023, Ms. DeVillers resigned from her position of the Company’s Executive Vice President of Acquisition and Integrations. Effective November 8, 2022, Zach Long was appointed Chief Operations Officer of the Company.

Effective February 7, 2023, the board of directors of the Company appointed Jon Moramarco as the Company’s Interim Chief Executive Officer. For more information, see the heading “Certain Relationships and Related Party Transactions – Agreements with Directors.”

Also effective February 7, 2023, Patrick Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board. For more information, see the heading “Executive Compensation - Employment Agreements with the NEOs - Roney Prior Employment Agreement and Roney Letter Agreement.” This section discusses the material components of the executive compensation for the executive officers who were our named executive officers ("NEOs") for the fiscal year 2022. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

For fiscal year 2022, our NEOs were:

•
Patrick Roney, our Chief Executive Officer;(a)
•
Terry Wheatley, our President;
•
Kristina Johnston, our Chief Financial Officer; and
•
Katherine DeVillers, our previous Chief Financial Officer and current Executive Vice President of Acquisition Integrations (b)
(a)
Effective February 7, 2023, Patrick Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board.
(b)
Effective January 27, 2023, Katherine DeVillers resigned from her position of the Company’s Executive Vice President of Acquisition and Integrations.

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Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for fiscal years 2022 and 2021 .

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Patrick Roney	2022	$496,714	$99,343	$3,536,902	$2,814,031	$-		$6,946,990
Chief Executive Officer (in FY 2022)	2021	$406,603	$124,373	$-	$-	$-	$-	$530,976
Terry Wheatley	2022	$422,825	$63,282	$4,110,000	$1,654,515	$-	$18,000	$6,268,622
President	2021	$407,808	$123,291	$-	$1,917,645	$-	$18,000	$2,466,744
Kristina Johnston	2022	$92,308	$13,846	$2,507,270	$2,151,909	$-		$4,765,332
Chief Financial Officer
Katherine DeVillers	2022	$329,934	$49,490	$2,704,692	$2,151,909	$-	$8,850	$5,244,875
Previous Chief Financial Officer and Executive Vice President of Acquisition Integrations (in FY 2022)	2021	$310,116	$99,000	$426,325	$-	$-	$9,000	$844,441

(1)
Amounts in this column represent base salary earned during the respective fiscal years.
(2)
The amounts in this column represent the aggregate grant date fair value of restricted stock units granted to our NEOs, calculated in accordance with Financial Accounting Standards Board ("FASB") ASC Topic 718. See Note 14 to our consolidated annual financial statements for the fiscal year ended June 30, 2022 included in this prospectus for information regarding the assumptions made in determining these values.
(3)
The amounts in this column represent the aggregate grant date fair value of options to purchase shares of our common stock granted to our NEOs, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated annual financial statements for the fiscal year ended June 30, 2022 included in this prospectus for information regarding the assumptions made in determining these values.
(4)
Upon the consummation of the Business Combination, each option to purchase shares of Legacy VWE capital stock outstanding immediately prior to the consummation of the Business Combination, whether vested or unvested, was cancelled in exchange for a cash payment, as further described below under “— Equity-Based Compensation.” Amounts for 2021 in this column reflect the excess of the fair value of the consideration issued (the cash payments net of the exercise price of the options) over the fair value of the settled options at the cancellation date, which the Company recognized as incremental compensation expense. Ms. Wheatley received a total of $1,917,645 in cash in exchange for the cancelled options to purchase shares of Legacy VWE capital stock.
(5)
Amounts in this column represent a car allowance of $18,000 for Ms. Wheatley and $8,400 for Ms. DeVillers as well as a fitness allowance for Ms. DeVillers.

Employment Agreements with the NEOs

We have entered into employment agreements with each of our NEOs for the fiscal year 2022 that sets forth the terms and conditions of their employment. The material terms of these agreements are summarized below.

For purposes of the employment agreements, “cause” is defined generally as a conviction or certain pleas to, a felony or certain other crimes, commission of a fraudulent or illegal act in respect of the Company, failure to perform duties under the employment agreement that was, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company, a material violation of the Company’s written policies or procedures or a material breach of the executive’s obligations under the employment agreement. For purposes of the employment agreements, “good reason” is defined generally as a material reduction in the executive’s base salary, a material diminution of the executive’s title, duties, authorities or responsibilities or a material breach of the Company’s obligations under the employment agreement.

Roney Prior Employment Agreement and Roney Letter Agreement

We entered into the Roney Prior Employment Agreement with Mr. Roney that became effective upon the consummation of the transaction on June 7, 2021. The employment agreement with Mr. Roney specified that he serve as the Company’s Chief Executive Officer and that his annual base salary was $500,000, subject to review and adjustment by the board of directors of the Company from time to time. Mr. Roney was eligible for a discretionary bonus of up to 40% of his base salary. Upon a termination of employment by the Company without cause or by Mr. Roney with good reason, Mr. Roney would have been entitled to accrued benefits and a severance payment equal to three years’ base salary, payable over 36 months.

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On February 7, 2023, the Company and Patrick Roney entered into the Roney Letter Agreement whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023.

Pursuant to the terms of the Roney Letter Agreement, the employment agreement between the Company and Mr. Roney effective June 7, 2021 (the “Roney Prior Employment Agreement”) was terminated and upon such termination the Company agreed to provide Mr. Roney his accrued but unpaid Base Salary and PTO (as defined in the Roney Prior Employment Agreement) through February 7, 2023, and any vested amounts or benefits that he is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Roney Prior Employment Agreement attached hereto as an Exhibit to this prospectus.

In the Roney Letter Agreement, Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Roney Prior Employment Agreement. Pursuant to the terms of the Roney Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) ceased to vest and any unvested awards were forfeited. The Company recognized a reduction to stock-based compensation expense related to these forfeitures in the amount of $2.0 million during the three months ended March 31, 2023. See Note 11 in our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 included in this prospectus.

Wheatley Employment Agreement

We entered into a new employment agreement with Ms. Wheatley that became effective upon the consummation of the transaction on June 7, 2021. The employment agreement with Ms. Wheatley specifies her title as President and entitles her to an annual base salary of $423,300, subject to review and adjustment by the Board from time to time. Ms. Wheatley’s employment agreement also provides for a discretionary annual bonus of up to 30% of her annual base salary. The employment agreement also entitles Ms. Wheatley to accrued benefits and a severance payment equal to three years’ base salary, payable over 36 months, upon a termination of employment by the Company without cause or by the executive with good reason (as defined consistent with the definitions set forth above).

Johnston Employment Agreement

We entered into a new employment agreement with Ms. Johnston that became effective on March 7, 2022. The employment agreement with Ms. Johnston specifies her title as Chief Financial Officer and entitles her to annual base salary of $320,000, subject to review and adjustment by the Board from time to time. Ms. Johnston's employment agreement also provides for a discretionary annual bonus of up to 30% of her annual base salary. The employment agreement also entitles Ms. Johnston to accrued benefits and a severance payment equal to two years’ base salary, payable over 24 months, upon a termination of employment by the Company without cause or by the executive with good reason (as defined consistent with the definitions set forth above).

DeVillers Employment Agreement

We entered into a new employment agreement with Ms. DeVillers that became effective upon the consummation of the Business Combination on June 7, 2021. The employment agreement with Ms. DeVillers specified her title as Chief Financial Officer (changed to Executive Vice President of Acquisition Integrations on March 7, 2022), and entitled her to annual base salary of $330,000, subject to review and adjustment by the Board from time to time. Ms. DeVillers's employment agreement also provides for a discretionary annual bonus of up to 30% of her annual base salary. The employment agreement also entitles Ms. DeVillers to accrued benefits and a severance payment equal to three years’ base salary, payable over 36 months, upon a termination of employment by the Company without cause or by the executive with good reason (as defined consistent with the definitions set forth above). Effective January 27, 2023, Katherine DeVillers resigned from her position as the Company’s Executive Vice President of Acquisition and Integrations.

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NEO Fiscal Year 2022 Bonus Compensation

For fiscal year 2022, each of the NEOs were eligible to receive a bonus under VWE’s bonus plan at a target level equal to the following percentages of their respective base salaries:

NEO	Target Percentage of Base Salary
Mr. Roney	40%
Ms. Wheatley	30%
Ms. Johnston	30%
Ms. DeVillers	30%

The performance goal for VWE’s fiscal year 2022 bonus plan was business plan earnings before interest, taxes, depreciation and amortization.

Following the end of fiscal year 2022, it was determined that the performance goals described above had been partially achieved and, accordingly, bonuses in recognition of such performance were paid in September 2022.

Equity-Based Compensation

During fiscal year 2021, upon the consummation of the Business Combination, each option to purchase shares of Legacy VWE capital stock outstanding immediately prior to the consummation of the Business Combination, whether vested or unvested, was cancelled in exchange for a cash payment equal to (i) the excess, if any, of the deemed fair market value per share of Legacy VWE capital stock represented by the Per Share Merger Consideration (as defined in the transaction agreement) over the exercise price of such option multiplied by (ii) the number of shares of Legacy VWE capital stock subject to such option (without interest and subject to any required withholding tax). If the exercise price of any VWE stock option was equal to or greater than the Per Share Merger Consideration, such option was cancelled without any cash payment being made in respect thereof. Ms. Wheatley received $1,917,645 in exchange for the cancelled options to purchase shares of Legacy VWE capital stock.

During fiscal year 2022, we granted stock options and restricted stock units to our NEOs as part of the 2021 Plan in the following amounts:

Named Executive Officer	Grant Date	Number of Shares of common stock subject to option	Number of RSUs
Patrick Roney	2/2/2022	860,560	430,280
Terry Wheatley	2/2/2022	505,968	500,000
Kristina Johnston	3/7/2022	658,076	329,038
Katherine DeVillers	2/2/2022	658,076	329,038

For additional information regarding our 2021 Plan, see below under the heading “The 2021 Omnibus Incentive Plan.”

2021 Omnibus Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Plan, which superseded the 2015 Stock Option Plan. Pursuant to the 2021 Plan, the board of directors of the Company may grant up to 11,200,000 shares under share-based awards to officers, directors, employees and consultants. The 2021 Plan was approved by the Company’s stockholders at our annual meeting of stockholders on February 2, 2022. The 2021 Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. Shares issued under share-based payment awards may either be authorized and unissued shares or shares held in treasury. The 2021 Plan will terminate on June 7, 2031.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the fair value of our common stock on the date of grant. Awards granted under the 2021 Plan generally expire no later than 10 years after the date of grant.

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The fair value of restricted stock units is determined by the grant date market price of our common shares. Restricted stock units are subject only to service conditions and vest ratably over four years.

Stock options granted under the 2021 Plan are subject to market conditions. The stock options are exercisable for ten years and only become exercisable if the volume-weighted average price per share of our common stock is at least $12.50 over a 30-day consecutive trading period following the grant date. The fair value of stock options is determined on the grant date using a Monte Carlo simulation model. The determination of the grant date fair value of stock option awards granted is affected by a number of variables, including the fair value of the Company's common stock, the expected common stock price volatility over the life of the awards, the expected term of the stock option, risk-free interest rates and the expected dividend yield of the Company's common stock. Due to the Company's limited trading history since becoming a public company on June 7, 2021, the Company derived its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides outstanding equity awards of our NEOs as of the fiscal year ended June 30, 2022.

	Option awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested (1)
Patrick Roney	-	860,560	$10.50	6/7/2031	430,280	$3,382,001
Terry Wheatley	-	505,968	$10.50	6/7/2031	500,000	$3,930,000
Kristina Johnston	-	658,076	$10.50	3/7/2032	329,038	$2,586,239
Katherine DeVillers	-	658,076	$10.50	6/7/2031	329,038	$2,586,239

(1)
The market value of shares or units of common stock that have not vested was calculated based on the closing price of $7.86 on June 30, 2022, the last trading day of fiscal year 2022.

Retirement Plans

We offered a defined contribution plan for substantially all of its employees, including the NEOs, during fiscal year 2022. The plan provides for a discretionary matching contribution, and we expect to make a matching contribution with respect to fiscal year 2023. VWE did not offer a defined benefit pension plan or a nonqualified deferred compensation plan for its NEOs during fiscal year 2022.

Severance and Change in Control Compensation

Severance Under Employment Agreements

As disclosed above under “— Employment Agreements with the NEOs,” the Company entered into employment agreements with Mr. Roney, Ms. Wheatley and Ms. DeVillers during fiscal years 2021 and 2022 that became effective upon the consummation of the Business Combination and under which, upon a termination of employment by the Company without cause, or by the executive with good reason, the Company would be required to pay accrued benefits and a severance payment equal to three times the executive’s base salary over the 36 months following termination. In the Roney Letter Agreement, Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Roney Prior Employment Agreement.

Effective January 27, 2023, Katherine DeVillers resigned from her position of the Company’s Executive Vice President of Acquisition and Integrations.

The Company entered into an employment agreement with Ms. Johnston during fiscal year 2022 that became effective on March 7, 2022 and under which, upon a termination of employment by the Company without cause, or by the executive with good reason, the Company would be required to pay accrued benefits and a severance payment equal to two times the executive’s base salary over the 24 months following termination. No severance would be payable upon termination of employment with cause.

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Equity Compensation

The options granted to our NEOs described above were granted under the 2021 Plan. Upon a change of control (as defined in the 2021 Plan), unless otherwise determined by the 2021 Plan administrator or set forth in an applicable agreement, outstanding awards under the 2021 Plan will be treated as follows:

•
If the cash consideration paid in the change of control is less than 80% of the total consideration paid in the change of control, and the successor or surviving corporation (the “Successor”) agrees, outstanding awards may be assumed or replaced by the Successor, subject to the following requirements:
•
Such awards will be adjusted (among other appropriate adjustments) to cover the number and class of securities that would have been issuable to the participant on the consummation of the change of control had the award been exercised, vested or earned immediately prior to the change of control;
•
Each outstanding option that is less than 50% vested will become vested with respect to 50% of the award;
•
If the securities covered by the awards after the change of control are not listed and traded on a national securities exchange, then the participant will have the option upon exercise or settlement to receive cash in lieu of such securities; and
•
Upon a participant’s termination of employment or service within two years after the change of control, (1) by the Successor without cause (as defined in the 2021 Plan), (2) by reason of death or disability, or (3) by the participant for good reason (as defined for purposes of the 2021 Plan), all of the participant’s outstanding awards would vest in full (for performance-based awards, assuming target performance) on the date of such termination.
•
If the cash consideration in the change in control is at least 80% of the total consideration paid in the change of control, or if the Successor does not agree to assume or replace the awards as described above (including by reason of a participant’s termination of employment in connection with the change in control), then immediately prior to the date of the change of control:
•
Each stock option or stock appreciation right (“SAR”) held by a participant will become fully vested, and unless otherwise determined by the Board or administrator, will be cancelled in exchange for a cash payment equal to the excess of the per share price paid (or deemed to be paid) in the change of control transaction (as determined by the administrator) of the shares covered by the award over the purchase or grant price of such shares under the award (with stock options and SARs that have a purchase or grant price greater than the change of control price being cancelled for no consideration);
•
Unvested service-based restricted stock and restricted stock units will vest in full;
•
Performance shares, performance units, and cash incentive awards for which the performance period has expired will be paid based on actual performance;
•
Performance shares, performance units, and cash incentive awards for which the performance period has not expired will be canceled in exchange for a cash payment equal to the amount that would have been due under such awards assuming target performance (but pro-rated based on the number of full months in the performance period that have elapsed as of the date of the change of control);
•
Unvested dividend equivalent units will vest (to the same extent as the related award, if applicable); and
•
All other unvested awards will vest and pay out in cash.

Other than as described above, the NEOs are not covered by any contracts, agreements or arrangements that provide for severance payments or benefits in connection with a termination of employment or a change in control.

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Stock Ownership Guidelines

In August 2022, the Board adopted the Executive and Director Stock Ownership Policy, outlining the minimum stock ownership targets for senior executive officers of the Company. This policy is outlined below:

Position	Target
Chief Executive Officer	(4.00 x Base Salary) / Prior Year Share Price
Direct Reports	(2.00 x Base Salary) / Prior Year Share Price

Common stock that counts towards satisfaction of this policy includes shares owned outright by the senior executive officer and/or their spouse or minor children, shares owned indirectly through a retirement plan, restricted stock vesting over time (excluding those subject to performance vesting), shares obtained through stock options, and shares beneficially owned in a trust by the senior executive officer or their spouse or minor children.

Those subject to the policy are expected to achieve their target ownership five fiscal years from the date they became subject to the policy, with an additional two-fiscal year grace period if the policy is amended to increase the ownership target.

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DIRECTOR COMPENSATION

The following table presents the total compensation for services to VWE for each person who served as a member of VWE’s Board during the year ended June 30, 2022 (other than Mr. Roney). Mr. Patrick Roney also served on VWE’s Board during 2022, but his compensation for services to VWE during fiscal year 2022 is fully reflected in the 2022 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul S. Walsh	$160,000	$-	$-	$-	$-	$160,000
Robert L. Berner III	$90,000	$75,175	$-	$-	$-	$160,175
Mark W.B. Harms	$75,000	$75,175	$-	$-	$-	$150,175
Candace Koederitz	$75,000	$75,175	$-	$-	$-	$150,175
Jon Moramarco	$75,000	$75,175	$-	$-	$-	$150,175
Timothy Proctor	$75,000	$75,175	$-	$-	$-	$150,175
Jonathan Sebastiani	$75,000	$75,175	$-	$-	$-	$150,175
Lisa M. Schnorr	$95,000	$75,175	$-	$-	$-	$170,175

(1)
Paul S. Walsh, our Independent Lead Director (who was Chairman of the Board during fiscal year 2022), elected to receive $150,000 in cash in lieu of restricted stock, which was paid, subject to his continued service as a member of our board of directors, on April 7, 2023, the vesting date of the stock awards.
(2)
These amounts do not reflect the actual value realized by the recipient. The amounts in this column represent the aggregate grant date fair value of restricted stock units granted to our NEOs, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the fiscal year ended June 30, 2022 included in this prospectus, for information regarding the assumptions made in determining these values.
(3)
Each of our non-employee directors, except for Mr. Walsh, held restricted stock unit awards representing the contingent right to receive 7,072 shares of our common stock as of June 30, 2022 that vest in full on April 7, 2023.

In fiscal year 2022, the non-employee directors of the Company received varying levels of compensation for their services as directors and members of Board committees. Compensation payable per year for service were as follows: except for Paul Walsh, the Chairman of the Board during the fiscal year 2022, each non-employee director would receive $150,000 in total, composed of $75,000 in cash and $75,000 in restricted stock (based on the variable weighted average market price for the common stock as measured at the close of the first 30 trading days of the fiscal year). The Chairman would receive $300,000 in total during fiscal year 2022, composed of $150,000 in cash and $150,000 in restricted stock, except the Chairman may elect to receive all $300,000 in cash, provided the Chairman use half of the net after-tax proceeds of such cash compensation, to purchase shares of the Company's common stock in the open market. The chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee would receive additional cash payments of $20,000, $15,000 and $10,000, respectively.

Compensation that deviates from these arrangements may be paid in the event of resignations, vacancies and other situations resulting in service for a partial fiscal year. As permitted by SEC and Nasdaq rules, directors of the Company who are not Audit Committee members may be paid additional fees and other compensation for services to the Company on special projects and other matters distinct from service on the Board or as a member of one or more of the Board’s standing committees. The compensation payable to non-employee directors, like compensation payable to employees, may be revised from time to time by the Compensation Committee.

Stock Ownership Guidelines

In August 2022, the Board adopted the Executive and Director Stock Ownership Policy, outlining the minimum stock ownership target for the non-employee directors of the Company as five times the annual Board retainer divided by the prior year’s share price. Non-employee directors of the Company are expected to achieve their target ownership five fiscal years from the date they became subject to the policy, with an additional two-fiscal year grace period if the policy is amended to increase the ownership target.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Stockholders

In January 2016, D209, owned by the SLR No. 209 Trust, the LR Living Trust and VWE entered into a support and production agreement (the “Kirkland Agreement”). Under the Kirkland Agreement, D209 agreed to provide certain services related to VWE’s Kirkland branded spirits including overall management of the production process and advice and consulting regarding bottling, packaging and distribution. In November 2018, for a purchase price of $658,367, VWE acquired certain assets of D209 from D209 and the LR Living Trust, including key trademarked intellectual property. As part of the purchase agreement, the parties agreed to terminate the Kirkland Agreement for $250,000 in additional payments and VWE’s agreement to reimburse the SLR 209 Trust for 50% of expenses related to canceling an unrelated third-party consulting agreement such that the total payment VWE made to the LR Living Trust in finalizing the asset purchase agreement, inclusive of the purchase price was $908,367, plus the reimbursement of such expenses. In addition, VWE agreed to ongoing quarterly payments of $3 for every nine liter case of gin sold under the D209 trademarks by VWE for three calendar years following the sale (through November 2021). Such payment for case fees resulted in immaterial payments for the period July 1, 2021 to November 30, 2021. Samantha Rudd is the sole trustee of the SLR No. 209 Trust and was a director of Legacy VWE. Darrell Swank is one of two co-trustees of the LR Living Trust and was a Legacy VWE director. Payments to the LR Living Trust pursuant to this agreement terminated in November 2021.

Agreements with Directors

On February 7, 2023, the board of directors of the Company appointed Jon Moramarco, a member of the Board, as the Company’s Interim Chief Executive Officer. In connection with such appointment, the Company entered the Moramarco Consulting Agreement, pursuant to which the Company will pay bw166 a monthly fee of $17,500 and will reimburse bw166 and Mr. Moramarco for reasonable business-related expenses in connection with the Interim Chief Executive Officer services provided thereunder. Additionally, the Company agreed to award Mr. Moramarco a one-time grant of 100,000 restricted stock units pursuant to the 2021 Plan, which will vest in full on the one-year anniversary of the grant date. Mr. Moramarco is the Managing Partner of bw166 and has a controlling interest therein. For more information, see “Management - Executive Officers and Directors of the Company - Executive Officers.”

In the Roney Letter Agreement, Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Roney Prior Employment Agreement. Pursuant to the terms of the Roney Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the 2021 Plan ceased to vest and any unvested awards were forfeited. See “Executive Compensation - Employment Agreements with the NEOs - Roney Prior Employment Agreement and Roney Letter Agreement.”

In connection with the Roney Letter Agreement and the foregoing changes, the board of directors of the Company also appointed Paul Walsh, who previously served as Chairman of the Board, as Independent Lead Director effective February 7, 2023. In connection therewith, the Board approved an adjustment of Mr. Walsh’s annual compensation as a member of the Board to $250,000.

Due to the vacancy on the Audit Committee created by the appointment of Mr. Moramarco as Interim Chief Executive Officer, on February 7, 2023, the Board appointed Timothy D. Proctor, a member of the Board, as a member of the Audit Committee.

Immediate Family Member Employment Agreements

We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was $140.3 thousand and $90.8 thousand for the three months ended March 31, 2023 and 2022, respectively and $360.1 thousand and $286.5 thousand for the nine months ended March 31, 2023 and 2022, respectively.

VWE provides at will employment to Mr. Sean Roney, who provides administrative and general services to VWE, manages VWE’s trademarks and acts as brand manager for Sabotage. Mr. Sean Roney, who is the son of Mr. Patrick Roney, has served VWE from 2010 to present. During the fiscal year ended June 30, 2022, Mr. Sean Roney was paid a salary of $173,369 and $138,286 during the nine months ended March 31, 2023.

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In 2018, VWE employed Chris Sebastiani, the brother of Jonathan Sebastiani, as the General Manager of Viansa, responsible for direct-to-consumer sales and marketing of the Viansa brand. During the fiscal year ended June 30, 2022, he was paid a salary of $167,144 and $127,633 during the nine months ended March 31, 2023.

VWE provides employment to Mr. Kevin Lynn, who serves as the photography and graphic media manager for VWE. Mr. Kevin Lynn, who is the brother of Ms. Terry Wheatley, has served VWE from 2021 to present. During the year ended June 30, 2022, he was paid a salary of $80,000 and $61,538 during the nine months ended March 31, 2023.

VWE provides employment to Ms. Kathleen Long, who serves as the marketing director for VWE. Ms. Kathleen Long, who is the wife of Mr. Zachary Long, has served VWE from 2016 to present. During the year ended June 30, 2022, she was paid a salary of $113,300 and $32,679 during the nine months ended March 31, 2023.

Family Member Business Arrangements

We pay for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of Terry Wheatley, President of VWE. During fiscal year ended June 30, 2022, payments related to sponsorship and marketing services totaled $341,850 and $261,000 for the nine months ended March 31, 2023.

Gem + Jane Asset Acquisition

On February 14, 2022, the Company purchased certain intellectual property pertaining or related to a canned cannabis beverage brand from CannaCraft, Inc. The Company purchased the intellectual property at a purchase price of $300,000. The value of the assets acquired were based on the estimated fair value and are subject to adjustment during the measurement period (up to one year from the acquisition date). Terry Wheatley, President of VWE, is chairwoman of the board of directors of CannaCraft, Inc., having the authority to establish policies and make decisions.

Other Business Arrangements

In April 2022, the Company entered into an arrangement with GLP to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. Mark Harms, who is a director of the Company, is currently the Chairman and Chief Executive Officer of GLP. During the year ended June 30, 2022, payments in respect of capital markets and mergers and acquisitions matters totaled $50,500.

The Company has an agreement with Sonoma Brands Partners II, LLC (“SBP”) whereby it provides management consulting, business development and administrative and other support services to the Company. Jonathan Sebastiani, who is a director of the Company, is the managing partner of SBP. On January 31, 2022 the Company paid SBP $168,724 in connection with the management and business development services it provided to the Company during 2021. For the nine months ended March 31, 2023, payments to Sonoma Brands Partners II, LLC totaled $231,500.

Investor Rights Agreement

In connection with the consummation of the Business Combination, the Roney Investors, the Rudd Investors, the Sebastiani Investors and the Sponsor (collectively, the “Major Investors”) and all other holders of Legacy VWE capital stock entered into the Investor Rights Agreement, which provides for, among other things, voting agreements, director nominee designation rights, resale restrictions and registration rights.

The Specified Investors will have significant influence in determining the outcome of matters requiring shareholder approval as well as the election of directors due to the investor rights agreement, the rights set out therein and the relative ownership of the Company’s common stock by the Specified Investors following closing of the transactions. Subject to its terms, the investor rights agreement and the rights set out therein with respect to election of directors may extend until the 2028 Annual Meeting.

Voting Agreements. The Sponsor and the Legacy VWE investors party to the investor rights agreement (collectively, the “Specified Investors") agreed therein to act in concert with respect to voting their shares of the Company’s common stock. Such agreement covers voting with respect to directors and, for the Major Investors, voting with respect to other matters.

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Subject to the terms of the investor rights agreement, until the 2028 annual meeting of shareholders of the Company (the “2028 Annual Meeting”), the Roney Representative may designate up to five individuals, at least two of whom will qualify as independent directors under applicable Nasdaq listing requirements (collectively, the Roney Nominees), for inclusion by the Company and its board of directors, acting through the nominating and governance committee of the board of directors, in the slate of nominees recommended to shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected. Notwithstanding this agreement, if the combined beneficial ownership of the Roney Investors, the Rudd Investors and the Sebastiani Investors over which the Roney Representative has control:

•
(A) is reduced by at least 50%, but less than 75%, from that owned on the closing date of the merger (excluding reductions to the extent due to (1) the sale of shares in which the Roney Representative has no pecuniary interest or (2) issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Roney Representative will, without further action, only be entitled to designate up to three Roney Nominees;
•
(A) is reduced by at least 75% from that owned on such closing date (excluding reductions to the extent due to due to (1) the sale of shares in which the Roney Representative has no pecuniary interest or (2) issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Roney Representative will, without further action, only be entitled to designate up to two Roney Nominees; and
•
represents less than the Minimum Number, the Roney Representative will, without further action, no longer have any nomination rights hereunder.

Likewise, until the 2028 Annual Meeting and subject to the terms of the investor rights agreement, the Sponsor may designate all but two of the remaining directors, at least one of whom so designated will qualify as an independent director under applicable Nasdaq listing requirements (collectively, the Sponsor Nominees), for inclusion by the Company and its board of directors, acting through the nominating and governance committee of the board of directors, in the slate of nominees recommended to shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected. Notwithstanding this agreement, if the beneficial ownership of the Sponsor:

•
(A) is reduced by at least 50%, but less than 75%, from that owned on the closing date of the merger (excluding reductions to the extent due to issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Sponsor will, without further action, only be entitled to designate up to two Sponsor Nominees;
•
(A) is reduced by at least 75% from that owned on such closing date (excluding reductions to the extent due to issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Sponsor will, without further action, only be entitled to designate up to one Sponsor Nominee; and
•
represents less than the Minimum Number, the Sponsor will, without further action, no longer have any nomination rights under the investor rights agreement.

The two members of the board who are neither Roney Nominees nor Sponsor Nominees will be individuals who qualify as independent directors under listing requirements then applicable to the common shares and are nominated by the Nominating and Governance Committee and the entire board of directors. If and when the Company’s securities are no longer listed on the TSX and the terms of these Nominating Committee Nominees expire, then the two positions on the board that would be filled by Nominating Committee Nominees will instead be filled by two additional Sponsor Nominees.

The “Roney Representative” as defined in the investor rights agreement is Patrick A. Roney or, if he is not then living or is incapacitated, the trustee of the Rudd Trust, the SLR Trust and the Rudd Foundation that owns a plurality of the total shares of common stock then held by them.

A “Material Stock Acquisition” as defined in the investor rights agreement means a transaction in connection with which Parent issues shares of common stock representing more than 35% of such stock then outstanding.

“Minimum Number” as defined in such agreement means 4% of the shares of the Company’s common stock outstanding as of the relevant date or such lower percentage to which the Roney Representative or Sponsor, as applicable, may agree (such agreement not to be unreasonable withheld) upon the request of the other.

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In furtherance of the nomination rights provided for in the investor rights agreement, such agreement also provides that: (i) in connection with each meeting or consent solicitation of at or by which directors are to be elected, the Company’s board of directors (including any committee thereof) will nominate and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to shareholders, and the Specified Investors will vote for each Roney Nominee and Sponsor Nominee; and (ii) the Company, acting through its board of directors (including any committee thereof), will fill any vacancy of a Roney Nominee or a Sponsor Nominee on the board with a Roney Nominee or a Sponsor Nominee, respectively.

With respect to voting on matters other than the election of directors, the investor rights agreement provides as follows for the period beginning on the closing date of the merger and ending the earlier of seven years from that date and the date on which the Roney Investors cease to own, in the aggregate, 10% or more of the Company’s outstanding common stock. During that period, each Major Investor will irrevocably appoint the Roney Representative as such Major Investor’s proxy, to the fullest extent of such Major Investor’s rights with respect to the shares of the Company’s common stock owned by such Major Investor as of the closing date or thereafter acquired, to vote each such shares at each annual or special meeting of shareholders on all matters other than, in the case of Sponsor, certain reserved matters.

Such reserved matters are (a) the issuance of equity or the adoption of any equity plan, (b) any merger, consolidation or other business combination transaction to which the Company is a party (other than such a transaction resulting in a change of domicile, without more), (c) any transaction pursuant to which any executive officer, director or affiliate of the Company has an interest that is different from, or in addition to, the interests of the Company’s shareholders generally, (d) any amendment of the Company’s articles of incorporation or bylaws (other than an amendment that does not discriminate by its terms against any class, series or group of shareholders or any particular shareholder or adversely affect shareholder rights in a significant respect), and (e) any matter as to which Sponsor is advised in writing by a nationally recognized law firm that the failure to exercise independent judgment would be a breach of any law, exchange listing requirement, fiduciary duty or contract.

Upon consummation of the transactions, the Specified Investors beneficially owned approximately 48.7% of the Company’s common stock.

Resale Restrictions. Pursuant to the investor rights agreement, the Major Investors (other than the Sebastiani Investors) agreed that they will not, for 18 months following the closing of the Business Combination, sell, offer to sell, transfer or otherwise dispose of any shares of common stock issued to them in connection with the Business Combination (in each case, subject to certain exceptions set forth in the investor rights agreement). After that period, such shares held by the Major Investors (other than the Sebastiani Investors) will be released from the lock-up in equal amounts monthly over a 17-month period.

All other Legacy VWE investors party to the investor rights agreement (including the Sebastiani Investors but excluding Wasatch) also agreed to certain lock-up restrictions on shares of common stock issued to them in connect with the Business Combination. All such shares held by these investors were released from lock-up as of May 7, 2022.

Modification or Amendment. The investor rights agreement may be amended and the Company may take action therein prohibited, or omit to perform any act therein required to be performed by it, if and only if the Company has obtained the consent of each Major Investor holding at least 5% of the outstanding shares of the Company’s common stock and, during the Roney Director Designation Period, the Roney Representative, but the resale restrictions described above cannot be amended without the prior written consent of any Major Investor that would be adversely affected by the amendment.

Registration Rights. Under the investor rights agreement, (i) Wasatch and (ii) the Sponsor or any Major Investor holding not less than 10% of the shares of the Company’s common stock held by all VWE Investors in the aggregate may demand to sell all or a portion of their registrable securities in an SEC-registered offering up to six times, in the case of the VWE Investors, and up to three times, in the case of the Sponsor, in each case subject to certain minimum requirements and customary conditions. The investor rights agreement also provides the Legacy VWE shareholders party thereto with “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. The investor rights agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Your rights as stockholders are governed by Nevada law and our Articles of Incorporation (“articles of incorporation”) and Bylaws (“bylaws”). We urge you to read the applicable provisions of Nevada law and our articles of incorporation and bylaws carefully and in their entirety because they contain important information with respect to your rights as a holder of our common stock or our warrants.

The following is a description of the material terms of, and is qualified in its entirety by, the articles of incorporation and bylaws, each of which have been publicly filed with the SEC. The summary below is also qualified by reference to the provisions of the Nevada Revised Statutes (the “NRS”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 200,000,000 shares of the Company’s common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share. A total of 59,339,163 shares of common stock were issued and outstanding as of April 30, 2023. No shares of preferred stock are issued or outstanding. Unless the Company’s board of directors determines otherwise, the Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Listing. The Company’s common stock and warrants are listed on Nasdaq under the symbols “VWE” and “VWEWW”, respectively.

Voting. Each holder of the Company’s common stock will be entitled to one vote for each share owned of record on matters submitted to a vote of holders of the Company’s common stock. Holders of the Company’s common stock will not be entitled to cumulative voting in the election of directors.

Dividends. Holders of the Company’s common stock will be entitled to receive dividends if, as, and when declared by the Company’s board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to any dividend restrictions that may be contained in the Company’s future credit facilities. The Company has no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Company’s board of directors and will depend on, among other things, the combined company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Company’s board of directors may deem relevant. Because we are a holding company and have no direct operations, the Company is only be able to pay dividends from funds it receives from its subsidiaries.

Liquidation. Subject to the rights of the holders of any series of preferred stock, shares of the Company’s common stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Other Terms. The Company’s common stock will have no preemptive rights and no redemption, sinking fund or conversion provisions. The rights, preferences and privileges of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Company may designate in the future.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is TSX Trust Company.

Preferred Stock

The articles of incorporation will authorize the Company’s board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by the Company’s shareholders. The Company’s board of directors may determine, with respect to any series of preferred stock, the designation, powers, preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

•
the number of shares of the series and the designation to distinguish the shares of such series from the shares of all other series;
•
the voting powers, if any, and whether such voting powers are full or limited in such series;
•
the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

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•
whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
•
the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
•
the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
•
the provisions, if any, of a sinking fund applicable to such series; and
•
any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s common stock might believe to be in their best interests or in which the holders of the Company’s common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Company’s common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s common stock.

Annual Shareholder Meetings

The bylaws provide that annual meetings of shareholders will be held wholly or partially by means of remote communication or at such place, within or without the State of Nevada, at such date and time as may be determined by the Company’s board of directors, the chief executive officer or the chairman of the Company’s board of directors and as will be designated in the notice of such meeting.

Anti-Takeover Effects of Nevada Law and Provisions of the Company’s Articles of Incorporation and Bylaws

Certain provisions of Nevada law and the articles of incorporation and bylaws could make the following more difficult:

•
acquisition of the Company by means of a tender offer;
•
acquisition of the Company by means of a proxy contest or otherwise; or
•
removal of the Company’s incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors.

Filling Vacancies. The bylaws provide that, subject to the articles of incorporation, the rights of holders of any series of preferred stock and the investor rights agreement, vacancies and newly created directorships resulting from any increase in the number of directors or any vacancy on the Company’s board of directors may be filled by a majority of the directors then in office, even if less than a quorum, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and will qualify, and will not be filled by the stockholders; provided, that: (a) for so long as the Roney Representative has a right to nominate one or more Roney Nominees, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Roney Nominee, including the failure of any Roney Nominees to be elected, will be filled only by the Roney Representative; (b) for so long as Sponsor has a right to nominate one or more Sponsor Nominees pursuant to the investor rights agreement, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of a Sponsor Nominee will be filled only by Sponsor; (c) for so long as the Roney Representative has the right to nominate one or more Roney Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Roney Nominees, as a percentage of the total number of directors, remains the same; and (d) for so long as Sponsor has the right to nominate one or more Sponsor Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Sponsor Nominees, as a percentage of the total number of directors, remains the same. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for the remaining term of his or her predecessor.

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Removal. The bylaws provide that, subject to any provisions of applicable law and the articles of incorporation, any or all of the directors may be removed, until the Sunset Date, only for cause and, following the Sunset Date, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that (a) no Roney Nominee may be removed from office unless such removal is directed or approved by the Roney Representative pursuant to the investor rights agreement so long as the Roney Representative is entitled to designate Roney Nominees and (b) no Sponsor Nominee may be removed from office unless such removal is directed or approved by Sponsor pursuant to the investor rights agreement so long as Sponsor is entitled to designate Sponsor Nominees.

Requirements for Advance Notice of Shareholder Nominations and Proposals. The bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder will need to comply with advance notice requirements and provide the Company with certain information and the matter must constitute a proper matter for stockholder action. Generally, to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary the preceding year’s annual meeting. The bylaws provide that the principal executive offices of the Company shall be located at 937 Tahoe Boulevard, Suite 210, Incline Village, Nevada, unless and until they are located at such other place within or without the State of Nevada as the board of directors of the Company may determine. The bylaws also specify requirements as to the form and content of a shareholder’s notice. The bylaws allow the board of directors or the chairman of any meeting of shareholders to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Special Meetings of the Shareholders. The bylaws provide that, unless otherwise prescribed by law or the articles of incorporation, special meetings of shareholders of the Company may be called only by the secretary of the Company at the direction of the board of directors, by the chairman or the chief executive officer of the Company. At any annual meeting or special meeting of shareholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the bylaws. The Company’s bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

No Cumulative Voting. The articles of incorporation do not authorize cumulative voting.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in the articles of incorporation will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Authorized but Unissued Capital Stock. Nevada law does not require shareholder approval for any issuance of authorized shares. However, Nasdaq’s listing requirements, which apply so long as the Company’s common stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Amendment of Articles of Incorporation or Bylaws. Until the Sunset Date, the amendment of any of the provisions of the articles of incorporation or bylaws described above will require the affirmative vote of holders of at least two-thirds of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class. After the Sunset Date, the amendment of such provisions will require the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class.

Acquisition of Control Shares. In addition, the NRS contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive)

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contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These laws will apply to the Company as of a particular date if the Company were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the articles of incorporation or bylaws are not amended to provide that these provisions do not apply to the Company or to an acquisition of a controlling interest, or if the Company’s disinterested shareholders do not confer voting rights in the control shares.

Combinations with Interested Stockholders. Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but, if such election is not made in the corporation’s original articles of incorporation, then the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has not made such an election in its articles of incorporation.

Choice of Forum Provisions

The articles of incorporation provide that, unless the Company consents in writing to the selection of an alternative forum: (a) the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to its stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the NRS Chapter 78 of the State of Nevada, as amended, or the bylaws or the articles of incorporation of the Company (as either may be amended or restated from time to time); and (b) subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such articles further provide that, if any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed as a foreign action in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Nevada in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Such articles further provide that any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to these provisions of the articles. Nevertheless, such provisions of the articles do not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. The articles provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of April 30, 2023 by:

•
each person known to the Company to be the beneficial owner of more than 5% of outstanding common stock;
•
each of the Company’s executive officers and directors; and
•
all of the Company’s executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such securities within 60 days.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Vintage Wine Estates, Inc., 937 Tahoe Boulevard, Suite 210, Incline Village, NV 89451. Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

A total of 59,339,163 shares of common stock were issued and outstanding as of April 30, 2023.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of Total Voting Power
Executive Officers and Directors of the Company
Patrick Roney(1)(7)(11)(12)(13)(14)	36,163,172	54.4%
Terry Wheatley	290,552	-
Katherine DeVillers(16)	-	-
Kristina L. Johnston	-	-
Paul Walsh	224,978	-
Mark W.B. Harms(2)	35,888,468	54.0%
Robert L. Berner III	17,072	-
Candice Koederitz	8,732	-
Jon Moramarco	18,572	-
Timothy Proctor	28,732	-
Lisa Schnorr	17,072	-
Jonathan Sebastiani(3)	1,142,018	1.9%
Zach Long(17)	35,303	-

All Directors and Executive Officers as a Group (12 Persons)	36,828,329	54.4%
Five Percent or More Holders
Roney Trust(4)(11)(14)	6,516,072	11.0%
Laura G. Roney(5)(11)	6,516,072	11.0%
Rudd Trust(6)(12)(14)	7,600,117	12.8%
Darrell D. Swank(6)(7)(12)(13)	9,799,980	16.5%
Steven Kay(6)(7)(12)(13)	9,799,980	16.5%
Wasatch Advisors, Inc.(8)	10,967,236	18.5%
Bespoke Sponsor Capital LP(2)	35,871,396	54.0%
Paradice Investment Management LLC(15)	3,941,765	6.6%
Major Investors(9)	30,319,173	45.6%
Specified Investors(10)	35,871,396	54.0%

(1)
Patrick Roney shares voting power and dispositive power with his wife, Laura G. Roney, over the 6,516,072 shares owned by the Roney Trust. Patrick Roney also is co-trustee (with Darrell D. Swank and Steven Kay) of 2,199,863 shares of common stock owned by the SLR Trust. In his capacity as the Roney Representative (as defined in the Prospectus),

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Patrick Roney has voting power over all shares owned by the Specified Investors pursuant to and for the purposes specified in the investor rights agreement, including for the purpose of voting for the Roney Nominees. Mr. Roney disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(2)
Based on information contained in the Schedule 13D/A filed by Patrick Roney on January 10, 2023, Mark W.B. Harms shares voting and dispositive power over (i) the 5,333,334 shares and (ii) the 7,111,112 shares underlying the presently exercisable warrants owned by the Sponsor. The Sponsor also has voting power over all shares owned by the Specified Investors pursuant to and for the purposes specified in the investor rights agreement, including for the purpose of voting for the Sponsor Nominees. The address of the Sponsor is c/o Bespoke Capital Acquisition Corp., 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, BC V7X1L3. Each of Messrs. Harms and Berner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(3)
Based on information contained in the Schedule 13D/A filed by Patrick Roney on January 10, 2023, Jonathan Sebastiani has shared voting power over the 684,881 shares owned by Sonoma Brands II, LP, the 410,715 shares owned by Sonoma Brands VWE Co-Invest, L.P. and the 39,350 shares owned by Sonoma Brands II Select, L.P. Mr. Sebastiani disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)
Patrick Roney and his wife, Laura Roney, are co-trustees of the Roney Trust and share voting and dispositive power over the shares to be owned by the Roney Trust.
(5)
Laura Roney shares voting and dispositive power with her husband, Patrick Roney, over the shares owned by the Roney Trust.
(6)
Darrell D. Swank and Steven Kay are co-trustees of the Rudd Trust and share voting and dispositive power over the shares owned by the Rudd Trust. The address of the Rudd Trust is c/o LRIco Services, LLC, 2416 E. 37th St. N., Wichita, KS 67219.
(7)
Based on information contained in the Schedule 13D/A filed by Patrick Roney on January 10, 2023, includes (i) 6,516,072 shares owned by the Rudd Trust and (ii) 2,199,863 shares owned by the SLR Trust. Darrell D. Swank and Steven Kay are co- trustees of these trusts and share voting and dispositive power over the shares held by such trusts. Patrick Roney also is co-trustee of the SLR Trust, with such power over that trust. All of the trustees disclaim beneficial ownership of all such shares. The address of Mr. Swank is c/o LRIco Services, LLC, 2416 E. 37th Street N., Wichita, KS 67219. The address of Mr. Kay is 100 The Embarcadero, Penthouse, San Francisco, CA 94105- 1291.
(8)
Based on information contained in the Schedule 13G filed by Wasatch Advisors, Inc. on February 10, 2023, reporting sole dispositive and voting power over 10,967,236 shares. The address of such shareholder is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108.
(9)
The “Major Investors” are the Sponsor, the Roney Trust, Sean Roney, the Rudd Investors, Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P.
(10)
The “Specified Investors” are the Major Investors and all other stockholders party to the investor rights agreement, excluding Casing & Co. f/b/o Wasatch Microcap Fund.
(11)
“Roney Trust” means the Patrick A. Roney and Laura G. Roney Trust.
(12)
“Rudd Trust” means Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended (as successor to the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended).
(13)
“SLR Trust” means the SLR Non-Exempt Trust U/A/D 4/21/2018 (as successor to the SLR 2012 Gift Trust U/A/D 12/31/2012). Patrick Roney, Darrell D. Swank and Steven Kay are co-trustees of the SLR Trust. They disclaim beneficial ownership of all shares held by such trust.
(14)
Each of the Rudd Trust and the SLR Trust (collectively, the “Rudd Investors”) and the Roney Trust and Sean Roney (who owns 423,729 shares) (collectively, the “Roney Investors”) is a party to an Amended and Restated Voting Agreement effective as of June 7, 2021 (the “Voting Agreement”). Under the Voting Agreement, Patrick Roney may determine how all shareholders party to such agreement shall vote, act or consent.
(15)
Based on information contained in the Schedule 13G filed by Paradice Investment Management LLC on February 9, 2023, reporting shared dispositive power over 3,941,765 shares and shared voting power over 1,796,926 shares. The address of such shareholder is 250 Fillmore Street, Suite 425, Denver, Colorado 80206.

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(16)
Effective January 27, 2023, Kathy DeVillers resigned from her position of the Company’s Executive Vice President of Acquisition and Integrations.
(17)
Effective November 8, 2022, Zach Long was named as the Company’s Chief Operations Officer. The amount of shares shown includes presently exercisable options to purchase 2,000 shares of common stock and 12,500 shares that may be acquired within 60 days by exercise of options.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 31,170,515 shares of our common stock issued in connection with the transactions to the Selling Stockholders. The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later may come to hold any of the Selling Stockholders’ interest in our common stock other than through a public sale.

The following table sets forth, as of April 30, 2023, the names of the Selling Stockholders, the aggregate number of shares of common stock owned by them prior to this offering and the aggregate number of shares of common stock that the Selling Stockholders may offer pursuant to this prospectus, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The table below and the accompanying footnotes are based primarily on information provided to us by the Selling Stockholders indicating our common stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Stockholder may have sold or transferred some or all of the common stock indicated below with respect to such Selling Stockholder and may in the future sell or transfer some or all of the common stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such common stock. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the shares of common stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 59,339,163 shares of common stock outstanding as of April 30, 2023.

Information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on his, her or their behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

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Name	Shares of Common Stock Owned Prior to this Offering		Maximum Number of Shares of Common Stock That May Be Sold Pursuant to this Prospectus	Number of Shares Owned After Sale of All Shares of Common Stock Offered by this Prospectus
	Number	%	Number	Number	%
A Kunde and L Kunde GST Exempt GRAT fbo Jeff Kunde	34,699	*	34,699	-	0%
A Kunde and L Kunde GST Exempt GRAT fbo Marcia Mickelson	9,114	*	9,114	-	0%
A & L Kunde Trust #1	219,072	*	219,072	-	0%
A & L Kunde Trust #3	230,569	*	230,569	-	0%
Bespoke Sponsor Capital LP(1)	5,333,334	9.0%	5,333,334	-	0%
Carole Anne Stewart	771,828	1.3%	771,828	-	0%
Charles Sweeney	601,167	1.0%	601,167	-	0%
Jeff & Roberta Kunde Living Trust Dated 6-16-95	131,028	*	131,028	-	0%
Jim & Marcia Mickelson Living Trust Dated 4-11-01	138,071	*	138,071	-	0%
Linda Butler	139,525	*	139,525	-	0%
Marco DiGiulio	244,841	*	244,841	-	0%
Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended	7,600,117	12.8%	7,600,117	-	0%
Michell Ruggirello	5,285	*	5,285	-	0%
Nell Sweeney	663,187	1.1%	663,187	-	0%
Patrick A. Roney and Laura G. Roney Trust(2)	6,516,072	11.0%	6,516,072	-	0%
Ron Coleman	372,387	*	372,387	-	0%
Sean Roney(3)	427,029	*	423,729	3,300	*
SLR Non-Exempt Trust UAD 4/21/2018(4)	2,199,863	3.7%	2,199,863	-	0%
Sonoma Brands II, L.P.(5)	684,881	1.2%	684,881	-	0%
Sonoma Brands II Select, L.P.(5)	39,350	*	39,350	-	0%
Sonoma Brands VWE Co-Invest, L.P.(5)	410,715	*	410,715	-	0%
TGAM Agribusiness Fund Holdings LP(6)	1,650,000	2.8%	1,650,000	-	0%
Wasatch Microcap Fund(7)	2,472,251	4.2%	2,472,251	-	0%
Vicki Daigneault	6,185	*	6,185	-	0%
Voting Trust FBO Jeff Kunde U/T Kunde Living Trust	133,100	*	133,100	-	0%
Voting Trust FBO Marcia Mickelson U/T Kunde Living Trust	140,145	*	140,145	-	0%

*	Less than one percent

(1)
The Sponsor was the sponsor of BCAC prior to the transactions. Bespoke is the general partner of the Sponsor. Mark W.B. Harms and Robert L. Berner III are the joint managing partners of Bespoke and also serve on the Company’s board of directors. Pursuant to the investor rights agreement, the Sponsor has the right to designate four nominees for election to the Company’s board of directors(the “Sponsor Nominees”) and has a proxy over the shares held by the Specified Investors (as defined in the investor rights agreement) to vote such shares in favor of the election of the Sponsor Nominees.
(2)
Patrick Roney and his wife, Laura Roney, are co-trustees of the Patrick A. Roney and Laura G. Roney Trust. Mr. Roney is the Executive Chairman of the Company’s board of directors. Pursuant to the investor rights agreement, Mr. Roney, as the Roney Representative has the right to designate five nominees for election to the Company’s board of directors and has a proxy over the shares held by the Specified Investors to vote such shares in favor of the election of the Roney Nominees and a proxy over the shares held by the Major Investors to vote such shares on certain other matters.
(3)
Sean Roney is the son of Patrick Roney. Sean Roney provides administrative and general services to VWE, manages VWE’s trademarks and acts as brand manager for the Sabotage brand.

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(4)
Patrick Roney, Darrell D. Swank and Steven Kay serve as co-trustees of SLR Non-Exempt Trust UAD 4/21/2018.
(5)
Jonathan Sebastiani, a member of the Company’s board of directors, is the founder of Sonoma Brands. The Company has an agreement with SBP whereby SBP provides management consulting, business development and administrative and other support services to the Company. Mr. Sebastiani is the managing partner of SBP. Sonoma Brands Partners II, LLC is the managing member of Sonoma Brands II GP, LLC, which is the general partner of Sonoma Brands II, L.P., Sonoma Brands VWE Co-Invest, L.P. and Sonoma Brands II Select, L.P.
(6)
AGR Partners, LLC (“AGR”) is the sole member of TGAM Agribusiness Fund GP LLC, which is the general partner of TGAM Agribusiness Fund Holdings LP. Ejnar Knudsen is the co-founder and CEO of AGR and served as a director of Legacy VWE prior to the transactions.
(7)
On February 3, 2021, prior to the execution of the transaction agreement, Wasatch acquired 956,618 shares of Legacy VWE capital stock from former Legacy VWE shareholders for an aggregate price of $28 million, which converted into shares of common stock upon closing of the transactions. In addition, in connection with the transactions, BCAC and Wasatch entered into subscription agreements for the sale and purchase, respectively, of 10.0 million shares of common stock at $10.00 per share at the closing of the transactions for an aggregate amount of $100 million. Such PIPE Investment shares were issued and sold to Wasatch on the Closing Date.

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SHARES ELIGIBLE FOR FUTURE SALE

The Company has, as of April 30, 2023, 200,000,000 shares of common stock authorized and 59,339,163 shares of common stock issued and outstanding and 2,000,000 shares of preferred stock authorized and none issued and outstanding. All of the shares of common stock issued in connection with the transactions will be freely transferable by persons other than by the Company’s affiliates without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Shares of common stock held by the Company’s affiliates will be “control securities” and thus will be subject to the resale provisions of Rule 144 in addition to any lock-up restrictions. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. The Company’s common stock is listed on Nasdaq under the symbol “VWE." The Company’s common stock (including shares of the Company’s common stock issued in the merger) and warrants are listed on the Nasdaq under the symbols “VWE” and “VWEWW,” respectively.

Rule 144

All of the Company’s common stock currently outstanding, other than those shares of common stock registered pursuant to the Registration Statement on Form S-4 filed in connection with the transactions and those shares of common stock registered pursuant to the registration statement of which this prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, certain Company stockholders will only be able to sell their shares of common stock, as applicable, pursuant to and in accordance with Rule 144 without registration one year after the Company’s filing of current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. However, if any such Company stockholders remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•
1% of the then outstanding equity shares of the same class; or
•
the average reported weekly trading volume of the Company’s common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of VWE’s employees, consultants or advisors who purchases equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the merger is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Under the investor rights agreement, (i) Wasatch and (ii) the Sponsor or any Major Investor holding not less than 10% of the shares of the Company’s common stock held by all VWE Investors in the aggregate may demand to sell all or a portion of their registrable securities in an SEC-registered offering up to six times, in the case of the VWE Investors, and up to three times, in the case of the Sponsor, in each case subject to certain minimum requirements and customary conditions. The investor rights agreement also provides the Legacy VWE shareholders party thereto with “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. The investor rights agreement also provides that the Company will

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pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 31,170,515 shares of common stock, no par value per share. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
in underwritten transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
distribution to members, limited partners or stockholders of Selling Stockholders;
•
“at the market” or through market makers or into an existing market for the shares;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable Financial Industry Regulatory Authority ("FINRA") rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

74

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incident to the registration of the shares of common stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of common stock each is selling in such offering.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of Vintage Wine Estates, Inc. as of June 30, 2022 and for the year then ended included in this prospectus have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vintage Wine Estates, Inc. as of June 30, 2021 and 2020, and for the years then ended, included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports included herein. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Resignation of independent registered public accounting firm

On November 19, 2021, the Audit Committee received notice from Moss Adams, the Company’s previous independent registered public accounting firm, that Moss Adams had made the decision to resign as the Company's independent registered public accounting firm, effective November 19, 2021. On November 19, 2021, the Audit Committee accepted the resignation of Moss Adams.

Moss Adams audited the consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2021. The report of Moss Adams on such consolidated financial statements, dated October 13, 2021, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the two fiscal years prior to the date of resignation, and subsequent interim periods, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moss Adams, would have caused them to make reference thereto in their report on the consolidated financial statements.

For the two fiscal years prior to the date of resignation, and subsequent interim periods, there were no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act, except for the material weakness in the Company’s internal control over financial reporting previously disclosed in this prospectus.

As previously disclosed, during the audit of the Company’s fiscal year 2021 consolidated financial statements and the subsequent close cycle for our fiscal quarter ended December 31, 2022, management identified material weaknesses in the Company’s internal control over financial reporting. The Audit Committee has discussed the material weaknesses with Moss Adams and the Company has authorized Moss Adams to respond fully to inquiries of the Company’s new independent registered public accounting firm, when engaged, concerning the material weakness.

75

(b) Disclosures regarding the new independent auditor

On December 3, 2021, the Company engaged Cherry Bekaert as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2022. The engagement of Cherry Bekaert was approved by the Audit Committee.

During the two most recent fiscal years and subsequent interim periods prior to and through the date thereof, neither the Company nor anyone on its behalf has consulted with Cherry Bekaert regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Cherry Bekaert concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

LEGAL MATTERS

Parsons Behle & Latimer have passed upon certain legal matters for us in connection with the securities offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

76

VINTAGE WINE ESTATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2023	June 30, 2022
	(Unaudited)
Assets
Current assets:
Cash	$31,966	$45,492
Restricted cash	-	4,800
Accounts receivable, net	41,381	38,192
Other receivables	721	3,866
Inventories	199,268	192,102
Assets held for sale, net	547	-
Current interest rate swap asset	3,920	2,877
Prepaid expenses and other current assets	23,519	13,394
Total current assets	301,322	300,723
Property, plant, and equipment, net	219,680	236,100
Operating lease right-of-use assets	32,971	-
Finance lease right-of-use-assets	624	-
Goodwill	29,666	154,951
Intangible assets, net	45,438	64,377
Interest rate swap asset	3,619	6,280
Other assets	4,701	3,464
Total assets	$638,021	$765,895
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$114,429	$144,215
Accounts payable	28,785	13,947
Accrued liabilities and other payables	34,325	24,204
Current operating lease liabilities	6,357	-
Current finance lease liabilities	286	-
Current maturities of long-term debt	191,580	14,909
Total current liabilities	375,762	197,275
Other long-term liabilities	1,693	6,491
Long-term debt, less current maturities	-	169,095
Long-term operating lease liabilities	27,695	-
Long-term finance lease liabilities	344	-
Deferred tax liability	5,698	29,979
Deferred gain	10,116	10,666
Total liabilities	421,308	413,506
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	262	1,663
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at March 31, 2022 and June 30, 2022.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,161,553 issued and 59,289,659 outstanding at March 31, 2023 and 61,691,054 issued and 58,819,160 outstanding at June 30, 2022.	-	-
Additional paid-in capital	383,720	377,897
Treasury stock, at cost: 2,871,894 shares held at March 31, 2023 and June 30, 2022.	(26,034)	(26,034)
Accumulated Deficit	(140,601)	(571)
Total Vintage Wine Estates, Inc. stockholders' equity	217,085	351,292
Noncontrolling interests	(634)	(566)
Total stockholders' equity	216,451	350,726
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$638,021	$765,895

See notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net revenue
Wine, spirits and cider	$41,443	$50,859	$146,160	$157,292
Nonwine	28,035	28,074	78,540	60,939
	69,478	78,933	224,700	218,231
Cost of revenue
Wine, spirits and cider	37,829	38,764	108,499	98,428
Nonwine	15,303	12,152	46,524	29,886
	53,132	50,916	155,023	128,314
Gross profit	16,346	28,017	69,677	89,917
Selling, general, and administrative expenses	25,526	24,952	92,458	66,724
Amortization expense	1,813	2,083	5,429	3,938
Goodwill impairment losses	-	-	125,285	-
Intangible impairment losses	-	-	13,823	-
Gain on remeasurement of contingent liability	-	-	(2,648)	-
Gain on litigation proceeds	(884)	-	(1,414)	-
Loss (gain) on sale leaseback	(333)	(333)	(550)	(1,000)
Loss (gain) on sale of property, plant, and equipment	(5,977)	431	(5,625)	507
(Loss) income from operations	(3,799)	884	(157,081)	19,748
Other income (expense)
Interest expense	(4,291)	(3,729)	(13,322)	(10,825)
Net (loss) gain on interest rate swap agreements	(3,596)	4,553	4,892	8,582
Loss on extinguishment of debt	-	-	(479)	-
Other, net	(161)	1,957	326	1,945
Total other income (expense), net	(8,048)	2,781	(8,583)	(298)
(Loss) Income before provision for income taxes	(11,847)	3,665	(165,664)	19,450
Income tax (benefit) provision	(1,673)	958	(24,231)	5,412
Net (loss) income	(10,174)	2,707	(141,433)	14,038
Net loss attributable to the noncontrolling interests	(14)	(73)	(1,403)	(138)
Net (loss) income attributable to common stockholders	$(10,160)	$2,780	$(140,030)	$14,176

Net earnings per share allocable to common stockholders
Basic	$(0.17)	$0.05	$(2.37)	$0.23
Diluted	$(0.17)	$0.05	$(2.37)	$0.23
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,289,659	61,410,403	59,014,915	60,773,258
Diluted	59,289,659	61,410,403	59,014,915	60,773,258

See notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share amounts)

	Redeemable Non-Controlling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Non-Controlling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2022	$1,663	61,691,054	$-	2,871,894	$(26,034)	$377,897	$(571)	$(566)	$350,726
Stock-based compensation expense	-	-	-	-	-	4,651	-	-	4,651
Repurchase of public warrants	-	-	-	-	-	(172)	-	-	(172)
Shareholder distribution	(66)	-	-	-	-	-	-	-	-
Net income (loss)	(315)	-	-	-	-	-	(293)	(28)	(321)
Balance, September 30, 2022	$1,282	61,691,054	$-	2,871,894	$(26,034)	$382,376	$(864)	$(594)	$354,884
Stock-based compensation expense	-	-	-	-	-	4,328	-	-	4,328
Vesting of restricted stock	-	755,880	-	-	-	-	-	-	-
Taxes paid related to net share settlement of equity awards	-	(285,381)	-	-	-	(976)	-	-	(976)
Net income (loss)	(1,022)						(129,577)	(24)	(129,601)
Balance, December 31, 2022	$260	62,161,553	$-	2,871,894	$(26,034)	$385,728	$(130,441)	$(618)	$228,635
Stock-based compensation expense	-	-		-	-	(2,008)	-	-	(2,008)
Net income (loss)	2	-		-	-	-	(10,160)	(16)	(10,176)
Balance, March 31, 2023	$262	62,161,553	$-	2,871,894	$(26,034)	$383,720	$(140,601)	$(634)	$216,451

	Redeemable Non-Controlling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Non-Controlling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2021	$1,682	60,461,611	$-	-	$-	$360,732	$-	$(477)	$360,255
Net income (loss)	3	-	-	-	-	-	2,804	(28)	2,776
Balance, September 30, 2021	$1,685	60,461,611	$-	-	$-	$360,732	$2,804	$(505)	$363,031
Net income (loss)	5	-	-	-	-	-	8,592	(45)	8,547
Balance, December 31, 2021	$1,690	60,461,611	$-	-	$-	$360,732	$11,396	$(550)	$371,578
Stock-based compensation						1,943			1,943
Issuance of common stock in business combination		1,229,443				10,521			10,521
Repurchase of common stock				313,539	$(2,833)				(2,833)
Net income (loss)	$(6)						2,780	(68)	2,713
Balance, March 31, 2022	$1,684	61,691,054	$-	313,539	$(2,833)	$373,196	$14,176	$(618)	$383,922

See notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(141,433)	$14,038
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	11,409	14,095
Amortization expense	6,196	4,234
Goodwill and intangible asset impairment losses	139,108	-
Remeasurement of contingent consideration liabilities	(2,648)	-
Stock-based compensation expense	6,971	1,943
Provision for doubtful accounts	677	45
Net gain on interest rate swap agreements	(4,892)	(8,582)
(Benefit) provision for deferred income tax	(24,281)	888
(Gain) Loss on disposition of assets	(5,625)	508
Deferred gain on sale leaseback	(550)	(1,000)
Loss on extinguishment of debt	479	-
Deferred rent	(2,079)	285
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(3,866)	(21,261)
Other receivables	3,145	376
Inventories	(5,466)	4,244
Prepaid expenses and other current assets	(10,125)	(2,457)
Other assets	602	(6,215)
Accounts payable	10,511	(8,106)
Accrued liabilities and other payables	16,934	2,836
Net change in lease assets and liabilities	1,087	-
Net cash used in operating activities	(3,846)	(4,128)
Cash flows from investing activities
Proceeds from disposition of assets	19,707	105
Purchases of property, plant, and equipment	(11,318)	(15,723)
Acquisition of businesses	-	(74,268)
Net cash provided by (used in) investing activities	8,389	(89,886)
Cash flows from financing activities
Repurchase of common stock	-	(2,833)
Principal payments on line of credit	(136,358)	(67,210)
Proceeds from line of credit	111,863	126,591
Financing costs incurred from line of credit	(1,975)	-
Outstanding checks in excess of cash	4,327	2,900
Principal payments on debt	(73,195)	(13,178)
Proceeds from debt	74,640	-
Loan fees	(377)	-
Principal payments on finance leases	(205)	-
Distributions to noncontrolling interest	(66)	-
Repurchase of public warrants	(172)	-
Payments of minimum tax withholdings on stock-based payment awards	(976)	-
Payments on acquisition payable	(375)	(226)
Net cash (used in) provided by financing activities	(22,869)	46,044
Net change in cash and restricted cash	(18,326)	(47,970)
Cash and restricted cash, beginning of period	50,292	123,679
Cash and restricted cash, end of period	$31,966	$75,709
Supplemental cash flow information
Cash paid during the period for:
Interest	$10,802	$9,508
Income taxes	$-	$22
Noncash investing and financing activities:
Contingent consideration in a business combination	$-	$8,460
Issuance of common stock in a business combination	$-	$10,521
Operating lease assets obtained in exchange for operating lease liabilities	$37,759	$-
Finance lease assets obtained in exchange for finance lease obligations	$759	$-
Accrued interest on term loan and line-of credit refinanced to principal	$1,726	$-
Line of credit refinanced as term debt	$9,646	$-
Term debt refinanced from a line of credit	$3,823	$-
Financing costs deducted from long-term debt proceeds	$474	$-
Financing costs deducted from line of credit proceeds	$532	$-

See notes to unaudited condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.
Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of all majority-owned or controlled subsidiaries, and all significant intercompany transactions and amounts have been eliminated. The results of businesses acquired or disposed of are included in the condensed consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively.

References to the "Company", "we," "our," "us," and similar pronouns in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (this "Form 10-Q") refer to Vintage Wine Estates, Inc., a Nevada corporation, and its majority owned subsidiaries or controlled subsidiaries unless the context requires otherwise.

Our fiscal year ends on June 30. References to fiscal 2023 and 2022 in these condensed consolidated financial statements are to the fiscal years ending or ended June 30, 2023 and June 30, 2022, respectively.

Our unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. Securities and Exchange Commission ("SEC") instructions to Quarterly Reports on Form 10-Q and include the information and disclosures required by accounting principles generally accepted in the United States ("GAAP") for interim financial reporting.

Inflation and supply chain constraints, as well as the ongoing COVID-19 pandemic ("COVID-19"), continue to disrupt the U.S. and global economies and there remains uncertainty about the impact on the economy. We cannot estimate with any certainty the length or severity of the economic uncertainties or the related financial consequences on our business and operations, including whether and when historic economic and operating conditions will resume or the extent to which the disruption may impact our business, financial position, results of operations or cash flows.

Management expects economic uncertainties including inflation and supply chain constrains to continue to impact several areas of the business including sales, cost of goods, operating expenses and cash flows.

In the opinion of management, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included. Except as disclosed elsewhere in this Form 10-Q, all such adjustments are of a normal and recurring nature. In addition, financial results presented for this fiscal 2023 interim period are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2023 or any other future interim or annual period. These condensed consolidated financial statements are unaudited and accordingly, should be read in conjunction with the audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 13, 2022. The June 30, 2022 condensed consolidated balance sheet was derived from the audited consolidated financial statements as of that date.

Going Concern

The accompanying condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

On May 9, 2023, the Company entered into an amendment to its Second A&R Loan and Security Agreement (defined in Note 10) that adjusted the definition of certain financial covenants for the quarter ended March 31, 2023. Due to the amendment, the Company was in compliance with its debt covenants as of March 31, 2023. The Company currently forecasts that it will not meet certain financial debt covenants as required per our Second A&R Loan and Security Agreement (defined in Note 10) beginning with the quarter ended June 30, 2023, which would constitute an event of default, which if not waived, can result in the potential acceleration of the Company’s outstanding debt under the Second A&R Loan and Security Agreement. If an event of default occurs under the Second A&R Loan and Security Agreement and the lender accelerates the maturity of the debt thereunder, the Company may not have sufficient cash to repay the outstanding debt.

In response to these conditions, management has begun to actively engage in conversations with the lender of the Second A&R Loan and Security Agreement regarding amendments and waivers to the related financial covenants, however, whether an amendment or waiver is obtained is not within the Company's control, and therefore cannot be deemed probable.

During the third fiscal quarter of 2023 which ended March 31, 2023, the Company implemented several cost reduction and revenue enhancing initiatives to improve its financial results and cash flow from operations. This included reducing our workforce by approximately 4%. In addition, we have strategically raised prices across the Direct-to-Consumer segment, increased certain shipping fees and restructured customer contracts to reduce freight costs. These efforts are expected to have an annualized benefit of $10 million to operating income exclusive of the $2 million in costs we incurred during the three months ending March 31, 2023 to affect the changes.

Furthermore, we are contemplating developing a comprehensive business development and restructuring plan including the evaluation of several options for further cost reductions. We expect we can improve operating results through customer contract renegotiations, simplification of the business, focusing resources on key brands and an elimination of less profitable SKUs (stock keeping unit). As part of the process, we are also evaluating further asset monetization opportunities to generate cash to reduce debt.

There can be no assurances that the Company will be able to successfully implement these strategies, or if successfully implemented, that we will see the expected benefits from such strategies. Additionally, there can be no assurances that any benefits from cost reduction strategies will enable the Company to remain in compliance with its financial covenants or provide the Company with sufficient cash to pay the outstanding debt on the Second A&R Loan and Security Agreement if accelerated by the lender.

As a result of these uncertainties, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements were issued. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might result from the outcome of this uncertainty.

Significant Accounting Policies

A description of the Company’s significant accounting policies is included in the audited financial statements within its Annual Report on Form 10-K for the fiscal year ended June 30, 2022. Except as noted below, there have been no material changes in the Company’s significant accounting policies during the nine months ended March 31, 2023.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Significant estimates include, but are not limited to, revenue recognized from the sale of wine, spirits and cider, accounting for income taxes, the net realizable value of inventory, estimated fair values of intangible assets in acquisitions, intangible assets and goodwill for impairment, amortization methods and stock-based compensation. Actual results could differ materially from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Specifically, we reclassified $1.8 million of restricted cash from restricted cash to cash and cash equivalents and reclassified $2.1 million and $3.9 million of amortization expense from selling, general and administrative expenses to amortization expense for the three and nine months ended March 31, 2023, respectively.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheet that sums to the total of the same such amounts as shown in the condensed consolidated statement of cash flows:

(in thousands)	March 31, 2023	June 30, 2022
Cash and cash equivalents	$31,966	$45,492
Restricted cash	-	4,800
Total cash, cash equivalents and restricted cash as shown in the consolidated statement of cash flows	$31,966	$50,292

In connection with the amended and restated loan and security agreement (see Note 10), the Company entered into a Deposit Control Agreement which required $4.8 million of the total cash received to be placed into a restricted cash collateral account, subject to release upon the completion of certain construction work and certificates of occupancy associated with the Ray's Station production facility. In July 2022, the Deposit Control Agreement was terminated upon certification that the conditions to Ray's Station were satisfied.

Accounts Receivable and Allowance for Credit Losses

The Company adopted Accounting Standards Update ("ASU") ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326):and its related amendments as of July 1, 2022, see “Recently Adopted Accounting Pronouncements” below.

Accounts receivable are recorded at the invoiced amount. We consider an account past due on the first day following its due date. We monitor past due accounts periodically and establish appropriate reserves to cover expected losses, and consider historical experience, the current economic environment, customer credit ratings or bankruptcies and reasonable and supportable forecasts to develop our allowance for expected credit losses. We review these factors quarterly to determine if any adjustments are needed to the allowance. Account balances are written-off against the established allowance when we feel it is probable the receivable will not be recovered.

The provision for doubtful accounts for the periods ended March 31, 2023 and June 30, 2022, was $0.8 million and $0.1 million, respectively. We do not accrue interest on past-due amounts. Bad debt expense was insignificant for all reporting periods presented.

Other receivables include insurance related receivables, income tax receivable and other miscellaneous receivables.

Disaggregation of Revenue

The following table summarizes revenue by geographic region:

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2023	2022	2023	2022
Geographic regions:
United States	$69,114	$77,586	$223,036	$213,713
International	364	1,347	1,664	4,518
Total net revenue	$69,478	$78,933	$224,700	$218,231

The following table provides a disaggregation of revenue based on the pattern of revenue recognition:

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2023	2022	2023	2022
Point in time	$58,005	$65,170	$190,949	$180,116
Over a period of time	11,473	13,763	33,751	38,115
Total net revenue	$69,478	$78,933	$224,700	$218,231

Concentrations of Risk
Financial instruments that potentially expose us to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. We maintain the majority of our cash balances at multiple financial institutions that management believes are of high-credit quality and financially stable. At times, we have cash deposited with major financial institutions in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limits. At March 31, 2023 and June 30, 2022, we had $30.3 million and $49.0 million respectively, in major financial institutions in excess of FDIC insurance limits. We sell the majority of our wine through U.S. distributors and the Direct-to-Consumer channel. Receivables arising from these sales are not collateralized. We attempt to limit our credit risk by performing ongoing credit evaluations of our customers and maintaining adequate allowances for potential credit losses.

The following table summarizes customer concentration of:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenue as a percent of total revenue
Customer A	21.6%	15.6%	19.5%	18.3%
Customer B	*	*	*	10.0%
Customer C	*	*	*	10.1%
Customer D	*	*	*	*

The following table summarizes customer concentration of:

	March 31, 2023	June 30, 2022
Receivables as a percent of total receivables
Customer A	39.7%	26.0%
Customer B	*	*
Customer C	*	*
Customer D	20.9%	*

* Customer revenue or receivables did not exceed 10% in the respective periods.

Revenue for sales from Customer A, Customer B, Customer D are included within the Wholesale and Business-to-Business reporting segments and Customer C is included within the Business-to-Business reporting segment.

Principal vs. Agent Considerations

As part of our revenue recognition process, we evaluate whether we are the principal or agent for the performance obligations in our contracts with customers. When we determine that we are the principal for a performance obligation, we recognize revenue for that performance obligation on a gross basis. When we determine that we are an agent for a performance obligation, we recognize revenue for that performance obligation net of the related costs. In determining whether we are the principal or the agent, we evaluate whether we have control of the goods or services before we transfer the goods or services to the customer by considering whether we are primarily obligated for transferring the goods or services to the customer, whether we have inventory risk for the goods or services before the goods or services are transferred to the customer, and whether we have latitude in establishing prices.

Inventories

Inventories of bulk and bottled wines, spirits, and ciders and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Leases

The Company adopted ASU 2016-02, Leases ("Topic 842") and its related amendments as of July 1, 2022, see “Recently Adopted Accounting Pronouncements” below. The Company has both operating leases and finance leases. The Company’s non-cancelable leases for winery facilities, vineyards, corporate and administrative offices, tasting rooms, and some equipment are classified as operating leases. The Company’s non-cancelable leases for certain equipment that include a bargain purchase option at the end of the lease term are classified as finance leases.

The Company recognizes a right of use (“ROU”) asset representing its right to use the underlying asset for the lease term on the condensed consolidated balance sheet and related lease liabilities representing its obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments. The ROU asset also includes adjustments for lease incentives receivable, deferred rent and prepaid rent when applicable. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company has made an accounting policy election not to recognize ROU assets and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less. However, the Company will recognize these lease payments in the condensed consolidated statements of operations and comprehensive income/(loss) on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. For finance leases, the right-of-use asset is amortized to amortization expense and interest expense is recorded in connection with the lease liability. Payments under lease arrangements are primarily fixed, however, most lease agreements also contain some variable payments. Variable lease payments other than those that depend on an index or a rate are expensed as incurred and not included in the operating lease ROU assets and lease liabilities. These amounts primarily include payments for taxes, parking and common area expenses. See Note 9.

Assets Held for Sale

The Company classifies an asset group (‘asset’) as held for sale in the period that (i) it has approved and committed to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable and transfer of the asset is expected to qualify for recognition as a completed sale within one year (subject to certain events or circumstances), (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. The Company initially and subsequently measures a long-lived asset that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in selling, general and administrative expenses in the period in which the held for sale criteria are met. Conversely, gains are generally not recognized on the sale of a long-lived asset until the date of sale. Upon designation as an asset held for sale, the Company stops recording depreciation or amortization expense on the asset. The Company assesses the fair value of assets held for sale less any costs to sell at each reporting period until the asset is no longer classified as held for sale.

Casualty Gains

We suffered smoke-tainted inventory damage resulting from the October 2017 Napa and Sonoma County wildfires. We filed an insurance claim for this damage, which was settled in fiscal 2021 for approximately $3.8 million, net of legal costs. In fiscal 2022, we received an additional $2.7 million, net of legal costs, related to wildfire claims. During the nine months ended March 31, 2023, we received an additional $1.4 million. The gain of litigation proceeds consists of payments we received from our insurer.

Segment Information

We operate in three reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and assesses performance based upon discrete financial information at the segment level.

Earnings Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) allocable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of the calculation of diluted net income (loss) per share, stock options and warrants to purchase common stock are considered potentially dilutive securities but are excluded from the calculation of diluted net income (loss) per share when their effect is antidilutive. As a result, in certain periods, diluted net loss per share is the same as the basic net loss per share for the periods presented.

The Company does not pay dividends or have participating shares outstanding.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

Recently Adopted Accounting Pronouncements

In December 2022, the Financial Accounting Standards Board ("FASB") issued ASU 2022-06: Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which defers the sunset date of ASU 2020-04: Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting from March 31, 2023 to December 31, 2024. ASU 2020-04 provides optional expedients and exceptions to applying the guidance on contract modifications, hedge accounting, and other transactions, to simplify the accounting for transitioning from the London Interbank Offered Rate, and other interbank offered rates expected to be discontinued, to alternative reference rates. After December 31, 2024, entities will no longer be permitted to apply the relief in Topic 848. The Company determined that adoption of this ASU will not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Codification 842 or "Topic 842", which supersedes the guidance in ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of its classification. Leases with a term of 12 months or less are accounted for in the Company's consolidated statements of operations.

The Company adopted Topic 842 effective July 1, 2022 using the modified retrospective approach, whereby we recognized a transition adjustment at the effective date of Topic 842, rather than at the beginning of the earliest comparative period presented. Prior period information was not restated. In addition, the Company applied the package of transition practical expedients, which allows the Company to carryforward its population of existing leases, the classification of each lease and the treatment of initial direct costs as of the period of adoption. The Company did not elect the practical expedient related to hindsight analysis which allows a lessee to use hindsight in determining the lease term and in assessing impairment of the entity’s ROU assets.

The Company identified the population of real estate and equipment leases to which the guidance applies and implemented changes in its systems, procedures and controls relating to how lease information is obtained, processed and analyzed. Upon adoption, the Company recognized $37.6 million in ROU assets that represent the Company's right to use the underlying assets for the lease term and $39.2 million in lease obligations that represent the Company's obligation to make lease payments arising from the lease. The ROU assets recognized upon adoption of Topic 842, included the reclassification of approximately $2.1 million of deferred rent and $0.4 million of prepaid rent. See Note 9.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses.

The Company adopted ASU No. 2016-13, as amended effective July 1, 2022. We consider historical experience, the current economic environment, customer credit ratings or bankruptcies, and reasonable and supportable forecasts to develop our allowance for credit losses. We review these factors quarterly to determine if any adjustments are needed to the allowance. This guidance did not have a material impact on our condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

The recently issued accounting pronouncements are not expected to have an impact on the Company.

2.
Business Combinations

Meier's

On January 18, 2022, the Company acquired 100% of the capital stock in Meier's Wine Cellars, Inc., DBA Meier's Beverage Group, an Ohio company ("Meier's"). Meier's is a wholesale and business-to-business company that specializes in custom blending, contract storage, contract manufacturing, and private labeling for wine, beer, and spirits. Over the years, Meier's continued extending their winemaking skills by producing table wines, sparkling wines, dessert wines, vermouths and carbonated grape juice.

The purchase price totaling $25.0 million was comprised of cash of $12.5 million and 1,229,443 shares of common stock with a value of $12.5 million.

The terms of the acquisition also provide for the possibility of additional contingent consideration of up to $10.0 million based on Meier's exceeding current EBITDA levels over each of the next three years.

The allocation of the consideration for the net assets acquired from the acquisition of Meier's were as follows:

(in thousands)
Sources of financing
Cash	$12,500
Shares of common stock	10,521
Contingent consideration	4,900
Settlement of pre-existing relationship	(125)
Fair value of consideration	27,796
Assets acquired:
Accounts receivable	3,669
Fixed assets	12,859
Inventory	4,280
Other assets	356
Trademarks	700
Customer relationships	6,400
Accounts payable and accrued expenses	(2,682)
Deferred tax liability	(6,033)
Total identifiable assets acquired	19,549

Goodwill	$8,247

The number of shares of common stock were valued based on the Closing Date share price, resulting in a fair value of $12.0 million, less a discount of $1.5 million due to lack of marketability for shares of common stock, resulting in the shares of common stock valued at $10.5 million.

The contingent consideration was fair valued using the Monte Carlo simulation model, resulting in fair value earnout payments of $4.9 million.

The Company valued the fair value of accounts receivable, other assets, accounts payable and accrued expenses and fixed assets at the acquisition date.

Inventory was comprised of finished goods, work in process and raw materials. The fair value of finished goods inventory and work in process inventory was derived using projected cost of goods sold as a percentage of net revenue. Raw materials inventory was valued at its book value.

The trade names and trademarks fair value was derived using the RFR. Key assumptions in valuing trade names and trademarks included (i) a royalty rate of 1.1% and (ii) discount rate of 27.0%.

Customer relationships fair value was derived using the MPEEM, utilizing a discount rate of 28.0%. Customer relationships were weighted 100.0% using the MPEEM model.

The results of operations of Meier's are included in the accompanying condensed consolidated statements of operations from the January 18, 2022 acquisition date.

Transaction costs incurred in the acquisition were insignificant.

Other Acquisitions

On February 14, 2022, the Company purchased certain intellectual property pertaining or related to a canned cannabis beverage brand. The Company purchased the intellectual property at a purchase price of $0.4 million. An executive officer of the Company has a related party relationship and serves as a member of the board of directors.

3.
Inventory

Inventory consists of the following:

(in thousands)	March 31, 2023	June 30, 2022
Bulk wine, spirits and cider	$99,718	$89,038
Bottled wine, spirits and cider	78,650	85,905
Bottling and packaging supplies	19,448	16,328
Nonwine inventory	1,452	831
Total inventories	$199,268	$192,102

For the three and nine months ended March 31, 2023 and 2022, the Company did not recognize any impairment of inventory.

During the three months ended March 31, 2023, the Company recorded an inventory writedown of $10.1 million to mark down $6.8 million related to bulk wine, $3.1 million related to finished goods, and $0.2 million related to dry goods to the lower of cost or market following the Company's decision to discontinue certain product lines, reduce SKUs and help improve warehouse efficiencies.

For the nine months ended March 31, 2023 and fiscal year ended June 30, 2022, the Company's inventory balances are presented net of inventory reserves of $6.8 million and $5.1 million, respectively, for bulk wine, spirits and cider inventory, $4.5 million and $1.8 million, respectively, for bottled wine, spirits and cider inventory and $0.4 million and $0.4 million, respectively, for bottling and packaging supplies inventory.

4.
Assets Held for Sale

During the period ended March 31, 2023, the Company had one asset group held for sale. The asset group relates to land and assumption of a land lease related to the Tamarack Cellars production facility. The Company intends to complete the sales of the assets within twelve months.

The carrying amounts of assets held for sale consists of the following:

(in thousands)	March 31, 2023
Tamarack Cellars property, plant and equipment held for sale	$1,168
Less accumulated depreciation and amortization	(622)
Total assets held for sale	$547

The cash flows related to held for sale assets have not been segregated, and remain included in the major classes of assets.

There were no assets classified as held for sale as of June 30, 2022.

During the three months ended March 31, 2023, the Company sold the Tenma Vineyard, which was held for sale as of December 31, 2022, for a sale price of $11 million. We recognized a gain on the sale of $6.1 million. This gain was recorded within loss (gain) on sale of property, plant and equipment on the accompanying condensed consolidated statement of operations and comprehensive income.

On March 31, 2023, the Company sold certain Tamarack Cellars assets held for sale for a total selling price of $0.1 million.

5.
Property, Plant and Equipment

Property, plant and equipment consists of the following:

(in thousands)	March 31, 2023	June 30, 2022
Buildings and improvements	$146,581	$141,324
Land	26,079	36,215
Machinery and equipment	80,894	76,916
Cooperage	9,644	13,015
Vineyards	16,034	21,177
Furniture and fixtures	1,767	1,754
	280,999	290,401
Less accumulated depreciation and amortization	(76,893)	(71,697)
	204,106	218,704
Construction in progress	15,574	17,396
	$219,680	$236,100

Depreciation and amortization expense related to property and equipment was $4.1 million and $6.0 million for the three months ended March 31, 2023 and 2022, respectively, and $11.4 million and $14.1 million for the nine months ended March 31, 2023 and 2022, respectively.

6.
Goodwill and Intangible Assets

Goodwill

The following is a rollforward of the Company's goodwill by segment:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Total
Balance at June 30, 2022	$116,304	$29,666	$8,981	$154,951
Goodwill Impairment	$(116,304)	$-	$(8,981)	$(125,285)
Balance at March 31, 2023	$-	$29,666	$-	$29,666

Our reporting units are the same as our reportable segments. We test our reporting units for impairment annually, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. During the three months ended December 31, 2022, we identified a number of goodwill impairment indicators that led us to conclude that an impairment test on goodwill was required to determine if the fair values of certain reporting units were below their carrying values. Most notably, revenue and earnings before income tax depreciation and amortization (EBITDA) for the second quarter (a historically strong quarter given the seasonal impact of holiday sales) fell short of projections. Additionally, we experienced increases in operational costs associated with higher cost of wine, freight and other supply chain items consistent with trends in the current economic environment. Both of these factors had a negative impact on our overall financial performance and led us to experience declining cash flows when compared to earlier quarter projections. Along with the continued market fluctuations, the Company's stock price continued to consistently decline during our second quarter of fiscal 2023.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax rates, discount rates, growth rates, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, then one or more of our reporting units might become impaired in the future.

We utilized the discounted cash flow method under the income approach and the Guideline Public Company Method (GPCM) under the market approach to estimate the fair value of our reporting units. Some of the more significant assumptions inherent in estimating the fair values under the income approach include the estimated future annual net cash flows for each reporting unit (including net sales, cost of revenue, selling, general and administrative expense updated as of the end of the second quarter, depreciation and amortization, working capital, and capital expenditures), estimated growth rates, income tax rates, long-term growth rates, and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. Under the GPCM approach, the significant assumptions include the consideration of stock price and financial metrics from guideline companies.

As a result of our interim impairment test, we determined that the fair values of the Wholesale and Business-to-Business reporting units were less than their respective carrying amounts. We recognized a total impairment charge of $125.3 million as of and for the three months ended December 31, 2022, which consists of $116.3 million for Wholesale and $9.0 million for Business-to-Business and is included in goodwill impairment losses in the condensed consolidated statements of operations.

Intangible Assets

The following tables summarize other intangible assets by class:

	March 31, 2023
(in thousands)	Gross Intangible	Accumulated Amortization	Impairment Losses	Net Intangible	Weighted Average Remaining Amortization Period (in years)
Indefinite-life intangibles
Trade names and trademarks	$30,203	$-	$(13,823)	$16,380	N/A
Winery use permits	6,750	-	-	6,750	N/A
Total Indefinite-life intangibles	36,953	-	(13,823)	23,130

Definite-life intangibles
Customer and Sommelier relationships	30,700	(9,727)	-	20,973	3.8
Trade names and trademarks	1,900	(565)	-	1,335	3.2
Total definite-life intangibles	32,600	(10,292)	-	22,308
Total other intangible assets	$69,553	$(10,292)	$(13,823)	$45,438

	June 30, 2022
(in thousands)	Gross Intangible	Accumulated Amortization	Net Intangible	Weighted Average Remaining Amortization Period (in years)
Indefinite-life intangibles
Trade names and trademarks	$30,203	$-	$30,203	N/A
Winery use permits	6,750	-	6,750	N/A
Total Indefinite-life intangibles	36,953	-	36,953

Definite-life intangibles
Customer and Sommelier relationships	30,700	(4,922)	25,778	4.4
Trade names and trademarks	1,900	(254)	1,646	3.5
Total definite-life intangibles	32,600	(5,176)	27,424
Total other intangible assets	$69,553	$(5,176)	$64,377

Our indefinite-lived intangible asset balance consists of trade names, trademarks and winery use permits, which had and aggregate carrying amount of $23.1 million as of March 31, 2023. We test our trade names, trademarks, and winery use permits for impairment annually, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a trade name, trademark or winery use permit is less than its carrying amount. As noted above in the goodwill section, there were events and circumstances which occurred during the second quarter ending December 31, 2022 that indicated that it was more likely than not that the fair values of certain of our trademarks may be below their carrying amounts. As such, we performed a quantitative impairment test on our indefinite-lived intangibles.

We evaluated the Company's winery use permits and determined that there was no evidence as of December 31, 2022 to suggest that any of the permits associated with the land and facilities of a given property had been compromised or no longer held the value assigned on the date of the acquisition. The value of the winery use permits is based off of the various ways the winery property can be used in the Company’s operations and is therefore not solely dependent on the value of the trade name and forecasted sales of the wine currently produced on that particular property.

We utilized the relief from royalty method under the income approach to estimate the fair value of our trade names and trademarks. Some of the more significant assumptions inherent in estimating the fair values include the estimated future annual net sales for each trademark and trade name, royalty rates (as a percentage of net sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations, long-term growth rates, and a discount rate that reflects the level of risk associated with the future cost savings attributable to the trade name or trademark. Based on the analysis performed, it was determined that the Company had a trade names and trademark impairment charge totaling $13.8 million, which consisted of $11.5 million related to Wholesale, $2.2 million related to Direct-to-Consumer, and $0.1 million related to Business-to-Business segments. The total impairment loss of $13.8 million consists primarily of $4.1 million and $3.7 million related to the Layer Cake and ACE trademarks, respectively. The impairment loss arose due to a continued decline in Layer Cake volume and a lower royalty rate use for assessing ACE trademark given management's expectations. The impairment loss is included in intangible asset impairment losses in the condensed consolidated statements of operations.

The range of discount rates, long-term growth rates, EBITDA multiples and royalty rates we used to estimate the fair values of our reporting units (in relation to our goodwill impairment testing) and trademarks as of the December 31, 2022 impairment testing date for each reporting unit or trademark, were as follows:

	Discount Rate		Long-Term Growth Rate		EBITDA Multiple		Royalty Rate
	Min	Max	Min	Max	Min	Max	Min	Max
Reporting units	13.5%	14.0%	-25.0%	5.0%	14.5x	16x
Trademarks	15.0%	15.0%	3.0%	5.0%			1.5%	2.0%

Amortization expense of definite-life intangibles was $1.7 million and $1.7 million for the three months ended March 31, 2023 and 2022, respectively, and $5.1 million and $3.3 million for the nine months ended March 31, 2023 and 2022, respectively.

As of March 31, 2023, estimated future amortization expense for definite-lived assets is as follows:

(in thousands)
2023 remaining	$1,705
2024	6,811
2025	5,291
2026	4,527
Thereafter	3,974
Total estimated amortization expense	$22,308

7.
Accrued Liabilities

The major classes of accrued liabilities are summarized as follows:

(in thousands)	March 31, 2023	June 30, 2022
Accrued purchases	$12,499	$7,478
Accrued employee compensation	7,703	5,886
Other accrued expenses	5,247	7,115
Non related party accrued interest expense	623	429
Contingent consideration	3,979	2,204
Unearned Income	1,975	(949)
Captive insurance liabilities	2,299	2,041
Total Accrued liabilities and other payables	$34,325	$24,204

8.
Fair Value Measurements

The following tables present assets and liabilities measured at fair value on a recurring basis:

	March 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$9,805	$-	$-	$9,805
Interest rate swaps (1)	-	7,539	-	7,539
Total	$9,805	$7,539	$-	$17,344

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$5,492	$5,492
Total	$-	$-	$5,492	$5,492

	June 30, 2022
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$36,616	$-	$-	$36,616
Interest rate swaps (1)	-	9,157	-	9,157
Total	$36,616	$9,157	$-	$45,773

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$8,515	$8,515
Total	$-	$-	$8,515	$8,515

(1) The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty.

(2) We assess the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, changes in unresolved claims, projected revenue or changes in discount rates.

On March 13, 2023, the Company entered into a termination agreement to terminate two interest rate swap agreements with notional amounts of $50,000,000 and $75,000,000. As part of the termination, the Company realized a gain of $6.3 million that is included in net (loss) gain on interest rate swap agreements in the condensed consolidated statement of operations and comprehensive income (loss). The remaining balance included in this account represents the net unrealized gain (loss) on interest rate swaps.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Contingent Consideration
Balance at June 30, 2022	$8,515
Acquisitions	-
Payments	(375)
Change in fair value	(2,648)
Balance at March 31, 2023	5,492
Less: current portion	(3,979)
Long term portion	$1,513

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the condensed consolidated balance sheets.

Our non-financial assets, such as goodwill, indefinite-lived intangible assets and long-lived assets are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.

9.
Leases

Leases Under ASC 842

We have lease agreements for certain winery facilities, vineyards, corporate and administrative offices, tasting rooms, and equipment under long-term non-cancelable leases. We determine if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all of the economic benefits from and have the ability to direct the use of the asset. Our lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

Beginning July 1, 2022, operating leases are included in operating lease right-of-use assets, current operating lease liabilities and long-term operating lease liabilities in our condensed consolidated balance sheet. Operating lease right-of-use assets and corresponding operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease expense for operating lease assets is recognized on a straight-line basis over the lease term. As most of our leases do not provide an implicit rate, we use our collateralized incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable.

Finance leases are included in finance lease right-of-use assets, current finance lease liabilities and long-term finance lease liabilities in our condensed consolidated balance sheet.

Our lease agreements include leases that contain lease components and non-lease components. For all asset classes, we have elected to account for both of these provisions as a single lease component.

We also have elected to apply a practical expedient for short-term leases whereby we do not recognize a lease liability and right-of-use asset for leases with a term of 12 months or less. In addition, we elected the package of transition practical expedients permitted under the transition guidance, which allows the Company to carry forward our leases without reassessing, whether any contracts are leases or contain leases, lease classification and initial direct costs.

Our leases have remaining lease terms from less than one year to 10 years. Our lease terms may include options to extend or terminate the lease when it is reasonably certain and there is significant economic incentive to exercise that option.

Beginning fiscal 2022, we no longer had related party lease agreements.

The following table summarizes the components of lease expense:

	Three Months Ended	Nine Months Ended
(in thousands)	March 31, 2023	March 31, 2023
Operating lease expense	$1,807	$5,365

Finance lease expense
Amortization of right-of-use assets	66	205
Interest on lease liabilities	8	25
Total finance lease expense	74	230
Variable lease expense	200	677
Short-term lease expense	28	98
Total lease expense	$2,110	$6,370

The following table summarizes supplemental balance sheet items related to leases:

(in thousands)	March 31, 2023
Operating Leases
Operating lease right-of-use assets	$32,971

Current portion of operating lease liabilities	6,357
Long-term operating lease liabilities	27,695
Total operating lease liabilities	34,052

Finance Leases
Finance lease right-of-use assets	624

Current portion of finance lease liabilities	286
Long-term finance lease liabilities	344
Total finance lease liabilities	$630

The following table summarizes the weighted-average remaining lease term and discount rate:

Weighted-average remaining lease term (in years)
Operating leases	6.2
Finance leases	2.5

Weighted-average discount rate
Operating leases	5.0%
Finance leases	5.0%

The minimum annual payments under our lease agreements as of March 31, 2023 are as follows:

(in thousands)	Operating Leases	Finance Leases
Remaining fiscal 2023	$1,326	$78
2024	6,943	309
2025	6,538	180
2026	6,512	96
2027	6,158	6
2028 and thereafter	12,122	-
Total lease payments	39,599	669
Less imputed interest	(5,547)	(39)
Present value of lease liabilities	34,052	630
Current portion of lease liabilities	(6,357)	(286)
Total long term lease liabilities	$27,695	$344

Note - Table excludes obligations for leases with original terms of 12 months or less which have not been recognized as ROU assets or liabilities in our condensed consolidated balance sheets.

On December 15, 2022, we closed on a purchase and sale agreement to sell a portion of Laetitia Vineyard and Winery’s land and related vineyards to a third-party buyer for $8.7 million. Concurrent with the finalization of the sale, we entered into a lease agreement to lease back from the third-party buyer certain of the vineyards blocks sold. The rent, payable annually, on this two-year operating lease was deemed to be below market. Therefore, we recorded an off-market adjustment of $0.3 million which increased the initial measurement of the ROU asset for this lease and reduced the loss recognized on this sale.

On March 31, 2023, the Company entered into a lease agreement with a third-party to lease a building beginning on April 1, 2023 for an initial term of 4 years at a monthly rate of $7,500 for the first year to be increased by 3% each year. Concurrently with the lease, the Company sold certain equipment held at the leased premises for total consideration of $109 thousand.

10.
Long-Term and Other Short-Term Obligations

The following table summarizes long-term and other short-term obligations:

(in thousands)	March 31, 2023	June 30, 2022
Note to a bank with interest at LIBOR (1.76%) at September 30, 2022 plus 1.75%; payable in quarterly installments of $1,180 principal with applicable interest; secured by specific assets of the Company. Extinguished and refinanced in December 2022.	-	76,792

Note to a bank with one month interest at SOFR (4.87%) at March 31, 2023 plus 2.35%; payable in quarterly installments of $1,454 principal with applicable interest; matures in December 2027; secured by specific assets of the Company.	143,986	-

Capital expenditures borrowings payable at LIBOR (0.50%) at September 30, 2022 plus 1.75%, payable in quarterly installments of $1,077 at September 30, 2022. Extinguished and refinanced in December 2022.	-	40,776

Capital expenditures borrowings payable at SOFR (4.87%) at March 31, 2023 plus 2.35%, payable in quarterly installments of $801 with draw expiring June 2027.	13,564	-

Equipment Term Loan payable at SOFR (4.87%) at March 31, 2023 plus 2.35%, payable in quarterly installments of $250 with draw expiring December 2026.	3,682	-

Note to a bank with interest fixed at 3.6%, payable in monthly installments of $60 principal with applicable interest; matures in April 2023.	60	593

Note to a bank with interest fixed at 2.75%, payable in monthly installments of $61 principal with applicable interest; matures in March 2024.	719	1,246

Note to a bank with interest fixed at 7.50%, payable in monthly installments of $61 principal with applicable interest; matures in April 2026.	1,972	-

Delayed Draw Term Loan ("DDTL") with interest at LIBOR (2.32%) at September 2022 plus 1.75%, payable in quarterly installments of $1,260 starting March 2022. Extinguished and refinanced in December 2022.	-	65,882

Delayed Draw Term Loan ("DDTL") with interest at SOFR (4.87%) at March 31, 2023 plus 2.35%, payable in quarterly installments of $818. Matures in December 2027.	29,000	-

Note to a bank with interest fixed at 11.84%, payable in monthly installments of $1 principal with applicable interest; matures in April 2029.	49	-
	193,032	185,289
Less current maturities	(191,580)	(14,909)
Less unamortized deferred financing costs	(1,452)	(1,285)
	$-	$169,095

Line of Credit

In April 2021, we entered into an amended and restated loan and security agreement (the “Amended and Restated Loan and Security Agreement”) to increase the credit facility to $480.0 million consisting of an accounts receivable and inventory revolving facility up to $230.0 million, a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a delay draw term loan facility up to an aggregate of $100.0 million which was limited to an aggregate of $55.0 million.

On November 8, 2022, we amended the amended and restated loan and security agreement to revise a definition used in a financial covenant under the agreement for the debt covenant calculation as of September 30, 2022 and subsequent periods.

On December 13, 2022, we entered into a second amended and restated loan and security agreement (the “Second A&R Loan and Security Agreement”), which further amended and restated the Amended and Restated Loan and Security Agreement and provides credit facilities totaling up to $458.4 million. The credit facilities under the Second A&R Loan and Security Agreement consist of: (i) a term loan facility in the principal amount of approximately $156.5 million (the “Term Loan Facility”), (ii) an accounts receivable and inventory revolving facility in the principal amount of approximately $229.7 million with a letter of credit sub-facility in the aggregate availability amount of $20.0 million (the “Revolving Facility”), (iii) an equipment loan facility in the principal amount of approximately $4.2 million (the “Equipment Loan”), (iv) a capital expenditure facility in the principal amount of approximately $15.2 million (the “Capex Facility”) and (v) a delayed draw term loan facility in the principal amount of approximately $52.9 million (amounts are available to be drawn through December 13, 2023) (the “DDTL Facility”, and, together with the Term Loan Facility, the Revolving Facility, the Equipment Loan and the Capex Facility, the “Credit Facilities”).

Concurrent with the closing of the Second A&R Loan and Security Agreement, we executed a draw of approximately $154.6 million on the Term Loan Facility, $125.0 million on the Revolving Facility, $4.2 million on the Equipment Loan, $15.2 million on the Capex Facility and $30.6 million on the DDTL Facility. The proceeds from the loan were used to, among other things, pay down outstanding amounts of under the Company’s existing credit facilities including the Amended and Restated Loan and Security Agreement.

The Term Loan Facility matures on December 13, 2027, and the Second A&R Loan and Security Agreement extends the maturities of the other credit facilities as follows: (i) the Revolving Facility matures on December 13, 2027, (ii) the Equipment Loan matures on December 31, 2026, (iii) the Capex Facility matures on June 30, 2027 and (iv) the DDTL Facility matures on December 13, 2027. The refinancing of the Second A&R Loan and Security Agreement was evaluated in accordance with ASC 470-50, Modifications and Extinguishments on a lender-by-lender basis. Certain lenders did not participate in the refinancing and the repayment of their related outstanding debt balances has been accounted for as an extinguishment of debt. Proceeds of borrowings from new lenders were accounted for as a new debt financing. The Company recorded a loss on extinguishment of debt of $0.5 million in the accompanying consolidated statement of operations and comprehensive income. For the remainder of the lenders, this transaction was accounted for as a modification because the difference between present value of the cash flows under the terms of the modified agreement (the Second A&R Loan and Security Agreement) and the present value of the cash flows under terms of the original agreement was less than 10% on a lender-by-lender basis.

Jonathan Sebastiani As part of the refinancing of the Term Loan Facility, the Company incurred various costs of $2.3 million, including a $0.5 million original issue discount and $1.9 million in third-party debt issuance costs. As part of the refinancing of the Revolving Facility, the Company incurred various costs of $2.6 million, including a $0.5 million original issue discount and $2.1 million in third-party debt issuance costs.

Regularly scheduled principal repayments of the Credit Facilities (other than the Revolving Facility) are payable on a quarterly basis as follows: (i) with respect to the Term Loan Facility, an amount equal to the original principal amount of the Term Loan Facility multiplied by 1/100th, (ii) with respect to the Equipment Loan, an amount equal to $0.2 million, (iii) with respect to the Capex Facility, an amount equal to $0.8 million, and (iv) with respect to the DDTL Facility, an amount equal to the original principal amount of the DDTL Facility multiplied by 1/28th with respect to delayed draw term loans used to purchase equipment and 1/100th with respect to delayed draw term loans used to purchase real estate. Repayment of the Revolving Facility is required if the borrowing base (as defined in the Second A&R Loan and Security Agreement) does not support the amount of borrowing under the Revolving Facility. Any unpaid principal, interest and other amounts owing with respect to any Credit Facility is due at maturity of such Credit Facility.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at the Company’s option, either (a) a Term Secured Overnight Financing rate “SOFR” for the applicable interest period relevant to such borrowing, plus a market-determined credit spread adjustment depending on such interest period (0.10% for one-month; 0.15% for three-months; and 0.25% for six-months), plus an applicable margin (2.25% for the Credit Facilities other than the Revolving Facility; for the Revolving Facility the applicable margin is based on a range of 1.50%-2.00% depending on average borrowing availability under the Credit Facilities) or (b) an Adjusted Base Rate, or ABR, determined by reference to the highest of (i) Federal Funds Rate plus 0.50%, (ii) the rate of interest established by the lender acting as the administrative agent as its “prime rate” and (iii) the Term SOFR for a one-month term in effect on that day plus 1.0% plus a market-determined credit spread adjustment of 0.10%, plus, in each case, an applicable margin (1.25% for the Credit Facilities other than the Revolving Facility; depending on average availability for the Revolving Facility, with the initial applicable margin for the Revolving Facility being 1.00%). The Company is currently in the process of amending our interest rate swap agreements to conform with the Credit Facilities. We do not expect the impact of these amendments to have a material impact on the Credit Facilities' interest rates.

In addition, the Second A&R Loan and Security Agreement and related loan documents provide for recurring fees with respect to the Credit Facilities, including (i) a fee for the unused commitments of the lenders under the Term Loan Facility, the Revolving Facility and the DDTL Facility, payable quarterly, accruing at a rate equal to 0.25% per annum with respect to the Term Loan Facility and the DDTL Facility and a rate within the range of 0.15%-0.20% per annum with respect to the Revolving Facility depending on average availability under the Revolving Facility (ii) letter of credit fees (which vary depending on the applicable margin rate based on the average availability under the Revolving Facility), fronting fees and processing fees to each issuing bank and (iii) administration fees.

The Credit Facilities are secured by substantially all of the assets of the Company.

Additionally, the Second A&R Loan and Security Agreement includes customary representations and warranties, affirmative and negative covenants, financial covenants and certain other amendments, including, without limitation, (i) a minimum fixed charge coverage ratio (based on trailing twelve-month EBITDA adjusted for capital expenditures, taxes and certain other items) of 1.10:1.00 measured on a rolling four quarter basis provided that the minimum capital expenditure amount for purposes of calculating the fixed charge coverage ratio will increase by $175.0 thousand per quarter until it reaches $1.5 million, (ii) the addition of a maximum debt to capitalization ratio covenant, initially set at 0.60:1.00 for each quarter until December 31, 2023 and stepping down to 0.575:1.00 for each quarter until March 31, 2024 and 0.55:1.00 for each quarter until December 31, 2024 and thereafter, (iii) certain new EBITDA addbacks (and one historical EBITDA deduction in the amount of approximately $1.4 million for the quarter ended September 30, 2022) and (iv) certain amendments to the conditions for permitted acquisitions and accordion increases.

The Company anticipates using the proceeds of the Credit Facilities for working capital and general corporate purposes, purchases of real estate (including vineyards) and equipment and paying down outstanding balances on the credit facilities.

The effective interest rate under the revolving facility was 6.7% and 3.1% as of March 31, 2023 and 2022, respectively. The Company had $46.2 million and $22 million available under the line of credit as of March 31, 2023 and June 30, 2022, respectively.

On February 13, 2023, we amended the Second A&R Loan and Security Agreement to revise the deadline for submitting our December 31, 2022 consolidated financial statements to 90 days after the period end.

On March 31, 2023, we amended the Second A&R Loan and Security Agreement to revise the deadline for submitting our December 31, 2022 consolidated financial statements to 120 days after the period end.

On May 9, 2023, we amended the Second A&R Loan and Security Agreement to revise the definition and calculation of certain financial covenants as of March 31, 2023. The amendment revised the definition of Adjusted EBITDA (as defined in the Second A&R Loan and Security Agreement) as utilized in the fixed charge coverage ratio calculation to allow certain addbacks to Adjusted EBITDA. Due to the amendment, at March 31, 2023, the Company believes it is in compliance with the covenants contained in the Second A&R Loan and Security Agreement. However, the Company cannot provide assurances that it will remain in compliance in future periods, which would represent an event of default, which if not waived, can result in the potential acceleration of outstanding debt thereunder. The Company is currently engaged in active negotiations with our lender in order to amend the definition of the minimum fixed charge coverage ratio to allow the Company to remain in compliance with the covenants contained in the Second A&R Loan and Security Agreement in subsequent periods. Absent an amendment or waiver, the debt could be called by the lender and as such, the Company has classified all outstanding debt as current on our consolidated balance sheet as of March 31, 2023.

11.
Stockholders' Equity

Common Stock

We had reserved shares of stock, on an as-if converted basis, for issuance as follows:

	March 31, 2023	June 30, 2022
Warrants	25,646,453	25,818,247
Earnout shares	5,726,864	5,726,864
Total	31,373,317	31,545,111

Warrants

At March 31, 2023, there were 25,646,453 warrants outstanding to purchase shares of the Company's common stock at a price of $11.50 per whole share. The 25,646,453 warrants are made up of 18,000,000 Public Warrants (the "Public Warrants") and 8,000,000 Private Warrants (the "Private Warrants") less 353,547 warrants that have been repurchased as part of our share repurchase plan.

The Public Warrants are exercisable commencing on August 11, 2021 and expire five years after the commencement date. The Company may accelerate the expiry date by providing 30 days’ prior written notice, if and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The public warrant holder’s right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date.

At March 31, 2023, there were 8,000,000 purchased warrants at a price of $1.00 per Private Warrant, with each Private Warrant exercisable commencing on August 11, 2021 for one common share at an exercise price of $11.50, subject to anti-dilution adjustments. The Private Warrants expire five years after the commencement date.

Earnout Shares

In connection with the closing of the business combination between Bespoke Capital Acquisition Corp. and Vintage Wine Estates, Inc., a California corporation (“VWE Legacy”) pursuant to a transaction agreement dated February 3, 2021, as amended, certain shareholders of shareholders of VWE Legacy are entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”) if at any point during the Earnout Period, from June 7, 2021 to June 7, 2023, the Company's closing share price on the Nasdaq on 20 trading days out of 30 consecutive trading days;

a)
is at or above $15 (but below $20), 50% of the Earnout Shares will be issued; and
b)
is at or above $20 (i) to the extent no Earnout Shares have previously been issued, 100% of the Earnout Shares or (ii) to the extent the event Earnout Shares were previously issued, 50% of the Earnout Shares will be issued.

The Earnout Shares will be adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible common shares), reorganization, recapitalization, reclassification, combination and, exchange of shares or other like change. The Earnout Shares are indexed to the Company’s equity and meet the criteria for equity classification. The fair value of the Earnout Shares, $32.4 million, was recorded as a dividend to additional paid in capital due to the absence of retained earnings.

No Earnout Shares were issued as of March 31, 2023.

2021 Stock Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Omnibus Incentive Plan (as amended, the "2021 Plan”). The 2021 Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. The 2021 Plan was approved by shareholders at the Annual Meeting of Shareholders on February 2, 2022.

The following table provides total stock-based compensation expense by award type:

	Three Months Ended		Nine Months Ended
(in thousands)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Stock option awards	$(921)	$828	$2,332	$828
Restricted stock units	(1,087)	1,115	4,639	1,115
Total stock-based compensation	$(2,008)	$1,943	$6,971	$1,943

Stock-based compensation expense is included as a component of selling, general and administrative expenses in the condensed consolidated statement of operations.

On January 17, 2023, a member of the executive team resigned from the Company. Along with the resignation, all outstanding stock options and unvested restricted stock units previously granted to this executive under the Company's 2021 Plan ceased to vest and any unvested awards were forfeited. The Company recognized a reduction to stock-based compensation expense related to these forfeitures in the amount of $1.5 million during the three months ended March 31, 2023

On February 7, 2023, the Company and Patrick Roney, founder of VWE, entered into a letter agreement whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Plan ceased to vest and any unvested awards were forfeited. The Company recognized a reduction to stock-based compensation expense related to these forfeitures in the amount of $2.0 million during the three months ended March 31, 2023.

Stock Options

Stock options granted under the 2021 Plan are subject to market conditions. The stock options are exercisable for ten years and only become exercisable if the volume-weighted average price per share of our common stock is at least $12.50 over a 30-day consecutive trading period following the grant date. The fair value of the stock options was estimated using a Monte Carlo simulation valuation model. Stock option awards vest in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date with respect to an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Compensation expense is recognized ratably over the derived service period.

The following table presents a summary of stock option activity under the 2021 Plan:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at June 30, 2022	3,503,527	$10.50	3.22	$-
Granted	782,061	3.85		-
Exercised	-	-		-
Forfeited or cancelled	(1,257,927)	10.50		-
Outstanding at March 31, 2023	3,027,661	$8.80	2.90	$-

Total unrecognized compensation expense related to the stock options was $3.1 million, which is expected to be recognized over a weighted-average period of 2.9 years. As of March 31, 2023, 643,547 options were exercisable.

Restricted Stock Units

Restricted stock units are subject only to service conditions and vest in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date. One restricted stock unit vested in full on the 10 month anniversary of the vesting commencement date.

The following table presents a summary of restricted stock units activity for the periods presented:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Outstanding at June 30, 2022	1,902,068	$8.14
Granted	584,434	3.29
Vested	(755,880)	8.20
Forfeited or cancelled	(569,489)	8
Outstanding at March 31, 2023	1,161,133	$5.62

Total unrecognized compensation expense related to the restricted stock units was $3.3 million, which is expected to be recognized over a weighted-average period of 2.8 years.

During the three months ended December 31, 2022, 755,880 restricted stock units vested and as a result the Company withheld 285,381 restricted stock units to cover the taxes related to the net share settlement of equity awards.

During the 3 months ended March 31, 2023, 569,489 restricted stock units were forfeited or cancelled. This was partially as a result of the staffing changes described above.

Stock and Warrant Repurchase Plan

On March 8, 2022, the Company's board of directors approved a repurchase plan authorizing the Company to purchase up to $30.0 million in aggregate value of our common stock and/or warrants through September 8, 2022. The repurchase program did not require the Company to acquire a specific number of shares or warrants. The cost of the shares and warrants that were repurchased were funded from available working capital.

For accounting purposes, common stock and/or warrants repurchased under our repurchase plan were recorded based upon the settlement date of the applicable trade. Such repurchased shares are presented using the cost method. During the three and nine months ended March 31, 2023, the Company repurchased zero and 171,994 warrants, respectively, at an average price of $1.00 per warrant. The total cost of the shares and/or warrants repurchased was $0.2 million.

The table below summarizes the changes in repurchases of common stock and warrants:

Three Months Ended
(in thousands)	March 31, 2023
Balance at December 31, 2022	3,225,441
Repurchases of common stock	-
Repurchases of warrants	-
Balance at March 31, 2023	3,225,441

Nine Months Ended
(in thousands)	March 31, 2023
Balance at June 30, 2022	3,053,447
Repurchases of common stock	-
Repurchases of warrants	171,994
Balance at March 31, 2023	3,225,441

12.
Income Taxes

For the three months ended March 31, 2023, the effective tax rate differs from the federal statutory rate of 21% primarily due to permanent items related to non-deductible officers compensation expense, discrete items related to impairments, and increase in valuation allowance. For the three months ended March 31, 2022, the effective tax rate differs from the federal statutory rate of 21% primarily due to state taxes.

For the nine months ended March 31, 2023, the effective tax rate differs from the federal statutory rate of 21% primarily due to permanent items related to non-deductible officers compensation expense, discrete items related to impairments, and increase in valuation allowance. For the nine months ended March 31, 2023, the effective tax rate differs from the federal statutory rate of 21% primarily due to state taxes.

13.
Commitments and Contingent Liabilities and Litigation

We are subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a material impact on the Company’s consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Litigation

On November 14, 2022, a purported securities class action lawsuit was filed in the U.S. District Court for the District of Nevada against the Company and certain current and former members of its management team. The lawsuit is captioned Ezzes v. Vintage Wine Estates, Inc., et al. (“Ezzes“), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making material misstatements or omissions in certain of the Company's periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuit seeks an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. On November 28, 2022, a second purported securities class action lawsuit, captioned Salbenblatt v. Vintage Wine Estates, Inc., et al. (“Salbenblatt”), was filed in the same court, containing similar claims and allegations, and seeking similar relief, as the Ezzes lawsuit. On February 14, 2023, the Court consolidated both actions and appointed the lead plaintiffs. The Salbenblatt action was transferred to and consolidated with the Ezzes action. On May 1, 2023, the lead plaintiffs filed a consolidated amended class action complaint (“amended complaint”). The defendants’ response to the amended complaint is due June 30, 2023. The Company believes this litigation is without merit and intends to defend against them vigorously. However, litigation is inherently uncertain, and the Company is unable to predict the outcome of this litigation and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome. The Company also cannot provide any assurance that the ultimate resolution of this litigation will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

The Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimant has alleged that the Company did not make certain earnout payments allegedly due under the APA and has alleged that the Company misused alleged rights of publicity with respect to the brands in violation of the Non-Compete Agreement. Claimant collectively allege potential damages of approximately $3.0 million. The Company disputes that the amounts in excess of the accrued earn-out liability for the dispute period are owed and intends to vigorously defend itself against the claims. At this time, in view of the complexity and ongoing nature of the matters, we are unable to reasonably estimate a possible loss or range of loss that the Company may incur to resolve these matters or defend against these claims in the event of litigation.

From time to time, the Company may become subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification Agreements

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to our directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments we could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, we have not incurred any significant costs as a result of such indemnifications.

Other Commitments

Contracts exist with various growers and certain wineries to supply a significant portion of our future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality and changes in grape prices. Estimated future minimum grape and bulk wine purchase commitments are as follows:

(in thousands)	Total
Remaining Fiscal 2023	$-
2024	12,360
2025	7,466
2026	3,619
2027	195
2028	105
$23,745

Grape, bulk wine and cider purchases under contracts totaled $17.9 million and $9.2 million and $47.9 million and $30.4 million for the three and nine months ended March 31, 2023 and 2022, respectively. The Company expects to fulfill all of these purchase commitments.

14.
Related Party Transactions

On February 7, 2023, the Company and Patrick Roney, founder of VWE, entered into a letter agreement (the “Letter Agreement”) whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023. Pursuant to the terms of the Letter Agreement, the Employment Agreement between the Company and Mr. Roney effective June 7, 2021 (the “Prior Employment Agreement”) was terminated and upon such termination the Company agreed to provide Mr. Roney his accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through February 7, 2023, and any vested amounts or benefits that he is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Prior Employment Agreement. Pursuant to the terms of the Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Plan ceased to vest and any unvested awards were forfeited. See Note 11.

Also on February 7, 2023, the Board appointed Jon Moramarco, a member of the Board, as the Company’s Interim Chief Executive Officer. In connection with such appointment, the Company entered into a consulting agreement (the “Consulting Agreement”) with bw166 LLC (“bw166”) and Mr. Moramarco, pursuant to which the Company will pay bw166 a monthly fee of $17,500 and will reimburse bw166 and Mr. Moramarco for reasonable business-related expenses in connection with the Interim Chief Executive Officer services provided thereunder. Additionally, the Company agreed to award Mr. Moramarco a one-time grant of 100,000 restricted stock units pursuant to the 2021 Plan, which will vest in full on the one-year anniversary of the grant date. Mr. Moramarco is the Managing Partner of bw166 and has a controlling interest therein.

Immediate Family Member and Other Business Arrangements

We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was $140.3 thousand and $90.8 thousand for the three months ended March 31, 2023 and 2022, respectively and $360.1 thousand and $286.5 thousand for the nine months ended March 31, 2023 and 2022, respectively.

We pay for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of a Company executive officer. For the three months ended March 31, 2023 and 2022, payments related to sponsorship and marketing services totaled $87.0 thousand and $87.0 thousand, respectively. For the nine months ended March 31, 2023 and 2022, payments related to sponsorship and marketing services totaled $261.0 thousand and $279.0 thousand, respectively.

The Company has a revenue sharing agreement with Sonoma Brands Partners II, LLC where a portion of B.R. Cohn and Clos Pegase sales during various events throughout the year go to Sonoma Brands Partners II, LLC. Sonoma Brands Partners II, LLC is managed by a member of the Company's board of directors. For nine months ended March 31, 2023 and 2022, payments to Sonoma Brands Partners II, LLC totaled $231.5 thousand and $168.7 thousand, respectively.

Financial Advisory Agreement

In April 2022, the Company entered into an arrangement with Global Leisure Partners LLC ("GLP") to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. A director of the Company having the authority to establish policies and make decisions is an executive of GLP. Although members of the board of directors are typically independent from management, members of the board of directors would be considered management based on the definition of management in ASC 850, Related Party Disclosures. Payments to GLP in respect of capital markets and mergers and acquisitions matters totaled $50.0 thousand and zero for the three months ended March 31, 2023 and 2022, respectively and $150.0 thousand and zero for the nine months ended March 31, 2023 and 2022, respectively.

15.
Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM, or decision-making group, in deciding how to allocate resources and in assessing performance. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Our operations are principally managed on a sales distribution basis and are comprised of three reportable segments: Wholesale; Direct-to-Consumer; and Business-to-Business. The factors for determining the reportable segments include the manner in which management evaluates performance for purposes for allocating resources and assessing performance.

We report our segments as follows:

Wholesale Segment -- We sell our wine, spirits and cider to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell them off to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

Direct-to-Consumer Segment ("DTC") -- We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, at Sommelier wine tasting events, and through the Internet. Winery estates hold various public and private events for customers and our wine club members. The certified Sommeliers provide guided tasting experiences customized for each audience through virtual and in-person events globally.

Business-to-Business Segment ("B2B") -- Our Business-to-Business sales channel generates revenue primarily from the sale of private label wines and spirits, and custom winemaking services. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses.

Corporate and Other Segment -- Our Corporate and Other segment generates revenue from grape and bulk sales and storage services. Other, non-allocable expenses include corporate expenses, non-direct selling expenses and other expenses not specifically allocated to an identified reporting segment.

The following tables present net revenue and income from operations directly attributable to the Company's segments:

	Three Months Ended March 31, 2023
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenue	$20,811	$17,174	$31,490	$3	$69,478
Income (loss) from operations	$(1,637)	$(2,929)	$5,562	$(4,795)	$(3,799)

	Three Months Ended March 31, 2022
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenue	$24,549	$19,595	$33,657	$1,132	$78,933
Income (loss) from operations	$3,270	$916	$10,457	$(13,759)	$884

	Nine Months Ended March 31, 2023
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenue	$67,260	$63,101	$94,385	$(46)	$224,700
Income (loss) from operations	$(129,331)	$43	$16,445	$(44,238)	$(157,081)

	Nine Months Ended March 31, 2022
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenue	$62,923	$69,316	$83,349	$2,643	$218,231
Income (loss) from operations	$12,654	$14,834	$26,274	$(34,014)	$19,748

There was no inter-segment activity for any of the given reporting periods presented.

Depreciation expense recognized by operating segment is summarized below:

(in thousands)		Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the three months ended March 31:
	2023	$7	$286	$245	$514	$1,052
	2022	$-	200	$-	$-	$200

(in thousands)		Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the Nine months ended March 31:
	2023	$20	$876	$-	$1,466	$2,362
	2022	$-	500	$-	$-	$500

Amortization expense recognized by operating segment is summarized below:

(in thousands)		Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the three months ended March 31:
	2023	$636	$798	$379	$-	$1,813
	2022	$620	1,400	$63	$-	2,083

(in thousands)		Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the Nine months ended March 31:
	2023	$1,868	$2,407	$1,141	$13	$5,429
	2022	$1,038	2,832	$68	$-	3,938

16.
Earnings Per Share

The following table reconciles the number of common shares used to compute basic and diluted earnings per share attributable to Vintage Wine Estates, Inc., shareholders:

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except for per share amounts)	2023	2022	2023	2022
Net (loss) income	$(10,174)	$2,707	$(141,433)	$14,038
Less: loss allocable to noncontrolling interest	(14)	(73)	(1,403)	(138)
Net (loss) income allocable to common shareholders	$(10,160)	$2,780	$(140,030)	$14,176

Numerator – Basic EPS
Net (loss) income allocable to common shareholders	$(10,160)	$2,780	$(140,030)	$14,176
Net (loss) income allocated to common shareholders	$(10,160)	$2,780	$(140,030)	$14,176

Numerator – Diluted EPS
Net (loss) income allocated to common shareholders	$(10,160)	$2,780	$(140,030)	$14,176
Net (loss) income allocated to common shareholders	$(10,160)	$2,780	$(140,030)	$14,176

Denominator – Basic Common Shares
Weighted average common shares outstanding - Basic	59,289,659	61,410,403	59,014,915	60,773,258

Denominator – Diluted Common Shares
Weighted average common shares - Diluted	59,289,659	61,410,403	59,014,915	60,773,258

Net (loss) income per share – basic:
Common Shares	$(0.17)	$0.05	$(2.37)	$0.23
Net (loss) income per share – diluted:
Common Shares	$(0.17)	$0.05	$(2.37)	$0.23

The following securities have been excluded from the calculations of diluted earnings per share attributable to common shareholders because including them would have been antidilutive:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Shares subject to warrants to purchase common stock	25,646,453	26,000,000	25,646,453	26,000,000
Shares subject to options to purchase common stock	3,027,661	2,650,051	3,027,661	2,650,051
Total	28,674,114	28,650,051	28,674,114	28,650,051

17.
Subsequent Events

On May 9, 2023, we amended the Second A&R Loan and Security Agreement to revise the definition and calculation of certain financial covenants as of March 31, 2023. The amendment revised the definition of Adjusted EBITDA (as defined in the Second A&R Loan and Security Agreement) as utilized in the fixed charge coverage ratio calculation to allow certain addbacks to Adjusted EBITDA. The amendment also requires us to deliver a financial plan for the fiscal year ended June 30, 2024 by June 20, 2023. Failure to provide the financial plan pursuant to the terms of the amendment will constitute an Event of Default under the Second A&R Loan and Security Agreement. The amendment also requires us to obtain prior written consent from the Required Lenders before making any Distribution or Permitted Acquisitions, each as defined in the Second A&R Loan and Security Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Vintage Wine Estates, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Vintage Wine Estates, Inc.(the “Company”) as of June 30, 2022, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company's auditor since 2021.

Raleigh, North Carolina

September 13, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Vintage Wine Estates, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Vintage Wine Estates, Inc. (the “Company”) as of June 30, 2021, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2021, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of the audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Santa Rosa, California

October 13, 2021

We served as the Company’s auditor from 2013 to 2021.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and par value)

	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash	$43,692	$118,879
Restricted cash	6,600	4,800
Accounts receivable, net	38,192	21,193
Other receivables	3,866	7,490
Inventories	192,102	221,145
Interest rate swap asset	2,877	-
Prepaid expenses and other current assets	13,394	8,538
Total current assets	300,723	382,045
Property, plant, and equipment, net	236,100	213,673
Goodwill	154,951	109,895
Intangible assets, net	64,377	36,079
Interest rate swap asset	6,280	-
Other assets	3,464	1,806
Total assets	$765,895	$743,498
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$144,215	$87,351
Accounts payable	13,947	17,301
Accrued liabilities and other payables	24,204	25,078
Current maturities of long-term debt	14,909	22,964
Total current liabilities	197,275	152,694
Other long-term liabilities	6,491	2,767
Long-term debt, less current maturities	169,095	183,541
Interest rate swap liabilities	-	13,807
Deferred tax liability	29,979	16,752
Deferred gain	10,666	12,000
Total liabilities	413,506	381,561
Commitments and contingencies (Note 18)
Redeemable noncontrolling interest	1,663	1,682
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at June 30, 2022 and June 30, 2021.	-	-
Common stock, no par value, 200,000,000 shares authorized, 61,691,054 issued and 58,819,160 outstanding at June 30, 2022 and 60,461,611 issued and outstanding at June 30, 2021.	-	-
Additional paid-in capital	377,897	360,732
Treasury stock, at cost: 2,871,894 and zero shares held at June 30, 2022 and June 30, 2021, respectively.	(26,034)	-
Retained earnings	(571)	-
Total Vintage Wine Estates, Inc. stockholders' equity	351,292	360,732
Noncontrolling interests	(566)	(477)
Total stockholders' equity	350,726	360,255
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$765,895	$743,498

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts)

	Year Ended June 30,
	2022	2021
Net revenues
Wine, spirits and cider	$208,954	$177,331
Nonwine	84,816	43,411
	293,770	220,742
Cost of revenues
Wine, spirits and cider	151,117	119,350
Nonwine	52,698	26,041
	203,815	145,391
Gross profit	89,955	75,351
Selling, general, and administrative expenses	105,296	72,505
Impairment of intangible assets	-	1,081
Loss (gain) on sale of property, plant, and equipment	485	(1,001)
Deferred gain on sale leaseback	(1,334)	(1,335)
Gain on litigation proceeds	(3,000)	(4,750)
Gain on remeasurement of contingent consideration liabilities	(3,570)	(329)
(Loss) income from operations	(7,922)	9,180
Other income (expense)
Interest expense	(13,910)	(11,581)
Net unrealized gain on interest rate swap agreements	22,950	6,136
Gain on Paycheck Protection Program loan forgiveness	-	6,604
Other, net	(736)	515
Total other income, net	8,304	1,674
Income before provision for income taxes	382	10,854
Income tax provision	1,061	766
Net (loss) income	(679)	10,088
Net (loss) income attributable to the noncontrolling interests	(108)	218
Net (loss) income attributable to Vintage Wine Estates, Inc.	(571)	9,870
Accretion on redeemable Series B stock	-	5,785
Net (loss) income allocable to common stockholders	$(571)	$4,085

Net earnings per share allocable to common stockholders
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	60,673,789	24,696,828
Diluted	60,673,789	25,179,502

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Redeemable Non-Controlling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Non-Controlling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2020	$1,382	26,460,375	$-	-	$-	$92,940	$15,191	$(395)	$107,736
Accretion on redeemable stock (1)						25,061	(25,061)		-
Issuance of Series A Stock in business combination (2)		2,589,503				25,831			25,831
Conversion of convertible promissory note		668,164				4,818			4,818
Purchase of Series B redeemable Stock (1)		(2,889,786)				(32,000)			(32,000)
Merger and PIPE financing		33,633,355				248,691			248,691
Stock-based compensation expense						3,334			3,334
Settlement of stock options						(7,943)			(7,943)
Net income (loss)	300						9,870	(82)	9,788
Balance, June 30, 2021	$1,682	60,461,611	$-	-	$-	$360,732	$-	$(477)	$360,255
Issuance of Common Stock in business combination		1,229,443	-			10,521			10,521
Stock-based compensation expense						6,914			6,914
Repurchase of common stock				2,871,894	(26,034)				(26,034)
Repurchase of public warrants						(270)			(270)
Net income (loss)	(19)						(571)	(89)	(660)
Balance, June 30, 2022	$1,663	61,691,054	$-	2,871,894	$(26,034)	$377,897	$(571)	$(566)	$350,726

(1) Accretion and purchase of Series B Redeemable Stock has been retroactively restated to give effect to the recapitalization transaction

(2) Issuance of Series A Stock has been retroactively restated to give effect to the recapitalization transaction

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(679)	$10,088
Adjustments to reconcile net income to net cash from operating activities:
Gain on forgiveness of PPP loan	-	(6,604)
Depreciation and amortization	23,930	11,436
Goodwill and intangible assets impairment expense	-	1,081
Amortization of deferred loan fees and line of credit fees	394	79
Amortization of label design fees	973	464
Litigation proceeds	(3,000)	(4,750)
Stock-based compensation expense	6,915	3,334
Provision for doubtful accounts	(22)	48
Impairment of inventory	3,667	3,302
Inventory write down	15,433	-
Remeasurement of contingent consideration liabilities	(3,570)	(329)
Net unrealized gain on interest rate swap agreements	(22,950)	(6,136)
Provision for deferred income tax	981	851
Loss (gain) on disposition of assets	485	(1,001)
Deferred gain on sale leaseback	(1,334)	(1,335)
Noncash interest expense	-	68
Deferred rent	375	352
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(13,183)	(3,137)
Related party receivables	-	325
Other receivables	3,624	(4,456)
Litigation receivable	3,000	4,750
Inventories	18,075	2,311
Prepaid expenses and other current assets	(4,656)	(4,115)
Other assets	(2,464)	1,498
Accounts payable	(7,795)	(4,983)
Accrued liabilities and other payables	(2,217)	8,191
Related party liabilities	-	(2,215)
Net cash provided by operating activities	15,982	9,117
Cash flows from investing activities
Proceeds from disposition of assets	153	1,044
Purchases of property, plant, and equipment	(24,835)	(38,032)
Label design expenditures	(143)	(492)
Proceeds on related party notes receivable	-	756
Acquisition of businesses	(73,680)	(23,564)
Net cash used in investing activities	(98,505)	(60,288)
Cash flows from financing activities
Principal payments on line of credit	(144,706)	(181,411)
Proceeds from line of credit	201,570	106,217
Outstanding checks in excess of cash	1,759	2,509
Purchase of Series B redeemable stock	-	(32,000)
Settlement of stock options	-	(7,944)
Borrowings on long-term debt	-	76,067
Loan fees	-	(492)
Principal payments on long-term debt	(22,763)	(28,374)
Merger and PIPE financing, net of transaction costs	-	250,126
Principal payments on related party debt	-	(10,000)
Debt issuance costs	-	(918)
Repurchase of common stock	(26,034)	-
Repurchase of public warrants	(270)	-
Payments on acquisition payable	(420)	(681)
Net cash provided by financing activities	9,136	173,099
Net change in cash and restricted cash	(73,387)	121,928
Cash and restricted cash, beginning of year	123,679	1,751
Cash and restricted cash, end of year	$50,292	$123,679
Supplemental cash flow information
Cash paid during the year for:
Interest	$13,199	$13,373
Income taxes	$23	$222
Noncash investing and financing activities:
Accretion Series A	$-	$156,467
Accretion Series B	$-	$5,785
Conversion of promissory note to common stock	$-	$4,818
Contingent consideration in a business combination	$8,534	$4,000
Issuance of Common Stock in a business combination	$10,521	$-
Issuance of Series A stock in a business combination	$-	$25,831
Note payable for acquisition of business	$-	$11,668

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.
Organization and Significant Accounting Policies

Description of Business

Vintage Wine Estates, Inc., a Nevada corporation (the "Company”, "we", "us", "our"), owns and operates winery and hospitality facilities in Northern California, Washington and Oregon. The Company produces a variety of wines under its own or custom labels, which are sold to consumers, retailers, and distributors located throughout the United States, Canada, and other export markets. The Company also provides bottling, fulfillment, and storage services to other companies on a contract basis.

We have wholly-owned subsidiaries that include Vintage Wine Estates, Inc., a California corporation ("Legacy VWE"), Girard Winery LLC, Mildara Blass, Inc., Grove Acquisition LLC, Sales Pros LLC, and Master Class Marketing, LLC and majority controlling financial interests in Sabotage Wine Company, LLC, and Splinter Group Napa, LLC.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Merger and Reverse Recapitalization

We were formed in 2019 as Bespoke Capital Acquisition Corp. (“BCAC”), a special purpose acquisition company incorporated under the laws of the Province of British Columbia. BCAC was organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination involving BCAC.

On June 7, 2021, BCAC completed its business combination (the "Merger") with Vintage Wine Estates, Inc., a California corporation ("Legacy VWE") pursuant to a transaction agreement dated February 3, 2021 (as amended, the “Transaction Agreement”) by the merger of VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“merger sub”) with and into Legacy VWE, with Legacy VWE continuing as the surviving entity and as a wholly owned subsidiary of BCAC. In connection with the Merger, BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada and BCAC changed its name to Vintage Wine Estates, Inc. Upon the consummation of the Merger, the Company received approximately $248.7 million, net of fees and expenses. See Note 2 for additional details regarding the transaction.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Significant estimates include, but are not limited, to depletion allowance, allowance for doubtful accounts, the net realizable value of inventory, expected future cash flows including growth rates, discount rates, and other assumptions and estimates used to evaluate the recoverability of long-lived assets, estimated fair values of intangible assets in acquisitions, intangible assets and goodwill for impairment, amortization methods and periods, amortization period of label and package design costs, the estimated fair value of long-term debt, the valuation of interest rate swaps, contingent consideration, common stock, stock-based compensation, and accounting for income taxes. Actual results could differ materially from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Specifically, we reclassified accrued trade commissions to other accrued expenses and reclassified custom production and other receivables to Wholesale trade accounts receivables.

Cash

Cash consists of deposits held at financial institutions.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sums to the total of the same such amounts as shown in the consolidated statement of cash flows:

(in thousands)	June 30, 2022	June 30, 2021
Cash and cash equivalents	$43,692	$118,879
Restricted cash	6,600	4,800
Total cash, cash equivalents and restricted cash as shown in the consolidated statement of cash flows	$50,292	$123,679

Restricted cash consists of $4.8 million that was deposited into a restricted cash account as collateral for the credit facility, subject to release upon the completion of certain construction costs (see Note 11) and $1.8 million that was deposited into a restricted cash account as collateral for our captive insurance letter of credit (see Note 9).

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, less estimated returns, allowances, and discounts. We determine the provision based on historical write-off experience. Account balances are written-off against the provision when we feel it is probable the receivable will not be recovered. The provision for doubtful accounts was $120.0 thousand and $97.0 thousand, at June 30, 2022 and 2021, respectively. We do not accrue interest on past-due amounts. Bad debt expense was insignificant for all reporting periods presented. Other receivables include insurance related receivables, income tax receivable and other miscellaneous receivables.

Inventories

Inventories of bulk and bottled wines, spirits, and ciders and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the life of the related lease. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Vineyard development costs, including interest and certain cultural costs for continuing cultivation of vines not yet bearing fruit, are capitalized. Depreciation of vineyard development costs commences when commercial grape yields are achieved, generally in the third year after planting. Estimated useful lives are as follows:

Buildings and improvements	10 - 39 years
Cooperage	3 - 5 years
Furniture and equipment	3 - 10 years
Machinery and equipment	5 - 20 years
Vineyards	20 years

Business Combinations

Business combinations are accounted for under Accounting Standards Codification (“ASC”) 805—Business Combinations, using the acquisition method of accounting under which all acquired tangible and identifiable intangible assets and assumed liabilities and applicable noncontrolling interests are recognized at fair value as of the respective acquisition date, while the costs associated with the acquisition of a business are expensed as incurred.

The allocation of purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, a market participant’s expectation of future cash flows from acquired customers, acquired trade names, useful lives of acquired assets, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from such estimates. During the measurement period, which is no longer than one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recognized in operations.

Goodwill

Goodwill represents the excess of consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination.

The Company reviews goodwill for impairment annually, during the fourth quarter of each fiscal year or whenever events or changes in circumstances indicate that an impairment may exist. In conducting our annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment and the fair value of the reporting unit is determine by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit's goodwill is calculated and an impairment loss equal to the excess if recorded.

Intangible Assets

Intangible assets represent purchased intangible assets consisting of both indefinite and finite lived assets. Certain criteria are used in determining whether intangible assets acquired in a business combination must be recognized and reported separately. Our indefinite lived intangible assets, representing trade names, trademarks and winery use permits, are initially recognized at fair value and subsequently stated at adjusted costs, net of any recognized impairments. The indefinite lived assets are not subject to amortization. Finite-lived intangible assets, comprised of customer and Sommelier relationships, trade names and trademarks, are amortized using a method that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. If that pattern cannot be reliably determined, the intangible assets are amortized using the straight-line method over their estimated useful lives and are tested for impairment along with other long-lived assets. Amortization related to the finite-lived assets is included in selling, general and administrative expenses. Intangible assets are reviewed annually for impairment, as of the end of the reporting period, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable.

Label and Package Design Costs

Label and package design costs are capitalized and amortized over an estimated useful life of two years. Amortization of label and packaging design costs are included in selling, general and administrative expenses and were approximately $973.0 thousand and $464.0 thousand for the years ended June 30, 2022 and 2021, respectively.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of such assets or intangible assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. No impairment loss was recognized for long-lived assets during the years ended June 30, 2022 and 2021, respectively.

Contingent Consideration Liabilities

Contingent consideration liabilities are recorded at fair value when incurred in a business combination. The fair value of these estimates are based on available historical information and on future expectations of actions we may undertake in the future. These estimated liabilities are re-measured at each reporting date with the change in fair value recognized as an operating expense in the Company’s consolidated statements of operations. Subsequent changes in the fair value of the contingent consideration are classified as an adjustment to cash flows from operating activities in the consolidated statements of cash flows because the change in fair value is an input in determining net loss. Cash paid in settlement of contingent consideration liabilities are classified as cash flows from financing activities up to the acquisition date fair value with any excess classified as cash flows from operating activities.

Changes in the fair value of contingent consideration liabilities associated with the acquisition of a business can result from updates to assumptions such as the expected timing or probability of achieving customer related performance targets, specified sales milestones, changes in unresolved claims, projected revenue or changes in discount rates. Significant judgment is used in determining those assumptions as of the acquisition date and for each subsequent reporting period. Therefore, any changes in the fair value will impact our results of operations in such reporting period, thereby resulting in potential variability in our operating results until such contingencies are resolved.

Deferred Financing Costs

Deferred financing costs incurred in connection with obtaining new term loans are amortized over the term of the arrangement, and recognized as a direct reduction in the carrying amount of the related debt instruments. Amortization of deferred loan fees is included in interest expense on the consolidated statements of operations and are amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs capitalized were zero and $0.9 million for the years ended June 30, 2022 and 2021, respectively. Amortization expense related to debt issuance fees were $262.0 thousand and $26.0 thousand for the years ended June 30, 2022 and 2021, respectively. If existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense.

Line of Credit Fees

Costs incurred in connection with obtaining new debt financing specific to the line of credit are deferred and amortized over the life of the related financing. If such financing is settled or replaced prior to maturity with debt instruments that have substantially different terms, the settlement is treated as an extinguishment and the unamortized costs are charged to gain or loss on extinguishment of debt. Similar to the treatment of deferred financing costs, if existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense. See Note 9. Deferred line of credit fees are recognized as a component of prepaid expenses and other current assets and are amortized to interest expense over the term of the related debt using the effective interest method. There were zero and $492.0 thousand of line of credit fees capitalized for the year ended June 30, 2022 and 2021, respectively. Amortization expense related to line of credit fees were $132.0 thousand and $53.0 thousand for the year ended June 30, 2022 and 2021, respectively.

Fair Value Measurements

We determine fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In arriving at fair value, we use a hierarchy of inputs that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2022 and 2021, the carrying value of the current assets and liabilities approximates fair value due to the short-term maturities of these instruments. The fair value of our long-term variable rate debt approximates carrying value, excluding the effect of unamortized debt discount, as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities (Level 2 inputs). Our contingent consideration and interest rate swap agreement are remeasured at fair value on a recurring basis as of June 30, 2022 and 2021, respectively.

Interest Rate Swap Agreements

GAAP requires that an entity recognize all derivatives (including interest rate swaps) as either assets or liabilities on the consolidated balance sheets and measure these instruments at fair value. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on its debt obligations. These agreements mitigate our exposure to interest rate fluctuations on our variable rate obligations. We have not designated these agreements as cash-flow hedges.

Accordingly, changes in the fair value of the interest rate swaps are included in the consolidated statements of operations as a component of other income (expense). We do not enter into financial instruments for trading or speculative purposes.

Comprehensive Income or Loss

We had no items of comprehensive income or loss other than net income (loss) for the years ended June 30, 2022 and 2021. Therefore, a separate statement of comprehensive income (loss) has not been included in the accompanying consolidated financial statements.

Revenue Recognition

Point in Time — Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We recognize revenue when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped and title passes to the customer, and when control of the promised product or service is transferred to the customer. Our standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to the Company.
Over Time — Certain long-term contracts in our Business-to-Business ("B2B") segment are for custom wine making services and include services such as fermentation, barrel aging, procurement of dry goods, bottling and cased goods. Additionally, we provide storage services for wine inventory of various customers.

We recognize revenue over time as the contract specific performance obligations are met. The Company elected to apply the "as-invoiced" practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price.

Disaggregation of Revenue

The following tables summarize the revenue by segment and region for the years ended June 30, 2022 and 2021, respectively:

	June 30,
(in thousands)	2022	2021
Geographic regions:
United States	$287,349	$215,122
International	6,421	5,620
Total net revenue	$293,770	$220,742

The following table provides a disaggregation of revenue based on the pattern of revenue recognition for the years ended June 30, 2022 and 2021, respectively:

	June 30,
(in thousands)	2022	2021
Point in time	$253,677	$186,906
Over a period of time	40,093	33,836
Total net revenue	$293,770	$220,742

Concentrations of Risk

Financial instruments that potentially expose us to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. We maintain the majority of our cash balances at multiple financial institutions that management believes are of high-credit quality and financially stable. At times, we have cash deposited with major financial institutions in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limits. At June 30, 2022 and 2021, we had $49.0 million and $121.6 million respectively, in four major financial institutions in excess of FDIC insurance limits. We sell the majority of our wine through U.S. distributors and the Direct-to-Consumer channel. Receivables arising from these sales are not collateralized. We attempt to limit our credit risk by performing ongoing credit evaluations of our customers and maintaining adequate allowances for potential credit losses.

The following table summarizes customer concentration:

	June 30,
	2022	2021
Customer A
Revenue as a percent of total revenue	21.0%	32.0%
Receivables as a percent of total receivables	26.0%	35.0%
Customer B
Revenue as a percent of total revenue	*	13.1%
Receivables as a percent of total receivables	*	21.0%
Customer C
Revenue as a percent of total revenue	*	10.9%
Receivables as a percent of total receivables	*	*
Customer D
Revenue as a percent of total revenue	*	*
Receivables as a percent of total receivables	*	10.4%
Customer E
Revenue as a percent of total revenue	22.9%	*
Receivables as a percent of total receivables	*	*

* Customer revenue or receivables did not exceed 10% in the respective periods.

Revenues for sales from Customer A are included within the Wholesale and Business-to-Business reporting segments, Customer B and Customer E are included within the Business-to-Business reporting segment and Customer C and Customer D are included within the Wholesale reporting segment. See Note 20.

Shipping

Shipping and handling revenues are classified as wine, spirits and cider revenues. Shipping and handling costs are included in wine, spirits and cider cost of revenues.

Excise Taxes

Excise taxes are levied by government agencies on beverages containing alcohol, including wine and spirits. These taxes are not collected from customers but are instead the responsibility of the Company. Applicable excise taxes are included in net revenues and were $10.9 million and $12.3 million for the years ended June 30, 2022 and 2021, respectively.

Sales Taxes

Sales taxes that are collected from customers and remitted to governmental agencies are not reflected as revenues.

Stock-Based Compensation

Stock-based compensation provided to employees is recognized in the consolidated statement of operations based on the grant date fair value of the awards. The fair value of restricted stock units is determined by the grant date market price of our common shares. The fair value of stock options is determined on the grant date using a Monte Carlo simulation model. The determination of the grant date fair value of stock option awards granted is affected by a number of variables, including the fair value of the Company's common stock, the expected common stock price volatility over the life of the awards, the expected term of the stock option, risk-free interest rates and the expected dividend yield of the Company's common stock. Due to the Company's limited trading history since becoming a public company on June 7, 2021, the Company derived its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards.

The compensation expense recognized for stock-based awards is net of estimated forfeitures and is recognized ratably over the service period of the awards. All income tax effects of stock-based awards are recognized in the consolidated statements of operations as awards vest or are settled. We classify stock-based compensation expense in selling, general and administrative ("SG&A") expenses in the consolidated statement of operations.

Advertising

Advertising costs are expensed either as the costs are incurred or the first time the advertising takes place. Advertising expense was $5.2 million and $2.2 million for the years ended June 30, 2022 and 2021, respectively.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is unlikely.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to income tax matters as a component of income tax expense.

Sale-leaseback Transaction

We account for the sale and leaseback of vineyards under ASC 840, Sale-Leaseback Accounting of Real Estate. Given we were considered to retain more than a minor part, but less than substantially, all of the use of the property, a gain could be recognized to the extent it exceeded the present value of the leaseback payments. Any gain that was less than or equal to the present value of the leaseback payments was deferred and is amortized on a straight-line basis over the leaseback term. The gain is essentially recognized as a reduction to offset the future lease payment. We derecognize the asset from our consolidated balance sheet at the sale closing.

Segment Information

We operate in three reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and assesses performance based upon discrete financial information at the segment level.

Noncontrolling Interests and Redeemable Non-controlling Interest

Non-controlling interests represent the portion of profit or loss, net assets and comprehensive loss that is not allocable to the Company. The redeemable non-controlling interest is contingently redeemable by the holders. The redeemable non-controlling interests are not being accreted to their redemption amount as we do not deem redemption probable; notwithstanding, should the instruments redemption become probable, we will thereupon begin to accrete, to the earliest date the holders can demand redemption, the redemption amount.

Redeemable Series A and Series B Stock

Prior to the Merger, Legacy VWE had Series A and B stock outstanding. All of the Series B stock and the majority of the Series A stock was classified as temporary equity due to the shares being redeemable at the option of the holder. See Notes 12 and 13. The carrying value of the redeemable Series A stock and redeemable Series B stock was being accreted to their respective redemption values, using the effective interest method, from the date of issuance to the earliest date the holders can demand redemption. Accretion of redeemable Series B stock included the accretion of dividends and issuance costs. Increases to the carrying value of redeemable Series A stock and redeemable Series B stock were charged to retained earnings or, in its absence, to additional-paid-in-capital. Upon any repurchase of redeemable stock, the excess consideration paid over the carrying value at the time of repurchase is accounted for as a deemed dividend to the stockholders.

In conjunction with the closing of the Merger, a majority of the redeemable Series B stock was redeemed with the remaining redeemable Series B shares, along with all redeemable Series A shares, were converted into shares of the Company's common stock. All Series A and Series B shares which were converted into shares of the Company's common stock were retroactively adjusted using the exchange ratio and reclassified into permanent equity as a result of the Merger.

Earnings Per Share

Basic and diluted net income (loss) per share allocable to common stockholders is presented in conformity with the two-class method required for participating securities. We considered our Series B stock to be participating securities as, in the event a dividend is paid on Series A stock, the holders of Series B stock would be entitled to receive dividends on a basis consistent with the Series A stockholders. The two-class method determines net income per share for each class of common and participating securities according to dividends declared or accumulated as well as participation rights in undistributed earnings. The two-class method requires income available to stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Legacy VWE’s redeemable Series B stock was a participating security. Under the two-class method, any net loss attributable to common stockholders is not allocated to the Series B stock as the holders of the Series B stock did not have a contractual obligation to share in losses.

Basic net income (loss) per share is calculated by dividing the net income (loss) allocable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of the calculation of diluted net income (loss) per share, stock options and warrants to purchase common stock are considered potentially dilutive securities but are excluded from the calculation of diluted net income (loss) per share when their effect is antidilutive. As a result, in certain periods, diluted net loss per share is the same as the basic net loss per share for the periods presented.

The computation of net income (loss) available to Series A stockholders is computed by deducting the dividends declared, if any, and cumulative dividends, whether or not declared, in the period on Series B stock (whether paid or not) from the reported net income (loss).

As the Merger has been accounted for as a reverse recapitalization, the consolidated financial statements of the merged entity reflect the continuation of Legacy VWE’s consolidated financial statements, with the Legacy VWE Equity, which has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, BCAC. As a result, net income (loss) per share was also restated for periods ended prior to the Merger.

Self-Insurance

On September 9, 2021, the Company formed VWE Captive, LLC, a wholly-owned captive insurance company ("Captive"), which became operational on October 1, 2021. The Company formed Captive to self-insure the first $10.0 million of claims, above which limit, Captive has secured insurance. The insurance policy protects us against a portion of our risk of loss related to earthquakes, flood and named wildfires and windstorms.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

Recently Adopted Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to applying the guidance on contract modifications, hedge accounting, and other transactions, to simplify the accounting for transitioning from the London Interbank Offered Rate, and other interbank offered rates expected to be discontinued, to alternative reference rates. The guidance in this ASU was effective upon its issuance; if elected, it is to be applied prospectively through December 31, 2022. The impact this ASU will have on our condensed consolidated financial statements will not be known until we have a modification to our financial instruments converting from LIBOR to another interest rate.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 will be effective for the Company for fiscal year ending June 30, 2023 and for interim periods within the year beginning July 1, 2022.

The Company will adopt Topic 842 using the modified retrospective approach, whereby it will recognize a transition adjustment at the effective date of Topic 842, July 1, 2022 rather than at the beginning of the earliest comparative period presented. Prior period information will not be restated. In addition, the Company will apply the package of transition practical expedients, which allows the Company to carryforward its population of existing leases, the classification of each lease and the treatment of initial direct costs as of the period of adoption. The Company also elected not to separate lease components from non-lease components and to exclude short-term leases (leases with a term of 12 months or less) from its Consolidated Balance Sheet.

The Company has identified the population of real estate and equipment leases to which the guidance applies and has implemented changes in its systems, procedures and controls relating to how lease information is obtained, processed and analyzed. Based on our preliminary assessment, the Company expects that the adoption of Topic 842, excluding the impact of new leases entered into after the adoption date, will result in recognition of approximately $35.0 million to $40.0 million in lease-related assets and approximately $37.0 million to $42.0 million in liabilities, on our Consolidated Balance Sheet, subject to the completion of our assessment. We do not expect the adoption will not have a material impact on the Consolidated Statement of Operations and Comprehensive Income (Loss) and Consolidated Statement of Cash Flows.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses. The guidance is effective for the Company for fiscal year ending on June 30, 2023 and interim periods beginning for the fiscal year commencing on July 1, 2022. Early adoption is permitted. We do not expect the adoption of this standard will have a significant impact on the consolidated financial statements given our historically low bad debt expense.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The amendments in this update are effective for the Company for fiscal year ending June 30, 2023 and interim periods within the fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact and timing of adopting ASU 2019-12, however at this time, the adoption is not expected to have a significant impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in the updated guidance require that an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. The amendments in this update are effective for the Company for fiscal years ending June 30, 2024 and for interim periods in the year beginning July 1, 2023. Early adoption is permitted including adoption at an interim period. We are currently evaluating the impact and timing of adopting ASU 2021-08, however at this time, the adoption is not expected to have a significant impact on the consolidated financial statements.

2.
Merger and Reverse Recapitalization

On June 7, 2021, Legacy VWE and BCAC consummated the Merger, with Legacy VWE surviving the Merger as a wholly owned subsidiary of BCAC, which was renamed Vintage Wine Estates, Inc. Immediately prior to the closing of the Merger, the Company purchased 2,889,507 shares of Series B stock from TGAM Agribusiness Fund Holdings LP for $32.0 million, including unpaid cumulative dividends and all remaining shares of outstanding Series B stock of Legacy VWE were converted into shares of Legacy VWE Series A common stock. Upon the consummation of the Merger, each share of Legacy VWE Series A and Series B common stock issued and outstanding was canceled and converted into the right to receive 2.85708834472042 shares (the “Exchange Ratio”) of common stock of the Company. For periods prior to the Merger, the reported share and per share amounts have been retroactively converted (“Retroactive Conversion”) by applying the Exchange Ratio. VWE Legacy shareholders were issued 26,828,256 shares of the Company’s common stock of which 1,000,002 shares were placed in escrow to cover potential adjustments to the purchase price.

To satisfy the requirements of full repayment of the Company’s Paycheck Protection Program loan (the “PPP Loan”) upon a change of control, we placed into escrow $6.6 million in advance of the pending merger and reverse recapitalization. Funds held in escrow were released back to the Company upon receiving notification of the full forgiveness of the PPP loan prior to June 30, 2021.

In September 2021, upon finalization of the purchase price, all 1,000,002 shares of the shares in escrow were released to the VWE Legacy shareholders.

Upon the closing of the Merger, the Company's certificate of incorporation authorized 200,000,000 shares of common stock, no par value per share and 2,000,000 shares of preferred stock, no par value per share. As of June 7, 2021 (the "Closing Date"), there were 60,461,611 shares of the Company’s common stock issued and outstanding and warrants to purchase 26,000,000 shares of the Company’s common stock outstanding. There was no preferred stock outstanding as the Closing Date.

In connection with the Merger, BCAC entered into subscription agreements (each, a “Subscription Agreement”) with two investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and BCAC agreed to sell to the Subscribers, an aggregate of 10,000,000 shares of common stock (the “PIPE Shares”), for a purchase price of $10 per share and an aggregate purchase price of $100.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed just prior to the consummation of the Merger.

The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BCAC was treated as the “acquired” company and Legacy VWE was treated as the acquirer company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy VWE issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy VWE.

The following table reconciles the elements of the Merger to the consolidated statement of cash flows and the consolidated statement of stockholders’ equity for the year ended June 30, 2021:

(in thousands, except share data)	Shares	Recapitalization
Cash - BCAC's trust and cash, net of redemptions	23,633,355	$178,942
Cash - PIPE	10,000,000	100,000
Non-cash net liabilities assumed from BCAC		(579)
Less: transaction costs and advisory fees paid by Legacy VWE		(3,739)
Less: transaction costs and advisory fees paid by BCAC		(25,933)
Net contributions from merger and PIPE financing	33,633,355	$248,691

Earnout Shares

The VWE Legacy shareholders are entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”) if at any point during the Earnout Period, from June 7, 2021 to June 7, 2023, the Company's closing share price on the Nasdaq on 20 trading days out of 30 consecutive trading days:

1.
is at or above $15 (but below $20), 50% of the Earnout Shares will be issued; and
2.
is at or above $20 (i) to the extent no Earnout Shares have previously been issued, 100% of the Earnout Shares or (ii) to the extent the event Earnout Shares were previously issued, 50% of the Earnout Shares will be issued.

The Earnout Shares will be adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible common shares), reorganization, recapitalization, reclassification, combination and, exchange of shares or other like change. The Earnout Shares are indexed to the Company’s equity and meet the criteria for equity classification. The fair value of the Earnout Shares, $32.4 million, was recorded as a dividend to additional paid in capital due to the absence of retained earnings.

No Earnout Shares were issued as of June 30, 2022.

3.
Business Combinations

Vinesse

On October 4, 2021, the Company acquired 100% of the members' interest in Vinesse, LLC, a California limited liability company ("Vinesse"). Vinesse is a direct-to-consumer platform company that specializes in wine clubs with over 60,000 members. Founded in 1993, Vinesse has developed a long-time following by offering boutique wines to a broader audience and making wine accessible and easy to love. The operations of Vinesse align with those of the Company, which management believes provides for expanded synergies and growth through the acquisition.

The purchase price totaling $17.0 million was comprised of cash of $14.0 million, consulting fees of $0.2 million per year for three years totaling $0.6 million and a three-year earnout payable of up to $2.4 million. To fund the cash portion of the purchase consideration, we utilized the line of credit under the amended and restated loan and security agreement.

The preliminary allocation of the consideration for the net assets acquired from the acquisition of Vinesse were as follows:

(in thousands)
Sources of financing
Cash	$14,000
Accrued other	600
Contingent consideration	2,400
Fair value of consideration	17,000

Assets acquired:
Fixed assets	121
Inventory	2,502
Trade Names and Trademarks	1,200
Customer relationships	3,700
Total identifiable assets acquired	7,523

Goodwill	$9,477

The Company used the carrying value as of the acquisition date to value fixed assets, as we determined that they represented the fair value at the acquisition date.

Inventory was comprised of finished goods, bulk and raw materials. The fair value of finished goods inventory and bulk inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was valued at its book value.

The trade names and trademarks fair value was derived using the Relief-From-Royalty Method (“RFR”). Key assumptions in valuing trade names and trademarks included (i) a royalty rate of 1.8% and (ii) discount rate of 17.5%.

Customer relationships fair value was derived using the Multiple-Period Excess Earnings Method (“MPEEM”), utilizing a discount rate of 18.0%, and Cost Approach. Customer relationships were weighted; 50.0% using the MPEEM model and 50.0% using the Cost Approach.

The results of operations of Vinesse for the period from the October 4, 2021 acquisition date through June 30, 2022, are included in the accompanying consolidated statements of operations. Transaction costs incurred in the acquisition were insignificant.

ACE Cider

On November 16, 2021, the Company acquired 100% of the capital stock of ACE Cider, the California Cider Company, Inc., a California corporation ("ACE Cider"). ACE Cider is a wholesale platform and specializes in hard cider, an alcoholic beverage fermented from apples. The operations of ACE Cider allow the Company to enter into the beer distribution category.

The purchase price totaling $47.4 million was comprised of a cash payment and contingent consideration.

The preliminary allocation of the consideration for the net assets acquired from the acquisition of ACE Cider were as follows:

(in thousands)
Sources of financing
Cash	$46,880
Accrued other	60
Contingent consideration	500
Fair value of consideration	47,440

Assets acquired:
Fixed assets	4,205
Inventory	1,350
Trademarks	6,600
Customer relationships	14,300
Deferred tax liability	(6,554)
Total identifiable assets acquired	19,901

Goodwill	$27,539

The Company used the carrying value as of the Acquisition Date to value fixed assets, as we determined that they represented the fair value at the Acquisition Date.

Inventory was comprised of finished goods, bulk cider and raw materials. The fair value of finished goods inventory and bulk cider inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was valued at its book value.

The trademarks fair value was derived using the RFR. Key assumptions in valuing trademarks included (i) a royalty rate of 2.75% and (ii) discount rate of 12.5%.

Customer relationships fair value was derived using the MPEEM, utilizing a discount rate of 13.0%, and Cost Approach. Customer relationships were weighted; 90.0% using the MPEEM model and 10.0% using the Cost Approach.

The results of operations of ACE Cider for the period from the November 16, 2021 acquisition date through June 30, 2022, are included in the accompanying consolidated statements of operations. Transaction costs incurred in the acquisition were insignificant.

Meier's

On January 18, 2022, the Company acquired 100% of the capital stock in Meier's Wine Cellars, Inc., DBA Meier's Beverage Group, an Ohio company ("Meier's"). Meier's is a wholesale and business-to-business company that specializes in custom blending, contract storage, contract manufacturing, and private labeling for wine, beer, and spirits. Over the years, Meier's continued extending their winemaking skills by producing table wines, sparkling wines, dessert wines, vermouths and carbonated grape juice.

The purchase price totaling $25.0 million was comprised of cash of $12.5 million and 1,229,443 shares of common stock with a value of $12.5 million.

The terms of the acquisition also provide for the possibility of additional contingent consideration of up to $10.0 million based on Meier's exceeding current EBITDA levels over each of the next three years.

The preliminary allocation of the consideration for the net assets acquired from the acquisition of Meier's were as follows:

(in thousands)
Sources of financing
Cash	$12,500
Shares of common stock	10,521
Contingent consideration	4,900
Settlement of pre-existing relationship	(125)
Fair value of consideration	27,796

Assets acquired:
Accounts receivable	3,669
Fixed assets	12,859
Inventory	4,280
Other assets	356
Trademarks	700
Customer relationships	6,400
Accounts payable and accrued expenses	(2,682)
Deferred tax liability	(6,033)
Total identifiable assets acquired	19,549

Goodwill	$8,247

The number of shares of common stock were valued based on the Closing Date share price, resulting in a fair value of $12.0 million, less a discount of $1.5 million due to lack of marketability for shares of common stock, resulting in the shares of common stock valued at $10.5 million.

The contingent consideration was fair valued using the Monte Carlo simulation model, resulting in fair value earnout payments of $4.9 million.

The Company valued the fair value of accounts receivable, other assets, accounts payable and accrued expenses and fixed assets at the acquisition date.

Inventory was comprised of finished goods, work in process and raw materials. The fair value of finished goods inventory and work in process inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was valued at its book value.

The trade names and trademarks fair value was derived using the RFR. Key assumptions in valuing trade names and trademarks included (i) a royalty rate of 1.1% and (ii) discount rate of 27.0%.

Customer relationships fair value was derived using the MPEEM, utilizing a discount rate of 28.0%. Customer relationships were weighted 100.0% using the MPEEM model.

The results of operations of Meier's for the period from the January 18, 2022 acquisition date through June 30, 2022, are included in the accompanying consolidated statements of operations. Transaction costs incurred in the acquisition were insignificant.

The allocations of the fair value of the acquired businesses were based on preliminary valuations of the estimated net fair value of the assets acquired. The fair value estimates are subject to adjustment during the measurement period (up to one year from the acquisition date). The primary areas of accounting for the acquisitions that are not yet finalized relate to the fair value of certain intangible assets acquired and residual goodwill. Goodwill created in the acquisitions were structured as stock sales and therefore, is non tax deductible and non amortizable. The fair values of the net assets acquired are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. While we believe that such preliminary estimates provide a reasonable basis for estimating the fair value of assets acquired, we will evaluate any necessary information prior to finalization of the fair value. During the measurement period, we will adjust preliminary valuations assigned to assets and liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date, if any, that, if known, would have resulted in revised values for these items as of that date. The net working capital adjustments related to the acquisitions are estimated as of the closing date and will be adjusted based on that estimate. Net working capital adjustments of $5.3 million are recorded in other assets on the condensed consolidated balance sheet. The impact of all changes, if any, that do not qualify as measurement period adjustments will be included in current period earnings.

Other Acquisitions

On February 14, 2022, the Company purchased certain intellectual property pertaining or related to a canned cannabis beverage brand. The Company purchased the intellectual property at a purchase price of $0.4 million. The value of the assets acquired were based on the estimated fair value and are subject to adjustment during the measurement period (up to one year from the acquisition date). An executive of the Company has a related party relationship and serves as a member of the board of directors.

The Sommelier Company

On June 22, 2021, we acquired the net assets of The Sommelier Company consisting of customer relationships, independent Sommelier relationships and brand trademarks, for total consideration of $12.0 million. Consideration transferred consisted of a cash payment of $8.0 million and contingent consideration of up to $4.0 million, whereby the Company will pay the seller three annual Earn-Out payments over three years, determined as a percentage of EBITDA.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

(in thousands)
Sources of financing
Cash	$8,000
Contingent consideration	4,000
Fair value of consideration	12,000
-
Assets acquired
Customer relationships	1,500
Sommelier relationships	1,000
Trademark	600
Accrued liabilities	(92)
Total identifiable assets acquired	3,008

Goodwill	$8,992

Goodwill represents the excess of the purchase price over the fair value of the net intangible assets acquired. The acquisition of The Sommelier Company resulted in the recognition of approximately $9.0 million of goodwill. The Company believes this goodwill is attributable to its investment in synergies for expanding its reach in its direct-to-consumer and business-to-business customer base. In accordance with ASC 350, goodwill will not be amortized but rather will be tested for impairment at least annually.

Intangible assets associated with the customer relationships and Sommelier relationships acquired as a result of the Sommelier acquisition are being amortized over their estimated useful life using the straight-line method of amortization, which materially approximates the distribution of the economic value of the identified intangible asset. Amortization of the customer relationships and Sommelier relationships was not significant to the consolidated statements of operations. Key assumptions in valuing the customer relationships utilizing an Income Approach, specifically the excess earnings method included (1) a discount rate of twenty percent (20%), (2) an annual customer attrition rate of fifty percent (50%), and contributory asset charges of three-point eight percent (3.8%). Key assumptions in valuing the Sommelier relationships utilizing a Cost Approach, included (1) a replacement period of 5 years and (2) an annual return on investment of nineteen percent (19%). Key assumptions in valuing the acquired trademarks and indefinite lived assets, using the Income Approach include (1) discount rate of nineteen percent (19%) and (2) assumed pre-tax royalty rate of one point five percent (1.5%).

The results of operations of The Sommelier Company for the period from the June 22, 2021 acquisition date through June 30, 2021, are included in the accompanying consolidated statements of operations. Transaction costs associated with the acquisition were immaterial.

Kunde Vineyards and Winery

On April 19, 2021, the Company acquired 100% of the outstanding equity of Kunde Enterprise Inc. (“Kunde”) for total consideration, including amounts to acquire the combined 33.3% ownership held by two of the Company stockholders, of which one is an executive officer of the Company, of approximately $53.0 million, net of pre-existing relationship net liabilities due to Kunde of $5.9 million. Kunde produces and sells premium Sonoma Valley varietal wines via the wholesale channel as well as internationally and locally through its tasting room, wine club, and internet site. In addition, Kunde provides wine storage, processing, and bottling services for other wineries, including the Company. The operations of Kunde align with those of the Company, providing for expanded synergies and growth through the acquisition. Kunde met the definition of a business, and therefore is accounted for as a business combination. Prior to the acquisition, effective January 1, 2021, the Company provided distribution and marketing services for Kunde products. See Note 15.

The $53.0 million purchase consideration was comprised of approximately $21.5 million of cash, approximately $11.7 million of notes payable to the sellers, and the issuance of 906,345 shares (2,589,507 shares retroactively restated giving effect to the recapitalization transaction discussed in Note 1) of the Company’s Series A stock, with a value of $25.8 million, which totaled $58.9 million less the release of pre-existing net liabilities between the Company and Kunde of $5.9 million. Two of the three notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature on January 5, 2022, while the third note has a stated interest rate of 1.61%, compounded quarterly, and matures on December 31, 2021. To fund the cash portion of the purchase consideration, we utilized the April 2021 increase in the line of credit and delay draw term loan under the amended and restated loan and security agreement.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

(in thousands)
Sources of financing
Cash	$21,464
Note payable to sellers	11,668
Stock	25,831
Fair value of consideration	58,963
Pre-existing relationship, net liability to Kunde	(5,900)
Fair value of consideration	53,063

Assets acquired
Accounts receivable, prepaid expenses and other current assets	858
Inventories	20,300
Land and vineyards	3,351
Buildings	15,524
Winery equipment	5,976
Trademarks	3,500
Customer relationships	3,300
Winery use permits	1,250
Current liabilities	(4,562)
Deferred tax liability	(10,007)
Total identifiable assets acquired	39,490

Goodwill	$13,573

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is not deductible for tax purposes. The acquisition of Kunde resulted in the recognition of $13.6 million of goodwill. We believe this goodwill is attributable to our investment in synergies for expanding our brands in each of the three operating segments. In accordance with ASC 350, goodwill will not be amortized but rather will be tested for impairment at least annually.

Intangible assets associated with the customer relationships acquired as a result of the Kunde acquisition is being amortized over their estimated useful life using the straight-line method of amortization, which materially approximates the distribution of the economic value of the identified intangible asset. Amortization of the acquired customer relationships was not significant to the consolidated statements of operations. Key assumptions in valuing the customer relationships utilizing the Excess Earning Method include (1) future cash flow projections, (2) a repeat business probability assumption of sixty percent (60%), and (3) a discount rate of 19.0%. Key assumptions in valuing the acquired trademarks and indefinite lived assets, using the relief-from-royalty method include (1) a royalty rate of 2.75%, and (2) a discount rate of 19.0%.

The results of operations of Kunde for the period from the April 19, 2021 acquisition date through June 30, 2021, are included in the accompanying consolidated statements of operations since the acquisition date. Transaction costs associated with the acquisition were not significant.

4.
Inventory

Inventory consists of the following:

(in thousands)	June 30, 2022	June 30, 2021
Bulk wine, spirits and cider	$89,038	$119,333
Bottled wine, spirits and cider	85,905	90,083
Bottling and packaging supplies	16,328	10,482
Nonwine inventory	831	1,247
Total inventories	$192,102	$221,145

For the year ended June 30, 2022, the Company recorded a $19.1 million non-cash inventory write down. Specifically, the inventory write down related to physical inventory count adjustments of $12.4 million, $3.7 million related to the establishment of inventory reserves and $3.0 million related to the impact of additional remediation efforts.

For the years ended June 30, 2022 and 2021, the Company's inventory balances are presented net of inventory reserves of $5.1 million and $0.1 million, respectively, for bulk wine, spirits and cider inventory, $1.8 million and $4.1 million, respectively, for bottled wine, spirits and cider inventory and $0.4 million and zero, respectively, for bottling and packaging supplies inventory.

During the year ended June 30, 2021, we recognized impairment of $3.3 million on raw materials inventory.

We received $3.0 million and $4.8 million in fiscal 2022 and fiscal 2021, respectively, in connection with litigation settlements for damaged inventory.

5.
Property, Plant and Equipment

Property, plant and equipment consists of the following:

(in thousands)	June 30, 2022	June 30, 2021
Buildings and improvements	$141,324	$129,288
Land	36,215	33,734
Machinery and equipment	76,916	58,227
Cooperage	13,015	10,551
Vineyards	21,177	21,364
Furniture and fixtures	1,754	1,343
	290,401	254,507
Less accumulated depreciation and amortization	(71,697)	(52,791)
	218,704	201,716
Construction in progress	17,396	11,957
	$236,100	$213,673

Depreciation and amortization expense related to property and equipment was approximately $19.0 million and $11.3 million for the years ended June 30, 2022 and 2021 respectively.

During the year ended June 30, 2020, we sold a vineyard for $35.2 million. As part of the transaction, we disposed of long-lived assets, including land, vineyards, and winery equipment, with a net book value of $20.7 million. Simultaneously, with the close of the transaction, we entered into a lease with the purchaser for 10 years, with options to extend the lease for two additional periods of ten years each. The sale of the land, vineyards, and winery equipment, and immediate leaseback of the facility qualified for sale-leaseback accounting. The lease was evaluated and classified as an operating lease. The gain on disposal of assets of $14.4 million was deferred and is being recognized over the 10-year lease as a reduction of rent expense over the life of the lease. We recognized $1.3 million and $1.3 million on property, plant, and equipment for the years ended June 30, 2022 and 2021, respectively, as a component of gain (loss) within income from operations.

6.
Goodwill and Intangible Assets

The Company has three reporting units under which goodwill has been allocated.

We completed our qualitative goodwill impairment analysis for our reporting units during the fourth quarter and concluded it was not more-likely-than-not that the fair value of the goodwill exceeded its carrying value and no further testing was required.

The following is a rollforward of the Company’s goodwill by segment:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Total
Balance at June 30, 2020	$85,940	$1,183	$-	$87,123
Kunde	2,868	10,167	745	13,780
Sommelier	-	8,992	-	8,992
Balance at June 30, 2021	88,808	20,342	745	109,895
Vinesse	-	9,477	-	9,477
ACE Cider	27,539	-	-	27,539
Meier's	-	-	8,247	8,247
Measurement period adjustments	(43)	(153)	(11)	(207)
Balance at June 30, 2022	$116,304	$29,666	$8,981	$154,951

As of June 30, 2022 and 2021, the gross goodwill balance and accumulated impairment losses are $155.0 million and $109.9 million, and $246.0 thousand and $246.0 thousand, respectively.

Intangible assets are comprised of indefinite and definite lived assets. The definite lived assets are amortized on a straight-line basis, which reflects the expected pattern in which the economic benefits of the intangible assets are being obtained, over an estimated useful life of three to six years.

The components of finite-lived intangible assets, accumulated amortization, and indefinite-lived assets are as follows:

	June 30, 2022
(in thousands)	Gross Intangible	Accumulated Amortization	Net Intangible	Weighted Average Remaining Amortization Period (in years)
Indefinite-life intangibles
Trade names and trademarks	$30,203	$-	$30,203	N/A
Winery use permits	6,750	-	6,750	N/A
Total Indefinite-life intangibles	36,953	-	36,953

Definite-life intangibles
Customer and Sommelier relationships	30,700	(4,922)	25,778	4.4
Trade names and trademarks	1,900	(254)	1,646	3.5
Total definite-life intangibles	32,600	(5,176)	27,424
Total other intangible assets	$69,553	$(5,176)	$64,377

	June 30, 2021
(in thousands)	Gross Intangible	Accumulated Amortization	Net Intangible	Weighted Average Remaining Amortization Period (in years)
Indefinite-life intangibles
Trade names and trademarks	$23,229	$-	$23,229	N/A
Winery use permits	6,750	-	6,750	N/A
Total Indefinite-life intangibles	29,979	-	29,979

Definite-life intangibles
Customer and Sommelier relationships	6,300	(200)	6,100	4.7
Total definite-life intangibles	6,300	(200)	6,100
Total other intangible assets	$36,279	$(200)	$36,079

We recognized trademark impairments of zero and $1.1 million for the years ended June 30, 2022 and 2021, respectively, resulting from a decline in projected future cash inflows for specific trademarks. We estimate the fair value of our trademarks using the relief-from-royalty method. Impairment losses are recognized as a component of non-allocable costs in each applicable reporting period.

Amortization expense of definite-lived intangible assets was $5.0 million and $0.1 million for the years ended June 30, 2022 and 2021, respectively.

As of June 30, 2022, the estimated future amortization expense for finite-lived intangible assets is as follows:

(in thousands)
2023	$6,822
2024	6,811
2025	5,291
2026	4,527
Thereafter	3,973
Total estimated amortization expense	$27,424

7.
Accrued Liabilities

The major classes of accrued liabilities are summarized as follows:

(in thousands)	June 30, 2022	June 30, 2021
Accrued purchases	$7,478	$10,790
Accrued employee compensation	5,886	3,981
Other accrued expenses	7,115	6,754
Non related party accrued interest expense	429	202
Contingent consideration	2,204	2,151
Unearned Income	(949)	1,200
Captive insurance liabilities	2,041	-
Total Accrued liabilities and other payables	$24,204	$25,078

8.
Fair Value Measurements

The following tables present assets and liabilities measured at fair value on a recurring basis:

	June 30, 2022
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$36,616	$-	$-	$36,616
Interest rate swaps (2)	-	9,157	-	9,157
Total	$36,616	$9,157	$-	$45,773

Liabilities:
Contingent consideration liabilities (1)	$-	$-	$8,515	$8,515
Total	$-	$-	$8,515	$8,515

	June 30, 2021
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$6,525	$-	$-	$6,525
Total	$6,525	$-	$-	$6,525

Liabilities:
Contingent consideration liabilities (1)	$-	$-	$4,631	$4,631
Interest rate swaps (2)	-	13,807	-	13,807
Total	$-	$13,807	$4,631	$18,438

(1)
We assess the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, changes in unresolved claims, projected revenue or changes in discount rates.
(2)
The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Contingent Consideration
Balance at June 30, 2020	$1,641
Acquisitions	4,000
Payments	(681)
Change in fair value	(329)
Balance at June 30, 2021	4,631
Acquisitions	7,874
Payments	(420)
Change in fair value	(3,570)
Balance at June 30, 2022	8,515
Less: current portion	(2,204)
Long term portion	$6,311

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the consolidated balance sheets.

On June 22, 2021, we acquired the net assets of The Sommelier Company. Consideration transferred consisted of a cash payment of $8.0 million and contingent consideration of $4.0 million, whereby the Company would pay the seller three annual Earn-Out payments over three years, determined as a percentage of EBITDA. During the reporting period, management estimated the fair value of the contingent Earn-Out was $0.5 million, and adjusted the contingent consideration liability associated with the acquisition.

9.
Line of Credit

In July 2019, we executed a $335.0 million loan and security agreement. See Note 11. Included as a component of the $335.0 million loan and security agreement was a new accounts receivable and inventory revolving facility in an aggregate principal amount of up to $185.0 million. In November 2019, the allowable aggregate borrowings under the July 2019 revolving facility were increased to $200.0 million, thereby increasing the total permitted borrowing under the loan and security agreement to $350.0 million. The outstanding borrowings under the revolving facility accrue interest at a rate of LIBOR plus a range of 1.25% - 1.75%, based on average availability as defined in the loan and security agreement and have a maturity of July 2024.

In April 2021, we entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate $350.0 million to $480.0 million consisting of an accounts receivable and inventory revolving facility up to $230.0 million, a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a delay draw term loan facility up to an aggregate of $100.0 million which was limited to an aggregate of $55.0 million. Upon consummation of the merger transaction, the requirements of the delayed draw term loan were met. The effective interest rate under the revolving facility was 3.3% and 4.0% for the years ended June 30, 3022 and 2021, respectively.

As of June 30, 2022 and 2021, the Company had $22.0 million and $125.0 million, respectively, available under the line of credit.

In September 2021, the Company formed a wholly-owned captive insurance company. Upon the formation of the Captive, the Company was required to deposit $1.8 million into a restricted cash account as collateral for our captive insurance letter of credit.

10.
Interest Rate Swaps

In April 2021, we executed an agreement to amend and restate, in its entirety, the June 2018 interest rate swap with a fixed notional amount of $50.0 million, increasing the fixed notional amount to $75.0 million at a fixed rate of 2.32%. The agreement, effective April 25, 2021, called for monthly interest payments until the termination in June 2028. The fair value of the $75.0 million swap agreement was an asset of $2.0 million and liability of $6.2 million at June 30, 2022 and 2021, respectively.

In March 2020, we entered into two interest rate swap agreements with fixed notional amounts of $28.8 million and $46.8 million at a fixed rate of 0.77% and 0.71%, respectively. The agreement calls for monthly interest payments until termination in July 2026 and March 2025, respectively. The fair value of the $28.8 million swap agreement was an asset of $2.3 million and liability of $0.2 million at June 30, 2022 and 2021, respectively. The fair value of the $46.8 million swap agreement was an asset of $2.7 million and liability of $0.3 million at June 30, 2022 and 2021, respectively.

In July 2019, in connection with the 2019 Loan and Security Agreement (see Note 11), we transferred an interest rate swap agreement with a fixed notional amount of $20.0 million at a fixed rate of 2.99% dated June 2018, to our new lender. Shortly thereafter, the interest rate swap of $20.0 million was amended and restated in its entirety to increase the notional amount to $50.0 million at a fixed rate of 2.34%. The agreement calls for monthly interest payments until termination in July 2026. The fair value of the 2019 swap agreement was an asset of $1.0 million and liability of $3.7 million at June 30, 2022 and 2021, respectively.

In May 2019, we entered into an interest rate swap agreement, with a fixed notional amount of $50.0 million at a fixed rate of 2.25%. The agreement calls for monthly interest payments until termination in May 2026. The fair value of the swap agreement was an asset of $1.1 million and liability of $3.4 million at June 30, 2022 and 2021, respectively.

Interest rate swaps consisted of the following:

(in thousands)	Fixed Notional Amount		Fixed Interest		Fair Value Asset (Liability)
Date of Agreement	June 30, 2022	June 30, 2021	Rate	Termination Date	2022	2021
April 2021	$75,000	$75,000	2.32%	June 2028	$2,046	$(6,231)
March 2020	$28,800	$28,800	0.78%	July 2026	$2,282	$(191)
March 2020	$46,800	$46,800	0.71%	March 2025	$2,748	$(280)
July 2019	$50,000	$50,000	2.34%	July 2026	$971	$(3,699)
May 2019	$50,000	$50,000	2.25%	May 2026	$1,110	$(3,406)
					$9,157	$(13,807)

The Company records the changes in fair value in a separate line item in the consolidated statements of operations.

11.
Long-Term and Other Short-Term Borrowings

The following table summarizes long-term and other short-term obligations:

	June 30,
(in thousands)	2022	2021
Note to a bank with interest at LIBOR (1.76%) at June 30, 2022 plus 1.75%; payable in quarterly installments of $1,180 principal with applicable interest; matures in September 2026; secured by specific assets of the Company. Loan amended April 2021. Quarterly payments of $1,066 reduced from $1,180 starting June 2021. Revised maturity date July 2026.	$76,792	$81,055

Capital expenditures borrowings payable at LIBOR plus 1.75%, payable in quarterly installments of $1,077, rolled into capital expenditures payable at Alternate Base Rate (ABR) (3.25% at June 30, 2021) plus 0.75%. At July 26, 2021 Bank of the West converted capital expenditures payable back to Libor (0.50%) plus 1.75% to align with Company Swaps with draw expiring July, 2026.	40,776	45,084

Note to a bank with interest fixed at 3.6%, payable in monthly installments of $60 principal with applicable interest; matures in April 2023.	593	1,227

Note to a bank with interest fixed at 2.75%, payable in monthly installments of $61 principal with applicable interest; matures in March 2024.	1,246	1,876

Delayed Draw Term Loan ("DDTL") with interest at LIBOR (2.32%) at June 2022 plus 1.75%, payable in quarterly installments of $1,260 starting March 2022. Matures in July 2024.	65,882	29,250

DDTL with ABR (4.00% at December 2021). Matures in July 2024. Interest only through draw period. No interest payments in fiscal year 2021 (Consolidated into the DDTL above in fiscal 2022).	-	37,892

Short term unsecured promissory note; principal and interest payable upon maturity with interest at the prime rate plus 1.00%; matures in January 2022; paid April 7, 2022.	-	2,917

Short term unsecured promissory note; principal and interest payable upon maturity with interest at the prime rate plus 1.00%; matures in January 2022; paid April 7, 2022.	-	2,917

Short term unsecured promissory note; principal and interest payable upon maturity with interest at 1.06%; matured December 31, 2021, paid January 3, 2022.	-	5,834
	185,289	208,052
Less current maturities	(14,909)	(22,964)
Less unamortized deferred financing costs	(1,285)	(1,547)
	$169,095	$183,541

Loan and Security Agreement

In April 2021, we entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate $350.0 million to $480.0 million consisting of an accounts receivable and inventory revolving facility up to $230.0 million, a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a delay draw term loan facility up to an aggregate of $100.0 million which was limited to an aggregate of $55.0 million. All other terms of the original agreement generally remain the same. Upon consummation of the merger transaction, the requirements of the delayed draw term loan were met. We accounted for the amendments as a debt modification in accordance with the Accounting Standards Codification (“ASC”) 470-50, Modifications and Extinguishments. As a result, the amortization period on the debt issuance costs was extended to the new April 13, 2026 maturity date.

Concurrent with the amendment, we executed approximately a $29.3 million draw on the delayed draw term loan facility. Proceeds from the loan were used to pay down $10.8 million and $12.1 million of the existing term loan and outstanding line of credit, respectively, deposit cash of $4.8 million into a restricted cash collateral account, and pay bank fees and third party expenses associated with the amendment. The loans bear interest at a rate of 1.75% above LIBOR, while the revolving facility bears interest at rates ranging from 1.25% to 1.75% above LIBOR depending upon the ratio of certain of the company’s assets to the amount borrowed.

In connection with the April 2021 Loan and Security Agreement, we also entered into a Deposit Control Agreement which required $4.8 million of the total cash received upon amendment to be placed into a restricted cash collateral account. Funds within this account are subject to release upon the completion of certain construction work associated at the Ray’s Station production facility.

Paycheck Protection Program

Our $6.5 million Paycheck Protection Program loan (the “PPP Loan”), under Division A, Title I of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act on April 14, 2020, required monthly amortized principal and interest payments to begin six months after the date of disbursement. In October 2020, the deferral period associated with the monthly payments was extended from six to ten months. While the PPP Loan had a two-year maturity, the amended law permitted the borrower to request a five-year maturity from its lender.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, we were eligible to apply for and received forgiveness for all or a portion of the PPP Loan. Such forgiveness was determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan.

The proceeds, and related accrued interest, had been accounted for as debt in accordance with ASC 470—Debt.

On June 25, 2021, we received notification from the Small Business Association that our Forgiveness Application of the PPP Loan and accrued interest, totaling approximately $6.6 million, was approved in full, and we had no further obligations related to the PPP Loan. Accordingly, we recorded a gain on the forgiveness of the PPP Loan.

Kunde

In connection with the acquisition of Kunde (see Note 3), we issued unsecured promissory notes to the selling Kunde shareholders totaling $11.7 million. Two of the three notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature on January 5, 2022, while the third note has a stated interest rate of 1.06%, compounded quarterly, and matures on December 31, 2021 Terms of the note allow for full or partial prepayment without penalty and is due in full, along with accrued interest, upon an event of default as defined by the agreement. During the period of default, the interest rate on any then outstanding balance increases to four (4) percent under two notes totaling $5.8 million and ten (10) percent on the third note until the outstanding obligation is paid in full. Upon any liquidity event of the Company, the entire outstanding balance of principal and interest of the outstanding notes automatically becomes due and payable. The three short-term unsecured promissory notes were paid in full during fiscal 2022.

As referenced above, certain notes in long term debt require compliance with financial and non-financial covenants including, among other things, covenants limiting our ability to incur certain indebtedness, limitations on disposition of assets, engage in mergers and consolidations, make acquisitions or other investments and make changes in the nature of the business. Additionally, the Loan and Security Agreement also requires us to maintain a certain fixed charge coverage ratio.

The Company was in compliance with these covenants as of June 30, 2022.

Maturities of Long-Term and Other Short-Term Borrowings

Maturities of long-term and other short-term borrowings for succeeding years are as follows:

Year ending June 30,
2023	$14,909
2024	14,152
2025	64,372
2026	8,571
2027	83,285
$185,289

12.
Redeemable Series A and Series B Stock and Non-Controlling Interest

For periods prior to the Merger, the reported share and per share amounts have been retroactively converted (“Retroactive Conversion”) by applying the Exchange Ratio.

Series A Redeemable Stock

January 2018 Tamarack Cellars Series A Redeemable Stock

As part of the acquisition of Tamarack Cellars in January 2018, we issued 372,387 shares of our no par common stock to the seller as part of the purchase consideration. These 372,387 shares contained a put option allowing the holder to put the shares back to us, and became exercisable four years from their issuance, and only for a thirty-day period (the put option was exercisable from January 2, 2022 through February 2, 2022).

In April 2018, these 372,387 common shares with the put right were exchanged for 372,387 Series A shares. The terms of the put right carried over to the exchanged 372,387 Series A shares. Because the 372,387 shares of Series A with the put right were redeemable by the holder beginning in January 2022 (four years from their issuance), the holder may have required the Company to redeem these shares for cash at a per share purchase price equal to the fair value of the underlying shares at the exercise date. As the redemption event was not solely within the control of the Company, the 372,387 Series A shares were classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

At each reporting date, and until the Merger, we accreted the initial carrying value of the 372,387 Series A shares to its expected redemption amount as if redemption occurred at that reporting date. The accreted amount each period for these shares was comprised solely of any change in the fair value of the underlying shares since the prior reporting date. However, the carrying value could never fall below the original issue price of the underlying 372,387 Series A shares. The amounts accreted each reporting period were recorded as a deemed dividend.

As a result of the Merger and conversion of Series A shares to shares of the Company's common stock, we recorded accretion up to the fair value on June 7, 2021. The put right associated with the Series A shares was extinguished upon conversation of the shares into common stock. The amounts accreted as deemed dividends were zero and $1.1 million for the years ended June 30, 2022 and 2021, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $1.1 million was recorded to additional paid in capital.

April 2018 Series A Redeemable Stock

In April 2018, we amended our articles of incorporation resulting in (i) the establishment of a new class of no par Series A stock and (ii) each of the issued and outstanding shares of no par common stock being exchanged and reclassified into shares (1-for-1 exchange) of Series A stock.

In April 2018, of the 20,785,643 Series A shares issued, 17,919,218 shares were held by Major Investors who were granted a new put right. A Major Investor is any holder of Series A shares or Series B shares who, individually or together with such investor’s affiliates, holds at least five percent (5%) of the then outstanding equity securities of the Company on a fully diluted basis.

Because the 17,919,217 Series A shares with the put right were redeemable by the holder beginning in April 2025 (seven years from their issuance), the holders may have required the Company to redeem the 17,919,217 Series A shares for cash at a per share purchase price equal to the fair market value of the underlying shares at the exercise date. The put right had no expiration date (a perpetual right). Because this redemption right was not solely within the control of the Company, the 17,919,217 Series A shares were, prior to the Merger, classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

In April 2018, using the effective interest method, we began to accrete the $12,483,700 carrying amount of the 17,919,217 Series A shares to their expected redemption amount at April 4, 2025; and at each reporting date thereafter, we re-estimated the expected redemption amount at April 4, 2025, based on any changes of (i) when the redemption event was expected to occur or its probability and (ii) the change in fair value of the Series A shares underlying the put option. Both of these two variable components represented the change to the carrying value in a reporting period. However, the carrying value could never fall below the original issue price of the underlying Series A shares. The amounts accreted each reporting period were recorded as a deemed dividend.

As a result of the Merger and conversion of Series A shares to the Company’s common stock, we recorded accretion up to the fair value on June 7, 2021. The put right associated with the Series A shares was extinguished upon conversion of the shares into common stock. The amounts accreted as deemed dividends were zero million and $152.3 million for the years ended June 30, 2022 and 2021, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, $25.1 million was recorded to retained earnings and $133.0 million was recorded to additional paid in capital.

July 2018 Issuance of Series A Redeemable Stock

Concurrent with the repurchase and cancellation of 1,134,946 Series B shares in July 2018, the Company issued 1,134,946 Series A shares to an investor for gross proceeds of $8.3 million, or $20.86 per share.

The 1,134,946 Series A shares granted the holder the right to put the shares back to us at a strike price equal to the fair value of the underlying shares at the exercise date. The put right, which had no expiration date, became exercisable only if the sole holder of the Series B shares exercised its put right to redeem its Series B shares. Therefore, the put is contingent upon the Series B holder exercising its put right. The contingent put right in the 1,134,946 Series A shares were to become exercisable in April 2025, or 6.75 years from the July 2018 issuance date (the put right held by the holder of the Series B shares and held by the holder of the 1,134,946 Series A shares, were to become exercisable on the same date, or April 4, 2025).

Because the 1,134,946 Series A shares were redeemable by the holder, beginning in April 2025, the holder may have required the Company to redeem these Series A shares for cash at a per share purchase price equal to the fair value of the underlying shares at the put exercise date. Because the redemption of these shares was not solely within the control of the Company, the 1,134,946 shares were classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

The accreted amount each period for these shares was comprised solely of any change in fair value since the prior reporting date. However, the carrying value could never fall below the original issue price of the underlying 1,134,946 Series A shares. The amounts accreted each reporting period were recorded as a deemed dividend.

As a result of the Merger and conversion of Series A shares to the Company’s common stock, we recorded accretion up to the fair value on June 7, 2021. The amounts accreted as deemed dividends were zero and $3.1 million for the years ended June 30, 2022 and 2021, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $133.0 million was recorded to additional paid in capital.

The put right associated with the Series A shares was extinguished upon conversation of the Series A preferred shares to common stock.

Series B Redeemable Stock

April 2018 Series B Redeemable Cumulative Series B Stock

In April 2018, we amended our articles of incorporation such that a new class of redeemable cumulative Series B stock was designated, with 28,570,883 shares authorized and no par value. Concurrent to this amendment, the Company and TGAM Agribusiness Fund Holdings LP (“TGAM”) entered into a Stock Purchase Agreement, pursuant to which the Company, in a private placement, agreed to issue and sell to TGAM 5,674,733 shares of the Company’s, non-convertible Series B stock, for gross proceeds of $40.0 million, or $39.7 million net of issuance costs. The price per share of the Series B was $7.05.

In July 2018, the Company and TGAM (the sole holder of all Series B shares) entered into a share redemption agreement, whereby the Company repurchased 1,134,947 Series B shares for gross consideration of $8,290,000, or at $7.30 per share.

Holders of Series B shares were entitled to cumulative dividends at a rate of 5.0% of their original investment per year. No dividends could be paid to Series A stockholders until the cumulative dividends were paid to the holders of Series B shares. Dividends were only paid when declared by the Board of Directors and were distributed pro rata based on the number of Series A shares and Series B shares held by each stockholder after payment of cumulative dividends in arrears if any.

The holders of the Series B shares were entitled to one vote for each share of Series B held. Series B shares that were redeemed or otherwise acquired by the Company or any of its subsidiaries would be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

In the event of a voluntary or involuntary liquidation or a deemed liquidation event, the holders of Series B shares were entitled to be paid, pro rata, their cumulative dividends, whether or not declared, before any payment was made to the Series A stock; however, the right of the Series B stock to receive cumulative dividends should abate and be extinguished to the extent that the sum of the cash consideration received for each Series B share and any cumulative dividends, should exceed the sum of the original issue price and an internal rate of return ("IRR") of 14.0% on the original investment, compounded annually. Remaining assets would be distributed among the holders of Series A and Series B Stock pro rata based upon the number of shares held by each.

Holders of Series B shares who were Major Investors have a put right to cause the Company to purchase its shares at the fair value of the underlying shares as of the exercise date. A Major Investor is any holder of Series A shares or Series B shares who, individually or together with such investor’s affiliates, holds at least five percent (5%) of the then outstanding equity securities of the Company on a fully diluted basis. The put right has no expiration date (a perpetual right) and becomes exercisable in April 2025, or seven years subsequent to the issuance of the underlying 4,539,786 Series B shares. The strike price of the put was the fair value of the underlying shares on the put exercise date, plus all accrued dividends, up to an IRR of 14%.

Because the remaining 4,539,788 shares of Series B stock with the put right were redeemable by the holder beginning in April 2025 (seven years from their issuance), the holder may have required the Company to redeem all Series B shares for cash at a per share purchase price equal to the fair value of the underlying shares at the put exercise date, plus accrued dividends. Because this redemption event was not solely within the control of the Company, the Series B stock had been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

At each reporting date, and until the perpetual put right was either exercised or extinguished, we accreted the initial $39.7 million carrying value of the Series B shares to its expected redemption amount using the effective interest method, from the date of issuance to the earliest date the holder could demand redemption. The accreted amount each period for Series B shares consisted of (i) any change in fair value since the prior reporting date, (ii) accretion of issuance costs and (iii) accrued dividends. However, the carrying value could never fall below the original issue price of the underlying Series B shares. The amounts accreted each reporting period were recorded as a deemed dividend. As a result of the Merger and conversion of Series B shares to the Company’s Common shares, we recorded accretion up to the fair value on June 7, 2021.

The amounts accreted as deemed dividends for the Series B stock were zero and $5.8 million for the years ended June 30, 2022 and 2021, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $5.8 million was recorded to additional paid in capital.

In June 2021, the Company repurchased 2,889,786 Series B shares for $28.9 million at $10.00 per share plus $3.1 million of accrued dividends. In connection with the closing of the Merger, 1,650,000 shares of the Series B redeemable stock with a fair value of $16.5 million were exchanged for the Company’s Common stock.

The put right associated with the Series B shares was extinguished upon conversion of the Series B preferred shares to common stock.

Noncontrolling Redeemable Interest

July 2016 Noncontrolling Redeemable Interest

One of our consolidated subsidiaries, Splinter Group Napa, LLC (“Splinter Group”), has a member who owns a noncontrolling interest in Splinter Group. The membership interest of this member has a put option allowing the member to put its membership interest back to us for cash upon the occurrence of a contingent event. Specifically, we currently have the right, pursuant to the operating agreement with Splinter Group, to acquire all of the membership interest held by Splinter Group if we (a) sell capital stock comprising at least 25% of our then outstanding capital stock to an unaffiliated third party, (b) sell assets comprising at least 25% of the aggregate value of our then existing assets to an unaffiliated third party buyer or (c) merge with and into, an unaffiliated third party buyer. If we choose not to exercise this right following any of these events, the holder of the noncontrolling interest had the right to require us to purchase all of the noncontrolling interest holder’s membership interest at fair value, as determined via appraisal. The redemption amount is the fair value of the noncontrolling interest at the redemption date.

Because this redemption event is not solely within our control, the Splinter Group noncontrolling interest has been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

Upon purchase of our controlling interest in Splinter Group in July 2016, we classified the noncontrolling interest as temporary equity at its initial carrying amount of approximately $1.4 million. Because of the low probability of this redemption event occurring, we will not subsequently adjust the initial carrying amount of the noncontrolling interest to fair value at each reporting period. Should it become probable that the redemption event will occur, we will thereupon accrete the initial carrying value to its redemption amount equal to its fair value.

13.
Stockholders’ Equity

Common Stock

The Company had reserved shares of stock, on an as-if converted basis, for issuance as follows:

	June 30, 2022	June 30, 2021
Warrants	25,818,247	26,000,000
Earnout shares	5,726,864	5,726,864
Total	31,545,111	31,726,864

Warrants

There are warrants to purchase 25,818,247 shares of the Company’s common stock outstanding.

On August 15, 2019, as part of the units sold in BCAC’s initial public offering ("IPO"), and September 13, 2019, following the closing of the over-allotment option, BCAC issued warrants to purchase 18,000,000 shares of common stock at a price of $11.50 per whole share (the “public warrants”). The public warrants are exercisable commencing sixty-five (65) days after the completion of the Merger and expiring five years after the Closing Date of the Merger or earlier upon redemption. Once the public warrants become exercisable, the Company may accelerate the expiry date by providing 30 days’ prior written notice, if and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The public warrant holder’s right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date.

Concurrent with the closing of BCAC’s IPO in August 2019, the sponsor purchased 12,000,000 warrants (the “Private Warrants”) at $1.00 per warrant (for a total purchase price of $12.0 million), with each warrant exercisable for one common share at an exercise price of $11.50, subject to anti-dilution adjustments. The warrants are exercisable commencing 65 days after the completion of the Merger. Pursuant to the transaction agreement, 4,000,000 of the Private Warrants were cancelled upon closing of the Merger.

During the period ended June 30, 2022, the Company repurchased 181,553 warrants to purchase shares of the Company's common stock outstanding.

Earnout Shares

The Legacy VWE shareholders are entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”). The Earnout Shares will be released if the price of our common stock meets certain thresholds in the 24 months following the closing of the Merger. See Note 2. The Earnout Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity's Own Equity, to be classified as equity.

The Company’s obligation to issue the Earnout Shares is recorded as a dividend to the Legacy VWE shareholders at fair value as of the date of the Merger.

The fair value of the Earnout Shares was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The expected annual volatility of our common stock was estimated to be 55.0% as of the date of the Merger, based on the historical volatility of comparable publicly traded companies.

Stock and Warrant Repurchase Plan

On March 8, 2022, the Company's board of directors approved a repurchase plan authorizing the Company to purchase up to $30.0 million in aggregate value of our common stock and/or warrants through September 8, 2022. Purchases under the repurchase program may be made on the open market, in privately negotiated transactions or in other manners as permitted by the federal securities laws and other legal and contractual requirements and are expected to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases will depend on a number of factors, including price, trading volume, general market conditions and legal requirements, among others. The repurchase program does not require the Company to acquire a specific number of shares or warrants. The cost of the shares and warrants that are repurchased will be funded from available working capital.

For accounting purposes, common stock and/or warrants repurchased under our repurchase plan are recorded based upon the settlement date of the applicable trade. Such repurchased shares are presented using the cost method. During the fiscal year ended June 30, 2022, the Company repurchased 2,871,894 shares of common stock at an average price of $9.04 per share that are held in treasury and 181,553 warrants at an average price of $1.46 per warrant. The total cost of the shares and/or warrants repurchased was $26.2 million.

The table below summarizes the changes in repurchases of common stock and warrants:

(in thousands)	June 30, 2022
Balance at June 30, 2021
Repurchases of common stock	2,871,894
Repurchases of warrants	181,553
Balance at June 30, 2022	3,053,447

14.
Stock Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Omnibus Incentive Plan (as amended, “the 2021 Plan”) which superseded the 2015 Stock Option Plan. Pursuant to the 2021 Plan, the Board of Directors may grant up to 11,200,000 shares under share-based awards to officers, directors, employees and consultants. The 2021 Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. Shares issued under share-based payment awards may either be authorized and unissued shares or shares held in treasury. The 2021 Plan was approved by the stockholders of the Company at its Annual Meeting, on February 2, 2022. The 2021 Plan will terminate on June 7, 2031.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the fair value of our common stock on the date of grant. Awards granted under the 2021 Plan generally expire no later than 10 years after the date of grant.

The following table provides total share-based compensation expense by award type:

	June 30,
(in thousands)	2022	2021
Stock option awards	$2,551	$-
Restricted stock units	4,363	-
Total share-based compensation	$6,914	$-

Stock-based compensation expense is included as a component of selling, general and administrative expenses in the consolidated statement of operations.

Stock Options

Stock options granted under the 2021 Plan are subject to market conditions. The stock options are exercisable for ten years and only become exercisable if the volume-weighted average price per share of our common stock is at least $12.50 over a 30-day consecutive trading period following the grant date. The fair value of the stock options was estimated using a Monte Carlo simulation valuation model. Stock option awards vest in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date with respect to an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Compensation expense is recognized ratably over the requisite service period.

The following table presents a summary of stock option activity under the 2021 Plan:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at June 30, 2020	-	$-	-	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding at June 30, 2021	-	$-	-	$-
Granted	3,533,627	10.50	3.22	-
Exercised	-	-	-	-
Forfeited or cancelled	(30,100)	10.50	-	-
Outstanding at June 30, 2022	3,503,527	$10.50	3.22	$-

Total unrecognized compensation expense related to the stock options was $8.0 million, which is expected to be recognized over a weighted-average period of 3.2 years. No stock options were vested and exercisable as of June 30, 2022.

The weighted-average grant date fair value was $3.27. The fair value of the options was estimated at the grant date using the Monte Carlo Simulation model with the following assumptions: weighted average risk free rate 1.8%; weighted average expected term 5.5 years; weighted average expected volatility 40%; and no expected dividend yield.

Restricted Stock Units

Restricted stock units are subject only to service conditions and vest ratably over four years.

The following table presents a summary of restricted stock units activity for the periods presented:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Outstanding at June 30, 2020	-	$-
Granted	-	-
Issued	-	-
Forfeited or cancelled	-	-
Outstanding at June 30, 2021	-	$-
Granted	1,902,068	8.14
Issued	-	-
Forfeited or cancelled	-	-
Outstanding at June 30, 2022	1,902,068	$8.14

Total unrecognized compensation expense related to the restricted stock units was $10.1 million, which is expected to be recognized over a weighted-average period of 2.6 years. No restricted stock units were vested as of June 30, 2022.

15.
Related Party Transactions and Commitments

The Company did not have any related party receivables or related party liabilities for the years ended June 30, 2022 and 2021.

The components of the related party revenue and expenses are as follows:

	June 30,
(in thousands)	2022	2021
Revenues:
Warehousing and fulfillment services	$-	$815
Storage and bottling of alcoholic beverages	-	65
Management fees	-	407
Marketing and distribution	-	1,722

Expenses:
Concourse Warehouse lease	-	344
Swanson lease	-	605
Z.R. Waverly lease	-	77

Warehousing and Fulfillment Services — Revenues from related parties for warehousing and fulfillment services for the years ended June 30, 2022 and 2021 were zero and $815.0 thousand, respectively.

Storage and Bottling of Alcoholic Beverages — We have entered into a number of transactions with a related party covering services related to the storage and bottling of alcoholic beverages. We made payments of zero and $65.0 thousand for the years ended June 30, 2022 and 2021, respectively to the related party.

Management Fees — Prior to July 1, 2021, we provided management, billing and collection services to a related party under a management fee arrangement. For the years ended June 30, 2022 and 2021, we charged this related party management fees of zero and $407.0 thousand, respectively, for these services.

Marketing and Distribution — On December 31, 2020, the Company entered into a marketing and distribution arrangement with related party, Kunde. Under that arrangement, Kunde paid us a commission for certain distribution sales. We recognized revenue of zero and $1.7 million from the arrangement for the years ended June 30, 2022 and 2021, respectively. The arrangement terminated when we acquired Kunde on April 19, 2021.

The Company is engaged in various operating lease arrangements with related parties.

Concourse Warehouse Lease — We lease 15,000 square feet (“sq. ft.”) of office space and 80,000 sq. ft. of warehouse space. Effective July 31, 2020, the lease was amended to extend the terms of the lease through September 30, 2027 with terms for renewal of the lease term for two additional terms of five years each and shall apply upon expiration of the as-extended initial term on September 30, 2027. The lease includes escalating annual rent increases of three percent for the remainder of the term. Prior to September 2020, the facility was owned by and leased from Concourse, LLC, a related-party real estate leasing entity that was wholly owned by a shareholder. We have no direct ownership in Concourse. In September 2020, an independent party purchased the facility from Concourse and assumed the lease.

The lease has minimum monthly lease payments of approximately $103.0 thousand, with index-related escalation provisions. We account for this lease as an operating lease. We recognized rent expense paid to Concourse of zero and $344.0 thousand for the years ended June 30, 2022 and 2021, respectively, related to this lease agreement.

Swanson Lease — We lease a property with production space and a tasting room under an operating lease with an entity that is wholly owned by a shareholder that expires in August 2030, with minimum monthly lease payments of approximately $51.0 thousand, with index-related escalation provisions every twenty four months subject to a 3.0% minimum. From inception to December 30, 2020, the terms of the lease included put and call options, whereby we could elect, at our discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid of approximately $6.0 million at the earliest of January 1, 2020, or upon other events, as defined in the agreement. Effective December 31, 2020, the lease was amended to remove the put and call options from the lease terms.

On May 5, 2021, the Swanson production space and tasting room leased by us from a related party under an operating lease was sold to an independent third party. The Company elected to terminate the lease in accordance with the terms of the lease. There was no termination fee and we received cash consideration from the related party landlord in the amount of $500.0 thousand to assist with the removal and relocation of our winery equipment. We vacated the facility on May 14, 2021. We recognized rent expense of $605.0 thousand for the year ended June 30, 2021 related to this lease agreement.

ZR Waverly Lease — We leased tasting room space under an operating lease with an entity that is wholly owned by a shareholder that expires in May 2023, with minimum lease payments of approximately $12.0 thousand, with index-related escalation provisions. The terms of the lease included put and call options, whereby we could elect, at our discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid of approximately $1.5 million at the earliest of January 1, 2015 or upon other events, as defined in the agreement.

In December 2020, we purchased the ZR Waverly leased facility in California from a shareholder for $1.5 million. We recognized rent expense of $65.0 thousand for the year ended June 30, 2021 related to this lease agreement.

We have lease agreements for certain winery facilities, vineyards, corporate and administrative offices, tasting rooms, and equipment under long-term non-cancelable operating leases. The lease agreements have initial terms of two to fifteen years, with two leases having multiple 5-year or ten-year renewal terms and other leases having no or up to five-year renewal terms. The lease agreements expire ranging from December 31, 2021 through November 2031.

The minimum annual payments under our lease agreements are as follows:

(in thousands)
Year Ending June 30,	Total
2023	$7,297
2024	7,325
2025	6,916
2026	6,852
2027	6,458
Thereafter	13,481
$48,329

Total rent expense, including amounts to related parties, was $7.6 million and $7.4 million for the years ended June 30, 2022 and 2021, respectively.

Immediate Family Member and Other Business Arrangements

We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was $398.4 thousand and $298.0 thousand for the years ended June 30, 2022 and 2021.

We pay for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of an executive officer. During the years ended June 30, 2022 and 2021, payments related to sponsorship and marketing services totaled $341.9 thousand and $360.0 thousand, respectively.

In April 2022, the Company entered into an arrangement with Global Leisure Partners LLC ("GLP") to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. A director of the Company having the authority to establish policies and make decisions is an executive of GLP. Although members of the board of directors are typically independent from management, members of the board of directors would be considered management based on the definition of management in ASC 850, Related Party Disclosures. During the years ended June 30, 2022 and 2021, payments in respect of capital markets and mergers and acquisitions matters totaled $50.5 thousand and zero, respectively.

Other Commitments

Contracts exist with various growers and certain wineries to supply a significant portion of our future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality, and changes in grape prices.

Estimated future minimum grape and bulk wine purchase commitments are as follows:

(in thousands)
Year Ending June 30,	Total
2023	$31,236
2024	16,592
2025	10,803
$58,631

Grape and bulk wine purchases under contracts totaled $41.7 million and $35.5 million for the years ended June 30, 2022 and 2021, respectively. The Company expects to fulfill all of these purchase commitments.

Laetitia Development Agreement — In March 2019, in connection with our acquisition of Laetitia Vineyards and Winery, we and the seller agreed to a post close development agreement, whereby the seller would have the right to develop and sell “up to” a maximum of six homesites located on the acquired property and we would be entitled to 25.0% of all net profits realized from the sale of such homesites. The right expired March 15, 2022 and none of the homesites located on the acquired property were sold.

Firesteed Put-Call Agreement — In connection with the July 2017 acquisition of substantially all inventory and trademark assets of the Firesteed wine brand we entered into a put and call agreement, whereby, beginning May 2020 through December 2023, we can be required to purchase 200 acres of producing vineyard property at a purchase price equal to the greater of $6.1 million or fair market value. We also have a call option to purchase the vineyard beginning January 2023 through December 2023 at a purchase price equal to the greater of $6.1 million or appraised fair market value.

16.
Income Taxes

The components of income from continuing operations before provision for income taxes are as follows:

	June 30,
(in thousands)	2022	2021
United States	$382	$10,854
Total	$382	$10,854

The components of the provision for income taxes are as follows:

	June 30,
(in thousands)	2022	2021
Federal	$-	$-
State	80	(85)
	80	(85)

Deferred tax expense (benefit)
Federal	755	475
State	226	376
	981	851
Total provision for income taxes	$1,061	$766

Our effective tax rate for the year ended June 30, 2022, differs from the 21% U.S. federal statutory rate primarily due to nondeductible stock compensation, other permanent differences and state taxes.

Our effective tax rate for the year ended June 30, 2021, differs from the 21% U.S. federal statutory rate primarily due to PPP loan forgiveness, stock-based compensation, research and development tax credits, transaction costs and state taxes.

A reconciliation of income tax expense to the federal rate of 21% is as follows:

	June 30,		June 30,
(in thousands)	2022	2021	2022	2021
Income taxes at statutory rate	$81	$2,282	21.0%	21.0%
State taxes	289	306	75.5%	2.8%
Transaction costs	-	494	0.0%	4.6%
Stock-based compensation	464	(628)	121.1%	-5.8%
PPP loan forgiveness	-	(1,387)	0.0%	-12.8%
Federal research and development tax credit	-	(343)	0.0%	-3.2%
Other, net	227	42	59.1%	39.0%
Total provision for income taxes	$1,061	$766	276.7%	45.6%

Deferred tax assets and liabilities are summarized as follows:

	June 30,
(in thousands)	2022	2021
Deferred tax assets:
Accruals	$871	$376
Captive	559	-
Operating loss carryforwards	12,251	10,809
Inventories	1,673	1,761
Investments	-	3,464
Interest	1,933	-
Stock compensation	1,289	-
Research and development tax credit carry forwards, net of uncertain tax position	3,793	4,104
Other	747	619
Deferred tax assets	23,116	21,133

Deferred tax liabilities:
Property, plant and equipment	(29,126)	(26,501)
Prepaid expenses	(626)	(1,266)
Intangible assets	(17,537)	(9,173)
Investments	(2,830)	-
Inventories	(1,530)	-
Change in accounting method	(1,446)	(945)
Deferred tax liabilities	(53,095)	(37,885)
Valuation allowance	-	-
Deferred tax liability, net	$(29,979)	$(16,752)

As of June 30, 2022, the Company has a federal R&D tax credit carryforward of $3.5 million, which will begin to expire in July 2038. In addition, the Company has a California R&D tax credit carryforward of $1.9 million, which does not expire.

As of June 30, 2022, the Company had Federal net operating losses of $49.3 million which do not expire but are limited to 80% of taxable income. In addition, the Company has California net operating losses of $26.1 million which will begin to expire in the tax year of 2040 and an immaterial amount for the other states which will begin to expire in 2038.

The Company is subject to taxation in the United States and various states and local jurisdictions. As of June 30, 2022, the Company is subject to examination by the tax authorities for fiscal 2018 through fiscal 2021. As of June 30, 2022, the Company is no longer subject to U.S. federal or state and local examinations by tax authorities for years before fiscal 2018.

A reconciliation of the beginning and ending balances of unrecognized tax benefit is as follows:

	June 30,
(in thousands)	2022	2021
Balance, beginning of period	$1,834	$1,784
Tax position taken in prior period:	-
Gross increases	143	-
Gross decreases	-	(200)
Tax position taken in current period:	-
Gross increases	-	250
Gross decreases	-	-
Lapse of statute of limitations	-	-
Settlements	-	-
Balance, end of period	$1,977	$1,834

As of June 30, 2022, the Company had $2.0 million in unrecognized income tax benefits and there were immaterial decreases to the Company’s unrecognized tax benefits during the year. An immaterial amount of unrecognized tax benefits would reduce income tax expense and the effective tax rate, if recognized. The remaining unrecognized tax benefits would offset other deferred tax assets, if recognized. The Company does not anticipate any material decreases to the unrecognized tax benefit during the next 12 months. The Company’s policy is to classify interest and penalties associated with unrecognized tax benefits as income tax expense. The Company had no accrued interest or penalty associated with exposures as of June 30, 2022 and June 30, 2021.

17.
Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. We make discretionary contributions to the 401(k) plan.

We recorded matching contributions of $1.4 million and $1.0 million, respectively for the years ended June 30, 2022 and 2021.

18.
Commitments and Contingencies

We are subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a significant impact on the Company’s consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Indemnification Agreements

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to our directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments we could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, we have not incurred any significant costs as a result of such indemnifications and are not currently aware of any indemnification claims.

19.
Economic Uncertainties

Novel Coronavirus

The COVID-19 pandemic ("COVID-19") and inflation continues to disrupt the U.S. and global economies. While many measures implemented by governments in an effort to slow the spread of COVID-19 have been lifted or eased, there remains ongoing uncertainty about the impact on economic activity. We cannot estimate with any certainty the length or severity of the COVID-19 pandemic or the related financial consequences on our business and operations, including whether and when historic economic and operating conditions will resume or the extent to which the disruption may impact our business, financial position, results of operations or cash flows.

We expect the COVID-19 pandemic to have a minimal impact on sales revenues, as we believe we are well-positioned to take advantage of increased direct-to-consumer sales platforms.

Invasion of Ukraine

Russia's invasion of Ukraine has not had a direct impact on the Company. The Company does not have assets, operations or human capital resources located in Russia or Ukraine, does not invest or hold securities that trade in those areas and does not rely on goods or services sourced in Russia or Ukraine. However, the Company receives its capsules for wine bottles from a supplier in Italy, who has plants located in Ukraine, Italy and Poland. While the Company has not been impacted directly by supply chain disruptions as a result of the invasion, including potential cybersecurity risks and other indirect operational or supply chain challenges, the competition has increased from suppliers due to the closing of the plant in Ukraine.

U.S. Wildfires

Significant wildfires in California, Oregon and Washington state, have engulfed the affected regions in smoke and flames. The long-term trend is that wildfires are increasing resulting from drought conditions. Drought conditions due to global climate change have increased the severity of destructive wildfires which have affected the U.S. grape harvest. When vineyards and grapes are exposed to smoke, it can result in an ashy, burnt, or smoky aroma, described as "smoke tainted”. Industry grape suppliers have also experienced smoke and fire damage from the wildfires. Damage to our grape harvest and vineyards caused from wildfires have impacted our revenues, costs of revenues and winery overhead for the periods presented.

20.
Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. When determining the reportable segments, we aggregated operating segments based on their similar economic and operating characteristics. Segment results are presented in the same manner as we present our operations internally to make operating decisions and assess performance. Financial performance is reported in three segments: Wholesale, Direct to Consumer, and Business to Business.

Our Corporate and Other segment generates revenue from grape and bulk wine sales and storage services. We record corporate level expenses, non-direct selling expenses and other expenses not specifically allocated to the results of operations in our Corporate and Other segment.

Wholesale Segment—We sell our wine, spirits and cider to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell them off to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

We pay depletion and marketing allowances to certain distributors, based on sales to their customers, or the allowance is netted directly against the purchase price. When recording a sale to the distributor, a depletion and marketing allowance liability is recorded to accrued liabilities and sales are reported net of those expenses. Depletion and marketing allowance payments are made when completed incentive program payment requests are received from the customers or are net of initial pricing. Depletion and marketing allowance payments reduce the accrued liability. For the years ended June 30, 2022 and 2021 we recorded $1.4 million and $1.7 million respectively, as a reduction in sales on the consolidated statement of operations related to depletions. As of June 30, 2022 and 2021, we recorded a depletion allowance and marketing liability in the amount of $347.9 thousand and $216.0 thousand, respectively, which is included as a component of other accrued expenses in accrued liabilities and other payables on the consolidated balance sheets. Estimates are based on historical and projected experience for each type of program or customer.

Direct-to-Consumer Segment—We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, at Sommelier wine tasting events, and through the Internet. Winery estates hold various public and private events for customers and our wine club members. The certified Sommeliers provide guided tasting experiences customized for each audience through virtual and in-person events internationally. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. The Company recognizes event revenue on the date the event is held.

Business-to-Business—Our Business-to-Business sales channel generates revenue primarily from the sale of private label wines and spirits, and custom services. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the product during the process.

We have determined that operating income is the profit or loss measure that the CODM uses to make resource allocation decisions and evaluate segment performance. Operating income assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define operating profit as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly, however, centralized selling expenses, general and administrative and other factors including the re-measurements of contingent consideration and impairment of intangible assets and goodwill are not allocated to a segment as management does not believe such items directly reflect the core operations and therefore are not included in measuring segment performance. Excluding the property, plant, and equipment specific to assets located at our tasting facilities, and the customer Sommelier relationships and intangible assets specific to the Sommelier acquisition, given the nature of our business, revenue generating assets are utilized across segments, therefore, discrete financial information related to segment assets and other balance sheet data is not available and the information continues to be aggregated.

Following is financial information related to operating segments:

	Year Ended June 30, 2022
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenues	$84,534	$92,416	$113,934	$2,886	$293,770
Income (loss) from operations	$5,507	$15,047	$16,920	$(45,396)	$(7,922)

	Year Ended June 30, 2021
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
Segment Results
Net revenues	$72,908	$66,605	$77,440	$3,789	$220,742
Income (loss) from operations	$15,044	$11,437	$17,944	$(35,245)	$9,180

There was no inter-segment activity for any of the given reporting periods presented.

Depreciation expense recognized by operating segment is summarized below:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the years ended:
2022	$130	$1,121	$1,328	$1,529	$4,108
2021	$-	$1,500	$-	$-	$1,500

Amortization expense recognized by operating segment is summarized below:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Corporate and Other	Total
For the years ended:
2022	$1,657	$3,579	$712	$-	$5,948
2021	$-	$100	$-	$-	$100

All of our long-lived assets are located within the United States.

21.
Net (Loss) Income Per Share

The following table presents the calculation of basic and diluted (loss) earnings per shares:

	June 30,
(in thousands, except for per share amounts)	2022	2021
Net income	$(679)	$10,088
Less: Series B dividends and accretion	-	5,785
Less: income (loss) allocable to noncontrolling interest	(108)	218
Net (loss) income allocable to common shareholders	$(571)	$4,085

Numerator – Basic EPS
Net (loss) income allocable to common shareholders	$(571)	$4,085
Less: net income allocated to participating securities (Series B)	-	613
Net (loss) income allocated to common shareholders	$(571)	$3,472

Numerator – Diluted EPS
Net (loss) income allocated to common shareholders	$(571)	$3,472
Add: net income attributable to convertible debt	-	175
Reallocation of income under the two-class method	-	(165)
Net (loss) income allocated to common shareholders	$(571)	$3,482

Denominator – Basic Common Shares
Weighted average common shares outstanding - Basic	60,673,789	24,696,828
Denominator – Diluted Common Shares
Effect of dilutive securities:
Stock options	-	404,567
Convertible debt	-	78,106
Weighted average common shares - Diluted	60,673,789	25,179,502

Net (loss) income per share – basic:
Common Shares	$(0.01)	$0.14
Net (loss) income per share – diluted:
Common Shares	$(0.01)	$0.14

Net income (loss) per share calculations and potentially dilutive security amounts for all periods prior to the transaction on June 7 have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization.

The following securities have been excluded from the calculations of diluted earnings (loss) per share allocable to common shareholders because including them would have been antidilutive are, as follows:

	June 30,
	2022	2021
Shares subject to warrants to purchase common stock	25,818,247	-
Shares subject to options to purchase common stock	3,503,527	-
Total	29,321,774	-

22.
Subsequent Events

Restricted Cash

In connection with the April 2021 Loan and Security Agreement (see Note 11), the Company entered into a Deposit Control Agreement which required $4.8 million of the total cash received to be placed into a restricted cash collateral account, subject to release upon the completion of certain construction work and certificates of occupancy associated with the Ray's Station production facility. In July 2022, the Deposit Control Agreement was terminated upon certification that the conditions to Ray's Station's were satisfied.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Vintage Wine Estates, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vintage Wine Estates, Inc. and Subsidiaries (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of the audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Santa Rosa, California

October 13, 2021

We served as the Company’s auditor from 2013 to 2021.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and par value)

	June 30,
	2021	2020
Assets
Current assets:
Cash	$118,879	$1,751
Restricted cash	4,800	-
Accounts receivable, net	14,639	10,198
Related party receivables	-	1,081
Other receivables	14,044	9,588
Inventories	221,145	206,458
Prepaid expenses and other current assets	8,538	4,422
Total current assets	382,045	233,498
Property, plant, and equipment, net	213,673	162,173
Goodwill	109,895	87,123
Intangible assets, net	36,079	26,110
Other assets	1,806	2,783
Total assets	$743,498	$511,687
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities
Line of credit	$87,351	$162,545
Accounts payable	17,301	15,125
Accrued liabilities and other payables	25,078	13,325
Related party liabilities	-	12,215
Current maturities of long-term debt	22,964	16,298
Total current liabilities	152,694	219,508
Other long-term liabilities	2,767	1,057
Long-term debt, less current maturities	183,541	143,039
Interest rate swap liabilities	13,807	19,943
Deferred tax liability	16,752	5,687
Deferred gain	12,000	13,335
Total liabilities	381,561	402,569
Commitments and contingencies (Note 11 and 13)
Redeemable noncontrolling interest	1,682	1,382
Stockholders' equity
Preferred stock, no par value, 200,000,000 shares authorized, and none issued and outstanding at June 30, 2021 and 2020, respectively.	-	-
Common stock, no par value, 200,000,000 shares authorized, 60,461,611 and 26,460,371 issued and outstanding at June 30, 2021 and 2020, respectively.	-	-
Additional paid-in capital	360,732	92,940
Retained earnings (accumulated deficit)	-	15,191
Total Vintage Wine Estates, Inc. stockholders' equity	360,732	108,131
Noncontrolling interests	(477)	(395)
Total stockholders' equity	360,255	107,736
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$743,498	$511,687

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts)

	Year Ended June 30,
	2021	2020
Net revenues
Wine and spirits	$177,331	$155,741
Nonwine	43,411	34,178
	220,742	189,919
Cost of revenues
Wine and spirits	119,350	98,236
Nonwine	26,041	20,051
	145,391	118,287
Gross profit	75,351	71,632
Selling, general, and administrative expenses	72,505	64,699
Impairment of intangible assets	1,081	1,282
Gain on sale of property, plant, and equipment	(2,336)	(1,052)
Gain on litigation proceeds	(4,750)	-
Gain on remeasurement of contingent consideration liabilities	(329)	(1,035)
Income from operations	9,180	7,738
Other income (expense)
Interest expense	(11,581)	(15,422)
Net unrealized gain (loss) on interest rate swap agreements	6,136	(12,945)
Gain on Paycheck Protection Program loan forgiveness	6,604	-
Other, net	515	972
Total other income (expense), net	1,674	(27,395)
Income (loss) before provision for income taxes	10,854	(19,657)
Income tax provision (benefit)	(766)	9,957
Net income (loss)	10,088	(9,700)
Net loss attributable to the noncontrolling interests	(218)	(41)
Net income (loss) attributable to Vintage Wine Estates, Inc.	9,870	(9,741)
Accretion on redeemable Series B stock	5,785	4,978
Net income (loss) allocable to common stockholders	$4,085	$(14,719)

Net earnings (loss) per share allocable to common stockholders
Basic	$0.14	$(0.67)
Diluted	$0.14	$(0.67)
Weighted average shares used in the calculation of earnings (loss) per share allocable to common stockholders
Basic	24,696,828	21,920,583
Diluted	25,179,502	21,920,583

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Series A Redeemable Stock		Series B Redeemable Stock		Non- Controlling Interest Amount	Common Stock		Series A Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Non- Controlling Interests	Total Stockholders' Equity
	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount
Balance, June 30, 2019	19,426,551	$29,968	4,539,786	$37,737	$1,257	-	$-	2,494,038	$2,364	$9,780	$37,734	$(311)	$49,567
Retroactive application of recapitalization	(19,426,551)	$(29,968)	(4,539,786)	$(37,737)		26,460,375	-	(2,494,038)	$(2,364)	$70,069			67,705
Adjusted balance, beginning of period	-	-	-	-	1,257	26,460,375	-	-	-	79,849	37,734	(311)	117,272
Accretion on redeemable stock	-	-	-	-	-			-	-	12,802	(12,802)	-	-
Stock-based compensation expense	-	-	-	-	-			-	-	289	-	-	289
Net income (loss)	-	-	-	-	125			-	-	-	(9,741)	(84)	(9,825)
Balance, June 30, 2020	-	-	-	-	1,382	26,460,375	-	-	-	92,940	15,191	(395)	107,736
Accretion on redeemable stock (1)										25,061	(25,061)		-
Issuance of Series A Stock in business combination (2)						2,589,503				25,831			25,831
Conversion of convertible promissary note						668,164				4,818			4,818
Purchase of Series B redeemable Stock (1)						(2,889,786)				(32,000)			(32,000)
Merger and PIPE financing						33,633,355				248,691			248,691
Earnout arrangement										-			-
Stock-based compensation expense										3,334			3,334
Settlement of stock options										(7,943)			(7,943)
Net income (loss)					300						9,870	(82)	9,788
Balance, June 30, 2021	-	$-	-	$-	$1,682	60,461,611	$-	-	$-	$360,732	$-	$(477)	$360,255

(1)
Accretion and purchase of Series B Redeemable Stock has been retroactively restated to give effect to the recapitalization transaction
(2)
Issuance of Series A Stock has been retroactively restated to give effect to the recapitalization transaction

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$10,088	$(9,700)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Gain on forgiveness of PPP loan	(6,604)	-
Depreciation and amortization	11,436	11,805
Goodwill and intangible assets impairment expense	1,081	1,281
Amortization of deferred loan fees and line of credit fees	79	433
Amortization of label design fees	464	260
Litigation proceeds	(4,750)	-
Stock-based compensation expense	3,334	289
Provision for doubtful accounts	48	60
Impairment of inventory	3,302	-
Remeasurement of contingent consideration liabilities	(329)	(1,035)
Net unrealized loss on interest rate swap agreements	(6,136)	12,945
Loss on extinguishment of debt	-	147
(Benefit) provision for deferred income tax	851	(9,708)
Gain on disposition of assets	(1,001)	60
Deferred gain on sale leaseback	(1,335)	(1,111)
Non-cash interest expense	68	-
Deferred rent	352	501
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(3,137)	270
Related party receivables	325	101
Other receivables	(4,456)	1,665
Litigation receivable	4,750	-
Inventories	2,311	(32,453)
Prepaid expenses and other current assets	(4,115)	1,164
Other assets	1,498	(1,244)
Accounts payable	(4,983)	2,362
Accrued liabilities and other payables	8,065	(1,806)
Related party liabilities	(2,215)	669
Net cash provided by (used in) operating activities	8,991	(23,045)
Cash flows from investing activities
Proceeds from disposition of assets	1,044	35,446
Purchases of property, plant, and equipment	(38,032)	(18,455)
Label design expenditures	(492)	(571)
Proceeds on related party notes receivable	756	-
Acquisition of businesses	(23,564)	(15,131)
Net cash (used in) provided by investing activities	(60,288)	1,289
Cash flows from financing activities
Principal payments on line of credit	(181,411)	(187,855)
Proceeds from line of credit	106,217	195,590
Outstanding checks in excess of cash	2,509	3,295
Purchase of Series B redeemable stock	(32,000)	-
Settlement of stock options	(7,944)	-
Borrowings on long-term debt	76,067	-
Loan fees	(492)	-
Principal payments on long-term debt	(28,374)	(159,259)
Proceeds from long-term debt	-	171,184
Merger and PIPE financing, net of transaction costs	250,126	-
Principal payments on related party debt	(10,000)	-
Debt issuance costs	(918)	(1,206)
Payments on acquisition payable	(555)	(1,019)
Net cash (used in) provided by financing activities	173,225	20,730
Net change in cash and restricted cash	121,928	(1,025)
Cash and restricted cash, beginning of period	1,751	2,776
Cash and restricted cash, end of period	$123,679	$1,751

Supplemental cash flow information	2021	2020
Cash paid during the period for:
Interest	$13,373	$16,278
Income taxes	$222	$183
Noncash investing and financing activities:
Accretion Series A	$156,467	$5,616
Accretion Series B	$5,785	$3,743
Conversion of promissory note to common stock	$4,818	$-
Contingent consideration in business combinations	$4,000	$1,000
Accretion of redemption value of Series B redeemable cumulative stock	$-	$4,978
Accretion of redemption value of Series A redeemable stock	$-	$7,824
Issuance of Series A stock in a business combination	$25,831	$-
Note payable for acquisition of business	$11,668	$-

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.
Organization and Significant Accounting Policies

Description of Business

Vintage Wine Estates, Inc., a Nevada corporation (the "Company”, "we", "us", "our"), owns and operates winery and hospitality facilities in Northern California, Washington and Oregon. The Company produces a variety of wines under its own or custom labels, which are sold to consumers, retailers, and distributors located throughout the United States, Canada, and other export markets. The Company also provides bottling, fulfillment, and storage services to other companies on a contract basis.

We have wholly-owned subsidiaries that include Vintage Wine Estates, Inc., a California corporation ("Legacy VWE"), Girard Winery LLC, Mildara Blass, Inc., Grove Acquisition LLC, Sales Pros LLC, and Master Class Marketing, LLC and majority controlling financial interests in Grounded Wine Project LLC, Sabotage Wine Company, LLC, and Splinter Group Napa, LLC.

Merger and Reverse Recapitalization

On June 7, 2021, Bespoke Capital Acquisition Corp (“BCAC”), a publicly-traded special purpose acquisition corporation, completed its business combination (the "Merger") with Legacy VWE pursuant to a transaction agreement (as amended, the “Transaction Agreement”) by the merger of VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“merger sub”) with and into Legacy VWE, with Legacy VWE continuing as the surviving entity and as a wholly owned subsidiary of BCAC. In connection with the Merger, BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada and BCAC changed its name to Vintage Wine Estates, Inc. Upon the consummation of the Merger, the Company received approximately $248.7 million, net of fees and expenses. See Note 2 for additional details regarding the transaction.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Significant estimates include, but are not limited, to depletion allowance, allowance for doubtful accounts, the net realizable value of inventory, expected future cash flows including growth rates, discount rates, and other assumptions and estimates used to evaluate the recoverability of long-lived assets, estimated fair values of intangible assets in acquisitions, intangible assets and goodwill for impairment, amortization methods and periods, amortization period of label and package design costs, the estimated fair value of long-term debt, the valuation of interest rate swaps, contingent consideration, common stock, stock-based compensation, and accounting for income taxes. Actual results could differ materially from those estimates.

Cash

Cash consists of deposits held at financial institutions.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sums to the total of the same such amounts as shown in the statement of cash flows.

(in thousands)	June 30, 2021	June 30, 2020
Cash and cash equivalents	$118,879	$1,751
Restricted cash	4,800	-
Total cash, cash equivalents and restricted cash as shown in the statement of cash flows	$123,679	$1,751

Restricted cash consists of cash that was deposited into a restricted cash account as collateral for the credit facility and are subject to release upon the completion of certain construction costs. See Note 9.

Concentrations of Risk

Financial instruments that potentially expose us to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. We maintain the majority of our cash balances at multiple financial institutions that management believes are of high-credit quality and financially stable. At times, we have cash deposited with major financial institutions in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. At June 30, 2021 and 2020, we had approximately $121.6 million and $1.3 million respectively, in one major financial institution in excess of FDIC insurance limits. We sell the majority of our wine through U.S. distributors and the direct-to-consumer channel. Receivables arising from these sales are not collateralized. We attempt to limit our credit risk by performing ongoing credit evaluations of our customers and maintaining adequate allowances for potential credit losses. The following table summarizes customer concentration as of and for the years ended June 30, 2021 and 2020:

	June 30,
	2021	2020
Customer A
Revenue as a percent of total revenue	32.0%	23.7%
Receivables as a percent of total receivables	35.0%	42.1%
Customer B
Revenue as a percent of total revenue	13.1%	10.5%
Receivables as a percent of total receivables	21.0%	*
Customer C
Revenue as a percent of total revenue	10.9%	10.6%
Receivables as a percent of total receivables	*	*
Customer D
Revenue as a percent of total revenue	*	*
Receivables as a percent of total receivables	10.4%	*

* Customer revenue or receivables did not exceed 10% in the respective periods.

Revenue for the sales from Customer A are included in the Wholesale and Business-to-Business reporting segments, Customer B revenue within the Business-to-Business reporting segment, Customer C within the Wholesale reporting segment and Customer D within the Wholesale reporting segment. See Note 18.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, less estimated returns, allowances, and discounts. We determine the provision based on historical write-off experience. Account balances are written-off against the provision when we feel it is probable the receivable will not be recovered. The provision for doubtful accounts was approximately $97 thousand and $50 thousand, at June 30, 2021 and 2020, respectively. We do not accrue interest on past-due amounts. Bad debt expense was insignificant for all reporting periods presented.

Inventories

Inventories of bulk and bottled wines and spirits, and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the life of the related lease. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Vineyard development costs, including interest and certain cultural costs for continuing cultivation of vines not yet bearing fruit, are capitalized. Depreciation of vineyard development costs commences when commercial grape yields are achieved, generally in the third year after planting. Estimated useful lives are as follows:

Buildings and improvements	10 - 39 years
Cooperage	3 - 5 years
Furniture and equipment	3 - 10 years
Machinery and equipment	5 - 20 years
Vineyards	20 years

Business Combinations

Business combinations are accounted for under Accounting Standards Codification (“ASC”) 805—Business Combinations using the acquisition method of accounting under which all acquired tangible and identifiable intangible assets and assumed liabilities and applicable noncontrolling interests are recognized at fair value as of the respective acquisition date, while the costs associated with the acquisition of a business are expensed as incurred.

The allocation of purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, a market participant’s expectation of future cash flows from acquired customers, acquired trade names, useful lives of acquired assets, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from such estimates. During the measurement period, which is generally no longer than one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recognized in operations.

Goodwill

Goodwill represents the excess of consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. The Company conducts a goodwill impairment analysis annually for impairment, as of the end of the respective fiscal year, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable. The Company has three reporting units under which goodwill has been allocated and recognized no goodwill impairment for the years ended June 30, 2021 and 2020, respectively.

Intangible Assets

Intangible assets represent purchased intangible assets consisting of both indefinite and finite lived assets. Certain criteria are used in determining whether intangible assets acquired in a business combination must be recognized and reported separately. Our indefinite lived intangible assets, representing trademarks and winery use permits, are initially recognized at fair value and subsequently stated at adjusted costs, net of any recognized impairments. The indefinite lived assets are not subject to amortization. Finite-lived intangible assets, comprised of customer and Sommelier relationships, are amortized using a method that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. If that pattern cannot be reliably determined, the intangible assets are amortized using the straight-line method over their estimated useful lives and are tested for impairment along with other long-lived assets. Amortization related to the finite-lived assets is included in selling, general and administrative expenses. Intangible assets are reviewed annually for impairment, as of the end of the reporting period, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable.

Label and Package Design Costs

Label and package design costs are capitalized and amortized over an estimated useful life of two years. Amortization of label and packaging design costs are included in selling, general and administrative expenses and were approximately $464 thousand and $260 thousand for the years ended June 30, 2021 and 2020, respectively.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of such assets or intangible assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. No impairment loss was recognized for long-lived assets during the years ended June 30, 2021 and 2020, respectively.

Contingent Consideration Liabilities

Contingent consideration liabilities are recorded at fair value when incurred in a business combination. The fair value of these estimates are based on available historical information and on future expectations of actions we may undertake in the future. These estimated liabilities are re-measured at each reporting date with the change in fair value recognized as an operating expense in the Company’s consolidated statements of operations. Subsequent changes in the fair value of the contingent consideration are classified as an adjustment to cash flows from operating activities in the consolidated statements of cash flows because the change in fair value is an input in determining net loss. Cash paid in settlement of contingent consideration liabilities are classified as cash flows from financing activities up to the acquisition date fair value with any excess classified as cash flows from operating activities.

Changes in the fair value of contingent consideration liabilities associated with the acquisition of a business can result from updates to assumptions such as the expected timing or probability of achieving customer related performance targets, specified sales milestones, changes in unresolved claims, projected revenue or changes in discount rates. Significant judgment is used in determining those assumptions as of the acquisition date and for each subsequent reporting period. Therefore, any changes in the fair value will impact our results of operations in such reporting period, thereby resulting in potential variability in our operating results until such contingencies are resolved.

Deferred Financing Costs

Deferred financing costs incurred in connection with obtaining new term loans are amortized over the term of the arrangement, and recognized as a direct reduction in the carrying amount of the related debt instruments. Amortization of deferred loan fees is included in interest expense on the consolidated statements of operations and are amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs capitalized were approximately $0.9 million and $0.9 million for the years ended June 30, 2021 and 2020, respectively. Amortization expense related to debt issuance fees were approximately $26 thousand and $191 thousand for the years ended June 30, 2021 and 2020, respectively. If existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense (see Note 9).

Line of Credit Fees

Costs incurred in connection with obtaining new debt financing specific to the line of credit are deferred and amortized over the life of the related financing. If such financing is settled or replaced prior to maturity with debt instruments that have substantially different terms, the settlement is treated as an extinguishment and the unamortized costs are charged to gain or loss on extinguishment of debt. Similar to the treatment of deferred financing costs, if existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense (see Note 9). Deferred line of credit fees are recognized as a component of prepaid expenses and other current assets and are amortized to interest expense over the term of the related debt using the effective interest method. There were $492 thousand and $280 thousand of line of credit fees capitalized for the year ended June 30, 2021 and 2020, respectively. Amortization expense related to line of credit fees were $53 thousand and $242 thousand for the year ended June 30, 2021 and 2020, respectively.

Fair Value Measurements

We determine fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In arriving at fair value, we use a hierarchy of inputs that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 20211 and 2020, the carrying value of the current assets and liabilities and outstanding debt obligation under the Paycheck Protection Program at June 30, 2020 approximates fair value due to the short-term maturities of these instruments. The fair value of our long-term variable rate debt approximates carrying value, excluding the effect of unamortized debt discount, as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities (Level 2 inputs). The fair value of all other fixed rate debt is indeterminable given the related party nature of the outstanding obligations. Our contingent consideration and interest rate swap agreement are remeasured at fair value on a recurring basis as of June 30, 2021 and 2020, respectively.

Interest Rate Swap Agreements

GAAP requires that an entity recognize all derivatives (including interest rate swaps) as either assets or liabilities on the consolidated balance sheets and measure these instruments at fair value. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on its debt obligations. These agreements mitigate our exposure to interest rate fluctuations on our variable rate obligations. We have not designated these agreements as cash-flow hedges.

Accordingly, changes in the fair value of the interest rate swaps are included in the consolidated statements of operations as a component of other income (expense). We do not enter into financial instruments for trading or speculative purposes.

Comprehensive Income or Loss

We had no items of comprehensive income or loss other than net income (loss) for the years ended June 30, 2021 and 2020. Therefore, a separate statement of comprehensive income (loss) has not been included in the accompanying consolidated financial statements.

Revenue Recognition

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We recognize revenue when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped and title passes to the customer, and when control of the promised product or service is transferred to the customer. Our standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to the Company.

Revenue is generated from one of three reporting segments as described below:

Wholesale: We sell our wine to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell the product to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars. We transfer control and recognize revenue for these orders upon shipment of the wine out of our own or third-party warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 120 days. We pay depletion and marketing allowances to certain distributors, based on sales to their customers, or the allowance is netted directly against the purchase price. When recording a sale to the distributor, a depletion and marketing allowance liability is recorded to accrued liabilities and sales are reported net of those expenses. Depletion and marketing allowance payments are made when completed incentive program payment requests are received from the customers or are net of initial pricing. Depletion and marketing allowance payments reduce the accrued liability. For the years ended June 30, 2021 and 2020 we recorded approximately $1.7 million and $3.9 million respectively, as a reduction in sales on the consolidated statement of operations related to depletions. As of June 30, 2021 and 2020, we recorded a depletion allowance and marketing liability in the amount of approximately $216 thousand and $147 thousand, respectively, which is included as a component of other accrued expenses in accrued liabilities and other payables on the consolidated balance sheets. Estimates are based on historical and projected experience for each type of program or customer.

Direct to Consumer: We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, at Sommelier wine tasting events, and through the Internet. Wine club membership sales are made under contracts with customers, which specify the quantity and timing of future wine shipments. Customer credit cards are charged in advance of wine shipments in accordance with each contract. We recognize revenue for these contracts at the time control of the wine passes to the customer, which is generally at the time of shipment. Tasting room and internet wine sales are paid for at the time of sale. We transfer control and recognize revenue for this wine when the product is either received by the customer (on-site tasting room sales) or upon the shipment to the customer (internet sales). Sales taxes are calculated based upon the customer’s location and are collected at the time of the sale and recorded in a sales tax liability account. Sales reporting requirements to the states are performed as required by the state and sales taxes are remitted to the government agencies when due.

Winery estates hold various public and private events for customers and their wine club members. The certified Sommeliers provide guided tasting experiences customized for each audience through virtual and in-person events internationally. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. We recognize event revenue on the date the event is held.

Business-to-Business: Our sales channel generates revenue primarily from the sale of private label wines and custom winemaking services. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses. Additionally, we provide custom winemaking and production services. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the wine during the production process. We recognize revenue over time as the contract specific performance obligations are met. Additionally, we provide storage services for wine inventory of various customers. The customer retains title and control of the inventory during the storage agreement. We recognize revenue over time for storage services, and when the contract specific performance obligations are met. We also utilize the “as-invoiced” practical expedient in certain cases where performance obligations are satisfied over time and the invoiced amount corresponds directly with the value provided to the customer.

Other: Our other category includes revenue from grape and bulk sales, storage services, and for the year ended June 30, 2020, revenue under the Sales Pro LLC (“SalesPro”) and Master Class Marketing, LLC (“Master Class”) business line sold in 2019, as well as corporate level expenses, non-direct selling expenses and other expenses not specifically allocated to the results of operations. Grape and bulk sales made under contracts with customers which include product specification requirements, pricing and payment terms. Payment terms under grape contracts are generally structured around the timing of the harvest. We transfer control and recognize revenue for grape sales when product specification has been met and title to the grapes has transferred, which is generally on the date the grapes are harvested, weighed and shipped. We transfer control and recognize revenue for wine and spirits bulk contracts upon shipment. We also utilize the “as-invoiced” practical expedient in certain cases where performance obligations are satisfied over time and the invoiced amount corresponds directly with the value provided to the customer. SalesPro and Master Class revenue represents fees earned from off-premise tastings for third-party customers. These customers include other wine and beer brand owners and producers.

Disaggregation of Revenue

The following tables summarize the revenue by segment and region for the years ended June 30, 2021 and 2020, respectively:

(in thousands)	June 30, 2021	June 30, 2020
Geographic regions:
United States	$215,122	$183,810
Canada	3,021	3,748
Europe, Middle East, & Africa	1,638	608
Asia Pacific	482	1,592
Other	479	161
Total net revenue	$220,742	$189,919

The following table provides a disaggregation of revenue based on the pattern of revenue recognition for the years ended June 30, 2021 and 2020, respectively:

(in thousands)	June 30, 2021	June 30, 2020
Point in time	$186,906	$162,328
Over a period of time	33,836	27,591
Total net revenue	$220,742	$189,919

Shipping

Shipping and handling revenues are classified as wine and spirits revenues. Shipping and handling costs are included in wine and spirits cost of revenues.

Excise Taxes

Excise taxes are levied by government agencies on beverages containing alcohol, including wine and spirits. These taxes are not collected from customers but are instead the responsibility of the Company. Applicable excise taxes are included in net revenues and were $12.3 million and $10.4 million for the years ended June 30, 2021 and 2020, respectively.

Sales Taxes

Sales taxes that are collected from customers and remitted to governmental agencies are not reflected as revenues.

Stock-based Compensation

Stock-based compensation is based on the grant date fair value of the awards. The fair value of the stock award is determined by the grant date market value of our common share price. The fair value of stock options is determined on the grant date using the Black-Scholes option-pricing model ("Black-Scholes"). The compensation expense recognized for share-based awards is net of estimated forfeitures and is recognized using the straight-line method over the service period.

A description of the significant assumptions used in Black-Scholes is as follows:

Risk-free interest rate—The risk-free interest rate used is based on the implied yield in effect at the time of the option grant currently available on U.S. Treasury zero-coupon issues, with a remaining term equal or similar to the expected term of the option.

Dividends—There are no plans to pay cash dividends on common shares. Therefore, an expected dividend yield of zero is used in the option-pricing models.

Expected term—The expected term is the period of the time that granted options are expected to be outstanding as calculated using the Simplified Method provided by Staff Accounting Bulletin (“SAB”) 107, Share-Based Payments.

Expected volatility—As the Company’s stock was not traded in an active market, volatility is estimated by calculating the average volatility of comparable public companies.

Forfeiture rate—The forfeiture rate is based on an estimate of future forfeitures. We estimate the forfeiture rate based on an analysis of actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from any forfeiture rate adjustment would be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from our estimates, we might be required to record adjustments to stock-based compensation in future periods.

Advertising

Advertising costs are expensed either as the costs are incurred or the first time the advertising takes place. Advertising expense was approximately $2.2 million for each of the years ended June 30, 2021 and 2020.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is considered to be unlikely.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to income tax matters as a component of income tax expense.

Gain on Bargain Purchase

We may recognize a bargain purchase gain associated with our acquisitions from time to time due to specific circumstances of a given acquisition. Given the unique nature of a bargain purchase gain, we do not believe recording the bargain purchase gain as operating income to be representationally reflective of our ongoing activities central to operating income. As such, we have reflected the bargain purchase gain as non-operating activity within other income (expense) in the consolidated statement of operations.

Legal Costs

Legal costs expected to be incurred in connection with litigation matters are expensed as such costs are incurred.

Earnout Shares

The Legacy VWE shareholders are entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”) The Earnout Shares will be released if the price of our common stock meets certain thresholds in the 24 months following the closing of the Merger (see Note 3). The Earnout Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity's Own Equity, to be classified as equity. The Company’s obligation to issue the Earnout Shares is recorded as a dividend to the Legacy VWE shareholders at fair value as of the date of the Merger.

The fair value of the Earnout Shares was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The expected annual volatility of our common stock was estimated to be 55.0% as of the date of the Merger, based on the historical volatility of comparable publicly traded companies (See Note 5).

Noncontrolling Interests and Redeemable Non-controlling Interest

Non-controlling interests represent the portion of profit or loss, net assets and comprehensive loss that is not allocable to the Company. The redeemable non-controlling interest is contingently redeemable by the holders. The redeemable non-controlling interests are not being accreted to their redemption amount as we do not deem redemption probable; notwithstanding, should the instruments redemption become probable, we will thereupon begin to accrete, to the earliest date the holders can demand redemption, the redemption amount.

Redeemable Series A and Series B Stock

Prior to the Merger, Legacy VWE had Series A and B stock outstanding. All of the Series B stock and the majority of the Series A stock was classified as temporary equity due to the shares being redeemable at the option of the holder (See Notes 10 and 11). The carrying value of the redeemable Series A stock and redeemable Series B stock was being accreted to their respective redemption values, using the effective interest method, from the date of issuance to the earliest date the holders can demand redemption. Accretion of redeemable Series B stock included the accretion of dividends and issuance costs. Increases to the carrying value of redeemable Series A stock and redeemable Series B stock were charged to retained earnings or, in its absence, to additional-paid-in-capital. Upon any repurchase of redeemable stock, the excess consideration paid over the carrying value at the time of repurchase is accounted for as a deemed dividend to the stockholders.

In conjunction with the closing of the Merger, a majority of the redeemable Series B stock was redeemed with the remaining redeemable Series B shares, along with all redeemable Series A shares, were converted into shares of the Company's common stock. All Series A and Series B shares which were converted into shares of the Company's common stock were retroactively adjusted using the exchange ratio and reclassified into permanent equity as a result of the Merger.

Sale-leaseback Transaction

We account for the sale and leaseback of vineyards under ASC 840 Sale-Leaseback Accounting of Real Estate. Given we were considered to retain more than a minor part, but less than substantially, all of the use of the property, a gain could be recognized to the extent it exceeded the present value of the leaseback payments. Any gain that was less than or equal to the present value of the leaseback payments was deferred and is amortized on a straight-line basis over the leaseback term. The gain is essentially recognized as a reduction to offset the future lease payment. We derecognize the asset from our consolidated balance sheet at the sale closing.

Segment Information

We operate in three reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and assesses performance based upon discrete financial information at the segment level.

Net Income (Loss) per Share Allocable to Common Stockholders

Basic and diluted net income (loss) per share allocable to common stockholders is presented in conformity with the two-class method required for participating securities. We consider our Series B stock to be participating securities as, in the event a dividend is paid on Series A stock, the holders of Series B stock would be entitled to receive dividends on a basis consistent with the Series A stockholders. The two-class method determines net income per share for each class of common and participating securities according to dividends declared or accumulated as well as participation rights in undistributed earnings. The two-class method requires income available to stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Legacy VWE’s redeemable Series B stock was considered to be a participating security. Under the two-class method, any net loss attributable to common stockholders is not allocated to the Series B stock as the holders of the Series B stock did not have a contractual obligation to share in losses.

Basic net income (loss) per share is calculated by dividing the net income (loss) allocable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For the years ended June 30, 2021 and 2020, for purposes of the calculation of diluted net income (loss) per share, convertible debt (previously convertible into Legacy VWE Series A stock) and stock options and warrants to purchase common stock are considered potentially dilutive securities but are excluded from the calculation of diluted net income (loss) per share when their effect is antidilutive. As a result, in certain periods, diluted net loss per share is the same as the basic net loss per share for the periods presented.

The computation of net income (loss) available to Series A stockholders is computed by deducting the dividends declared, if any, and cumulative dividends, whether or not declared, in the period on Series B stock (whether paid or not) from the reported net income (loss).

As the Merger has been accounted for as a reverse recapitalization, the consolidated financial statements of the merged entity reflect the continuation of Legacy VWE’s consolidated financial statements, with the Legacy VWE Equity, which has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, BCAC. As a result, net loss per share was also restated for periods ended prior to the Merger.

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. The Company adopted ASU 2017-04 for its annual or interim goodwill impairment tests for the fiscal year ended June 30, 2021. The adoption of ASU 2017-04 did not have a material impact on the consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11,Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update were effective for the Company’s fiscal year ended June 30, 2021. The adoption of this standard did not have an impact to the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which amends disclosure requirements for fair value measurements by requiring new disclosures, modifying existing arrangements, and eliminating others. The adoption of this guidance by the Company for the fiscal year ended June 30, 2021 did not have a significant impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 will be effective for the Company for fiscal year ending June 30, 2023 and for interim periods in the year beginning July 1, 2024.

We have not yet determined the full effects of Topic 842 on its consolidated financial statements but do expect that it will result in a substantial increase in our long-term assets and liabilities and enhanced disclosures. Based on our initial assessment, we plan to be using the modified retrospective approach and electing the package of transition practical expedients for expired or existing contracts, which retains prior conclusions reached on lease identification, classification, and initial direct costs incurred. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The adoption of this guidance will at least result in the recognition of operating lease right-of-use assets and operating lease liabilities in our vineyard leases with a weighted-average remaining lease term of less than 10 years upon the adoption on July 1, 2022.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses. The guidance is effective for the Company for fiscal years ending on June 30, 2023 and interim periods beginning for the fiscal year commencing on July 1, 2023. Early adoption is permitted. We do not expect the adoption of this standard will have a significant impact on the consolidated financial statements given our historically low bad debt expense.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under existing GAAP, there is diversity in practice in accounting for the costs of implementing cloud computing arrangements that are service contracts. The amendments in ASU No. 2018-15 amend the definition of a hosting arrangement and requires a customer in a hosting arrangement that is a service contract to capitalize certain costs as if the arrangement were an internal-use software project. The guidance is effective for the Company for the fiscal years beginning June 30, 2022 and interim periods beginning for the fiscal year commencing July 1, 2022. Early adoption is permitted, included in any interim period. We are currently evaluating the impact and timing of adopting ASU No. 2018-15.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to the Related Party Guidance for Variable Interest Entities. ASU 2018-17 changes how entities evaluate decision-making fees under the variable interest entity guidance. To determine whether decision-making fees represent a variable interest, an entity considers indirect interests held through related parties under common control on a proportional basis, rather than in their entirety. This guidance is effective for the Company for fiscal years, beginning after June 30, 2020 and interim periods within fiscal years beginning after June 30, 2021, with early adoption permitted. All entities are required to apply the amendments in this ASU retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. We are currently evaluating the impact this standard will have on our consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The amendments in this update are effective for the Company for fiscal year ending June 30, 2022 and for interim periods in the year beginning July 1, 2023. Early adoption is permitted. We are currently evaluating the impact and timing of adopting ASU 2019-12, however at this time, the adoption is not expected to have a significant impact on the consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to applying the guidance on contract modifications, hedge accounting, and other transactions, to simplify the accounting for transitioning from the London Interbank Offered Rate, and other interbank offered rates expected to be discontinued, to alternative reference rates. The guidance in this ASU was effective upon its issuance; if elected, it is to be applied prospectively through December 31, 2022. We are currently evaluating the effect the potential adoption of this ASU on its debt and interest swap agreements will have on the consolidated financial statements.

2.
Merger and Reverse Recapitalization

On June 7, 2021, Legacy VWE and BCAC consummated the Merger, with Legacy VWE surviving the Merger as a wholly owned subsidiary of BCAC, which was renamed Vintage Wine Estates, Inc. Immediately prior to the closing of the Merger, the Company purchased 2,889,507 shares of Series B stock from TGAM Agribusiness Fund Holdings LP for $32.0 million, including unpaid cumulative dividends and all remaining shares of outstanding Series B stock of Legacy VWE were converted into shares of Legacy VWE Series A common stock. Upon the consummation of the Merger, each share of Legacy VWE Series A and Series B common stock issued and outstanding was canceled and converted into the right to receive 2.85708834472042 shares (the “Exchange Ratio”) of common stock of BCAC. For periods prior to the Merger, the reported share and per share amounts have been retroactively converted (“Retroactive Conversion”) by applying the Exchange Ratio. VWE Legacy shareholders were issued 26,828,256 shares of the Company’s common stock of which 1,000,002 shares were placed in escrow to cover potential adjustments to the purchase price.

To satisfy the requirements of full repayment of the Company’s Paycheck Protection Program loan (the “PPP Loan”) upon a change of control, we placed into escrow $6.6 million in advance of the pending merger and reverser recapitalization. Funds held in escrow were released back to the Company upon receiving notification of the full forgiveness of the PPP loan prior to June 30, 2021. (See Note 6).

In September 2021, upon finalization of the purchase price, 1,000,002 shares of the shares in escrow were released to the VWE Legacy shareholders.

Upon the closing of the Merger, the Company's certificate of incorporation authorized 200,000,000 shares of common stock, no par value per share and 2,000,000 shares of preferred stock, no par value per share. As of the Closing Date, there were 60,461,611 shares of the Company’s common stock issued and outstanding and warrants to purchase 26,000,000 shares of the Company’s common stock outstanding. There was no preferred stock outstanding as the Closing Date.

In connection with the Merger, BCAC entered into subscription agreements (each, a “Subscription Agreement”) with a two investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and BCAC agreed to sell to the Subscribers, an aggregate of 10,000,000 shares of common stock (the “PIPE Shares”), for a purchase price of $10 per share and an aggregate purchase price of $100.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed just prior to the consummation of the Merger.

The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BCAC was treated as the “acquired” company and Legacy VWE was treated as the acquirer company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy VWE issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy VWE.

The following table reconciles the elements of the Merger to the consolidated statement of cash flows and the consolidated statement of stockholders’ equity for the year ended June 30, 2021:

(in thousands, except share data)	Shares	Recapitalization
Cash - BCAC's trust and cash, net of redemptions	23,633,355	$178,942
Cash - PIPE	10,000,000	100,000
Non-cash net liabilities assumed from BCAC		(579)
Less: transaction costs and advisory fees paid by Legacy VWE		(3,739)
Less: transaction costs and advisory fees paid by BCAC		(25,933)
Net contributions from merger and PIPE financing	33,633,355	$248,691

Earnout Shares

The VWE Legacy shareholders are entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”) if at any point during the Earnout Period, from June 7, 2021 to June 7, 2023, the Company's closing share price on the Nasdaq or TSX on 20 trading days out of 30 consecutive trading days:

a)
is at or above $15 (but below $20), 50% of the Earnout Shares will be issued; and
b)
is at or above $20 (i) to the extent no Earnout Shares have previously been issued, 100% of the Earnout Shares or (ii) to the extent the event Earnout Shares were previously issued, 50% of the Earnout Shares will be issued.

The Earnout Shares and Target Prices will be adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible common shares), reorganization, recapitalization, reclassification, combination and, exchange of shares or other like change. The Earnout Shares are indexed to the Company’s equity and meet the criteria for equity classification. The fair value of the Earnout Shares, $32.4 million, was recorded as a dividend to additional paid in capital due to the absence of retained earnings.

No Earnout Shares were issued as of June 30, 2021.

3.
Business Combinations

Acquisitions are accounted for as business combinations using the acquisition method of accounting. Assets acquired and liabilities assumed are measured at fair value and are effective at the date of acquisition. For business combinations, we record goodwill or gain on bargain purchase, which is the cost to purchase the business minus the fair value of the tangible assets, the intangible assets that can be identified, and the liabilities obtained in the purchase, if any. Goodwill recorded from business combinations is deductible for income tax purposes. Inventories are valued at net realizable value. Trademarks recorded related to certain business combinations are not amortized as each is considered to have an indefinite life. The fair value of the trademarks is estimated by applying an income approach. These fair value measurements are based on significant inputs that are not observable in the market and, therefore, represent Level 3 measurements.

The Sommelier Company

On June 22, 2021, we acquired the net assets of The Sommelier Company consisting of customer relationships, independent Sommelier relationships and brand trademarks, for total consideration of $12.0 million. Consideration transferred consisted of a cash payment of $8.0 million and contingent consideration up to of $4.0 million, whereby the Company will pay the seller three annual Earn-Out payments over three years, determined as a percentage of EBITDA.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

(in thousands)
Sommelier
Sources of financing
Cash	$8,000
Contingent consideration	4,000
Fair value of consideration	12,000
Assets acquired
Customer relationships	1,500
Sommelier relationships	1,000
Trademark	600
Accrued liabilities	(92)
Total net assets acquired	3,008

Goodwill	$8,992

Goodwill represents the excess of the purchase price over the fair value of the net intangible assets acquired. The acquisition of The Sommelier Company resulted in the recognition of approximately $9.0 million of goodwill. The Company believes this goodwill is attributable to its investment in synergies for expanding its reach in its direct-to-consumer and business-to-business customer base. In accordance with ASC 350, goodwill will not be amortized but rather will be tested for impairment at least annually.

Intangible assets associated with the customer relationships and Sommelier relationships acquired as a result of the Sommelier acquisition are being amortized over their estimated useful life using the straight-line method of amortization, which materially approximates the distribution of the economic value of the identified intangible asset. Amortization of the customer relationships and Sommelier relationships was not significant to the consolidated statements of operations. Key assumptions in valuing the customer relationships utilizing an Income Approach, specifically the excess earnings method included (1) a discount rate of twenty percent (20%), (2) an annual customer attrition rate of fifty percent (50%), and contributory asset charges of three-point eight percent (3.8%). Key assumptions in valuing the Sommelier relationships utilizing a Cost Approach, included (1) a replacement period of 5 years and (2) an annual return on investment of nineteen percent (19%). Key assumptions in valuing the acquired trademarks and indefinite lived assets, using the Income Approach include (1) discount rate of nineteen percent (19%) and (2) assumed pre-tax royalty rate of one point five percent (1.5%).

The results of operations of The Sommelier Company for the period from the June 22, 2021 acquisition date through June 30, 2021, are included in the accompanying consolidated statements of operations. Transaction costs associated with the acquisition were immaterial.

Kunde Vineyards and Winery

On April 19, 2021, the Company acquired 100% of the outstanding equity of Kunde Enterprise Inc. (“Kunde”) for total consideration, including amounts to acquire the combined 33.3% ownership held by two of the Company stockholders, of which one is an executive officer of the Company, of approximately $53.0 million, net of pre-existing relationship net liabilities due to Kunde of $5.9 million. Kunde produces and sells premium Sonoma Valley varietal wines via the wholesale channel as well as internationally and locally through its tasting room, wine club, and internet site. In addition, Kunde provides wine storage, processing, and bottling services for other wineries, including the Company. The operations of Kunde align with those of the Company, providing for expanded synergies and growth through the acquisition. Kunde met the definition of a business, and therefore is accounted for as a business combination. Prior to the acquisition, effective January 1, 2021, the Company provided distribution and marketing services for Kunde products. (See Note 13).

The $53.0 million purchase consideration was comprised of approximately $21.5 million of cash, approximately $11.7 million of notes payable to the sellers, and the issuance of 906,345 shares (2,589,507 shares retroactively restated giving effect to the recapitalization transaction discussed in Note 1) of the Company’s Series A stock, with a value of $25.8 million, which totaled $58.9 million less the release of pre-existing net liabilities between the Company and Kunde of $5.9 million. Two of the three notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature on January 5, 2022, while the third note has a stated interest rate of 1.61%, compounded quarterly, and matures on December 31, 2021. To fund the cash portion of the purchase consideration, we utilized the April 2021 increase in the line of credit and delay draw term loan under the amended and restated loan and security agreement. (See Note 7).

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

(in thousands)
Kunde Vineyards and Winery
Sources of financing
Cash	$21,464
Note payable to sellers	11,668
Stock	25,831
Fair value of consideration	58,963
Pre-existing relationship, net liability to Kunde	(5,900)
Fair value of consideration	53,063

Assets acquired
Accounts receivable, prepaid expenses and other current assets	858
Inventories	20,300
Land and vineyards	3,351
Buildings	15,524
Winery equipment	5,976
Trademarks	3,500
Customer relationships	3,300
Winery use permit	1,250
Current liabilities	(4,562)
Deferred tax liability	(10,214)
Total net assets acquired	39,283

Goodwill	$13,780

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is not deductible for tax purposes. The acquisition of Kunde resulted in the recognition of $13.8 million of goodwill. We believe this goodwill is attributable to our investment in synergies for expanding our brands in each of the three operating segments. In accordance with ASC 350, goodwill will not be amortized but rather will be tested for impairment at least annually.

Intangible assets associated with the customer relationships acquired as a result of the Kunde acquisition is being amortized over their estimated useful life using the straight-line method of amortization, which materially approximates the distribution of the economic value of the identified intangible asset. Amortization of the acquired customer relationships was not significant to the consolidated statements of operations. Key assumptions in valuing the customer relationships utilizing the Excess Earning Method include (1) future cash flow projections, (2) a repeat business probability assumption of sixty percent (60%), and (3) a discount rate of 19.0%. Key assumptions in valuing the acquired trademarks and indefinite lived assets, using the relief-from-royalty method include (1) a royalty rate of 2.75%, and (2) a discount rate of 19.0%.

The results of operations of Kunde for the period from the April 19, 2021 acquisition date through June 30, 2021, are included in the accompanying consolidated statements of operations since the acquisition date. Transaction costs associated with the acquisition were not significant.

Pro-forma Condensed Consolidated Financial Information (Unaudited)

The results of operations for Kunde and the estimated fair values of the assets acquired and liabilities assumed have been included in the Company’s consolidated financial statements since its respective date of acquisition. For the year ended June 30, 2021, and since the April 2021 date of its acquisition, Kunde contributed $2.1 million to the Company’s revenues and increased net income by $0.9 million. The unaudited pro forma financial information in the table below summarizes the combined results of the Company’s operations and those of Kunde for the periods shown as if the acquisition of Kunde had occurred on July 1, 2019. The unaudited pro forma financial information includes the business combination accounting effects of the acquisition, including amortization charges from acquired intangible assets. The unaudited pro forma financial information presented below is for informational purposes only, and is subject to a number of estimates, assumptions and other uncertainties.

	June 30,
(in thousands)	2021	2020
	Unaudited	Unaudited
Total pro forma revenues	$233,215	$207,522
Pro forma net income (loss)	$11,488	$(7,617)

Owen Roe Winery

In September 2019, the Company acquired assets, including inventory, land, winery equipment and brand trademarks from Owen Roe Winery for total consideration of approximately $16.1 million. Consideration consisted of cash of approximately $15.1 million and contingent consideration of $1.0 million whereby we will pay the seller a fixed fee based on sales of the wine brands acquired for four years.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

(in thousands)
Owen Roe Vineyards and Winery
Sources of financing
Cash	$15,131
Contingent consideration	1,000
Fair value of consideration	16,131
Assets acquired
Land	1,845
Vineyards	1,465
Buildings	2,852
Winery equipment	2,250
Inventories	7,189
Library wines contracts	200
Trademarks	320
Total assets acquired	16,121

Goodwill	$10

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition of Owen Roe resulted in the recognition of $10 thousand of goodwill. We believe this goodwill is attributable to our investment in synergies for expanding our brands in the wholesale market. In accordance with ASC 350, goodwill will not be amortized but rather will be tested for impairment at least annually. Key assumptions in valuing the trademarks include (1) a royalty rate of 2.0%, and (2) a discount rate of 28.0%.

The results of operations of Owen Roe for the period from the September 1, 2019 acquisition date through June 30, 2020, are included in the accompanying consolidated statements of operations. Transaction costs associated with the acquisition were approximately $61 thousand.

4.
Goodwill and Intangible Assets

Our goodwill of approximately $109.9 million and $87.1 million as of June 30, 2021 and 2020, represents the excess of purchase consideration over the fair value of assets acquired and liabilities assumed. We completed our qualitative goodwill impairment analysis for the wholesale and direct-to-consumer reporting units during the fourth quarters of each reporting period and concluded it was not more-likely-than-not that the fair value of the goodwill exceeded its carrying value and no further testing was required.

The following is a rollforward of the Company’s goodwill by segment:

(in thousands)	Wholesale	Direct to Consumer	Business to Business	Other/Non- allocated	Total
Balance, June 30, 2019	$85,930	$1,183	$-	$-	$87,113
Owen Roe	10	-	-	-	10
Balance, June 30, 2020	85,940	1,183	-	-	87,123
Kunde	2,868	10,167	745		13,780
Sommelier		8,992			8,992
Balance, June 30, 2021	$88,808	$20,342	$745	$-	$109,895

As of June 30, 2021 and 2020, the gross goodwill balance and accumulated impairment losses are $109.9 million and $87.1 million, and $246 thousand and $246 thousand, respectively.

Intangibles assets are comprised of indefinite and definite lived assets. The definite lived assets are amortized on a straight-line basis, which reflects the expected pattern in which the economic benefits of the intangibles assets are being obtained, over an estimated useful life of five years.

The components of finite-lived intangible assets, accumulated amortization, and indefinite-lived assets are as follows:

	As of June 30, 2021
(in thousands)	Finite Lives					Indefinite Lives
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated useful life (in years)	Weighted Average Remaining Amortization Period (in years)	Amount	Total
Trademarks	$-	$-	$-	-	n/a	$23,229	$23,229
Winery use permits	-	-	-	-	n/a	6,750	6,750
Customer and Sommelier relationships	6,300	(200)	6,100	5	4.7	-	6,100
Total	$6,300	$(200)	$6,100			$29,979	$36,079

	As of June 30, 2020
(in thousands)	Finite Lives					Indefinite Lives
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated useful life (in years)	Weighted Average Remaining Amortization Period (in years)	Amount	Total
Trademarks	$-	$-	$-	-	n/a	$20,210	$20,210
Winery use permits	-	-	-	-	n/a	5,500	5,500
Customer relationships	500	(100)	400	5	4	-	400
Total	$500	$(100)	$400			$25,710	$26,110

We recognized trademark impairments of approximately $1.1 million and $1.3 million for the years ended June 30, 2021 and 2020, respectively, resulting from a decline in projected future cash inflows for specific trademarks. We estimate the fair value of our trademarks using the relief-from-royalty method. Impairment losses are recognized as a component of non-allocable costs in each applicable reporting period.

Amortization expense related to customer relationships was $100 thousand for the years ended June 30, 2021 and June 30, 2020, respectively. Amortization expense related to the acquired Kunde customer relationships was immaterial for the year ended June 30, 2021.

As of June 30, 2021, the estimated future amortization expense for finite-lived intangible assets is as follows:

(in thousands)
2022	$1,260
2023	1,260
2024	1,260
2025	1,160
2026	1,160
Total estimated amortization expense	$6,100

5.
Fair Value Measurements

The following tables summarize assets and liabilities measured at fair value on a recurring basis as of June 30, 2021 and June 30, 2020:

	As of June 30, 2021
	Fair Value Measurements
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$6,525	$-	$-	$6,525
Total	$6,525	$-	$-	$6,525

Liabilities:
Contingent consideration liabilities	$-	$-	$4,631	$4,631
Interest rate swaps	-	13,807	-	13,807
Total	$-	$13,807	$4,631	$18,438

	As of June 30, 2020
	Fair Value Measurements
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration liabilities	$-	$-	$1,641	$1,641
Interest rate swaps	-	19,943	-	19,943
Total	$-	$19,943	$1,641	$21,584

We assess the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, changes in unresolved claim, projected revenue or changes in discount rates.

The Earnout Shares have been excluded from the fair value table as they are equity classified and therefore are not subject to future fair value adjustments. (See Note 1)

The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Contingent Consideration
Balance at June 30, 2019	$2,695
Acquisitions	1,000
Payments	(1,019)
Change in fair value	(1,035)
Balance at June 30, 2020	1,641
Acquisitions	4,000
Payments	(555)
Change in fair value	329
Balance at June 30, 2021	5,415
Less: current portion	(2,153)
Long term portion	$3,262

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the consolidated balance sheets.

6.
Balance Sheet Components

Inventory

Inventory consists of the following at June 30, 2021 and June 30, 2020:

	June 30,
(in thousands)	2021	2020
Bulk wine and spirits	$119,333	$124,944
Bottled wine and spirits	90,083	68,684
Bottling and packaging supplies	10,482	11,798
Nonwine inventory	1,247	1,032
Total inventories	$221,145	$206,458

During the year ended June 30, 2021 , we recognized impairment of inventory of $3.3 million associated with inventory damage caused by the 2020 Northern California wildfires.

During the year ended June 30, 2020, we recognized an impairment of inventory of approximately $3.9 million associated with inventory damage caused by Northern California fires. In December 2020, we entered into a settlement agreement for $4.8 million in connection with the damaged inventory.

Property and Equipment

Property and equipment consists of the following at June 30, 2021 and June 30, 2020:

	June 30,
(in thousands)	2021	2020
Buildings and improvements	$129,288	$95,270
Land	33,734	31,330
Machinery and equipment	58,227	35,935
Cooperage	10,551	11,074
Vineyards	21,364	19,478
Furniture and equipment	1,343	1,157
	254,507	194,244
Less accumulated depreciation and amortization	(52,791)	(44,568)
	201,716	149,676
Construction in progress	11,957	12,497
	$213,673	$162,173

Depreciation and amortization expense related to property and equipment was approximately $11.3 million and $11.7 million for the years ended June 30, 2021 and 2020, respectively.

Candice Koederitz During the year ended June 30, 2020, we sold a vineyard for approximately $35.2 million. As part of the transaction, we disposed of long-lived assets, including land, vineyards, and winery equipment, with a net book value of approximately $20.7 million. Simultaneously, with the close of the transaction, we entered into a lease with the purchaser for 10 years, with options to extend the lease for two additional periods of ten years each. The sale of the land, vineyards, and winery equipment, and immediate leaseback of the facility qualified for sale-leaseback accounting. The lease was evaluated and classified as an operating lease. Given we were considered to retain more than a minor part, but less than substantially, all of the use of the property and the gain on disposal of assets of $14.4 million did not exceed the present value of the minimum lease payments over the lease term of approximately $21.0 million, the gain on disposal of assets of $14.4 million was deferred and is being recognized over the 10-year lease as a reduction of rent expense over the life of the lease. We recognized $1.3 million and $1.1 million for the years ended June 30, 2021 and 2020, respectively, as a component of gain (loss) on property, plant, and equipment within income from operations.

Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following at June 30, 2021 and June 30, 2020:

	June 30,
(in thousands)	2021	2020
Accrued purchases	$10,790	$5,182
Accrued employee compensation	3,981	2,256
Other accrued expenses	6,754	2,308
Non related party accrued interest expense	112	1,442
Contingent consideration	2,151	967
Unearned Income	1,200	823
Accrued trade commissions	90	347
Total Accrued liabilities and other payables	$25,078	$13,325

7.
Line of Credit

Through July 18, 2019, we had a $170.0 million revolving line of credit, with interest on outstanding draws at LIBOR plus 1.25% to 1.50%. Repayment terms called for monthly interest payments, with the entire balance, including all accrued interest, due and payable in July 2019. The line of credit was secured by substantially all the inventory and accounts receivable assets of the Company, and the borrowing base was determined by eligible accounts receivable and inventories, as defined in the agreement. The line of credit agreement required compliance with certain financial covenants and non-financial covenants. Subsequent to December 31, 2018, we were in default of certain non-financial covenants and obtained an amendment to the agreement that included a waiver for the events of default. The line of credit was repaid from the proceeds of a new credit facility issued on the same date of July 18, 2019. No fees were incurred or written-off in respect of the repayment as the line of credit expired on the date of repayment and all amounts capitalized had been fully amortized at that date.

In July 2019, we executed a $335.0 million loan and security agreement (See Note 9). Included as a component of the $335.0 million loan and security agreement was a new accounts receivable and inventory revolving facility in an aggregate principal amount of up to $185.0 million. In November 2019, the allowable aggregate borrowings under the July 2019 revolving facility were increased to $200.0 million, thereby increasing the total permitted borrowing under the loan and security agreement to $350.0 million. The outstanding borrowings under the revolving facility accrue interest at a rate of LIBOR plus a range of 1.25% - 1.75%, based on average availability as defined in the loan and security agreement and have a maturity of July 2024.

As of April 13, 2021, we entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350.0 million to $480.0 million, consisting of an accounts receivable and inventory revolving facility up to $230.0 million, a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a new delay draw term loan facility up to an aggregate of $100.0 million. The effective interest rate under the revolving facility was 4.0% and 2.21% for the years ended June 30, 2021 and 2020, respectively. See Note 9.

As of June 30, 2021 and 2020, the Company had approximately $125.0 million and $30.0 million, respectively, available under the line of credit.

8.
Interest Rate Swaps

In April 2021, we executed an agreement to amend and restate, in its entirety, the June 2018 interest rate swap with a fixed notional amount of $50.0 million, increasing the fixed notional amount to $75.0 million at a fixed rate of 2.32%. The agreement, effective April 25, 2021, called for monthly interest payments until the termination in June 2028. The fair value of the $75.0 million swap agreement was a liability of $6.2 million at June 30, 2021.

In March 2020, we entered into two interest rate swap agreements with fixed notional amounts of $28.8 million and $46.8 million at a fixed rate of 0.77% and 0.71%, respectively. The agreement calls for monthly interest payments until termination in July 2026 and March 2025, respectively. The fair value of the $28.8 million swap agreement was a liability of $191 thousand and $817 thousand at June 30, 2021 and 2020, respectively. The fair value of the $46.8 million swap agreement was a liability of $280 thousand and $1.1 million at June 30, 2021 and 2020, respectively.

In July 2019, in connection with the 2019 Loan and Security Agreement (See Note 9), we transferred an interest rate swap agreement with a fixed notional amount of $20.0 million at a fixed rate of 2.99% dated June 2018, to our new lender. Shortly thereafter, the interest rate swap of $20.0 million was amended and restated in its entirety to increase the notional amount to $50.0 million at a fixed rate of 2.34%. The agreement calls for monthly interest payments until termination in July 2026. The fair value of the 2019 swap agreement was a liability of $3.7 million and $6.0 million at June 30, 2021 and 2020, respectively.

In May 2019, we entered into an interest rate swap agreement, with a fixed notional amount of $50.0 million at a fixed rate of 2.25%. The agreement calls for monthly interest payments until termination in May 2026. The fair value of the swap agreement was a liability of $3.4 million and $5.6 million at June 30, 2021 and 2020, respectively.

In June 2018, we entered into two interest rate swap agreements, with fixed notional amounts of $50.0 million and $20.0 million, at a fixed rate of 2.92% and 2.99%, respectively. The agreements call for monthly interest payments until termination in June 2025. The fair value of the $50.0 swap agreement resulted in liabilities of none and $6.5 million at June 30, 2021 and 2020, respectively. The fair value of the $20.0 million swap agreement resulted in liabilities of $1.5 million at June 30, 2020. The $20.0 million swap agreement was transferred to its new lender in July 2019.

Interest rate swaps consisted of the following as of June 30, 2021 and 2020:

	Fixed Notional Amount				Fair Value Liability
(in thousands)	June 30,				June 30,
Date of agreement	2021	2020	Fixed Interest Rate	Termination Date	2021	2020
April 2021	$75,000	$-	2.32%	June 2028	$6,231	$-
March 2020	$28,800	$28,800	0.78%	July 2026	191	817
March 2020	$46,800	$46,800	0.71%	March 2025	280	1,089
July 2019	$50,000	$50,000	2.34%	July 2026	3,699	5,956
May 2019	$50,000	$50,000	2.25%	May 2026	3,406	5,568
June 2018	$-	$50,000	2.34%	June 2025	-	6,513
					$13,807	$19,943

9.
Long-Term and Other Short-Term Borrowings

The following table summarizes long-term and other short-term obligations as of June 30, 2021 and 2020:

	June 30,
(in thousands)	2021	2020
Secured subordinate convertible promissory note; payable in annual installments of $4,750,000 with interest at the prime rate; matures in January 2022; secured by the assets of the Company; subordinated to the loan and security agreement	$-	$9,500

Unsecured promissory note; payable in annual installments of $875,000 with interest at the prime rate plus 1.00%; paid in full in January 2021; subordinated to line of credit	-	875

Note to a bank with interest at LIBOR (0.86% at June 30, 2021) plus 1.75%; payable in quarterly installments of $1,179,800 principal with applicable interest; matures in September 2026; secured by specific assets of the Company. Loan amended April 2021, quarterly payments of $1,065,807 reduced from $1,179,800 starting June 2021. Revised maturity date July 2026	81,055	96,461

Capital expenditures borrowings, payable during draw periods in monthly interest payments at Alternate Base Rate (ABR) (4% at June 30, 2021) with draw expiring July 2026	45,084	16,174

Capital expenditures borrowing, payable during draw periods in monthly interest payments at LIBOR plus 1.75% with draw period expiring in July 2022. Capital expenditures borrowings rolled into ABR capital expenditures borrowings.	-	28,757

Note to a bank with interest fixed at 3.60%, payable in monthly installments of $60,333 principal with applicable interest; matures in April 2023	1,227	1,836

Note to a bank with interest fixed at 2.75%, payable in monthly installments of $60,825 principal with applicable interest; matures in March 2024	1,876	-

Unsecured note to a bank, under the Paycheck Protection Program offered by the Small Business Administration, with an interest rate of 1.00%; matures in April 2022.	-	6,525

Delayed Draw Term Loan ("DDTL") with interest at LIBOR plus 1.84%. Matures in July 2024. Interest only through draw period ending April 2022.	29,250	-

DDTL with ABR (4.00% at June 30, 2021). Matures in July 2024. Interest only through draw period ending May 2022. No interest payments in fiscal year 2021.	37,892	-

Short term unsecured promissory note; principal and interest payable upon maturity with interest at the prime rate plus 1.00%; matures in January 2022;	2,917

Short term unsecured promissory note; principal and interest payable upon maturity with interest at the prime rate plus 1.00%; matures in January 2022;	2,917

Short term unsecured promissory note; principal and interest payable upon maturity with interest at 1.06%; matures in December 31 2021;	5,834
	208,052	160,128
Less current maturities	(22,964)	(16,298)
Less unamortized deferred financing costs	(1,547)	(791)
	$183,541	$143,039

Loan and Security Agreement

During the year ended June 30, 2020, we entered into a $350.0 million loan and security agreement, as amended. This consisted of an accounts receivable and inventory revolving facility in an aggregate principal amount of $200.0 million (see Note 7), a term loan in a principal amount of up to $100.0 million, and a capital expenditure facility in an aggregate principal amount of up to $50.0 million. Proceeds from the credit facility paid down existing loans payable of approximately $90.1 million, repaid the line of credit maturing in July 2019, of approximately $156.2 million, and paid loan fees of approximately $0.3 million. In July 2019, we novated the Interest Rate Swap Agreement of $20.0 million at a fixed rate of 2.99%. The novation created a new swap agreement while cancelling the original agreement. See Note 8.

A portion of the financing in July 2019 was considered to be a modification of prior existing debt. Lender fees in an amount of approximately $0.7 million and third-party costs of approximately $0.5 million were recognized and treated either as a reduction in the carrying value of the debt (in respect of term loans and capital expenditure loans) or as an asset in our consolidated balance sheet (in respect of the revolving facility). These amounts recognized were being amortized over a period of five years in respect of the revolving facility and seven years in respect of the term loan and capital expenditure facility. In addition, as part of the debt modification, we recognized deferred financing costs of approximately $0.1 million.

As of April 13, 2021, we entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350.0 million to $480.0 million consisting of an accounts receivable and inventory revolving facility up to $230.0 million (see Note 7), a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a new delayed draw term loan facility up to an aggregate of $100.0 million which was limited to an aggregate of $55.0 million upon merger (See Note 2). All other terms of the original agreement generally remain the same. We accounted for the amendments as a debt modification in accordance with the Accounting Standards Codification (“ASC”) 470-50, Modifications and Extinguishments. As a result, the amortization period on the debt issuance costs was extended to the new April 13, 2026 maturity date.

Concurrent with the amendment, we executed approximately a $29.3 million draw on the delayed draw term loan facility. Proceeds from the new loan were used to pay down $10.8 million and $12.1 million of the existing term loan and outstanding line of credit, respectively, deposit cash of $4.8 million into a restricted cash collateral account, and pay bank fees and third party expenses associated with the amendment . The loans bear interest at a rate of 1.75% above LIBOR, while the revolving facility bears interest at rates ranging from 1.25% to 1.75% above LIBOR depending upon the ratio of certain of the company’s assets to the amount borrowed.

In connection with the April 2021 Loan and Security Agreement, we also entered into a Deposit Control Agreement which required $4.8 million of the total cash received upon amendment to be placed into a restricted cash collateral account. Funds within this account are subject to release upon the completion of certain construction work associated at the Ray’s Station production facility.

Convertible Notes

On January 2, 2018, as purchase consideration in the January 2, 2018 acquisition of One True Vine, we issued a secured convertible promissory note to the sellers (the “2018 Convertible Note”) equal to $19.0 million. The 2018 Convertible Note accrued interest at a rate equal to Prime which was adjusted on each six-month anniversary of the issuance date. Under the terms of the 2018 Convertible Note, the outstanding principal and accrued interest were subject to repayments either through the defined repayment schedule of four annual equal installments of principal and unpaid interest on the annual anniversary of the note, prepayments, or optional conversion to convert all or part of any regularity scheduled principal installment starting with the second principal installment or upon the occurrence of any liquidity event. Absent the election to convert upon the occurrence of a liquidity event, inclusive of change of control as defined in the agreement, the entire then outstanding principal amount plus accrued interest would have been required to be paid no later than five business days following the event. Conversion of the note was effective as of the date upon which the liquidity event is consummated or the applicable payment date. The per share exercise price with respect to the conversion of all or part of the note was equal to the price per share of our then most recent valuation determined for the purpose of our employee option pool. Upon the occurrence of any event of default, all accrued but unpaid interest and principal is due and payable, plus would incur an increase in the interest rate of four percent (4%) per annum calculated from the due date until payment in full. The obligation of the note was secured by our assets and was subordinate to the outstanding debt under our credit facility with Bank of the West.

On May 6, 2021, the holder of the outstanding secured convertible promissory note elected to convert the outstanding balance of approximately $4.8 million and, as a result of negotiations between parties, accrued interest of $67 thousand, resulting in the issuance of 233,862 shares of Series A stock on June 7, 2021, which were then exchanged for an aggregate of 668,164 shares of the Company's common stock upon closing of the Merger.

Paycheck Protection Program

Our $6.5 million Paycheck Protection Program loan (the “PPP Loan”), under Division A, Title I of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act on April 14, 2020, required monthly amortized principal and interest payments to begin six months after the date of disbursement. In October 2020, the deferral period associated with the monthly payments was extended from six to ten months. While the PPP Loan had a two-year maturity, the amended law permitted the borrower to request a five-year maturity from its lender.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, we were eligible to apply for and received forgiveness for all or a portion of the PPP Loan. Such forgiveness was determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan. As of June 30, 2020, given the inability to conclude the forgiveness of all, or any portion of, the outstanding obligation as probable, the proceeds, and related accrued interest, have been accounted for as debt in accordance with ASC 470—Debt.

On June 25, 2021, we received notification from the Small Business Association that our Forgiveness Application of the PPP Loan and accrued interest, totaling approximately $6.6 million, was approved in full, and we had no further obligations related to the PPP Loan. Accordingly, we recorded a gain on the forgiveness of the PPP Loan.

Kunde

In connection with the acquisition of Kunde (See Note 3), we issued unsecured promissory notes to the selling Kunde shareholders totaling $11.7 million. Two of the three notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature on January 5, 2022, while the third note has a stated interest rate of 1.06%, compounded quarterly, and matures on December 31, 2021 Terms of the note allow for full or partial prepayment without penalty and is due in full, along with accrued interest, upon an event of default as defined by the agreement. During the period of default, the interest rate on any then outstanding balance increases to four (4) percent under two notes totaling $5.8 million and ten (10) percent on the third note until the outstanding obligation is paid in full. Upon any liquidity event of the Company, the entire outstanding balance of principal and interest of the outstanding notes automatically becomes due and payable.

As referenced above, certain notes in long term debt require compliance with financial and non-financial covenants including, among other things, covenants limiting our ability to incur certain indebtedness, limitations on disposition of assets, engage in mergers and consolidations, make acquisitions or other investments and make changes in the nature of the business. Additionally, the Loan and Security Agreement also requires us to maintain a certain fixed charge coverage ratio.

The Company was in compliance with these covenants as of June 30, 2021.

Maturities of Long-Term and Other Short-Term Borrowings

Maturities of long-term and other short-term borrowings for succeeding years are as follows:

(in thousands)
Year Ending June 30,
2022	$22,964
2023	12,562
2024	11,695
2025	69,007
2026	91,824
$208,052

10.
Redeemable Series A and Series B Stock and Non-Controlling Interest

For periods prior to the Merger, the reported share and per share amounts have been retroactively converted (“Retroactive Conversion”) by applying the Exchange Ratio.

Series A Redeemable Stock

January 2018 Tamarack Cellars Series A Redeemable Stock

As part of the acquisition of Tamarack Cellars in January 2018, we issued 372,387 shares of our no par common stock to the seller as part of the purchase consideration (see Note 3). These 372,387 shares contained a put option allowing the holder to put the shares back to us, and became exercisable four years from their issuance, and only for a thirty-day period (the put option is exercisable from January 2, 2022 through February 2, 2022).

In April 2018, these 372,387 common shares with the put right were exchanged for 372,387 Series A shares. The terms of the put right carried over to the exchanged 372,387 Series A shares. Because the 372,387 shares of Series A with the put right are redeemable by the holder beginning in January 2022 (four years from their issuance), this holder may require the Company to redeem these shares for cash at a per share purchase price equal to the fair value of the underlying shares at the exercise date. As this redemption event is not solely within the control of the Company, the 372,387 Series A shares have been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

At each reporting date, and until the put right is either exercised or expires, we will accrete the initial carrying value of the 372,387 Series A shares to its expected redemption amount as if redemption occurred at that reporting date. The accreted amount each period for these shares is comprised solely of any change in the fair value of the underlying shares since the prior reporting date. However, the carrying value can never fall below the original issue price of the underlying 372,387 Series A shares. The amounts accreted each reporting period are recorded as a deemed dividend. As a result of the Merger and conversion of Series A shares to shares of the Company’s common stock, we recorded accretion up to the fair value on June 7, 2021.

The amounts accreted as deemed dividends were $1.1 million and none for the years ended June 30, 2021 and 2020, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $1.1 million was recorded to additional paid in capital.

The redemption amount of the January 2018 Tamarack Cellars Series A Redeemable Stock was none at June 30, 2021. At June 30, 2020, the $2.6 million carrying amount of the July 2018 Series A common shares exceeded the redemption amount therefore, no accretion was required for the year ended June 30, 2020.

In connection with the closing of the Merger, 372,387 shares of the January 2018 Tamarack Cellars Series A Redeemable Stock were exchanged for shares of the Company’s common stock (See Note 2).

April 2018 Series A Redeemable Stock

In April 2018, we amended our articles of incorporation resulting in (i) the establishment of a new class of no par Series A stock and (ii) each of the issued and outstanding shares of no par common stock being changed and reclassified into shares (1-for-1 exchange) of Series A stock.

In April 2018, of the 20,785,643 Series A shares issued, 17,919,218 shares were held by Major Investors who were granted a new put right. A Major Investor is any holder of Series A shares or Series B shares who, individually or together with such investor’s affiliates, holds at least five percent (5%) of the then outstanding equity securities of the Company on a fully diluted basis.

Because the 17,919,217 Series A shares with the put right are redeemable by the holder beginning in April 2025 (seven years from their issuance), the holders may require the Company to redeem the 17,919,217 Series A shares for cash at a per share purchase price equal to the fair market value of the underlying shares at the exercise date. The put right has no expiration date (a perpetual right). Because this redemption right is not solely within the control of the Company, the17,919,217 shares Series A shares have been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

In April 2018, using the effective interest method, we began to accrete the $12,483,700 carrying amount of the 17,919,217 Series A shares to their expected redemption amount at April 4, 2025; and at each reporting date thereafter, we re-estimate the expected redemption amount at April 4, 2025, based on any changes of (i) when the redemption event is expected to occur or its probability and (ii) the change in fair value of the Series A shares underlying the put option. Both of these two variable components represent the change to the carrying value in a reporting period. However, the carrying value can never fall below the original issue price of the underlying Series A shares. The amounts accreted each reporting period are recorded as a deemed dividend. As a result of the Merger and conversion of Series A shares to the Company’s Common shares, we recorded accretion up to the fair value on June 7, 2021.

The amounts accreted as deemed dividends was $152.3 million and $7.8 million for the years ended June 30, 2021 and 2020, respectively. Since accretion exceed retained earnings for the year ended June 30, 2021, $25.1 million was recorded to retained earnings and $133.0 million was recorded to additional paid in capital.

The redemption amount of the April 18 Series A redeemable stock was none and $37.8 million at June 30, 2021 and 2020, respectively.

In connection with the closing of the Merger, 17,919,218 shares of the April 2018 Series A redeemable stock were exchanged for the Company’s Common stock (See Note 2).

July 2018 Issuance of Series A Redeemable Stock

Concurrent with the repurchase and cancellation of 1,134,946 Series B shares in July 2018, the Company issued 1,134,946 Series A shares to an investor for gross proceeds of $8.3 million, or $20.86 per share.

The 1,134,946 Series A shares granted the holder the right to put the shares back to the Company at a strike price equal to the fair value of the underlying shares at the exercise date. The put right, which has no expiration date, becomes exercisable only if the sole holder of the Series B shares exercises its put right to redeem its Series B shares. Therefore, the put is contingent upon the Series B holder exercising its put right. The contingent put right in the 1,134,946 Series A shares becomes exercisable in April 2025, or 6.75 years from the July 2018 issuance date (the put right held by the holder of the Series B shares and held by the holder of the 1,134,946 Series A shares, become exercisable on the same date, or April 4, 2025).

Because the 1,134,946 Series A shares are redeemable by the holder, beginning in April 2025, the holder may require the Company to redeem these Series A shares for cash at a per share purchase price equal to the fair value of the underlying shares at the put exercise date. Because the redemption of these shares is not solely within the control of the Company, they have been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

At each reporting date, and until the perpetual put right is either exercised or extinguished, we will accrete the initial carrying value of the 1,134,946 Series A common shares to its expected redemption amount using the effective interest method, from the date of issuance to the earliest date the holder can demand redemption. The accreted amount each period for these shares is comprised solely of any change in fair value since the prior reporting date. However, the carrying value can never fall below the original issue price of the underlying 1,134,946 Series A shares. The amounts accreted each reporting period are recorded as a deemed dividend. As a result of the Merger and conversion of Series A shares to shares of the Company’s common stock, we recorded accretion up to the fair value on June 7, 2021.

The amounts accreted as deemed dividends were $3.1 million and none for the years ended June 30, 2021 and 2020, respectively. Since accretion exceed retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $133.0 million was recorded to additional paid in capital.

The redemption amount of the July 2018 Series A redeemable stock was none at June 30, 2021. At June 30, 2020, the $8.3 million carrying amount of the July 2018 Series A redeemable stock exceeded the redemption amount.

In connection with the closing of the Merger, 1,134,946 shares of the July 2018 Series A redeemable stock were exchanged for shares of the Company’s common stock (See Note 2).

Series B Redeemable Stock

April 2018 Series B Redeemable Cumulative Series B Stock

In April 2018, we amended our articles of incorporation such that a new class of redeemable cumulative Series B stock was designated, with 28,570,883 shares authorized and no par value. Concurrent to this amendment, the Company and TGAM Agribusiness Fund Holdings LP (“TGAM”) entered into a Stock Purchase Agreement, pursuant to which the Company, in a private placement, agreed to issue and sell to TGAM 5,674,733 shares of the Company’s no par, non-convertible Series B stock, for gross proceeds of $40.0 million, or $39.7 million net of issuance costs. The price per share of the Series B was $7.05.

In July 2018, the Company and TGAM (the sole holder of all Series B shares) entered into a share redemption agreement, whereby the Company repurchased 1,134,947 Series B shares for gross consideration of $8,290,000, or at $7.30 per share.

Holders of Series B shares are entitled to cumulative dividends at a rate of 5% of their original investment per year. No dividends can be paid to Series A stockholders until the cumulative dividends are paid to the holders of Series B shares. Dividends are only paid when declared by the Board of Directors and are distributed pro rata based on the number of Series A shares and Series B shares held by each stockholder after payment of cumulative dividends in arrears if any. As of June 30, 2021, total unpaid cumulative dividends outstanding was $-0-.

The holders of the Series B shares are entitled to one vote for each share of Series B held. Series B shares that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

In the event of a voluntary or involuntary liquidation or a deemed liquidation event, the holders of Series B shares are entitled to be paid, pro rata, their cumulative dividends, whether or not declared, before any payment is made to the Series A stock; however, the right of the Series B stock to receive cumulative dividends shall abate and be extinguished to the extent that the sum of the cash consideration received for each Series B share and any cumulative dividends, shall exceed the sum of the original issue price and an internal rate of return (IRR) of 14% on the original investment, compounded annually. Remaining assets will be distributed among the holders of Series A and Series B Stock pro rata based upon the number of shares held by each.

Holders of Series B shares who are Major Investors have a Put Right to cause the Company to purchase all its shares at the fair value of the underlying shares as of the exercise date. A Major Investor is any holder of Series A shares or Series B shares who, individually or together with such investor’s affiliates, holds at least five percent (5%) of the then outstanding equity securities of the Company on a fully diluted basis. The Put Right has no expiration date (a perpetual right) and becomes exercisable in April 2025, or seven years subsequent to the issuance of the underlying 4,539,786 Series B shares. The strike price of the put is the fair value of the underlying shares on the put exercise date, plus all accrued dividends, up to an IRR of 14%.

Because the remaining 4,539,788 shares of Series B stock with the put right are redeemable by the holder beginning in April 2025 (seven years from their issuance), the holder may require the Company to redeem all Series B shares for cash at a per share purchase price equal to the fair value of the underlying shares at the put exercise date, plus accrued dividends. Because this redemption event is not solely within the control of the Company, the Series B stock has been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

At each reporting date, and until the perpetual put right is either exercised or extinguished, we will accrete the initial $39.7 million carrying value of the Series B shares to its expected redemption amount using the effective interest method, from the date of issuance to the earliest date the holder can demand redemption. The accreted amount each period for Series B shares consists of (i) any change in fair value since the prior reporting date, (ii) accretion of issuance costs and (iii) accrued dividends. However, the carrying value can never fall below the original issue price of the underlying Series B shares. The amounts accreted each reporting period are recorded as a deemed dividend. As a result of the Merger and conversion of Series A shares to the Company’s Common shares, we recorded accretion up to the fair value on June 7, 2021.

The amounts accreted as deemed dividends for the Series B stock were $5.8 million and $5.0 million for the years ended June 30, 2021 and 2020, respectively.

The redemption amount of the Series B redeemable stock was none and $42.7 million at June 30, 2021 and 2020, respectively. Since accretion exceeded retained earnings for the year ended June 30, 2021, no accretion was recorded to retained earnings and $5.8 million was recorded to additional paid in capital.

In June 2021, the Company repurchased 2,889,786 Series B shares for $28.9 million at $10.00 per share plus $3.1 million of accrued dividends.

In connection with the closing of the Merger, 1,650,000 shares of the Series B redeemable stock with a fair value of $16.5 million were exchanged for the Company’s Common stock (See Note 2).

Noncontrolling Redeemable Interest

July 2016 Noncontrolling Redeemable Interest

One of our consolidated subsidiaries, Splinter Group Napa, LLC (“Splinter Group”), has a member who owns a noncontrolling interest in Splinter Group. The membership interest of this member has a put option allowing the member to put its membership interest back to us for cash upon the occurrence of a contingent event. Specifically, we currently have the right, pursuant to the operating agreement with Splinter Group, to acquire all of the membership interest held by Splinter Group if we (a) sell capital stock comprising at least 25% of our then outstanding capital stock to an unaffiliated third party, (b) sell assets comprising at least 25% of the aggregate value of our then existing assets to an unaffiliated third party buyer or (c) merge with and into, an unaffiliated third party buyer. If we choose not to exercise this right following any of these events, the holder of the noncontrolling interest has the right to require us to purchase all of the noncontrolling interest holder’s membership interest at fair value, as determined via appraisal. The redemption amount is the fair value of the noncontrolling interest at the redemption date.

Because this redemption event is not solely within our control, the Splinter Group noncontrolling interest has been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

Upon purchase of our controlling interest in Splinter Group in July 2016, we classified the noncontrolling interest as temporary equity at its initial carrying amount of approximately $1.4 million. Because of the low probability of this redemption event occurring, we will not subsequently adjust the initial carrying amount of the noncontrolling interest to fair value at each reporting period. Should it become probable that the redemption event will occur, we will thereupon accrete the initial carrying value to its redemption amount equal to its fair value.

11.
Stockholders’ Equity

Common Stock

As of June 30, 2021 and 2020, we had reserved shares of stock, on an as-if converted basis, for issuance as follows:

	June 30,
	2021	2020
Options issued and outstanding (see Note 12)	-	900,352
Options available for grant under stock option plans (See Note 12)	-	74,098
Shares subject to term debt optional conversion into Series A stock (1)	-	2,844,863
Warrants	26,000,000	-
Earnout shares	5,726,864	-
Total	31,726,864	3,819,313

(1) Issuance of Series A Stock has been retroactively restated to give effect to the recapitalization transaction

For periods prior to the Merger, the reported share and per share amounts have been retroactively converted (“Retroactive Conversion”) by applying the Exchange Ratio.

Warrants

At June 30, 2021, there were warrants to purchase 26,000,000 shares of the Company’s common stock outstanding.

On August 15, 2019, as part of the units sold in BCAC’s initial public offering ("IPO"), and September 13 2019, following the closing of the over-allotment option, warrants to purchase 18,000,000 shares of common stock at a price of $11.50 per whole share (the “public warrants”). The public warrants are exercisable commencing sixty-five (65) days after the completion of the Merger and expiring five years after the Closing Date of the Merger or earlier upon redemption. Once the public warrants become exercisable, the Company may accelerate the expiry date by providing 30 days’ prior written notice, if and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The public warrant holder’s right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date.

Concurrent with the closing of BCAC’s IPO in August 2019, the sponsor purchased 12,000,000 warrants (the “Private Warrants”) at $1.00 per warrant (for a total purchase price of $12.0 million), with each warrant exercisable or one common share at an exercise price of $11.50, subject to anti-dilution adjustments. The warrants are exercisable commencing 65 days after the completion of the Merger. Pursuant to the transaction agreement, 4,000,000 of the Private Warrants were cancelled upon closing of the Merger.

12.
Stock Incentive Plan

The 2021 Omnibus Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Omnibus Incentive Plan (“the 2021 Plan”) which superseded the 2015 Stock Option Plan. Pursuant to the 2021 Plan, the Board of Directors may grant up to 11,200,000 shares under share-based awards to officers, directors, employees and consultants. The 2021 Plan must be approved by the stockholders of the Company, which approval must occur at the next annual meeting of stockholders and in any event no later than June 7, 2022. The 2021 Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. Shares issued under share-based payment awards may either be authorized and unissued shares or shares held in treasury. The 2021 Plan will terminate on June 7, 2031.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the fair value of our common stock on the date of grant. Awards granted under the 2021 Plan generally expire no later than 10 years after the date of grant.

On June 7, 2021, we legally granted options to purchase shares of common stock. The exercise price of these options was $10.50 per share and will expire 10 years after the grant date. The options will vest with respect to 25% on the date which is 18 months after the grant date and with respect to an additional 25% on each of the second, third and fourth anniversary dates of the grant date. However, the vested portion of the options will only become exercisable if the volume-weighted average price per share of our common stock is at least $12.50 over a 30-day consecutive trading period following the grant date. We evaluated the grants under ASC 718 - Compensation-Stock Compensation and determined a grant date and a service inception date for accounting purposes did not exist as of June 7, 2021 because all necessary approvals had not been obtained, which will not occur until the shareholders have approved the 2021 Plan. Until shareholder approval is obtained, the 2021 Plan and related options are not considered outstanding for accounting purposes (see Note 11), and no compensation expense associated with these grants will be recognized.

The 2015 Stock Option Plan

In October 2015, Legacy VWE established a non-qualified Stock Option Plan ("2015 Plan") for the benefit of certain officers and key employees. The 2015 Plan permitted the granting of options to purchase up to 1,049,450 shares of Class A common stock. The exercise price was to be no less than 100% of the fair market value on the date of the grant, as determined by the Board of Directors. The options generally vested annually over a four-year period with a contractual life of five years.

In conjunction with Merger (see Note 2), each outstanding option to purchase shares of Legacy VWE Series A stock outstanding immediately prior to closing of the Merger, whether vested or unvested, was cancelled in exchange for a cash payment equal to the excess, if any, of the deemed fair value per share of the Legacy VWE Series A stock as determined by the per share merger consideration over the exercise price of such option multiplied by the number of shares of Company stock subject to such option (without interest and subject to any required withholding tax). The cash settlement was treated as a settlement of the options and resulted in a reduction of additional paid in capital of $5.3 million equal to the fair value of the options settled and the recognition of incremental compensation cost of $2.6 million representing the excess of purchase price over the fair value of the cancelled options at the time of settlement.

Total stock based compensation for the years ended June 30, 2021 and 2020, including the incremental compensation expense incurred in connection with the option settlement as of June 30, 2021, equaled $3.3 million and $0.3 million, respectively. The expense has been included as a component of selling, general and administrative expenses in the consolidated statement of operations. Stock based stock attributable to cost of revenue is insignificant.

The board approved the termination of the 2015 Stock Option Plan in February 2021 contingent on the merger consummation.

A summary of our stock option activity and related information under the 2015 Stock Option Plan is as follows (prior to recapitalization):

			Weighted-Average
			Remaining
		Weighted-Average	Contractual
(in thousands)	Number of Shares	Exercise Price	Life (Years)	Intrinsic Value
Outstanding at June 30, 2019	670,629	$16.96	2.98	1,706,900
Granted	299,760	$22.50	-	-
Forfeited	(70,037)	$17.08	-	-
Outstanding, at June 30, 2020	900,352	$18.79	2.99	2,201,700

Granted
Forfeited	(84,373)	$18.31	-	-
Cancelled	(815,979)	$18.84	-	-
Outstanding, at June 30, 2021	-	$-	-	-

No options were granted during the year ended June 30, 2021. The weighted average grant date fair value per share of options granted for the year ended June 30, 2020 was $6.20.

13.
Related Party Transactions and Commitments

The components of the related party receivables and related party liabilities are as follows:

	June 30,
(in thousands)	2021	2020
Assets:
Accounts receivable	$-	$325
Notes receivable and accrued interest	-	756
Total related party receivables	$-	$1,081

Liabilities:
Accounts payable and accrued liabilities	$-	$1,674
Accrued interest	-	541
Convertible notes	-	10,000
Total related party liabilities	$-	$12,215

The components of the related party revenue and expenses are as follows:

	June 30,
(in thousands)	2021	2020
Revenues:
Warehousing and fulfillment services	$815	$1,200
Storage and bottling of alcoholic beverages	65	649
Sales and marketing fees	1,722	-

Expenses:
Concourse Warehouse lease	344	1,393
Swanson lease	605	703
Z.R.Waverly	77	156
Bottling costs	-	943

Other Related Party Activities and Balances — We purchased none and $668 thousand of grapes, bulk wine, and cased wine from related parties for the year ended June 30, 2021 and 2020, respectively. We owed no related parties as of June 30, 2021 and owed $25 thousand as of June 30, 2020 related to grape purchases, payroll, insurance, benefits, and other operating expenses reported in related party liabilities on the consolidated balance sheets.

Revenues from related parties for the years ended June 30, 2021 and 2020 totaled $815 thousand and $1.2 million, respectively, with none and $325 thousand, respectively, included in accounts receivable for the respective period.

We provide management, billing and collection services to a related party under a management fee arrangement. For the years ended June 30, 2021 and 2020, we charged this related party management fees of approximately $407 thousand and $429 thousand, respectively, for these services. As of June 30, 2021 and June 30, 2020, we owed the related party none and $1.6 million, respectively, related to amounts collected on the related party’s behalf. (See Note 2).

We have entered into a number of transactions with a related party covering services related to the storage and bottling of alcoholic beverages. We made payments of approximately $65 thousand and $943 thousand to the related party for the years ended June 30, 2021 and 2020, respectively. (See Note 2).

On December 31, 2020, we entered into a marketing and distribution arrangement with related party, Kunde. Under that arrangement, Kunde paid us a commission for certain distribution sales. We recognized revenue of $1.7 million and none from the arrangement for the years ended June 30, 2021 and 2020, respectively. The arrangement terminated when we acquired Kunde on April 19, 2021.

We made payments for consulting fees to a shareholder of none and $20 thousand for the years ended June 30, 2021 and 2020, respectively.

Related Party Note Receivable — We issued two notes receivable to an executive officer in 2015 totaling $670 thousand with an interest rate of 4.0%. In 2018, the outstanding notes were amended to aggregate the full amount of the outstanding principal and accrued interest into a new note of approximately $756 thousand. Interest no longer accrued on the amended note. As of June 30, 2020, the note was classified as a current asset within other assets. The note was paid in full effective March 10, 2021.

Related Party Notes Payable — In January 2018, we issued convertible promissory notes of $9.0 million and $1.0 million to shareholders (the “Related Party Convertible Notes”). The notes included interest at the prime rate plus 4.0%, which was effectively 7.25% and 7.25% as of June 30, 2021 and June 30, 2020, respectively. The interim rate was adjusted on each six-month anniversary of the issuance date. The notes were subordinate to the outstanding bank debt associated with our credit facilities. Total interest expense to related parties was approximately $1.2 million and $850 thousand, for the years ended June 30, 2021 and 2020, respectively. The notes were subject to defined repayment terms by maturity as well as allowed for prepayments or the optional conversion of the outstanding notes within the conversion period, defined as (i) thirty (30) days prior to maturity, (ii) thirty days following holders receipt of notice from us of our intent to prepay all or part of the outstanding balance or (iii) thirty days following any event of default or change in control. The notes are convertible into fully paid shares of our Series A stock, or our successor, assignee or transferee (the “Conversion Shares”) which we agreed to create and issue promptly upon receipt of notice from the holder of its intent to convert the individual notes. The number of conversion shares into which the individual notes may be converted into was determined by dividing the lower of (1) principal amount and, at the holder’s option, accrued interest by the conversion price, defined as the price per share of any new shares of our stock issued after the date of January 2, 2018 or (2) $20.14. Upon the occurrence of any event of default, the holder may, rather than elect to convert, declare the entire unpaid principal and all accrued and unpaid interest immediately due and payable. On May 31, 2021, we paid $9.0 million of principal and $0.9 of accrued interest on the $9.0 million convertible promissory note. On March 9, 2021, we paid $0.5 million of principal and $0.3 in accrued interest and on May 31, 2021 we paid the remaining principal of $0.5 million and $10 thousand in accrued interest on the $1.0 million convertible promissory note.

In July 2019, we issued a short term secured promissory note of $15.0 million to the same shareholder holding the $9.0 million convertible promissory note. The note earned interest at a rate of 10% per annum, provided for the possibility of prepayment, and had a stated maturity of September 25, 2019, unless extended at the sole discretion of the lender. We paid the note in full in on the maturity date plus accrued interest of approximately $204 thousand.

Immediate Family Member Employment Agreements and Other Business Arrangements — We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was approximately $298 thousand and $444 thousand for the years ended June 30, 2021 and 2020.

We pay for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of a Company executive officer. During the years ended June 30, 2021and 2020, payments related to sponsorship and marketing services totaled approximately $360 thousand and $380 thousand, respectively.

The Company is engaged in various operating lease arrangements with related parties.

Concourse Warehouse Lease — We lease 15,000 square feet (“sq. ft.”) of office space and 80,000 sq. ft. of warehouse space. Effective July 31, 2020, the lease was amended to extend the terms of the lease through September 30, 2027 with terms for renewal of the lease term for two additional terms of five years each and shall apply upon expiration of the as-extended initial term on September 30, 2027. The lease includes escalating annual rent increases of three percent for the remainder of the term. Prior to September 2020, the facility was owned by and leased from Concourse, LLC, a related-party real estate leasing entity that was wholly owned by a shareholder. We have no direct ownership in Concourse. In September 2020, an independent party purchased the facility from Concourse and assumed the lease.

The lease has minimum monthly lease payments of approximately $103 thousand, with index-related escalation provisions. We account for this lease as an operating lease. We recognized rent expense paid to Concourse of approximately $344 thousand and $1.4 million, for the years ended June 30, 2021 and 2020, respectively, related to this lease agreement.

Swanson Lease — We lease a property with production space and a tasting room under an operating lease with an entity that is wholly owned by a shareholder that expires in August 2030, with minimum monthly lease payments of approximately $51 thousand, with index-related escalation provisions every twenty four months subject to a 3.00% minimum. From inception to December 30, 2020, the terms of the lease included put and call options, whereby we could elect, at our discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid of approximately $6.0 million at the earliest of January 1, 2020, or upon other events, as defined in the agreement. Effective December 31, 2020, the lease was amended to remove the put and call options from the lease terms. We recognized rent expense of approximately $605 thousand and $703 thousand for the years ended June 30, 2021 and 2020, respectively, related to this lease agreement.

On May 5, 2021, the Swanson tasting room and production space leased by us from a related party under an operating lease was sold to an independent third party. The Company elected to terminate the lease in accordance with the terms of the lease. There was no termination fee and we received cash consideration from the related party landlord in the amount of $500 thousand to assist with the removal and relocation of our winery equipment. We vacated the facility on May 14, 2021.

ZR Waverly Lease — We leased tasting room space under an operating lease with an entity that is wholly owned by a shareholder that expires in May 2023, with minimum lease payments of approximately $12 thousand, with index-related escalation provisions. The terms of the lease included put and call options, whereby we could elect, at our discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid of approximately $1.5 million at the earliest of January 1, 2015 or upon other events, as defined in the agreement. We recognized rent expense of approximately $65 thousand and $156 thousand for the years ended June 30, 2021 and 2020, respectively, related to this lease agreement. In December 2020, we purchased the ZR Waverly leased facility in California from a shareholder for $1.5 million.

We have lease agreements for certain winery facilities, vineyards, corporate and administrative offices, tasting rooms, and equipment under long-term non-cancelable operating leases. The lease agreements have initial terms of two to fifteen years, with two leases having multiple 5-year or ten-year renewal terms and other leases having no or up to five-year renewal terms. The lease agreements expire ranging from December 31, 2021 through November 2031.

The minimum annual payments under our lease agreements are as follows:

Year Ending June 30,	Total
2022	$5,913
2023	5,197
2024	5,240
2025	4,936
2026	5,049
Thereafter	17,046
$43,381

Total rent expense, including amounts to related parties, was approximately $7.4 million and $6.8 million for the years ended June 30, 2021 and 2020, respectively.

Other Commitments

Contracts exist with various growers and certain wineries to supply a significant portion of our future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality, and changes in grape prices. Estimated future minimum grape and bulk wine purchase commitments are as follows:

(in thousands)
Year Ending June 30,
2022	$42,469
2023	17,572
2024	10,061
2025	835
2026	859
Thereafter	531
$72,327

Grape and bulk wine purchases under contracts totaled approximately $35.5 million and $48.0 million for the years ended June 30, 2021 and 2020, respectively. The Company expects to fulfill all of these purchase commitments.

Laetitia Development Agreement — In March 2019, in connection with our acquisition of Laetitia Vineyards and Winery, we and the seller agreed to a post close development agreement, whereby the seller would have the right to develop and sell “up to” a maximum of six homesites located on the acquired property and we would be entitled to 25% of all net profits realized from the sale of such homesites. The right expires March 15, 2022.

Firesteed Put-Call Agreement — In connection with the July 2017 acquisition of substantially all inventory and trademark assets of the Firesteed wine brand we entered into a put and call agreement, whereby, beginning May 2020 through December 2023, we can be required to purchase 200 acres of producing vineyard property at a purchase price equal to the greater of $6.1 million or fair market value. We also have a call option to purchase the vineyard beginning January 2023 through December 2023 at a purchase price the greater of $6.1 million or appraised fair market value.

14.
Income Taxes

The components of income from continuing operations before provision for income taxes are as follows:

	June 30,
(in thousands)	2021	2020
United States	$10,846	$(19,668)
Total	$10,846	$(19,668)

The components of the provision for income taxes are as follows:

	June 30,
(in thousands)	2021	2020
Current tax expense (benefit)
Federal	$-	$(99)
State	(85)	(150)
	(85)	(249)

Deferred tax expense (benefit)
Federal	475	(8,143)
State	376	(1,565)
	851	(9,708)
Total provision for income taxes	$766	$(9,957)

Our effective tax rate for the year ended June 30, 2021 differs from the 21% U.S. federal statutory rate primarily due to PPP loan forgiveness, stock-based compensation, research and development tax credits and state taxes.

Our effective tax rate for the year ended June 30, 2020, differs from the 21% U.S. federal statutory rate primarily due to research and 800development tax credits, state taxes, and a release of the valuation allowance.

A reconciliation of income tax expense to the federal rate of 21% is as follows:

	June 30,
(in thousands)	2021	2020
Income taxes at statutory rate	$2,282	$(4,130)
State taxes	306	(1,404)
Transaction costs	494	-
Stock-based compensation	(628)	-
PPP loan forgiveness	(1,387)	-
Federal research and development tax credit	(343)	(864)
Valuation allowance	-	(1,419)
Property, plant, and equipment and other adjustments	-	(2,247)
Other, net	42	107
Total provision for income taxes	$766	$(9,957)

Deferred tax assets and liabilities are summarized as follows:

	June 30,
(in thousands)	2021	2020
Deferred tax assets
Accruals	$376	$274
Operating loss carryforwards	10,809	7,711
Inventories	1,761	-
Investments	3,464	5,055
Interest	-	317
Research and development tax credit carryforwards	4,104	3,520
Other	619	970
Deferred tax assets	$21,133	$17,847

Deferred tax liabilities
Property, plant, and equipment	(26,501)	(16,468)
Prepaid expenses	(1,266)	(244)
Intangible assets	(9,173)	(5,237)
Inventories	-	(1,585)
Change in accounting method	(945)	-
Deferred tax liabilities	(37,885)	(23,534)
Valuation allowance	-	-
Deferred tax liability, net	$(16,752)	$(5,687)

Based on all available evidence as of June 30, 2021, we determined that it is more likely than not that we would be able to realize the tax benefits of the federal and state deferred tax assets. For the year ended June 30, 2020, the Company recorded a decrease of its valuation allowance of $1.4 million.

As of June 30, 2021, we have a federal R&D tax credit carryforward of $3.5 million, which will begin to expire in July 2038. In addition, we have a California R&D tax credit carryforward of $3.0 million, which does not expire.

As of June 30, 2021, we had Federal net operating losses of $46.5 million, which do not expire but are limited to 80% of taxable income. In addition, we have California net operating losses of $13.7 million which will begin to expire in the tax year of 2040 and an immaterial amount for the other states which will begin to expire in 2038. As of June 30, 2020, we had federal net operating losses of approximately $32.1 million, which do not expire. In addition, we had California net operating losses of approximately $13.0 million, which will begin to expire in the tax year of 2040, and an insignificant amount for the other states, which will begin to expire in 2038.

We are subject to taxation in the U.S. and various states. As of June 30, 2021, we are subject to examination by the tax authorities for fiscal 2017 through fiscal 2020. As of June 30, 2021, we are no longer subject to U.S. federal or state examinations by tax authorities for years before fiscal 2017.

On July 1, 2019, we changed our method of accounting for inventories from LIFO to FIFO for book purposes resulting in a change in LIFO to FIFO for tax purposes. The change resulted in an increase of the tax inventory by the tax LIFO reserve of approximately $13.2 million, which will be included in income over a four-year period, starting in the year ended June 30, 2020. As of June 30, 2021, the balance of the tax LIFO reserve included in deferred tax liabilities and related inventory adjustments is approximately $11.9 million.

The liability for income taxes associated with uncertain tax positions, excluding interest and penalties, and a reconciliation of the beginning and ending unrecognized tax benefit liabilities is as follows:

	June 30,
(in thousands)	2021	2020
Balance, beginning of period	$1,784	$1,013
Tax position taken in prior period:
Gross increases	-	-
Gross decreases	(200)	-
Tax position taken in current period:
Gross increases	250	771
Gross decreases	-	-
Lapse of statute of limitations	-	-
Settlements	-	-
Balance, end of period	$1,834	$1,784

As of June 30, 2021, we had $1.8 million in unrecognized income tax benefits and there were immaterial decreases to the unrecognized tax benefits during the year. We do not anticipate any material decreases to unrecognized tax benefit during the next 12 months. Our policy is to classify interest and penalties associated with unrecognized tax benefits as income tax expense. We had no accrued interest or penalty associated with uncertain tax benefit.

15.
Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. We make discretionary contributions to the 401(k) plan.

We recorded matching contributions of $965 thousand as of June 30, 2021. The Company recorded no matching contributions for the year ended June 30, 2020.

16.
Contingencies

We are subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a significant impact on the Company’s consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Indemnification Agreements

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to our directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments we could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, we have not incurred any significant costs as a result of such indemnifications and are not currently aware of any indemnification claims.

17.
Novel Coronavirus and Northern California Fires

The COVID-19 pandemic and restrictions imposed by federal, state, and local governments in response to the outbreak have disrupted and will continue to disrupt our business. While many of the restrictions have expired, some are continuing and others are being reimplemented as COVID-19 continues to spread. We expect the COVID-19 pandemic to have a minimal impact on sales revenues, as we are well-positioned to take advantage of increased direct to consumer sale platforms in lieu of in-person transactions.

Our operations could be further disrupted if a significant number of employees are unable or unwilling to work, whether because of illness, quarantine, restrictions on travel or fear of contracting COVID-19. In addition, we could be impacted by further risk of the fires in Northern California, which could further materially adversely affect liquidity, financial position, and results of operations. To support employees and protect the health and safety of employees and customers, we may offer enhanced health and welfare benefits, provide bonuses to employees, and purchase additional sanitation supplies and personal protective materials. These measures will increase operating costs and adversely affect liquidity.

The COVID-19 pandemic and fires in Northern California may also adversely affect the ability of grape suppliers to fulfill their obligations, which may negatively affect operations. If suppliers are unable to fulfill their obligation, we could face shortages of grapes, and operations and sales could be adversely impacted. Additionally, the Northern California fires may result in damage to our vineyards and properties and damaging the grapes used in producing wine varietals and blends, and interruption of our operations. While we maintain insurance for property damage, crops, and business interruption relating to catastrophic events, such as fires, the potential adverse impact to us is uncertain as of the date of the consolidated financial statements.

18.
Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. When determining the reportable segments, we aggregated operating segments based on their similar economic and operating characteristics. Segment results are presented in the same manner as we present our operations internally to make operating decisions and assess performance. Financial performance is reported in three segments: Wholesale, Direct to Consumer, and Business to Business.

Wholesale Segment—We sell our wine to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell them off to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

Direct to Consumer Segment—We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, at Sommelier wine tasting events, and through the Internet. Winery estates hold various public and private events for customers and our wine club members. The certified Sommeliers provide guided tasting experiences customized for each audience through virtual and in-person events internationally. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. The Company recognizes event revenue on the date the event is held.

Business-to-Business—Our sales channel generates revenue primarily from the sale of private label wines and custom winemaking services. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses. Additionally, we provide custom winemaking services. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the wine during the winemaking process.

We have determined that operating income is the profit or loss measure that the CODM uses to make resource allocation decisions and evaluate segment performance. Operating income assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define operating profit as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly, however, centralized selling expenses, general and administrative and other factors including the re-measurements of contingent consideration and impairment of intangible assets and goodwill are not allocated to a segment as management does not believe such items directly reflect the core operations and therefore are not included in measuring segment performance. Excluding the property, plant, and equipment specific to assets located at our tasting facilities, and the customer Sommelier relationships and intangible assets specific to the Sommelier acquisition, given the nature of our business, revenue generating assets are utilized across segments, therefore, discrete financial information related to segment assets and other balance sheet data is not available and the information continues to be aggregated.

Following is financial information related to operating segments:

(in thousands)
For the year ended June 30, 2021	Wholesale	Direct to Consumer	Business to Business	Other/Non-Allocable	Total
Net revenues	$72,908	$66,605	$77,440	$3,789	$220,742
Income from operations	$15,044	$11,437	$17,944	$(35,245)	$9,180

For the year ended June 30, 2020	Wholesale	Direct to Consumer	Business to Business	Other/Non-Allocable	Total
Net revenues	$75,435	$55,639	$54,056	$4,789	$189,919
Income from operations	$14,777	$7,149	$14,783	$(28,971)	$7,738

There was no inter-segment activity for any of the given reporting periods presented.

Excluding property, plant, and equipment for wine tasting facilities and the customer Sommelier relationships and intangible assets specific to the Sommelier acquisition allocated specifically to the Direct to Consumer reporting segment, based on the nature of our business, revenue generating assets are utilized across segments; therefore, we do not allocate assets to our reportable segments as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. Depreciation expense recognized for assets included in the Direct to Consumer reporting segment was approximately $1.5 million and $1.3 million, for the years ended June 30, 2021 and 2020, respectively. The amortization expense associated with the Sommelier intangible assets, acquired in June 2021 and included in the Direct to Consumer reporting segment, was insignificant. All of our long-lived assets are located within the United States.

19.
Net Income (Loss) Per Share

The following table presents the calculation of basic and diluted earnings (loss) per shares:

	June 30,
(in thousands)	2021	2020
Net income (loss)	$10,088	$(9,700)
Less: Series B dividends and accretions	5,785	4,978
Less: income allocable to noncontrolling interest	218	41
Net income (loss) allocable to common shareholders	$4,085	$(14,719)

Numerator – Basic EPS
Net income (loss) allocable to common shareholders	$4,085	$(14,719)
Less: net income allocated to participating securities (Series B)	613	-
Net income (loss) allocated to common shareholders	$3,472	$(14,719)

Numerator – Diluted EPS
Net income (loss) allocated to common shareholders	$3,472	$(14,719)
Add: net income atllocable to convertible debt	175	-
Reallocation of income (loss) under the two-class method	(165)	-
Net income (loss) allocated to common shareholders	$3,482	$(14,719)

Denominator – Basic Common Shares
Weighted average common shares outstanding - Basic	24,696,828	21,920,583
Denominator – Diluted Common Shares
Effect of dilutive securities:
Stock options	404,567	-
Warrants	78,106	-
Weighted average common shares - Diluted	25,179,502	21,920,583

Net income (loss) per share – basic:
Common Shares	$0.14	$(0.67)
Net income (loss) per share – diluted:
Common Shares	$0.14	$(0.67)

Net income (loss) per share calculations and potentially dilutive security amounts for all periods prior to the transaction on June 7 have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the Exchange Ratio of approximately 2.857.

The following securities have been excluded from the calculations of diluted earnings (loss) per share allocable to common shareholders because including them would have been antidilutive are, as follows:

	June 30,
	2021	2020
Shares subject to option to purchase common stock	-	2,572,385
Shares subject to notes payable optional conversion into common stock	-	1,349,546
Total	-	3,921,931

20.
Subsequent Events

On October 4, 2021, the Company acquired 100% of the members interest in Vinesse, LLC, a California limited liability company. Vinesse, LLC ("Vinesse") is a direct to consumer platform company that specializes in wine clubs with over 60,000 members. Founded in 1993, Vinesse has developed a long-time following by offering boutique wines to a broader audience and making wine accessible and easy to love. The operations of Vinesse align with those of the Company, providing for expanded synergies and growth through the acquisition.

The purchase totaling $17.1 million was comprised of cash of $14.0 million, consulting fees of $0.2 million per year for three years totaling $0.6 million and a three-year earnout payable of up to $2.5 million. To fund the cash portion of the purchase consideration, we utilized the line of credit under the amended and restated loan and security agreement.

The acquisition of Vinesse closed near the date the Company's consolidated financial statements were available for issuance. Thus, the initial accounting for the business combination and required disclosures specific to the transaction are impracticable for us to provide. Specifically, the following accounting and disclosures could not be made:

•
acquisition-related costs and related accounting treatment;
•
the acquisition date fair value of the total consideration transferred, assets acquired, including intangible assets and liabilities assumed, and relate valuation techniques to be used in the fair value measurement process;
•
the total amount of expected goodwill and related deductibility for tax purposes;
•
the existence and measurement of contingencies to be recognized at the acquisition date, if any; and
•
revenue and earnings of the combined entity for the current and prior reporting periods.

The goodwill balance and operational results from the Vinesse acquisition are expected to impact the Direct-to-Consumer reporting segment.

On September 9, 2021, the Company formed VWE Captive, LLC, a wholly-owned captive insurance company ("Captive"), which became operational on October 1, 2021. The Company formed Captive to self-insure the first $10 million of claims, above which limit, Captive has secured insurance.

Vintage Wine Estates, Inc.

Secondary Offering of

31,170,515 Shares of Common Stock

PROSPECTUS

June 2, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.